As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-[  ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PRESIDIO PROPERTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	33-0841255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(760) 471-8536

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jack K. Heilbron

Presidio Property Trust, Inc.

Chief Executive Officer and President

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

(760) 471-8536

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications to:

Darrin Ocasio, Esq.

Avital Perlman, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, New York 10036

Telephone: (212) 930-9700

Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not complete the exchange offer or issue the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 7, 2026

Prospectus

PRESIDIO PROPERTY TRUST, INC.

OFFER TO EXCHANGE

Presidio Property Trust, Inc. (the “Company,” “our,” “we” or “us”) is offering, upon the terms and subject to the conditions set forth in this prospectus (the “Prospectus”), to exchange for each validly tendered, not validly withdrawn and validly accepted outstanding share of our 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, five and one half (5.5) shares of our Series A Common Stock (the “Exchange Offer”) to be newly issued by the Company. We refer to our 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock herein as the “Series D Preferred Stock” and to our Series A Common Stock as the “Common Stock”.

In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time, not validly withdrawn and validly accepted by us for exchange, holders of Series D Preferred Stock (“Series D Preferred Holders”) will receive five and one half (5.5) shares of Common Stock. We refer to the five and one half shares (5.5)-to-one ratio of the number shares of Common Stock issuable for each one share of the Series D Preferred Stock accepted for tender herein as the “Exchange Ratio”.

This  Exchange Offer represents the Company’s attempt to provide the Series D Preferred Holders an opportunity to receive value for their Series D Preferred Stock in light of the Company having suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would otherwise have been paid on February 15, 2026, as well as to recapitalize to improve its capital structure and enhance the value of the Common Stock. See “Exchange Offer – Purpose of the Exchange Offer”.

As of the close of business on August 6, 2026, 973,736 shares of Series D Preferred Stock were issued and outstanding and 1,434,432 shares of Common Stock were issued and outstanding. The Series D Preferred Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “SQFTP” and the Common Stock is listed on Nasdaq under the symbol “SQFT”. On August 6, 2026, the last reported sales price of the Series D Preferred Stock was $5.80 per share and the last reported sales price of the Common Stock was $2.29 per share.

The Exchange Offer will expire at 11:59 p.m., New York City time, on [   ], 2026 (the “Expiration Date and Time”), unless extended or earlier terminated by us. In the event of an extension of the Exchange Offer, the term “Expiration Date and Time” will mean the latest time and date on which the Exchange Offer, as so extended, expires.

The nature of the security and fundamental terms and characteristics of the Common Stock to be issued to holders participating in the Exchange Offer materially differ from the terms of our Series D Preferred Stock they currently hold. A summary of the material differences between the Common Stock and the Series D Preferred Stock is set forth herein in “Comparison of Rights Between the Series D Preferred Stock and the Common Stock” and is qualified in its entirety by references to the relevant provisions of our charter, including the Articles Supplementary establishing the terms of our Series D Preferred Stock, our second amended and restated bylaws and the Maryland General Corporation Law (“MGCL”).

Our Board of Directors has authorized and approved the Exchange Offer. However, neither the Board of Directors, nor any of our officers or employees, nor the exchange agent or the information agent is making a recommendation to the Series D Preferred Holders as to whether they should participate in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Series D Preferred Stock that you hold versus, the market value of the Common Stock which you would receive in the Exchange Offer, your liquidity needs, your investment objectives, and any other factors you deem relevant.

The consummation of the Exchange Offer is subject to, and is conditional upon, the satisfaction of the conditions listed under “The Exchange Offer – Conditions of the Exchange Offer” included in this Prospectus.

Participation in the Exchange Offer involves significant risks to the Series D Preferred Holders. Prior to determining whether to participate in the Exchange Offer, please see “Risk Factors” beginning on page 13 of this Prospectus for a discussion of certain factors that you should consider in connection with the Exchange Offer and any investment in the Common Stock.

If you wish to tender shares of Series D Preferred Stock into the Exchange Offer, you should follow the instructions beginning on page 42 of this Prospectus. If you wish to withdraw a previously provided tender of Series D Preferred Stock, you may do so by following the instructions beginning on page 42 of this Prospectus. Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer should promptly contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer. There is no letter of transmittal for the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Offer, including the Common Stock to be issued in the Exchange Offer , or any other matter described herein, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated             , 2026.

i

ABOUT THIS PROSPECTUS

The information contained in this Prospectus is not complete and may be changed.

The Company has not, authorized anyone to provide you with any information other than that contained in this Prospectus. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This Prospectus is dated August 7, 2026, and you should not assume that the information contained in this Prospectus is accurate as of any date other than such date. Neither the mailing of this Prospectus to holders of the Series D Preferred Stock nor the subsequent issuance of Common Stock in the Exchange Offer will create any implication to the contrary.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a consent, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This Prospectus is part of a registration statement on Form S-4 that the Company has filed with the Securities and Exchange Commission (the “SEC”) and constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the Common Stock contemplated to be issued pursuant to the Exchange Offer. You should read that registration statement, any documents referred to herein, the exhibits hereto and the additional information described in “How To Obtain Additional Information” carefully and in its entirety prior to making any investment decision with respect to the Common Stock.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this Prospectus and in our other filings with the SEC. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, results of operations and other financial and operating information. Forward-looking statements included in this Prospectus include, but are not limited to, statements regarding purchases and sales of properties, plans for financing and refinancing our properties, the adequacy of our capital resources, changes to the markets in which we operate, our business plans and strategies, and our payment of dividends. When used in this Prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that may cause actual results to differ from projections include, but are not limited to:

●	the inherent risks associated with real estate investments and with the real estate industry;

●	significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce the value of our properties;

●	a decrease in demand for commercial space and model homes and/or an increase in operating costs;

●

the failure by any major tenant (or a substantial number of tenants) to make rental payments to us because of a deterioration of its financial condition, an early termination of its lease, a non-renewal of its lease, or a renewal of its lease on terms less favorable to us;

●	challenging economic conditions facing us and our tenants may have a material adverse effect on our financial condition and results of operations;

●	our failure to generate sufficient cash to pay dividends and to service or retire our debt obligations in a timely manner;

●	our inability to borrow or raise sufficient capital to maintain or expand our real estate investment portfolio;

●	adverse changes in the real estate financing markets, including potential increases in interest rates and/or borrowing costs;

●	potential losses, including from adverse weather conditions, natural disasters and title claims, may not be covered by insurance;

●

our inability to complete acquisitions or dispositions and, even if these transactions are completed, failure to successfully operate acquired properties or sell properties without incurring significant defeasance costs;

1

●	our reliance on third-party property managers to manage a substantial number of our properties and brokers and/or agents to lease our properties;

●	a decrease in supply and/or demand for single family homes, inability to acquire additional model homes and increased competition to buy such properties;

●	our failure to continue to continue to qualify as a REIT;

●	adverse results of any legal proceedings in which we may be involved;

●	changes in laws, rules and regulations affecting our business including related to taxation, tariffs, real estate and zoning laws, and increases in real property tax rates;

●	the possibility that if any of the banking institutions in which we deposit funds ultimately fails we may lose any amounts of our deposits over federally insured levels, which could reduce the amount of cash we have available to pay dividends, service or retire our debt obligations in a timely manner or invest and could result in a decline in our value and the value of our securities;

●

the possibility that we may not comply with the continued listing requirements of Nasdaq, which may result in our Series D Preferred Stock and/or Common Stock being delisted, which would likely decrease their market price and liquidity and reduce our ability to raise additional capital;

●	actions of activist stockholders may cause us to incur substantial costs, divert management’s attention and resources, and have an adverse effect on our business;

●	the potential adverse effects of a resurgence of the COVID-19 pandemic or of new epidemics, pandemics or public health crises and ensuing economic turmoil on our financial condition, results of operations, cash flows and performance, particularly our ability to collect rent, on the financial condition, results of operations, cash flows and performance of our tenants, and on the global economy and financial markets, adverse economic conditions in the real estate market and overall financial market fluctuations;

●	the other risks and uncertainties discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in this Prospectus; and

●	our operation in a competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

It is not possible to assess the effect of all risk factors that may affect our business or securities or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this Prospectus; provided that we will promptly disclose to our stockholders any material change in the information provided in this Prospectus in accordance with our obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable statutes.

2

HOW TO OBTAIN ADDITIONAL INFORMATION

We maintain a website atwww.presidiopt.com. On our website, we make available free of charge our most recent Annual Report on Form 10-K, including our audited consolidated financial statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the Charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and as well as our Corporate Governance Guidelines and Code of Ethics and Conduct, all under separate headings. The content of our website is not incorporated by reference into this Registration Statement on Form S-4 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In connection with the Exchange Offer, we have filed with the SEC a Schedule TO under Rule 14d-100 (the “Schedule TO”), which contains additional information with respect to the Company and the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by applicable Exchange Act rules.

We have engaged Broadridge Corporate Issuer Solutions, LLC to act as the information agent in connection with the Exchange Offer. Questions may be directed to the information agent at 1-855-793-5068.

If you would like additional copies of this Prospectus, or if you have questions about the Exchange Offer, you should contact:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, NY 11717

shareholder@broadridge.com

1-855-793-5068

We have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented in this document does not extend to you. We are not aware, however, of any jurisdiction in which the transactions of this type would be unlawful.

3

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	WHY IS THE COMPANY OFFERING TO EXCHANGE THE SERIES D PREFERRED STOCK?

A:

The Exchange Offer represents the Company’s attempt to provide the Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock as the Company has suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. As of July 31, 2026, there are $1,331,263 in accrued and unpaid dividends.

The Exchange Offer is part of our effort to improve our capital structure and enhance the value of our Common Stock. Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). However, the Board of Directors has the authority to suspend or not pay dividends to Series D Preferred Holders and, accordingly we have not paid dividends on the Series D Preferred Stock since February 2026 and do not expect to pay or be able to pay dividends (including accumulated and unpaid dividends on the Series D Preferred Stock) for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer will result in the following specific benefits to the Company:

Raise Equity Capital for Acquisition Opportunities. By reducing (if not eliminating) the burden of the Series D Preferred Stock’s liquidation and dividend preference over the Common Stock through tenders of Series D Preferred Stock in the Exchange Offer, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and possibly other companies. Management believes that there are a number of attractive acquisition opportunities available as many properties are currently undervalued and distressed sellers may be willing to transact at favorable prices, making such properties strong additions to the Company’s portfolio. The Company’s operating expenses are relatively fixed as it would not need to add staff to grow its portfolio, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

Reduce the Burden of Accumulated and Unpaid Dividends on Series D Preferred Stock. All accumulated and unpaid dividends on our Series D Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock, and the Exchange Offer would have the result of removing or reducing this dividend priority to the extent of the number of shares of Series D Preferred Stock tendered, not withdrawn and accepted in the Exchange Offer. If no shares of Series D Preferred Stock are validly tendered or the Exchange Offer is not consummated, unpaid dividends on the Series D Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $0.19531 per share per month.

Preserve Cash for Strategic Initiatives. Further, retiring shares of Series D Preferred Stock by issuing only Common Stock in the Exchange Offer will preserve the Company’s cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions to further enhance the value of our Common Stock and improve our credit profile.

Enhance Trading Liquidity for the Company’s Stockholders. The Exchange Offer also provides holders of shares of Series D Preferred Stock the opportunity to enhance trading liquidity while gaining exposure to the common equity upside at a premium to the closing price of the Series D Preferred Stock of $5.80 per share as of August 6, 2026 as the Common Stock had a closing price of $2.29 per share (or $12.60 for every five and one half shares) as of August 6, 2026. The Series D Preferred Stock has historically traded at a significant discount to its aggregate liquidation value. Additionally, long term, we believe that reducing the number of outstanding shares of Series D Preferred Stock will increase the net asset value of the Series A Common Stock, as fewer shares of preferred stock with a senior liquidation preference will result in a greater proportion of the Company’s underlying asset value accruing to the benefit of common stockholders.

4

Q:	IF I PARTICIPATE, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF SERIES D PREFERRED STOCK?

A:	In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time and not validly withdrawn and accepted by us for exchange, Series D Preferred Holders will receive five and one half (5.5) shares of Common Stock.

Q:	IF I DO NOT PARTICIPATE IN THE EXCHANGE OFFER BUT THE EXCHANGE OFFER IS COMPLETED, HOW WILL MY SERIES D PREFERRED STOCK BE AFFECTED?

A:	If the Exchange Offer is consummated, Series D Preferred Holders who did not participate in the Exchange Offer will automatically increase their relative percentage ownership interest in the outstanding Series D Preferred Stock. To the extent that a significant number of shares of Series D Preferred Stock is exchanged in the Exchange Offer, the number of outstanding shares Series D Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of outstanding shares Series D Preferred Stock following the Exchange Offer. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any shares of Series D Preferred Stock that are not exchanged in the Exchange Offer may be adversely affected. The reduced float also may tend to make the market prices of any shares Series D Preferred Stock that are not accepted for exchange more volatile.

Q:	SHOULD I PARTICIPATE IN THE EXCHANGE OFFER?

A.

This Exchange Offer represents the Company’s attempt to provide the Series D Preferred Holders an opportunity to receive value for their Series D Preferred Stock in light of the Company having suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would otherwise have been paid on February 15, 2026, as well as the Company’s attempt to recapitalize to improve its capital structure and enhance the value of the Common Stock. See “Exchange Offer– Purpose of the Exchange Offer”.

For a more complete description of the risks relating to our failure to complete the Exchange Offer, see “Risk Factors – Risks Related to the Exchange Offer”.

You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Series D Preferred Stock, your own assessment of the market value of the Common Stock you may receive in the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant.

Q:	DOES THE BOARD OF DIRECTORS RECOMMEND THAT I PARTICIPATE IN THE EXCHANGE OFFER?

A:	Our Board of Directors has authorized and approved the Exchange Offer. However, neither the Board of Directors, nor any of our officers or employees, nor the exchange agent or information agent is making a recommendation to the Series D Preferred Holders as to whether they should participate in the Exchange Offer.

5

Q:	WHAT DOES THE COMPANY INTEND TO DO WITH THE SHARES OF SERIES D PREFERRED STOCK THAT ARE EXCHANGED IN THE EXCHANGE OFFER?

A:	Shares of Series D Preferred Stock accepted for exchange by us in the Exchange Offer will be restored to the status of authorized but unissued shares of Series D Preferred Stock.

Q:	WHAT RISKS SHOULD SERIES D PREFERRED HOLDERS CONSIDER IN DECIDING WHETHER OR NOT TO TENDER THEIR SHARES OF SERIES D PREFERRED STOCK INTO THE EXCHANGE OFFER?

A:	Series D Preferred Holders, in deciding whether to participate in the Exchange Offer, should carefully consider the discussion of risks and uncertainties affecting our business, the Series D Preferred Stock and the Common Stock that are described in “Risk Factors” in this Prospectus.

Q:	HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

A:	If you wish to participate in the Exchange Offer, you should promptly contact the person in whose name your shares of Series D Preferred Stock are held and instruct that person to tender your shares of Series D Preferred Stock on your behalf. Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer should promptly contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer.

As all shares of Series D Preferred Stock are held in book-entry form at the DTC, no letter of transmittal will be used in connection with the Exchange Offer. The valid transmission for acceptance through DTC’s Automated Tender Program (“ATOP”) will constitute the tender and delivery of shares of Series D Preferred Stock to the Company in the Exchange Offer. There are no guaranteed delivery procedures for the Exchange Offer.

See “The Exchange Offer – Procedures for Tendering Shares”.

Q:	DO I NEED TO SUBMIT A LETTER OF TRANSMITTAL TO PARTICIPATE IN THE EXCHANGE OFFER?

A:	There is no letter of transmittal for the Exchange Offer. See “The Exchange Offer– Procedures for Tendering Shares”.

Q:	CAN I TENDER ONLY SOME OF MY SERIES D PREFERRED STOCK?

A:	Yes. You are not required to validly tender and not withdraw all of the Series D Preferred Stock that you own in order to participate in the Exchange Offer.

Q:	HOW MANY SHARES OF SERIES D PREFERRED STOCK IS THE COMPANY OFFERING TO EXCHANGE IN THE EXCHANGE OFFER?

A.	We are offering to exchange any and all shares of the Series D Preferred Stock currently outstanding which are validly tendered in the Exchange Offer for newly issued shares of Common Stock.

6

Q:	WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A:	You may validly withdraw tendered shares of Series D Preferred Stock at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [ ], 2026, unless extended, and after the expiration of [40] business days from the commencement of the Exchange Offer if tendered shares of Series D Preferred Stock have not yet been accepted by the Company for exchange. Any shares of Series D Preferred Stock tendered prior to the Expiration Date and Time that are not validly withdrawn prior to the Expiration Date and Time may not be withdrawn thereafter, except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal prior to the expiration of the Exchange Offer to be effective, your transmission notice of withdrawal of your Series D Preferred Stock must be effected prior to the Expiration Date and Time by a proper transmittal through ATOP.

Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer. Accordingly, Series D Preferred Holders wishing to participate in or withdraw from the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer.

See “The Exchange Offer – Withdrawal Rights”.

Q:	WHEN DOES THE EXCHANGE OFFER EXPIRE?

A:	The Exchange Offer will expire at the Expiration Date and Time, which is 11:59 p.m., New York City time, on [ ], 2026, unless extended or earlier terminated by us.

Q:	HOW WILL SERIES D PREFERRED HOLDERS BE NOTIFIED IF THE EXCHANGE OFFERIS EXTENDED, AMENDED OR TERMINATED?

A:	We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date and Time. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer-Extension, Termination and Amendment.”

Q:	WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?

The Exchange Offer is subject to the condition that the Registration Statement of which this Prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, a stop order shall not have been issued by the SEC or a proceeding seeking such stop order has not been threatened or initiated by the SEC that remains pending (collectively, the “Registration Statement Condition”), as well as the other conditions referenced in “The Exchange Offer—Conditions of the Exchange Offer”.

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to the Exchange Offer have been satisfied and whether to waive any conditions that have not been satisfied. If any of the conditions for the Exchange Offer are not satisfied or waived, we will not complete the Exchange Offer.

The Registration Statement Condition may not be waived. See “The Exchange Offer—Conditions of the Exchange Offer”, “The Exchange Offer– Extension, Termination and Amendment”, and “The Exchange Offer– Waiver of Conditions”.

7

Q:	CAN THE CONDITIONS TO THE EXCHANGE OFFER BE WAIVED BY THE COMPANY?

A:	If any of the conditions to the consummation of the Exchange Offer are not satisfied prior to the Expiration Date and Time, we may, subject to applicable law, do one or more of the following:

●	terminate the Exchange Offer and return all tendered shares of Series D Preferred Stock to the tendering holders;

●	extend the Exchange Offer and retain all shares of Series D Preferred Stock validly tendered into the Exchange Offer and not withdrawn until the extended Expiration Date and Time;

●	amend the terms of the Exchange Offer; or

●	waive those unsatisfied conditions with respect to the Exchange Offer that are waivable, and accept all shares of Series D Preferred Stock tendered into the Exchange Offer and not validly withdrawn.

The Registration Statement Condition may not be waived.

Q:	WHAT IS THE ACCOUNTING TREATMENT OF THE EXCHANGE OFFER?

A:	For each share of Series D Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series D Preferred Stock equity account an amount equal to the sum of the book value of shares redeemed, which was approximately $0.01 per share of Series D Preferred Stock at March 31, 2026, with an offset to accumulated deficit of approximately $21.36 per share.

Q:	IF THE EXCHANGE OFFER IS NOT SUCCESSFULLY COMPLETED, WHAT WILL BE THE CONSEQUENCES TO THE COMPANY?

A:	Except as stated above under “WHY IS THE COMPANY OFFERING TO EXCHANGE THE SERIES D PREFERRED STOCK?”, we do not currently anticipate any negative consequences to the Company if the Exchange Offer is not successfully completed.

Q:	HOW WILL THE EXCHANGE OFFER AFFECT THE TRADING MARKET FOR THE SHARES OF SERIES D PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

A:	If the number of shares of Series D Preferred Stock that remain outstanding after the Exchange Offer is significantly reduced, the trading market for the remaining shares of Series D Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares. In addition, we expect that Nasdaq will delist the shares of Series D Preferred Stock that remain outstanding after the successful completion of the Exchange Offer if it determines that the Series D Preferred Stock no longer meets its listing criteria.

8

If Nasdaq delists our Series D Preferred Stock from trading on its exchange, our Series D Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series D Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series D Preferred Stock, which may further affect its liquidity. The extent of the market for shares of the Series D Preferred Stock following the consummation of the Exchange Offer will depend upon, among other things, the number of outstanding shares of Series D Preferred Stock at such time, the number of holders of shares of the Series D Preferred Stock remaining at such time and the interest in maintaining a market in such shares of Series D Preferred Stock on the part of securities firms. The terms of the Series D Preferred Stock outstanding following the Exchange Offer will be significantly less favorable to holders, which may further adversely affect the market for Series D Preferred Stock.

Q:	IF I DECIDE TO TENDER MY SHARES OF SERIES D PREFERRED STOCK, HOW WILL MY RIGHTS BE AFFECTED?

A:

If your shares of Series D Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the rights of a holder of such shares of Series D Preferred Stock, which are described below in this Prospectus. For example, you will lose your right to receive monthly dividends (when and if authorized by our Board of Directors) in respect of the shares of Series D Preferred Stock, including previously accumulated and unpaid dividends. As of July 31, 2026, as a result of the suspension of the dividend payment on the Series D Preferred Stock commencing with the dividend payable on February 15, 2026, the Company has $1,331,263 accumulated and unpaid dividends on its Series D Preferred Stock.

In addition, if your shares of Series D Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will also lose the right to receive, out of the assets of the Company available for distribution to our stockholders and before any distribution is made to the holders of securities ranking junior to the Series D Preferred Stock (including our Common Stock), subject to the rights of holders of securities ranking equally or senior to the Series D Preferred Stock, a liquidation preference and an amount in cash equal to all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

See “The Exchange Offer– Terms of the Exchange Offer”, and “Comparison of Rights Between the Series D Preferred Stock and the Common Stock”.

Q:	HOW MUCH DILUTION OF THE COMMON STOCK WILL OCCUR if the exchange offer is consummated?

A:	As of July 31, 2026, there were 973,736 shares of Series D Preferred Stock outstanding and 1,434,432 shares of Common Stock outstanding. The consummation of the Exchange Offer will significantly increase the number of outstanding shares of Common Stock. Assuming a 100% acceptance rate in this Exchange Offer, we will issue an additional 5,355,548 shares of Common Stock, or 373% of the total number of shares of our Common Stock outstanding.

Q:	are there any ownership limitations to the common stock?

A:

In order for the Company to qualify as a REIT (as defined below) for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities such as private foundations) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of Common Stock, which we refer to herein as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to herein as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively herein, as the “ownership limit.” See “Description of Capital Stock – Restrictions on Ownership and Transfer.”

Notwithstanding any other provision of this Exchange Offer, no holder of Series D Preferred Stock will be entitled to exchange shares of Series D Preferred Stock for shares of Common Stock in the Exchange Offer to the extent that receipt of such shares would cause such person (as defined in the Company’s charter) to exceed such ownership limit.

Q:	WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE FREELY TRADABLE?

A:	Yes. The Common Stock is listed for trading on Nasdaq under the symbol “SQFT”.

Q:	DO I HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER?

A:	No. You will not have appraisal rights, or any similar right to petition for the right to fair value of your stock as a result of the Exchange Offer.

Q:	IS THERE A RECORD DATE FOR THE EXCHANGE OFFER?

A:	There is no record date for the Exchange Offer and therefore shares of Series D Preferred Stock may be validly tendered on or prior to the Expiration Date and Time.

Q:	WILL THE COMPANY RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

A:	No. We will not receive any cash proceeds from the Exchange Offer.

Q:	WHO CAN I CONTACT WITH QUESTIONS ABOUT THE EXCHANGE OFFER OR TO REQUEST ANOTHER COPY OF THIS PROSPECTUS?

A:	You can contact the information agent at:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, NY 11717

shareholder@broadridge.com

1-855-793-5068

9

THE EXCHANGE OFFER SUMMARY

This summary highlights select information contained in this Prospectus, but does not include all of the information that you, as a holder of Series D Preferred Stock, may like to know with respect to the Exchange Offer. You should read this entire document and its appendices and the other documents to which we refer before you make a decision with respect to the Exchange Offer.

Parties to the Exchange Offer

The Company	Presidio Property Trust, Inc., a Maryland corporation
Address and Phone Number of the Company’s Principal Executive Offices	4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123 (760) 471-8536

Website	www.presidiopt.com.

Company’s Business

The Company is an internally-managed real estate investment trust (“REIT”). We were initially incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” We are a publicly traded company on Nasdaq, and our Series D Preferred Stock and Common Stock are registered under the Exchange Act. Through the Company, its subsidiaries and its limited partnerships, we own 10 commercial properties in fee and have partial interests in two commercial properties through interests in various affiliates in which we serve as general partner, member and/or manager. Each of these limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our Common Stock at a stated price after either a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is the general and limited partner in two limited partnerships that purchase model homes and lease them back to homebuilders as commercial tenants (Dubose Model Home Investors #205, LP, and Dubose Model Home Investors #207, LP). The Company refers to these entities collectively as the “Model Home Partnerships”. As of June 30, 2026, Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, and Dubose Model Home Investors #206, LP had no remaining assets

Amendments and Supplements

The Company may be required to amend or supplement this Prospectus at any time to add, update or change the information contained in this Prospectus. You should read this Prospectus and any amendment or supplement hereto together with the additional information described in “How To Obtain Additional Information”. We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date and Time. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer-Extension, Termination and Amendment.”

Risk Factors

Participating in the Exchange Offer by tendering Series D Preferred Stock in exchange for the Common Stock or electing not to tender Series D Preferred Stock in each case involves risks that a potential investor should carefully evaluate prior to making such an investment decision. See “Risk Factors”.

Use of Proceeds

The Company will not receive any cash proceeds from the issuance of the Common Stock in the Exchange Offer. See “Use of Proceeds”.

10

Certain Information About the Exchange Offer

Preferred Stock Subject to the Exchange Offer	Any and all outstanding shares of our Series D Preferred Stock.

Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this Prospectus, to exchange for any and all validly tendered, not validly withdrawn and validly accepted outstanding shares of our Series D Preferred Stock for shares of our Common Stock to be newly issued by the Company. In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time, not validly withdrawn and validly accepted by us in the Exchange Offer, Series D Preferred Holders will receive five and one half (5.5) shares of Common Stock.

See “The Exchange Offer– General” and “The Exchange Offer– Exchange Offer Consideration Explanation and Example”.

Reasons for the Exchange Offer

The Exchange Offer represents the Company’s attempt to provide the Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock as the Company has suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. As of July 31, 2026, there are $1,331,263 in accrued and unpaid dividends.

The Exchange Offer is part of our effort to improve our capital structure and enhance the value of our Common Stock. Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). However, the Board of Directors has the authority to suspend or not pay dividends to Series D Preferred Holders and, accordingly we have not paid dividends on the Series D Preferred Stock since February 2026 and do not expect to pay or be able to pay dividends (including accumulated and unpaid dividends on the Series D Preferred Stock) for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer will result in the following specific benefits to the Company:

Raise Equity Capital for Acquisition Opportunities. By reducing (if not eliminating) the burden of the Series D Preferred Stock’s liquidation and dividend preference over the Common Stock through tenders of Series D Preferred Stock in the Exchange Offer, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and possibly other companies. Management believes that there are a number of attractive acquisition opportunities available as many properties are currently undervalued and distressed sellers may be willing to transact at favorable prices, making such properties strong additions to the Company’s portfolio. The Company’s operating expenses are relatively fixed as it would not need to add staff to grow its portfolio, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

Reduce the Burden of Accumulated and Unpaid Dividends on Series D Preferred Stock. All accumulated and unpaid dividends on our Series D Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock, and the Exchange Offer would have the result of removing or reducing this dividend priority to the extent of the number of shares of Series D Preferred Stock tendered, not withdrawn and accepted in the Exchange Offer. If no shares of Series D Preferred Stock are validly tendered or the Exchange Offer is not consummated, unpaid dividends on the Series D Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $0.19531 per share per month.

Preserve Cash for Strategic Initiatives. Further, retiring shares of Series D Preferred Stock by issuing only Common Stock in the Exchange Offer will preserve the Company’s cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions to further enhance the value of our Common Stock and improve our credit profile.

Enhance Trading Liquidity for the Company’s Stockholders. The Exchange Offer also provides holders of shares of Series D Preferred Stock the opportunity to enhance trading liquidity while gaining exposure to the common equity upside at a premium to the closing price of the Series D Preferred Stock of $5.80 per share as of August 6, 2026 as the Common Stock had a closing price of $2.29 per share (or $12.60 for every five and one half shares) as of August 6, 2026. The Series D Preferred Stock has historically traded at a significant discount to its aggregate liquidation value. Additionally, long term, we believe that reducing the number of outstanding shares of Series D Preferred Stock will increase the net asset value of the Series A Common Stock, as fewer shares of preferred stock with a senior liquidation preference will result in a greater proportion of the Company’s underlying asset value accruing to the benefit of common stockholders.

Market Price Information	On August 6, 2026, the last reported sales price for a share of Series D Preferred Stock was $5.80 and the last reported sales price of the Common Stock was $2.29 per share.

Expiration Date

The Exchange Offer will expire at 11:59 p.m., New York City time, on [     ], 2026 (the “Expiration Date and Time”), unless extended or earlier terminated by us, in which case the term “Expiration Date and Time” means the latest time and date on which the Exchange Offer, as so extended or earlier terminated, expires.

Settlement Date	We expect settlement of the Exchange Offer and specifically the issuance of the Common Stock in exchange for any validly tendered Series D Preferred Stock which is not validly withdrawn and validly accepted for exchange by us to occur within [three] business days after the Expiration Date and Time.

How to Tender Preferred Stock for Exchange	To validly tender your shares of Series D Preferred Stock you should promptly contact the broker, dealer, commercial bank, trust company or other nominee, custodian or other person in whose name your shares of Series D Preferred Stock are held and instruct that person to tender your shares of Series D Preferred Stock on your behalf. Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offer. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer. There is no letter of transmittal for the Exchange Offer.

See “The Exchange Offer —Procedures for Tendering Shares”.

11

Fractional Shares of Common Stock

We will not issue fractional shares of Common Stock in the Exchange Offer. If any fractional share of Common Stock would be issuable to a participating holder upon the exchange of its shares of Series D Preferred Stock, the number of shares of Common Stock to be issued to such participating holder will be rounded up to the nearest whole number. The Company does not intend to round up fractional shares at the beneficial level and will instead round any such fractional shares up at the participant level.

Withdrawal Rights

Shares of Series D Preferred Stock tendered into the Exchange Offer may be withdrawn at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [     ], 2026, unless extended, and after the expiration of [40] business days from the commencement of the Exchange Offer, if tendered shares of Series D Preferred Stock have not yet been accepted by the Company for exchange.

For a withdrawal of a tender of shares of Series D Preferred Stock to be effective, your transmission notice of withdrawal of shares of Series D Preferred Stock must be effected prior to the Expiration Date and Time by a proper transmittal through DTC’s ATOP.

See “The Exchange Offer—Withdrawal Rights”.

Conditions Precedent to the Exchange Offer

Our obligation to accept shares for exchange in the Exchange Offer is conditioned upon the Registration Statement Condition as well as the other conditions referenced in “The Exchange Offer—Conditions of the Exchange Offer”.

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to the Exchange Offer have been satisfied and whether to waive any waivable conditions that have not been satisfied. The Registration Statement Condition may not be waived.

See “The Exchange Offer– Conditions of the Exchange Offer”, “The Exchange Offer—Extension, Termination and Amendment”, and “The Exchange Offer—Waiver of Conditions”.

Ownership Limitation

In order for the Company to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code, to include certain entities such as private foundations) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of Common Stock, which we refer to herein as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to herein as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively herein, as the “ownership limit.” See “Description of Capital Stock – Restrictions on Ownership and Transfer.”

Notwithstanding any other provision of this Exchange Offer, no holder of Series D Preferred Stock will be entitled to exchange shares of Series D Preferred Stock for shares of Common Stock in the Exchange Offer to the extent that receipt of such shares would cause such person (as defined in the Company’s charter) to exceed such ownership limit.

Material U.S. Federal Income Tax Considerations	Please see the section titled “Material U.S. Federal Income Tax Considerations” below. You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Appraisal Rights	The Series D Preferred Holders will not have appraisal rights, or any similar right to petition for the right to fair value of their stock as a result of the Exchange Offer. See “No Appraisal Rights”.

Participation by Directors and Management	Our Chief Executive Officer Jack K. Heilbron, our Chief Financial Officer Ed Bentzen and our Chief Investment Officer Gary M. Katz, directly or indirectly own 372,762 shares of Common Stock and 18,328 shares of the Series D Preferred Stock, respectively. They have each indicated to us that they intend to tender such Series D Preferred Stock into the Exchange Offer. See “Interests of Directors, Executive Officers and Others”.

Information Agent	Broadridge Corporate Issuer Solutions, LLC

How To Obtain Additional Information	See “How To Obtain Additional Information”.

12

RISK FACTORS

In deciding whether to tender your shares of Series D Preferred Stock into the Exchange Offer, you should read carefully this Prospectus and the documents to which we refer you, along with any other information that you deem important, and also carefully consider the following risks and uncertainties. The risks and uncertainties described below are not the only ones facing the Company or that may be relevant to a Series D Preferred Holder. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of the Common Stock and/or the Series D Preferred Stock could decline substantially. The risks discussed below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements.

Risk Factor Summary

Risks Related to the Exchange Offer

●	We may choose to waive any of the waivable conditions of the Exchange Offer that we are permitted by law to waive.

●	Neither our management team nor our Board of Directors have obtained a third-party determination that the terms of the Exchange Offer are fair to our Series D Preferred Holders or Common Stock holders.

●	The issuance of Common Stock will significantly dilute existing ownership interests.

Risks Related to our Securities

●	If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

●	If the Series D Preferred Stock is delisted, the ability to transfer or sell shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected.

●	The market price and trading volume of our Common Stock and Series D Preferred Stock may be volatile, and investors could lose all or part of their investment.

Risks Related to our Business, Properties and Operations

●	We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

●	Lease default or termination by one of our major tenants could adversely impact our operations and our ability to pay dividends.

●	We may have to extend credit to buyers of our properties and a default by such buyers could have a material adverse effect on our operations and our ability to pay dividends.

Risks Related to our Status as a REIT and Related Federal Income Tax Matters

●	Failure to qualify as a REIT, REIT-related tax liabilities or REIT distribution requirements could reduce cash flow or force borrowing, asset sales or securities issuances.

●	Ownership and transfer limits under the Code and our charter may restrict exchanges or transfers and discourage takeover transactions.

13

Risks Related to the Exchange Offer

If you tender your shares of Series D Preferred Stock, you will be forfeiting the right to receive any future dividends that may be declared on the Series D Preferred Stock and, upon a liquidation or sale of the Company, the accumulated and unpaid dividends with respect to such Series D Preferred Stock.

If you tender your shares of Series D Preferred Stock in exchange for Common Stock pursuant to the Exchange Offer and your shares of Series D Preferred Stock are exchanged in the Exchange Offer, you will be giving up any claim you may have to your right to any future dividends on the Series D Preferred Stock that may be declared following the redemption date. In addition, you will be forfeiting your right to receive the accumulated and unpaid dividends on your Series D Preferred Stock on a liquidation or sale of the Company, which shall be payable before any payments are made to the holders of Common Stock.

We may choose to waive any of the waivable conditions of the Exchange Offer that we are permitted by law to waive.

The consummation of the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions of the Exchange Offer”. Certain of these conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with applicable law. Accordingly, we may elect to waive certain conditions to allow the Exchange Offer to close, notwithstanding the fact that one or more condition may not have been satisfied. However, the Registration Statement Condition may not be waived.

The Exchange Offer may be terminated, cancelled or delayed.

We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer in our sole discretion. Even if the Exchange Offer is completed, it may not be completed on the schedule described in this Prospectus. The Exchange Offer may be delayed by a waiver of any of the waivable conditions of the Exchange Offer.

If we make a material change in the terms of the Exchange Offer, the information regarding us contained in this Prospectus, or the terms or description of the Exchange Offer contained in this Prospectus, or we waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer or as required by applicable law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate such disclosure regarding the changes. During any extension of the Exchange Offer, shares of Series D Preferred Stock that were previously validly tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will still be considered validly tendered for purposes of the Exchange Offer. Valid tenders will not be automatically withdrawn from the Exchange Offer following dissemination of any such disclosure. If the Exchange Offer is terminated, no shares of Series D Preferred Stock tendered in the Exchange Offer will be accepted for exchange and any shares of Series D Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Neither our management team nor our Board of Directors have obtained a third-party determination that the terms of the Exchange Offer are fair to our Series D Preferred Holders or Common Stock holders.

Neither our Board of Directors nor our management team is making a recommendation as to whether the Series D Preferred Holders should exchange their shares in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the Series D Preferred Holders or holders of Common Stock for purposes of negotiating the Exchange Offer, the Exchange Ratio or preparing a report concerning the fairness of the Exchange Offer to our stockholders. Series D Preferred Holders must make their own independent decision regarding their participation in the Exchange Offer.

14

Nasdaq may delist our Series D Preferred Stock from trading on its exchange, which could limit the ability of a Series D Preferred Holder to make transactions in our Series D Preferred Stock.

If the Exchange Offer is consummated, we expect that Nasdaq will delist the shares of Series D Preferred Stock that remain outstanding if it determines that the Series D Preferred Stock no longer meets its listing criteria.

If Nasdaq delists our Series D Preferred Stock from trading on its exchange, our Series D Preferred Stock may be able to be quoted in the over-the-counter market, however investors may still find it difficult to obtain accurate quotations as to the market value of our Series D Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors following a de-listing of the Series D Preferred Stock. Consequently, a de-listing may deter broker-dealers from recommending or selling our Series D Preferred Stock, which may further affect its liquidity. However, even if this were not to occur, Series D Preferred Holders could face significant material adverse consequences, including reduction of the liquidity and market price of the Series D Preferred Stock; and a reduction of the number of investors willing to hold or acquire our Series D Preferred Stock.

Certain of our directors and officers hold shares of Series D Preferred Stock and may have interests in the Exchange Offer that differ from, or are in addition to, the interests of other holders of Series D Preferred Stock.

Certain of our directors and officers who own shares of our Series D Preferred Stock have indicated that they intend to tender those shares in the Exchange Offer. These directors and officers will receive shares of our Common Stock in the Exchange Offer on the same terms (including Exchange Ratio) as other tendering holders of Series D Preferred Stock. Their ownership of Series D Preferred Stock and their expected participation in the Exchange Offer may create actual or perceived conflicts of interest because their interests as holders of Series D Preferred Stock may differ from, or be in addition to, their interests as directors, officers or holders of our Common Stock. The fact that certain directors and officers intend to tender their Series D Preferred Stock should not be viewed as a recommendation by any of them, or by us, that any holder should tender or refrain from tendering in the Exchange Offer. See “Interests of Directors, Executive Officers and Others”.

The issuance of Common Stock in this Exchange Offer will significantly dilute existing ownership interests.

The Exchange Offer may result in an immediate and significant decrease in the market value of each share of Common Stock due to the dilution of our Common Stock. As of August 6, 2026, there were  973,736 shares of Series D Preferred Stock outstanding and 1,434,432 shares of Common Stock outstanding. If all shares of Series D Preferred Stock are exchanged in the Exchange Offer, there will be 5,329,376 shares of Common Stock outstanding, an increase of approximately 373%.

The issuance of shares of Common Stock to holders of Series D Preferred Stock in the Exchange Offer will therefore significantly reduce the relative voting power of each share of Common Stock held by our current holders of Common Stock. Consequently, our holders of Common Stock as a group will likely have significantly less influence over the management and policies of the Company following consummation of the Exchange Offer.

15

There may be less liquidity in the market for outstanding shares of Series D Preferred Stock following the Exchange Offer, and the market prices for outstanding shares of Series D Preferred Stock may therefore decline or become more volatile.

If the Exchange Offer is consummated, the number of outstanding shares Series D Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of outstanding shares Series D Preferred Stock following the Exchange Offer. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any shares Series D Preferred Stock that are not exchanged in the Exchange Offer may be adversely affected. The reduced float also may tend to make the market prices of any shares Series D Preferred Stock that are not accepted for exchange more volatile.

The number of shares of Common Stock we will issue for each share of Series D Preferred Stock is not subject to adjustment based on changes in the market price of the Series D Preferred Stock or the Common Stock. The market price of our Series D Preferred Stock may fluctuate, and you cannot be sure of the value of the Common Stock expected to be issued in the Exchange Offer.

In exchange for each share of Series D Preferred Stock properly tendered (and not validly withdrawn) and accepted by us, participating holders of Series D Preferred Stock will receive five and one half (5.5) shares of Common Stock. The market price value of the Common Stock being offered per share of Series D Preferred Stock in the Exchange Offer is lower than the current liquidation preference per share of the Series D Preferred Stock. The shares of Series D Preferred Stock currently have a liquidation preference of $25.00 per share plus any accrued and unpaid dividends on such share. The holders of the Series D Preferred Stock are being offered five and one half (5.5) shares of Common Stock for each share of Series D Preferred Stock validly tendered (and not validly withdrawn) and accepted by us for exchange in the Exchange Offer. During the last 20 trading days until August 6 , 2026, the Common Stock has between a low sales price of $ 2.15 per share to a high sales price of $2.44 per share. As a result, the aggregate value of the consideration per share in the Exchange Offer is lower than the current liquidation preference per share of the Series D Preferred Stock, including the amount of any unpaid dividends on the Series D Preferred Stock.

The number of shares of Common Stock we will issue for each share of Series D Preferred Stock will not automatically be adjusted due to any increases or decreases in the market price of the Series D Preferred Stock or our Common Stock. The value of the Common Stock received in the Exchange Offer will depend upon the market price of a share of Common Stock on the settlement date. The trading price of the Common Stock will likely be different on the settlement date than it is as of the date the Exchange Offer commences because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of Series D Preferred Stock will not know the exact market value of the Common Stock that will be issued in connection with the Exchange Offer. In addition, the market value of our Common Stock will fluctuate after the consummation of the Exchange Offer.

We may extend the Exchange Offer, during which time the market value of our Common Stock will likely fluctuate further. See “The Exchange Offer”. Following our acceptance of shares of Series D Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offer, we will issue the Common Stock pursuant to the Exchange Offer, and after this issuance, the value of the Common Stock will also likely fluctuate.

16

In the future, we may acquire any shares of Series D Preferred Stock that are not accepted in the Exchange Offer for consideration different than that in the Exchange Offer.

In the future, we may acquire shares of Series D Preferred Stock that are not accepted in the Exchange Offer through open market purchases, redemptions, privately negotiated transactions, a future tender or exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, based on factors prevailing at the time, which may be greater or less than the value of the Common Stock being exchanged for the Series D Preferred Stock in the Exchange Offer and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Neither our management team nor our Board of Directors has made a recommendation as to whether you should tender your shares of Series D Preferred Stock in exchange for the Exchange Offer consideration.

Neither we nor the Board of Directors, our officers and employees or the information agent or exchange agent nor any other person is making any recommendation to any holder of Series D Preferred Stock as to whether or not you should tender shares of Series D Preferred Stock in the Exchange Offer. You must make your own decision whether to tender shares of Series D Preferred Stock in the Exchange Offer.

Ownership limitations in our charter may impair the ability of Series D Preferred Holders to exchange Series D Preferred Stock for shares of Common Stock.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of Common Stock, which we refer to as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively, as the “ownership limit.” Our charter also prohibits any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. See “Description of Capital Stock – Restrictions on Ownership and Transfer.”

Notwithstanding any other provision of this Offer to Exchange, no holder of Series D Preferred Stock will be entitled to exchange shares of Series D Preferred Stock for shares of Common Stock to the extent that receipt of such shares would cause such person (as defined in the Company’s charter) to exceed such ownership limit or otherwise cause us to fail to qualify as a REIT.

The market price of our Common Stock may fluctuate significantly and, due to limited daily trading volumes, an investor could lose all or part of its investment in us.

The market price of our Common Stock as reported by Nasdaq has varied between a high of sales price of $10.47 per share and a low sales price of $2.10 per share between August 1, 2025 and August 1, 2026. This volatility may affect the price at which you can sell shares of Common Stock you receive in the Exchange Offer, and the sale of a substantial number of shares of our Common Stock could adversely affect the price of our Common Stock. Additionally, limited liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Stock and limit the number of investors who are able to buy the Common Stock. The market price of our stock has fluctuated and may fluctuate significantly in the future, depending upon many factors, many of which are beyond our control. These factors include actual or anticipated fluctuations in our operating results, changes in our financial condition, performance and prospects, changes in general economic and market conditions and other external factors, the market price of securities issued by other companies in our industry, announcements by us or our competitors of significant acquisitions, dispositions, strategic partnerships or other transactions, press releases or negative publicity relating to us or our competitors, future sales of the Common Stock or another series of our preferred stock and the other factors described in this “Risk Factors” section.

17

Risks Related to Ownership of the Common Stock

We could be prevented from paying cash dividends on the Common Stock due to prescribed legal requirements.

Holders of shares of Common Stock will not receive dividends on such shares unless authorized by our Board of Directors and declared by us. Furthermore, no dividends on Common Stock shall be authorized by our Board of Directors or paid, declared or set aside for payment by us at any time when the authorization, payment, declaration or setting aside for payment would be unlawful under Maryland law or any other applicable law. Under Maryland law, cash dividends on stock may only be paid if, after giving effect to the dividends, our total assets exceed our total liabilities and we are able to pay our indebtedness as it becomes due in the ordinary course of business. Unless we operate profitably, our ability to pay cash dividends on the Common Stock may be negatively impacted. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Common Stock when payable. Further, even if we meet the applicable solvency tests under Maryland law to pay cash dividends on the Common Stock described above, we may not have sufficient cash to pay dividends on the Common Stock. Additionally, provisions of the Series D Preferred Stock provide that, subject to certain exceptions, including dividends on the Series D Preferred Stock having been paid or set aside for payment, we are restricted from paying dividends on our Common Stock.

If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

We are required to meet certain qualitative and financial tests to maintain the listing of our securities on Nasdaq. As of the date of this Prospectus, we are in compliance with all of Nasdaq’s continued listing requirements. There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement, the market value of listed securities requirement, or will otherwise be in compliance with other Nasdaq listing criteria.

On July 22, 2026, the SEC’s Division of Trading and Markets, acting under delegated authority, approved new Nasdaq Rules 5450(a)(3) and 5550(a)(6), which would require all Nasdaq-listed companies, including those listed on the Nasdaq Capital Market, to maintain a minimum Market Value of Listed Securities (“MVLS”) of at least $5,000,000. Under amended Nasdaq Rule 5810(c)(1), if a company’s MVLS remains below $5,000,000 for 30 consecutive business days, Nasdaq would issue an immediate Staff Delisting Determination, and the company’s securities would become immediately subject to suspension and delisting. Unlike most other continued listing deficiencies, Nasdaq would not provide any compliance period, cure period, or opportunity to submit a compliance plan before issuing the Staff Delisting Determination. In addition, under the rule as approved, a timely request for a hearing before a Nasdaq Hearings Panel would not stay the suspension of trading, meaning a company’s securities would generally trade in the over-the-counter market while any appeal is pending. Although the Hearings Panel would have limited discretion to grant an exception period of up to 180 days, any such relief would require the company to demonstrate compliance with Nasdaq’s more stringent initial listing standards, rather than merely regaining compliance with continued listing standards, which represents a materially higher bar.

However, on July 29, 2026, the SEC’s approval order was automatically stayed after Cemtrex, Inc. and the Small Public Company Coalition filed notices of their intent to petition the full Commission for review of the delegated action. Under Rule 431(e) of the SEC’s Rules of Practice, the filing of such notices automatically stays an action taken under delegated authority. As a result, the new $5,000,000 MVLS continued listing requirement is not presently effective, and Nasdaq-listed companies remain subject to the continued listing rules that were in effect prior to the July 22 approval order. The Commission must decide whether to review the Division’s approval and, if it does, whether to affirm, modify, reverse, set aside, or remand the matter for further proceedings. There is no prescribed timeline for the Commission to reach a decision, and if the petitioners subsequently seek judicial review, the rule could remain stayed for a significant additional period.

Separately, pursuant to amendments to Nasdaq Listing Rule 5810(c)(3)(A) that became effective in January 2026, Nasdaq may immediately issue a Staff Delisting Determination, without providing any compliance period, if a company’s listed security has a closing bid price of $0.10 or less for ten consecutive business days, regardless of whether the company is currently within a compliance period for the minimum bid price requirement.

If the new $5,000,000 MVLS requirement becomes effective, either through Commission affirmance or the lifting of the current stay, and we are unable to maintain an MVLS of at least $5,000,000, we could face immediate suspension and delisting proceedings with no compliance period and no automatic stay of suspension during any appeal. Even if the new MVLS requirement does not become effective, we remain subject to Nasdaq’s existing continued listing requirements, including the minimum bid price requirement, and we can provide no assurance that we will maintain compliance with those requirements. If we are unable to maintain compliance with the continued listing requirements of Nasdaq, our securities could be delisted, making it more difficult to buy or sell our securities and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting could also impair our ability to raise capital.

Risks Related to Ownership of the Series D Preferred Stock

Our Series D Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock and by other transactions.

The Series D Preferred Stock ranks junior to all of our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders. Our charter currently authorizes the issuance of up to 1,000,000 shares of preferred stock in one or more classes or series, all of which are currently classified as shares of Series D Preferred Stock. Subject to limitations prescribed by Maryland law and our charter, our Board of Directors is authorized to issue, from our authorized but unissued shares of stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series.

The issuance of additional shares of Series D Preferred Stock or another series of preferred stock designated as ranking on parity with the Series D Preferred Stock would dilute the interests of the holders of shares of the Series D Preferred Stock, and the issuance of shares of any class or series of our stock expressly designated as ranking senior to the Series D Preferred Stock or the incurrence of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series D Preferred Stock. The Series D Preferred Stock does not contain any terms relating to or limiting our indebtedness or affording the holders of shares of the Series D Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of shares of the Series D Preferred Stock, so long as the rights, preferences, privileges or voting power of the Series D Preferred Stock or the holders thereof are not materially and adversely affected.

As a holder of shares of the Series D Preferred Stock, you have extremely limited voting rights.

Your voting rights as a holder of shares of the Series D Preferred Stock are limited. Our shares of Common Stock are the only class of our securities carrying full voting rights. Voting rights for holders of shares of the Series D Preferred Stock exist primarily with respect to material adverse changes in the terms of the Series D Preferred Stock and the creation of additional classes or series of preferred shares that are senior to the Series D Preferred Stock. Other than these limited voting rights described herein, holders of shares of the Series D Preferred Stock do not have any voting rights.

18

Our cash available for distributions may not be sufficient to pay distributions on the Series D Preferred Stock at expected levels, and we cannot assure you of our ability to pay distributions in the future. We may use borrowed funds or funds from other sources to pay distributions, which may adversely impact our operations.

Distributions declared by us are and will be authorized by our Board of Directors in its sole discretion out of assets legally available for distribution and will depend upon a number of factors, including our earnings, our financial condition, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our Company and other factors as our Board of Directors may deem relevant from time to time.

As of January 28, 2026, the Board of Directors suspended our monthly dividend for Series D Preferred Stock. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payments on the Series D Preferred Stock that are in arrears. The is no guarantee when or if accrued dividends will be paid and when the monthly dividend payments can be reinstated.

We may be required to fund distributions from working capital, proceeds of our equity offerings or a sale of assets to the extent distributions exceed earnings or cash flows from operations. Funding distributions from working capital would restrict our operations. If we are required to sell assets to fund distributions, such asset sales may occur at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund distributions, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to pay distributions in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock.

We may redeem the Series D Preferred Stock and you may not receive dividends that you anticipate if we redeem the Series D Preferred Stock.

We may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, subject to the terms of the Series D Preferred Stock. Also, upon the occurrence of a Change of Control (as defined in the Articles Supplementary classifying the Series D Preferred Stock), we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series D Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend rate on the Series D Preferred Stock. If we redeem the Series D Preferred Stock, from and after the redemption date, dividends will cease to accrue on shares of Series D Preferred Stock, the shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Holders of shares of the Series D Preferred Stock should not expect us to redeem the Series D Preferred Stock on or after the date they become redeemable at our option.

The Series D Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders. The Series D Preferred Stock may be redeemed only by us at our option either in whole or in part, from time to time, at any time on or after June 15, 2026, or within 120 days following the occurrence of a Change of Control, subject to the terms of the Series D Preferred Stock. Any decision we may make at any time to propose a redemption of the Series D Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Listing on Nasdaq does not guarantee an active market for the Series D Preferred Stock and the market price and trading volume of the Series D Preferred Stock may fluctuate significantly.

The Series D Preferred Stock is trading on Nasdaq but there is no guarantee that an active and liquid trading market to sell the Series D Preferred Stock will be sustained. Because the Series D Preferred Stock has no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. If an active trading market is not sustained, the market price and liquidity of the Series D Preferred Stock may be adversely affected. Even if an active public market continues to exist, we cannot guarantee you that the market price for the Series D Preferred Stock will equal or exceed the price you pay for your Series D Preferred Stock.

The market determines the trading price for the Series D Preferred Stock and may be influenced by many factors, including our history of paying distributions on the Series D Preferred Stock, variations in our financial results, the market for similar securities, investors’ perception of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series D Preferred Stock carries a fixed distribution rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series D Preferred Stock to demand a higher yield on the price paid for the Series D Preferred Stock, which could adversely affect the market price of the Series D Preferred Stock.

19

If the Series D Preferred Stock is delisted, the ability to transfer or sell shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected.

The Series D Preferred Stock does not contain provisions that are intended to protect investors if the Series D Preferred Stock is delisted from Nasdaq. If the Series D Preferred Stock is delisted from Nasdaq, investors’ ability to transfer or sell shares of the Series D Preferred Stock will be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected. Moreover, since the Series D Preferred Stock has no stated maturity date, investors may be forced to hold shares of the Series D Preferred Stock indefinitely while receiving stated dividends thereon when, as and if authorized by our Board of Directors and paid by us with no assurance as to ever receiving the liquidation value thereof.

Market interest rates may have an effect on the value of the Series D Preferred Stock.

One of the factors that will influence the price of the Series D Preferred Stock will be the distribution yield on the Series D Preferred Stock (as a percentage of the market price of the Series D Preferred Stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of the Series D Preferred Stock to expect a higher distribution yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution payments). Thus, higher market interest rates could cause the market price of the Series D Preferred Stock to decrease and reduce the amount of funds that are available and may be used to make distribution payments.

In the event of a liquidation, you may not receive the full amount of your liquidation preference.

In the event of our liquidation, the proceeds will be used first to repay indebtedness and then to pay holders of shares of the Series D Preferred Stock and any other class or series of our stock ranking senior to or on parity with the Series D Preferred Stock as to liquidation the amount of each holder’s liquidation preference and accrued and unpaid distributions through the date of payment. In the event we have insufficient funds to make payments in full to holders of the shares of the Series D Preferred Stock and any other class or series of our stock ranking on parity with the Series D Preferred Stock as to liquidation, such funds will be distributed ratably among such holders and such holders may not realize the full amount of their liquidation preference.

We are generally restricted from issuing shares of other series of preferred stock that rank senior the Series D Preferred Stock as to dividend rights or rights to the distribution of assets upon our liquidation, dissolution or winding up, but may do so with the requisite consent of the holders of the Series D Preferred Stock; and, further, no such consent is required for an increase in the number of shares of Series D Preferred Stock or the issuance of additional shares of Series D Preferred Stock or series of preferred stock ranking pari passu with the Series D Preferred Stock.

We are allowed to issue shares of other series of preferred stock that rank senior to the Series D Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs, only with the approval of the holders of at least two-thirds of the outstanding Series D Preferred Stock. However, we are allowed to increase the number of shares of Series D Preferred Stock or additional series of preferred stock that would rank equally to the Series D Preferred Stock as to dividend payments and rights upon our liquidation or winding up of our affairs without first obtaining the approval of the holders of our Series D Preferred Stock. The issuance of additional shares of Series D Preferred Stock or additional series of preferred stock could have the effect of reducing the amounts available to the Series D Preferred Stock upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series D Preferred Stock if we do not have sufficient funds to pay dividends on all outstanding shares of Series D Preferred Stock and other classes or series of stock with equal or senior priority with respect to dividends. Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series D Preferred Stock and our Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The market price of the Series D Preferred Stock could be substantially affected by various factors.

The market price of the Series D Preferred Stock could be subject to wide fluctuations in response to numerous factors. The price of the Series D Preferred Stock in the market may be higher or lower than the price holders of the Series D Preferred stock paid for it depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series D Preferred Stock;
●	trading prices of similar securities;
●	our history of timely dividend payments;
●	the annual yield from dividends on the Series D Preferred Stock as compared to yields on other financial instruments;
●	general economic and financial market conditions;
●	government action or regulation;
●	the financial condition, performance and prospects of us and our competitors;
●	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
●	our issuance of additional preferred equity or debt securities; and
●	actual or anticipated variations in annual operating results of us and our competitors.

20

As a result of these and other factors, investors who purchase our Series D Preferred Stock may experience a decrease, which could be substantial and rapid, in the market price of the Series D Preferred Stock, including decreases unrelated to our operating performance or prospects.

The market price and trading volume of our Series D Preferred Stock may be volatile, and you could experience a loss if you sell your shares.

The market price of our Series D Preferred Stock may be volatile. In addition, the trading volume in our Series D Preferred Stock may fluctuate and cause significant price variations to occur. If the market price of our Series D Preferred Stock declines significantly, you may be unable to sell your shares at or above the public offering price. We cannot assure you that the market price of our Series D Preferred Stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Series D Preferred Stock include:

●	actual or anticipated variations in our annual results of operations or distributions;
●	changes in our FFO, earnings estimates or recommendations by securities analysts;
●	publication of research reports about us or the real estate industry generally;
●	the extent of investor interest;
●	publication of research reports about us or the real estate industry;
●	increases in market interest rates that lead purchasers of our shares to demand a higher yield;
●	changes in market valuations of similar companies;
●	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;
●	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;
●	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);
●	adverse market reaction to any additional debt that we incur or acquisitions that we make in the future;
●	additions or departures of key management personnel;
●	future issuances by us of our Common Stock or other equity securities;
●	actions by institutional or activist stockholders;
●	speculation in the press or investment community;
●	the realization of any of the other risk factors presented in this Prospectus; and
●	general market and economic conditions.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Series D Preferred Stock could decline.

A large volume of sales of shares of our Series D Preferred Stock could further decrease the prevailing market price of such shares and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if sales of a substantial number of shares of our Series D Preferred Stock are not effectuated, the perception of the possibility of these sales could depress the market price for such shares and have a negative effect on our ability to raise capital in the future.

If our stockholders sell substantial amounts of our Series D Preferred Stock in the public market, the market price of our Series D Preferred Stock could decrease significantly. The perception in the public market that our stockholders might sell shares of Series D Preferred Stock could also depress our market price. A decline in the price of shares of our Series D Preferred Stock might impede our ability to raise capital through the issuance of additional shares of our Series D Preferred Stock or other equity securities and could result in a decline in the value of the shares of our Series D Preferred Stock.

Broad market fluctuations could negatively impact the market price of our Series D Preferred Stock.

Stock market price and volume fluctuations could affect the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These fluctuations could reduce the market price of our Series D Preferred Stock. Furthermore, our results of operations and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Series D Preferred Stock.

21

The market price of our Series D Preferred Stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancing, as well as the real estate market value of the underlying assets, may cause our Series D Preferred Stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Series D Preferred Stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our Series D Preferred Stock.

Future offerings of debt, which would be senior to our Series D Preferred Stock upon liquidation, and any preferred equity securities that may be issued and be senior to our Series D Preferred Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Series D Preferred Stock.

In the future, we may seek additional capital and commence offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Future shares of preferred stock, if issued, could have a preference on liquidating distributions or dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our Series D Preferred. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, and consequently, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock and diluting their stock holdings in us.

A future issuance of stock could dilute the value of our Series D Preferred Stock.

We may sell additional shares of Series D Preferred Stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of Series D Preferred Stock. We cannot predict the size of future issuances of our Series D Preferred Stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our  Common Stock or Series D Preferred Stock will have on the market price of our Series D Preferred Stock. Sales of substantial amounts of our Series D Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our Series D Preferred Stock.

22

Risks Related to our Business, Properties and Operations

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

●

changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

●

fluctuations in interest rates, including if potential interest rate decreases in 2026 do not materialize, could adversely affect our ability to obtain financing on favorable terms or at all, and negatively impact the value of properties and the ability of prospective buyers to obtain financing for properties we intend to sell;

●	the inability of tenants to pay rent;

●

the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as location, rental rates, amenities and safety record;

●	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

●	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;

●	weather conditions that may increase or decrease energy costs and other weather-related expenses;

●	oversupply of commercial space or a reduction in demand for real estate in the markets in which our properties are located;

●	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes; and

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind and hail damage and floods, which may result in uninsured and underinsured losses.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

23

Inflation may materially and adversely affect our income, cash flow, results of operations, financial condition, liquidity, the ability to service our debt obligations, the market price of our securities and our ability to pay dividends and other distributions to our stockholders.

Increased inflation could have a pronounced negative impact on our property operating expenses and general and administrative expenses, as these costs could increase at a rate higher than our rents. While our tenants are generally obligated to pay property-level expenses relating to the properties they lease from us (e.g., maintenance, insurance and property taxes), we incur other expenses, such as general and administrative expense, interest expense relating to our debt (some of which bears interest at floating rates) and carrying costs for vacant properties. These expenses would increase in an inflationary environment, and such increases may exceed any increase in revenue we receive under our leases. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ revenues and, in turn, our percentage rents, where applicable, and the willingness and ability of tenants to enter into or renew leases and/or honor their obligations under existing leases. Additionally, increased inflation may have an adverse impact on our tenants if increases in their operating expenses exceed increases in their revenue, which may adversely affect the tenants’ ability to pay rent owed to us and meet other lease obligations, such as paying property taxes and insurance and maintenance costs.

Recent inflationary pressures could result in higher interest rates, which would have a negative impact on our business.

Rising inflation and elevated U.S. budget deficits and overall debt levels, including as a result of federal spending, tariffs and/or economic or market and supply chain conditions, can put upward pressure on interest rates and could be among the factors that could lead to higher interest rates in the future. During inflationary periods, interest rates have historically increased. For instance, to control the rate of inflation, the Board of Governors of the Federal Reserve System (the “U.S. Federal Reserve”) raised its benchmark federal funds rate from nearly zero in March 2022 to a range between 4.25% and 4.50% as of December 31, 2024. Although the U.S. Federal Reserve reduced the federal funds rate in September, October, and December 2025, further rate cuts may not materialize in 2026 and rates may be raised. Higher interest rates could adversely affect our overall business, income, and our ability to pay dividends, including by reducing the fair value of many of our assets and adversely affecting our ability to obtain financing on favorable terms or at all, and negatively impacting the value of properties and the ability of prospective buyers to obtain financing for properties we intend to sell. This may affect our earnings results, reduce our ability to sell our assets, or reduce our liquidity. Furthermore, our business and financial results may be harmed by our inability to accurately anticipate developments associated with changes in, or the outlook for, interest rates.

Our ability to service all of our indebtedness, depends on many factors beyond our control, and if we cannot generate enough cash to service our indebtedness, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations with respect to our debt, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities and future borrowings sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If we are unable to service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital, which may be restricted by the terms of our credit agreements. We also may not be able to, if required, effect these actions on commercially reasonable terms, or at all. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts in our indebtedness.

Conditions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on our operations.

The financial markets could tighten with respect to secured real estate financing. Lenders with whom we typically deal may increase their credit spreads resulting in an increase in borrowing costs. Higher costs of mortgage financing may result in lower yields from our real estate investments, which may reduce our cash flow available for distribution to our stockholders. Reduced cash flow could also diminish our ability to purchase additional properties and thus decrease our diversification of real estate ownership.

Disruptions in the financial markets and uncertain economic conditions could adversely affect the value of our real estate investments.

Disruptions in the financial markets could adversely affect the value of our real estate investments. Concerns over economic recession, the possibility of new COVID-19 strains or other pandemics or health crises, interest rate increases, policy priorities of the U.S. presidential administration, trade wars, tariffs, labor shortages, or inflation may contribute to increased volatility and diminished expectations for the economy and markets. Additionally, concern over geopolitical issues may also contribute to prolonged market volatility and instability. The economic and geopolitical ramifications of the military conflicts in the Middle East and Ukraine, including sanctions, retaliatory sanctions, nationalism, supply chain disruptions, cyber-attacks and other consequences, could impact commercial real estate fundamentals and result in lower occupancy, lower rental rates, and declining values in our real estate portfolio and in the collateral securing our loan investments. As a result, the value of our property investments could decrease below the amounts paid for such investments, the value of collateral securing our loans could decrease below the outstanding principal amounts of such loans, and revenues from our properties could decrease due to fewer and/or delinquent tenants or lower rental rates. These factors would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

24

A decrease in real estate values could negatively affect our ability to refinance our existing mortgage obligations or obtain larger mortgages.

A decrease in real estate values would decrease the principal amount of secured loans we can obtain on a specific property and our ability to refinance our existing mortgage loans or obtain larger mortgage loans. In some circumstances, a decrease in the value of an existing property which secures a mortgage loan may require us to prepay or post additional security for that mortgage loan. This would occur where the lender’s initial appraised value of the property decreases below the value required to maintain a loan-to-value ratio specified in the mortgage loan agreement. Thus, any sustained period of depressed real estate prices would likely adversely affect our ability to finance our real estate investments.

The outbreak of any highly infectious or contagious disease could significantly and adversely impact our business, financial condition, results of operations and cash flows.

The COVID-19 pandemic has had, and in the future may continue to have, repercussions across regional and global economies and financial markets. Many countries, including the United States (including the states and cities that comprise the San Diego, California; Denver, Westminster, Highlands Ranch, and Colorado Springs, Colorado; Fargo and Baltimore, Maryland; Houston, Texas; West Fargo and Bismarck, North Dakota; and other metro regions where we own and operate properties) had instituted quarantines, “shelter in place” mandates, and rules and restrictions on travel and the types of businesses that may continue to operate. While these restrictions have been lifted, new variants of the coronavirus and/or the spread of another highly infectious or contagious virus or disease could cause government authorities to extend, reinstitute and/or adopt new restrictions. As a result, the possibility remains that the COVID-19 pandemic or another public health crisis may negatively impact almost every industry, both inside and outside these metro regions, directly or indirectly and has created business continuity issues. For instance, a number of our commercial tenants temporarily closed their offices or stores and requested temporary rent deferral or rent abatement during the pandemic. In addition, jurisdictions where we own and operate properties had implemented rent freezes, eviction freezes, or other similar restrictions. The full extent of the impacts on our business over the long term are dependent on a number of factors beyond our control.

As a result of the effects of the COVID-19 pandemic, we had been impacted and may in the future be impacted by one or more of the following if there is a resurgence of COVID-19 or development of another pandemic or public health crisis:

●

a decrease in real estate rental revenue (our primary source of operating cash flow), as a result of temporary rent deferrals, rent abatement and/or rent reductions, rent freezes or declines impacting new and renewal rental rates on properties, longer lease-up periods for both anticipated and unanticipated vacancies (in part, due to “shelter-in-place” mandates), lower revenue recognized as a result of waiving late fees, as well as our tenants’ ability and willingness to pay rent, and our ability to continue to collect rents, on a timely basis or at all;

●	a complete or partial closure of one or more of our properties resulting from government or tenant action (since the first quarter of 2021, all of our commercial properties were reopened);

●

reductions in demand for commercial space and the inability to provide physical tours of our commercial spaces may result in our inability to renew leases, re-lease space as leases expire, or lease vacant space, particularly without concessions, or a decline in rental rates on new leases;

●

the inability of one or more major tenants to pay rent, or the bankruptcy or insolvency of one or more major tenants, may be increased due to a downturn in its business or a weakening of its financial condition as a result of shelter-in-place orders, phased re-opening of its business, or other pandemic related causes;

●	the inability to decrease certain fixed expenses at our properties despite decreased operations at such properties;

●	the inability of our third-party service providers to adequately perform their property management and/or leasing activities at our properties due to decreased on-site staff;

25

●

the effect of existing and future orders by governmental authorities in any of our markets, which might require homebuilders to cease operations for an uncertain or indefinite period of time, which could significantly affect new home orders and deliveries, and negatively impact their home sales revenue and ability to perform on their lease obligations to the Company in such markets;

●

difficulty accessing capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deterioration in credit and financing conditions, which may affect our access to capital and our commercial tenants’ ability to fund their business operations and meet their obligations to us;

●	the financial impact of a resurgence in the COVID-19 pandemic or another public health crisis could negatively impact our future compliance with financial covenants of debt agreements;

●	a decline in the market value of real estate may result in the carrying value of certain real estate assets exceeding their fair value, which may require us to recognize an impairment to those assets;

●	future delays in the supply of products or services may negatively impact our ability to complete the renovations and lease-up of our buildings on schedule or for their original estimated cost;

●	a general decline in business activity and demand for real estate transactions could adversely affect our ability or desire to grow or change the complexion of our portfolio of properties;

●	our insurance may not cover loss of revenue or other expenses resulting from the pandemic and related shelter-in-place rules;

●

unanticipated costs and operating expenses and decreased anticipated revenue related to compliance with regulations, such as additional expenses related to staff working remotely, requirements to provide employees with additional mandatory paid time off and increased expenses related to sanitation measures performed at each of our properties, as well as additional expenses incurred to protect the welfare of our employees, such as expanded access to health services;

●	the potential for one or more members of our senior management team to become sick with COVID-19 and the loss of such services could adversely affect our business;

●	the increased vulnerability to cyber-attacks or cyber intrusions while employees are working remotely has the potential to disrupt our operations or cause material harm to our financial condition; and

●	complying with REIT requirements during a period of reduced cash flow could cause us to liquidate otherwise attractive investments or borrow funds on unfavorable conditions.

The financial aspects of the COVID-19 pandemic or any other pandemic are difficult to predict and may not directly correlate to the severity of outbreaks at a particular place or time. For example, there has been significant inflation in the price of lumber, largely as a result of supply shortages specific to the lumber industry resulting from the COVID-19 pandemic, which has affected construction and renovation costs in our industry. Similarly, despite general economic concerns resulting from the COVID-19 pandemic, there has been home price inflation in many markets, which may affect our ability to purchase Model Homes at prices we consider to be reasonable.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective, may reduce the overall returns on your investment and may expose us to the credit risk of counterparties

To the extent consistent with maintaining our qualification as a REIT, we may use derivative financial instruments to hedge exposures to interest rate fluctuations on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to stockholders will be adversely affected.

26

We may be adversely affected by unfavorable economic changes in the geographic areas where our properties are located.

Adverse economic conditions in areas where properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our real estate portfolio. The deterioration of any of these local conditions could hinder our ability to profitably operate a property and adversely affect the price and terms of a sale or other disposition of the property.

Competition for properties may limit the opportunities available to us and increase our acquisition costs, which could have a material adverse effect on our growth prospects and negatively impact our profitability.

The market for property acquisitions continues to be competitive, which may reduce suitable investment opportunities available to us and increase acquisition purchase prices. Competition for properties offering higher rates of returns may intensify if real estate investments become more attractive relative to other investments. In acquiring real properties, we may experience considerable competition from a field of other investors, including other REITs, private equity investors, institutional investment funds, and real estate investment programs. Many of these competitors are larger than we are and have access to greater financial resources and better access to lower costs of capital. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. This competition may limit our ability to take advantage of attractive investment opportunities that are consistent with our objectives. Our inability to acquire desirable properties on favorable terms could adversely affect our growth prospects, financial condition, our profitability and our ability to pay dividends.

We face significant competition for tenants, which could materially and adversely affect us, including our occupancy, rental rates, and results of operations.

We compete for tenants to occupy our office properties in all of our markets with numerous developers, owners, and operators of office properties, as well as owner occupied businesses, many of which own office properties in the same markets in which our office properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants or we may be pressured to reduce our rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights, or below-market renewal options to retain tenants when our leases expire. Competition for tenants could decrease the rental rates we achieve and/or negatively impact the occupancy rates of our commercial properties, which could materially and adversely affect us.

We may not be able to achieve growth through acquisitions at a rate that is comparable to our historical results, which could materially and adversely affect us.

Our growth strategy depends significantly on acquiring new properties. Our ability to continue to grow requires us to identify and complete acquisitions that meet our investment criteria and depends on general market and economic conditions.

Changes in the volume of real estate transactions, the availability of acquisition financing, capitalization rates, interest rates, competition, market conditions or other factors may negatively impact our acquisition opportunities in 2026 and beyond. If we are unable to achieve growth through acquisitions at a rate that is comparable to our historical results, it could materially and adversely affect us. Furthermore, our acquisition volume has not always been consistent, nor can we guarantee it will be consistent in the future. As a result, our acquisition results may not meet investors’ expectations and could materially and adversely affect us.

Our inability to sell a property at the time and on the terms we desire could limit our ability to realize a gain on our investments and pay distributions to our stockholders.

Generally, we seek to sell, exchange or otherwise dispose of our properties when we determine such action to be in our best interests. Many factors beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates, supply and demand, and tax considerations. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Therefore, our inability to sell properties at the time and on the terms we want could reduce our cash flow, affect our ability to service or reduce our debt obligations, and limit our ability to make distributions to our stockholders.

27

Lease default or termination by one of our major tenants could adversely impact our operations and our ability to pay dividends.

The success of our real estate investments depends on the financial stability of our tenants. A default or termination by a significant tenant (or a series of tenants) on its lease payments could cause us to lose the revenue associated with such lease and seek an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a significant tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Additionally, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to our stockholders.

A property that becomes vacant could be difficult to sell or re-lease and could have a material adverse effect on our operations.

We expect portions of our properties to periodically become vacant by reason of lease expirations, terminations, or tenant defaults. If a tenant vacates a property, we may be unable to re-lease the property without incurring additional expenditures, or at all. If the vacancy continues for a long period of time, if the rental rates upon such re-lease are significantly lower than expected, or if our reserves for these purposes prove inadequate, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders. In addition, because a property’s market value depends principally upon the value of the leases associated with that property, the resale value of a property with high or prolonged vacancies could suffer, which could further reduce our returns.

We may incur substantial costs in improving our properties.

In order to re-lease or sell a property, substantial renovations or remodeling could be required. For instance, we expect that some of our properties will be designed for use by a particular tenant or business. Upon default or termination of the lease by such a tenant, the property might not be marketable without substantial capital improvements. The cost of construction in connection with any renovations and the time it takes to complete such renovations may be affected by factors beyond our control, including material and labor shortages, general contractor and/or subcontractor defaults and delays, permitting issues, weather conditions, and changes in federal, state and local laws. If we experience cost overruns resulting from delays or other causes in any construction project, we may have to seek additional debt financing. Further, delays in construction will cause a delay in our receipt of revenues from that property and could adversely affect our ability to meet our debt service obligations.

Uninsured and/or underinsured losses may adversely affect returns to our stockholders.

Our policy is to obtain insurance coverage for each of our properties covering loss from liability, fire, and casualty in the amounts and under the terms we deem sufficient to insure our losses. Under tenant leases on our commercial properties, we require our tenants to obtain insurance to cover casualty losses and general liability in amounts and under terms customarily obtained for similar properties in the area. However, in certain areas, insurance to cover some losses, generally losses of a catastrophic nature such as earthquakes, floods, wind, hail, terrorism and wars, is either unavailable or cannot be obtained at a reasonable cost. Consequently, we may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, we could lose some or all of our investment in the property. In addition, other than any working capital reserve or other reserves we may establish, we likely would have no source of funding to repair or reconstruct any uninsured or underinsured property.

Since we are not required to maintain specific levels of cash reserves, we may have difficulty in the event of increased or unanticipated expenses.

We do not currently have, nor do we anticipate that we will establish in the future, a permanent reserve for maintenance and repairs, lease commissions, or tenant improvements of real estate properties. To the extent that existing expenses increase or unanticipated expenses arise and accumulated reserves are insufficient to meet such expenses, we would be required to obtain additional funds through borrowing or the sale of property. There can be no guarantee that such additional funds will be available on favorable terms, or at all.

28

We may have to extend credit to buyers of our properties and a default by such buyers could have a material adverse effect on our operations and our ability to pay dividends.

In order to sell a property, we may lend the buyer all or a portion of the purchase price. When we provide financing to a buyer, we bear the risk that the buyer may default or that we may not receive full payment for the property sold. Even in the absence of a buyer default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other property, will be delayed until the promissory note or collateral we may accept upon a sale is actually paid, sold, refinanced or otherwise disposed.

We may be adversely affected by trends in office real estate.

In 2025, approximately 58% of our net operating income was from our office properties, and approximately 65% in 2024. Work from home, flexible work schedules, open workplaces, videoconferencing, and teleconferencing are becoming more common, particularly as a result of, and following the COVID-19 pandemic. These practices may enable businesses to reduce their office space requirements. There is also an increasing trend among some businesses to utilize shared office spaces and co-working spaces. A continuation of the movement towards these practices could, over time, erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations.

We may acquire properties in joint ventures, partnerships or through limited liability companies, which could limit our ability to control or liquidate such holdings.

We may hold properties indirectly with others as co-owners (a co-tenancy interest) or indirectly through an intermediary entity such as a joint venture, partnership or limited liability company. Also, we may on occasion purchase an interest in a long-term leasehold estate or we may enter into a sale-leaseback financing transaction (see risk factor titled “In a sale-leaseback transaction, we are at risk that our seller/lessee will default, which could impair our operations and limit our ability to pay dividends.”). Such ownership structures allow us to hold a more valuable property with a smaller investment, but may reduce our ability to control such properties. In addition, if our co-owner in such arrangements experiences financial difficulties or is otherwise unable or unwilling to fulfill its obligations, we may be forced to find a new co-owner on less favorable terms or lose our interest in such property if no co-owner can be found.

As a general partner or member in DownREIT entities, we could be responsible for all liabilities of such entities.

We own two of our properties indirectly through limited liability companies and limited partnerships under a DownREIT structure. In a DownREIT structure, as well as some joint ventures or other investments we may make, we may utilize a limited liability company or a limited partnership as the holder of our real estate investment. We currently own a portion of these interests as a member, general partner and/or limited partner and in the future may acquire all or a greater interest in such entity. As a sole member or general partner, we are or would be potentially liable for all of the liabilities of the entities, even if we do not have rights of management or control over its operations. Therefore, our liability could far exceed the amount or value of investment we initially made, or then had, in such entities.

Our ability to operate a property may be limited by contract, which could prevent us from obtaining the maximum value from such properties.

Some of our properties will likely be contiguous to other parcels of real property, for example, comprising part of the same shopping center development. In some cases, there could exist significant covenants, conditions and restrictions, known as CC&Rs, relating to such property and any improvements or easements related to that property. The CC&Rs would restrict our operation of that property and could adversely affect the value of such property, either of which could adversely affect our operating costs and reduce the amount of funds that we have available to pay dividends.

29

We may acquire properties “as is,” which increases the risk that we will have to remedy defects or costs without recourse to the seller.

We may acquire real estate properties “as is,” with only limited representations and warranties from the seller regarding matters affecting the condition, use and ownership of the property. If defects in the property or other matters adversely affecting the property are discovered post-closing, we may not be able to pursue a claim for any or all damages against the seller. Therefore, we could lose some or all of our invested capital in the property as well as rental income. Such a situation could negatively affect our financial condition and results of operations.

Representations and warranties made by us in connection with sales of our properties may subject us to liability that could result in losses and could harm our operating results and, therefore, our ability to make distributions to our stockholders.

When we sell a property, we may be required to make representations and warranties regarding the property and other customary items. In the event of a breach of such representations or warranties, the purchaser of the property may have claims for damages against us, rights to indemnification from us or otherwise have remedies against us. In any such case, we may incur liabilities that could result in losses and could harm our operating results and, therefore our ability to make distributions to our stockholders.

In a sale-leaseback transaction, we are at risk that our seller/lessee will default, which could impair our operations and limit our ability to pay dividends.

In our model homes business, we frequently lease model home properties back to the seller or homebuilder for a certain period of time. Our ability to meet any mortgage payments is subject to the seller/lessee’s ability to pay its rent and other lease obligations, such as triple net expenses, on a timely basis. A default by the seller/lessee or other premature termination of its leaseback agreement with us and our subsequent inability to release the property could cause us to suffer losses and adversely affect our financial condition and ability to pay dividends.

Our model home business is substantially dependent on the supply and/or demand for single family homes.

Any significant decrease in the supply and/or demand for single family homes could have an adverse effect on our business. Reductions in the number of model home properties built by homebuilders due to fewer planned unit developments, rising construction costs or other factors affecting supply could reduce the number of acquisition opportunities available to us. The level of demand for single family homes may be impacted by a variety of factors, including changes in population density, the health of local, regional and national economies, mortgage rates, and the demand and use of model homes in newly developed communities by homebuilders and developers.

We may be unable to acquire and/or manage additional model homes at competitive prices or at all.

Model homes generally have a short life before becoming residential homes and there are a limited number of model homes at any given time. In addition, as each model home is unique, we need to expend resources to complete our due diligence and underwriting process on many individual model homes, thereby increasing our acquisition costs and possibly reducing the amount that we are able to pay for a particular property. Accordingly, our plan to grow our model home business by acquiring additional model homes to lease back to home builders may not succeed.

There are a limited number of model homes and competition to buy these properties may be significant.

We plan to acquire model homes to lease back to home builders when we identify attractive opportunities and have financing available to complete such acquisitions. We may face competition for acquisition opportunities from other investors. We may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including private investment funds and others. Competition from other real estate investors may also significantly increase the purchase price we must pay to acquire properties.

30

A significant percentage of our properties are concentrated in a small number of states, which exposes our business to the effects of certain regional events and occurrences.

Our commercial properties are currently located in California, Colorado, Maryland, North Dakota and Texas. Our model home portfolio consists of properties currently located in four states, although a significant concentration of our model homes is located in Texas. As of March 31, 2026, approximately 85% of our model homes were located in Texas. This concentration of properties in a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our properties are subject to the effects of adverse acts of nature, such as winter storms, hurricanes, hailstorms, strong winds, wildfires, earthquakes and tornadoes, which may cause damage, such as flooding, to our properties. Additionally, we cannot assure you that the amount of casualty insurance we maintain would entirely cover damages caused by any such event, or in the case of our model homes portfolio or commercial triple net leases, that the insurance maintained by our tenants would entirely cover damages caused by any such event.

As a result of our geographic concentration of properties, we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions and extreme weather than other areas in the United States.

We may be required under applicable accounting principles and standards to make impairment charges against one or more of our properties.

Under current accounting standards, requirements, and principles, we are required to periodically evaluate our real estate investments for impairment based on a number of indicators. Impairment indicators may include changes in real estate markets, leasing rates, occupancy levels, mortgage loan status, and other factors which affect the value of a particular property. For example, a tenant’s default under a lease, the upcoming termination of a long-term lease, the pending maturity of a mortgage loan secured by a property, and the unavailability of replacement financing are all impairment indicators. The presence of any of these indicators may require us to make a material impairment charge against the property so affected. If we determine an impairment has occurred, we are required to make an adjustment to the net carrying value of the property which could have a material adverse effect on our results of operations and financial condition for the period in which the impairment charge is recorded.

Discovery of toxic mold on our properties may adversely affect our results of operation.

Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes more aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere; when excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture remains undiscovered or unaddressed. We attempt to acquire properties where there is no toxic mold or where there has not been any proceeding or litigation with respect to the presence of toxic mold. However, we cannot provide assurances that toxic mold will not exist on any of our properties or will not subsequently develop. The presence of toxic mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of toxic mold could expose us to liability from our tenants, employees of our tenants, and others if property damage or health concerns arise.

Our long-term growth may depend on obtaining additional equity capital.

Historically, we relied on cash from the sale of our equity securities to fund the implementation of our business plan, including property acquisitions and building our staff and internal management and administrative capabilities. Our continued ability to fund real estate investments, our operations, and payment of dividends to our stockholders will likely be dependent upon our obtaining additional capital through the additional sales of our equity and/or debt securities. Without additional capital, we may not be able to grow our asset base to a size that is sufficient to support our planned growth, current operations, or to pay dividends to our stockholders at rates or at the levels required to maintain our REIT status (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.”). There is no assurance as to when and under what terms we could successfully obtain additional funding through the sale of our equity and/or debt securities. Our access to additional equity or debt capital depends on a number of factors, including general market conditions, the market’s perception of our growth potential, our expected future earnings, and our debt levels. If we are unable to obtain such additional equity capital, it could have an adverse impact on our growth aspects and the market price of our outstanding securities.

31

Recent market conditions may make it more difficult to analyze potential opportunities for our portfolio of properties.

Our success will depend, in part, on our ability to effectively analyze potential acquisition opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular property, we may use historical assumptions that may or may not be appropriate during the recent downturn in the real estate market and general economy. To the extent that we use historical assumptions that are inappropriate under current market conditions, we may overpay for a property or acquire an asset that we otherwise might not acquire, which could have a material and adverse effect on our results of operations and our ability to make distributions to our stockholders.

We currently are dependent on internal cash from our operations, financing and proceeds from property sales to fund future property acquisitions, meet our operational costs and pay dividends to our stockholders.

To the extent the cash we receive from our real estate investments and re-financing of existing properties is not sufficient to pay our costs of operations, our acquisition of additional properties, or our payment of dividends to our stockholders, we would be required to seek capital through additional measures. We may incur additional debt or issue additional preferred and Common Stock for various purposes, including, without limitation, to fund future acquisitions and operational needs. Other measures of generating or preserving capital could include decreasing our operational costs through reductions in personnel or facilities, reducing or suspending our acquisition of real estate, and reducing or suspending dividends to our stockholders.

Reducing or suspending our property acquisition program would prevent us from fully implementing our business plan and reaching our investment objectives. Reducing or suspending the payment of dividends to our stockholders would decrease our stockholders’ return on their investment and possibly prevent us from satisfying the minimum distribution or other requirements of the REIT provisions (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements requirement or for working capital purposes.”). Any of these measures would likely have a substantial adverse effect on our financial condition, the value of our Common Stock, and our ability to raise additional capital.

There can be no assurance that distributions will be paid, maintained or increased over time.

There are many factors that can affect the availability and timing of cash distributions to our stockholders. Distributions are expected to be based upon our funds from operations, or FFO, financial condition, cash flows and liquidity, debt service requirements and capital or other expenditure requirements for our properties, and any distributions will be authorized at the sole discretion of our Board of Directors out of funds legally available therefor, and their form, timing and amount, if any, will be affected by many factors, such as our ability to acquire profitable real estate investments and successfully manage our real estate properties and our operating expenses. Other factors may be beyond our control. We can therefore provide no assurance that we will be able to pay or maintain distributions or that distributions will increase over time. For example, our distributions were suspended for the periods from the third quarter of 2017 through the third quarter of 2018 and for the final three quarters of 2019 through the third quarter of 2020. We have made quarterly distributions to our holders of Series A Common Stock since the fourth quarter of 2020 through the fourth quarter of 2023. If we do not have sufficient cash available for distributions, we may need to fund the shortage out of working capital or borrow to provide funds for such distributions, which would reduce the amount of proceeds available for real estate investments and increase our future interest costs. Our inability to pay distributions, or to pay distributions at expected levels, could result in a decrease in the per share trading price of our Series A Common Stock, Series D Preferred Stock or Series A Warrants.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or continue to pay distributions.

Our ability to achieve our investment objectives and to pay distributions on a regular basis is dependent upon our acquisition of suitable property investments and obtaining satisfactory financing arrangements. We cannot be sure that our management will be successful in finding suitable properties on financially attractive terms. If our management is unable to find such investments, we will hold the proceeds available for investment in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. Holding such short-term investments will prevent us from making the long-term investments necessary to generate operating income to pay distributions. As a result, we will need to raise additional capital to continue to pay distributions until such time as suitable property investments become available (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.”). In the event that we are unable to do so, our ability to pay distributions to our stockholders will be adversely affected.

32

We depend on key personnel, and the loss of such persons could impair our ability to achieve our business objectives.

Our success substantially depends upon the continued contributions of certain key personnel in evaluating and securing investments, selecting tenants and arranging financing. Our key personnel include Jack K. Heilbron, our Chief Executive Officer and President, Ed Bentzen, our Chief Financial Officer, and Gary M. Katz, our Chief Investment Officer, each of whom would be difficult to replace. If either of these individuals or any of the other members of our management team were to leave, the implementation of our investment strategies could be delayed or hindered, and our operating results could suffer.

We also believe that our future success depends, in large part, upon our ability to hire and retain skilled and experienced managerial and operational personnel. Competition for skilled and experienced professionals has intensified, and we cannot assure our stockholders that we will be successful in attracting and retaining such personnel.

We rely on third-party property managers to manage some of our properties and brokers or agents to lease our properties.

We rely on various third-party property managers to manage most of our properties and local brokers or agents to lease vacant space. These third-party property managers have significant decision-making authority with respect to the management of our properties. Although we are significantly engaged with our third-party property managers, our ability to direct and control how our properties are managed on a day-to-day basis may be limited. Major issues encountered by our property managers, broker or leasing agents could adversely impact the operation and profitability of our properties and, consequently, our financial condition, results of operations, cash flows, cash available for distributions and our ability to service our debt obligations.

We may change our investment and business policies without stockholder consent, and such changes could increase our exposure to operational risks.

Our Board of Directors may change our investment and business policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders. Although our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our Company, a change in such policies could result in our making investments different from, and possibly riskier than, investments made in the past. A change in our investment policies may, among other things, increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could materially affect our ability to achieve our investment objectives.

If we are deemed to be an investment company under the Investment Company Act, our stockholders’ investment return may be reduced.

We are not registered as an investment company under the Investment Company Act, based on exceptions we believe are available to us. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act, we could be required to register under the Investment Company Act. Compliance with the Investment Company Act, as a registered investment company, would require us to significantly alter our business and could impair our ability to operate as REIT, with potential adverse impacts on our business, and, thus, our stockholders.

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our Company or effect a change in control.

Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares of Common Stock, including:

●

“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, holders of our Common Stock receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock; and

33

●

“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” (defined as voting shares that, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also directors of our Company.

By resolution, our Board of Directors has exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future. In addition, pursuant to a provision in our bylaws we have opted out of the control share provisions of the MGCL.

In addition, the “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. On March 18, 2024, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland relating to the Company’s election to be subject to the classified board provisions of Section 3-803 of the MGCL. Accordingly, the Board of Directors is currently classified into three classes with directors serving three-year staggered terms and until their successors are elected and qualified. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our Common Stock holders with the opportunity to realize a premium over the then-current market price.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our charter eliminates the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law and our charter, our directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action adjudicated.

Our charter authorizes us and our bylaws obligate us to indemnify each of our directors or officers who is or is threatened to be made a party to, or witness in, a proceeding by reason of his or her service in those or certain other capacities, to the maximum extent permitted by Maryland law, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of us or serving in such other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights to recover money damages from our directors and officers than might otherwise exist absent these provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions that are not in our or your best interests.

34

Our management faces certain conflicts of interest with respect to their other positions and/or interests outside of our Company, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

We rely on our management, including Mr. Heilbron, our Chief Executive Officer and President, for implementation of our investment policies and our day-to-day operations. Although the majority of his business time is spent working for our Company, Mr. Heilbron engages in other investment and business activities in which we have no economic interest. His responsibilities to these other entities could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy. He may face conflicts of interest in allocating his time among us and his other business ventures and in meeting his obligations to us and those other entities. His determinations in these situations may be more favorable to other entities than to us.

Possible future transactions with our management or their affiliates could create a conflict of interest, which could result in actions that are not in the long-term best interests of our stockholders.

Under prescribed circumstances, we may enter into transactions with affiliates of our management, including the borrowing and lending of funds, the purchase and sale of properties and joint investments. Currently, our policy is not to enter into any transaction involving sales or purchases of properties or joint investments with management or their affiliates, or to borrow from or lend money to such persons. However, our policies in each of these regards may change in the future.

We face system security risks as we depend on automated processes and the Internet.

We are increasingly dependent on automated information technology processes. While we attempt to mitigate this risk through offsite backup procedures and contracted data centers that include, in some cases, redundant operations, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack.

In addition, an increasing portion of our business operations are conducted over the Internet, putting us at risk from cybersecurity attacks, including attempts to make unauthorized transfers of funds, gain unauthorized access to our confidential data or information technology systems, viruses, ransomware, and other electronic security breaches. Such cyber-attacks may involve more sophisticated security threats that could impact day-to-day operations. While we employ a number of measures to prevent, detect and mitigate these threats, there is no guarantee such efforts will be successful at preventing a cyber-attack. Cybersecurity incidents could compromise confidential information of our tenants, employees and vendors and cause system failures and disruptions of operations.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for certain actions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any our directors, officers or other employees.

Actions of activist stockholders may cause us to incur substantial costs, divert management’s attention and resources, and have an adverse effect on our business.

Our stockholders may from time to time engage in proxy solicitations, advance stockholder proposals or otherwise attempt to affect changes or acquire control over the Company. For example, on March 13, 2024, a stockholder announced that it intended to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of director nominees at our 2024 annual meeting of stockholders. On May 9, 2024, we entered into a cooperation agreement with this stockholder and related entities pursuant to which we agreed to, among other things, increase the size of the Board of Directors from six directors to seven directors and appoint a new director as a Class III director to the Board of Directors, with an initial term that expired at the 2026 Annual Meeting. Activist stockholder activities could adversely affect our business because responding to proxy contests and reacting to other actions by activist stockholders can be costly and time-consuming, disrupt our operations and divert the attention of management and our employees. For example, we have or in the future may retain the services of various professionals to advise us on activist stockholder matters, including legal, financial, strategic and communication advisors, the costs of which may negatively impact our future financial results. In addition, perceived uncertainties as to our future direction, strategy or leadership created as a consequence of activist stockholders’ initiatives may result in the loss of potential business opportunities, harm our ability to attract new investors, business partners, and employees, and cause our stock price to experience periods of volatility or stagnation.

35

Risks Related to our Status as a REIT and Related Federal Income Tax Matters

Failure to qualify as a REIT could adversely affect our operations and our ability to pay distributions.

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2000. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT for federal income tax purposes commencing with such taxable year, and we expect to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments and dispositions, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify for any particular year. If we lose our REIT qualification, we would be subject to federal corporate income taxation on our taxable income, and we could also be subject to increased state and local taxes. Additionally, we would not be allowed a deduction for distributions paid to stockholders. Moreover, unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. The income tax consequences could be substantial and would reduce our cash available for distribution to stockholders and investments in additional real estate. We could also be required to borrow funds or liquidate some investments in order to pay the applicable tax. If we fail to qualify as a REIT, we would not be required to make distributions to our stockholders.

As a REIT, we may be subject to tax liabilities that reduce our cash flow.

Even if we continue to qualify as a REIT for federal income tax purposes, we may be subject to federal, state and local taxes on our income or property, including the following:

●

To continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to our stockholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income (determined without regard to the dividends paid deduction and including net capital gains), we will be subject to corporate income tax on the undistributed income.

●

We will be subject to a 4% nondeductible excise tax on the amount, if any, by which the distributions that we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income from prior years.

●

If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

●

If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain will be subject to the 100% “prohibited transaction” tax.

●	We may be subject to state and local taxes on our income or property, either directly or indirectly because of the taxation of entities through which we indirectly own our assets.

●	Our subsidiaries that are “taxable REIT subsidiaries” will generally be required to pay federal corporate income tax on their earnings.

36

Our ownership of taxable REIT subsidiaries is subject to certain restrictions, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We own and may acquire direct or indirect interests in one or more entities that have elected or will elect, together with us, to be treated as our taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. Not more than 25% of the value of our total assets could be represented by securities, including securities of taxable REIT subsidiaries, other than those securities includable in the 75% asset test. Further, for taxable years beginning after December 31, 2017, not more than 20% of the value of our total assets may be represented by securities of taxable REIT subsidiaries. However, under tax legislation enacted in 2025, this 20% asset value cap increases to 25% for calendar quarters commencing after December 31, 2025. We anticipate that the aggregate value of the stock and other securities of any taxable REIT subsidiaries that we own will be less than 20% of the value of our total assets, and in the future will not exceed 25% of the aggregate value of our total assets. We will monitor the value of these investments to ensure compliance with applicable asset test limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiaries that we own to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with these limitations or avoid application of the 100% excise tax discussed above.

We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. In order to maintain our REIT status or avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, in general, we must distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) each year. We have and intend to continue to make distributions to our stockholders. However, our ability to make distributions may be adversely affected by the risk factors described elsewhere herein. In the event of a decline in our operating results and financial performance or in the value of our asset portfolio, we may not have cash sufficient for distribution. Therefore, to preserve our REIT status or avoid taxation, we may need to borrow funds, sell assets or issue additional securities, even if the then-prevailing market conditions are not favorable. Moreover, we may be required to liquidate or forgo otherwise attractive investments in order to satisfy the REIT asset and income tests or to qualify under certain statutory relief provisions. If we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

In addition, we require a minimum amount of cash to fund our daily operations. Due to the REIT distribution requirements, we may be forced to make distributions when we otherwise would use the cash to fund our working capital needs. Therefore, we may be forced to borrow funds, to sell assets or to issue additional securities at certain times for our working capital needs.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the Internal Revenue Service (“IRS”) would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

37

Legislative or other actions affecting REITs could have a negative effect on our investors or us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT, the federal income tax consequences of such qualification, or the federal income tax consequences of an investment in us. Also, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT.

The stock ownership limit imposed by the Code for REITs and our charter may discourage a takeover that could otherwise result in a premium price for our stockholders.

In order for us to maintain our qualification as a REIT, no more than 50% in value of our outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that we do not fail to qualify as a REIT under this test, our charter restricts ownership by one person or entity to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock. This restriction may have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our Common Stock.

Dividends payable by REITs generally are taxed at the higher ordinary income rate, which could reduce the net cash received by stockholders and may be detrimental to our ability to raise additional funds through any future sale of our Common Stock.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is generally subject to tax at reduced rates. However, dividends payable by REITs to its stockholders generally are not eligible for the reduced rates for qualified dividends and are taxed at ordinary income rates (but U.S. stockholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the reduced rates continue to apply to regular corporate qualified dividends, investors that are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our Common Stock, and could be detrimental to our ability to raise additional funds through the future sale of our Common Stock.

Tax-exempt stockholders will be taxed on our distributions to the extent such distributions are unrelated business taxable income.

Generally, neither ordinary nor capital gain distributions should constitute unrelated business taxable income (“UBTI”) to tax-exempt entities, such as employee pension benefit trusts and individual retirement accounts. Our payment of distributions to a tax-exempt stockholder will constitute UBTI, however, if the tax-exempt stockholder has incurred debt to acquire its shares. Therefore, tax-exempt stockholders are not assured all dividends received will be tax-free.

38

THE EXCHANGE OFFER

Terms of the Exchange Offer

No Recommendation

None of the Board of Directors or our officers or employees, the exchange agent or the information agent is making a recommendation as to whether you should tender shares of Series D Preferred Stock.

You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Series D Preferred Stock, your own assessment of the value of the Common Stock you may receive in the Exchange Offer, the effect of holding shares of Series D Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

However, this Exchange Offer represents the Company’s attempt to provide Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock, as well as to recapitalize to improve its capital structure and enhance the value of the Common Stock.

We hereby offer, upon the terms and subject to the conditions of the Exchange Offer described in this Prospectus, to exchange each outstanding share of Series D Preferred Stock for the Common Stock for five and one half (5.5) shares of Common Stock.

The Common Stock is listed for trading on Nasdaq under the symbol “SQFT”.

We reserve the right to amend the Exchange Offer for any reason. If we so amend the Exchange Offer, we will extend the Exchange Offer for such period of time that we determine appropriate in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure, and Time of the Exchange Offer.

The Exchange Offer will expire at 11:59 p.m., New York City time, on [   ], 2026 (referred to herein as the “Expiration Date and Time”), unless extended or earlier terminated by us, in which case the term “Expiration Date and Time” means the latest time and date on which the Exchange Offer, as so extended or earlier terminated, expires. See “The Exchange Offer– Extension, Termination and Amendment” and “The Exchange Offer– Conditions of the Exchange Offer”.

Tendering Series D Preferred Holders will not be obligated to pay any brokerage commissions.

Our obligation to issue the Common Stock in exchange for shares of Series D Preferred Stock pursuant to the Exchange Offer is subject to a number of conditions referred to below under “The Exchange Offer– Conditions of the Exchange Offer”.

If any of the conditions to the consummation of the Exchange Offer are not satisfied prior to the Expiration Date and Time, we may, subject to applicable law, do one or more of the following:

●	terminate the Exchange Offer and return all tendered shares of Series D Preferred Stock to the tendering holders;

●	extend the Exchange Offer and retain all shares of Series D Preferred Stock validly tendered into the Exchange Offer and not withdrawn until the extended Expiration Date and Time;

●	amend the terms of the Exchange Offer; or

●	waive those unsatisfied conditions with respect to the Exchange Offer that are waivable, and accept all Series D Preferred Stock tendered into the Exchange Offer and not validly withdrawn.

The Registration Statement Condition may not be waived.

We expect that the Exchange Offer will close once all of the conditions have been satisfied (or waived). Thus, we expect the Settlement Date to occur promptly after the latest Expiration Date and Time, assuming that applicable conditions to closing are met.

By validly tendering Series D Preferred Stock pursuant to the Exchange Offer, a Series D Preferred Holder will be deemed to have represented and warranted:

●	that such Series D Preferred Holder has received and read a copy of this Prospectus and understands and agrees to be bound by all of the terms and conditions of the Exchange Offer;

●	that such Series D Preferred Holder is the beneficial owner (as defined herein) of, or a duly authorized representative of one or more beneficial owners of, the Series D Preferred Stock tendered thereby, and has full power and authority to tender, sell, assign, and transfer the Series D Preferred Stock tendered thereby; and

●	that the Series D Preferred Stock being tendered thereby was owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, that when such Series D Preferred Stock is accepted by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and that such Series D Preferred Stock represents all of the Series D Preferred Stock held by such person.

39

Fractional Shares of Common Stock

We will not issue fractional shares of Common Stock in the Exchange Offer. If any fractional share of Common Stock would be issuable to a participating holder upon the exchange of its shares of Series D Preferred Stock, the number of shares of Common Stock to be issued to such participating holder will be rounded up to the nearest whole number. The Company does not intend to round up fractional shares at the beneficial level and will instead round any such fractional shares up at the participant level.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, at any time on or prior to the Expiration Date and Time, to extend the period of time during which the Exchange Offer is to remain open by giving written notice of such extension. However, there can be no assurance that we will exercise our right to extend the Exchange Offer.

If we amend the terms of the Exchange Offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in an amendment to this Registration Statement or in a prospectus supplement that we will distribute to the Series D Preferred Holders. In the event of a material change to the Exchange Offer, including the waiver of a material condition to the Exchange Offer, we will extend the Expiration Date and Time, if necessary, so that a period of at least five business days remains in the Exchange Offer following notice of the material change or, for such longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Date and Time. During any such extension, all shares of Series D Preferred Stock previously tendered and not validly withdrawn will remain subject to the Exchange Offer, subject to the right of a tendering stockholder to withdraw his, her or its shares of Series D Preferred Stock. See “The Exchange Offer– Withdrawal Rights”.

We reserve the right to amend or terminate the Exchange Offer not exchange or accept for exchange any Series D Preferred Stock not theretofore exchanged, or accepted for exchange, upon the failure of any of the conditions of the Exchange Offer to be satisfied or waived on or before the Expiration Date and Time. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date and Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., Eastern Time.

40

Exchange of Shares; Offer Consideration

As soon as practicable after the Expiration Date and Time, the Series D Preferred Holders of any tendered Series D Preferred Stock that the Company deems not accepted for exchange, whether for improper tender procedure or otherwise, will be notified. All Series D Preferred Stock for which such notification is not provided after the Expiration Date and Time will be deemed accepted for exchange, subject only to the closing conditions of the Exchange Offer.

If any tendered shares of Series D Preferred Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, such un-exchanged Series D Preferred Stock will be credited to an account maintained at DTC promptly following the Expiration Date and Time.

Upon the terms and subject to the conditions of the Exchange Offer, the exchange of the outstanding shares of Series D Preferred Stock validly tendered, accepted for exchange and not validly withdrawn will be made at the closing of the Exchange Offer. The closing of the Exchange Offer is expected to occur within three business days of the Expiration Date and Time. Delivery of the Common Stock in exchange for the Series D Preferred Stock pursuant to the Exchange Offer is expected to occur promptly after the latest Expiration Date and Time. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

Waiver of Rights as Holders of Series D Preferred Stock

If the Exchange Offer is consummated, Series D Preferred Holders will waive all of their rights as holders of the Series D Preferred Stock (other than with respect to their right to receive the Common Stock in exchange for the tendered shares of the Series D Preferred Stock pursuant to this Exchange Offer). In such a case, the Series D Preferred Holders will be deemed to have released the Company from any and all claims that they have or may have with respect to their ownership of Series D Preferred Stock.

Consequences of Failure to Participate

If the Exchange Offer closes, the Series D Preferred Holders who do not participate in the Exchange Offer will automatically increase their relative percentage ownership interest in our Series D Preferred Stock. These Series D Preferred Holders will also continue to bear the risks associated with owning the Series D Preferred Stock. Such Series D Preferred Holders may be able to sell non-tendered Series D Preferred Stock in the future on Nasdaq or otherwise, at a net value significantly higher or lower than in the Exchange Offer. We can give no assurance, however, as to the price at which a Series D Preferred Holder may be able to sell his, her or its Series D Preferred Stock in the future.

For a more complete description of the risks relating to our failure to complete the Exchange Offer, see “Risk Factors – Risks Related to the Exchange Offer”.

If participation in the Exchange Offer is high, the trading market with respect to any remaining outstanding Series D Preferred Stock following the consummation of the Exchange Offer as compared to periods prior to the Exchange Offer may be less liquid and market prices may fluctuate significantly if the volume of Series D Preferred Stock trading declines. Given that the total number of outstanding shares of Series D Preferred Stock will necessarily be reduced as a result if the Exchange Offer is successfully consummated, such shares of Series D Preferred Stock which remain outstanding following such successful consummation may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for the Series D Preferred Holders that do not exchange their shares in the Exchange Offer to later sell their Series D Preferred Stock or otherwise realize value with respect to such Series D Preferred Stock.

41

Procedures for Tendering Shares

In order to participate in the Exchange Offer, you must validly tender (and not validly withdraw) your shares of Series D Preferred Stock to the exchange agent as further described below. It is your responsibility to validly tender your shares. There is no letter of transmittal for the Exchange Offer.

Any Series D Preferred Holder who wishes to tender shares of Series D Preferred Stock should contact their nominee or custodian promptly and instruct such entity to tender the shares of Series D Preferred Stock on such Series D Preferred Holder’s behalf. A nominee or custodian cannot tender shares of Series D Preferred Stock on behalf of a Series D Preferred Holder without such Series D Preferred Holder’s instructions.

Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer should promptly contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer.

You will not be required to pay any fees or commissions to the Company or the exchange agent in connection with the Exchange Offer. Any broker, dealer, commercial bank, trust company or other nominee or custodian that tenders your shares of Series D Preferred Stock on your behalf may charge you for doing so. You should consult with them to determine whether any charges will apply.

We have not provided guaranteed delivery procedures in connection with the Exchange Offer. Series D Preferred Holders must timely tender their shares of Series D Preferred Stock in accordance with the procedures set forth in this Prospectus.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series D Preferred Stock will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the right to reject any or all tenders determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive, on or prior to the Expiration Date and Time, any of the conditions of the Exchange Offer which we are legally permitted to waive (other than the Registration Statement Condition) or any defect or irregularity in the tender of any shares of Series D Preferred Stock. The Registration Statement Condition may not be waived. No tender of Series D Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Series D Preferred Stock or will incur any liability for failure to give any such notification.

A valid tender of shares of Series D Preferred Stock pursuant to the procedures described above will constitute a binding agreement between the tendering Series D Preferred Holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

42

Procedures for Tendering Shares of Series D Preferred Stock through ATOP

DTC participants may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer, and send an Agent’s Message to the exchange agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating (a) the aggregate principal amount of the shares of Series D Preferred Stock that have been tendered or deposited by such participant, (b) that such participant has received this Prospectus/ and agrees to be bound by the terms of the Exchange Offer, as applicable, as described in this Prospectus and (c) that we may enforce such agreement against such participant.

If a Series D Preferred Holder transmits its acceptance through ATOP, delivery of such tendered shares of Series D Preferred Stock must be made to the exchange agent. Unless the Series D Preferred Holders delivers the shares of Series D Preferred Stock being tendered to the exchange agent, the Company may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange, and for the right to receive Common Stock. Delivery of documents to DTC does not constitute delivery to the exchange agent. If you desire to tender your shares of Series D Preferred Stock on the day the Expiration Date and Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. The Company will have the right, which may be waived, to reject the defective tender of your shares of Series D Preferred Stock as invalid and ineffective.

Any tender through ATOP must comply with the deadlines and requirements in this Prospectus, as it may be supplemented or amended by the Company. Series D Preferred Holders whose shares of Series D Preferred Stock are held by DTC should be aware that DTC may have deadlines earlier, but no later, than the Expiration Date and Time for DTC to be advised of the action that you may wish for DTC to take with respect to your shares of Series D Preferred Stock and, accordingly, such Series D Preferred Holders are urged to contact DTC as soon as possible in order to learn of DTC’s applicable deadlines.

Tenders made in compliance with procedures or instructions that are inconsistent with those stated in this Prospectus, regardless of who provides such procedures or instructions, will not be deemed valid tenders (unless we waive such compliance in our sole discretion).

Withdrawal Rights

Shares of Series D Preferred Stock tendered into the Exchange Offer may be withdrawn at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [   ], 2026, unless extended, and after the expiration of [40] business days from the commencement of the Exchange Offer, if tendered shares of Series D Preferred Stock have not yet been accepted by the Company for exchange. Any shares of Series D Preferred Stock tendered prior to the Expiration Date and Time that are not validly withdrawn prior to the Expiration Date and Time may not be withdrawn thereafter, except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal of a tender of shares of Series D Preferred Stock to be effective, your transmission notice of withdrawal of shares of Series D Preferred Stock must be effected prior to the Expiration Date and Time by a proper transmittal through ATOP.

Withdrawal of tenders of shares of Series D Preferred Stock may not be rescinded, and any shares of Series D Preferred Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Withdrawal of shares of Series D Preferred Stock can only be accomplished in accordance with the foregoing procedures. Withdrawn shares of Series D Preferred Stock may be re-tendered by following one of the procedures described under “The Exchange Offer– Procedure for Tendering Shares” at any time prior to the Expiration Date and Time.

43

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by the Company in its sole discretion, whose determination will be final and binding. The Company reserves the right to waive defects with respect to any attempted withdrawal of shares of Series D Preferred Stock, and any such waivers will relate only to particular shares of Series D Preferred Stock unless the Company expressly provides otherwise. None of the Company, the information agent or the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Conditions of the Exchange Offer

Non-Waivable Condition

Our obligation to accept Series D Preferred Stock pursuant to the Exchange Offer is subject to the following non-waivable condition:

Registration Statement Condition. The Registration Statement of which this Prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, a stop order shall not have been issued by the SEC or a proceeding seeking such stop order has not been threatened or initiated by the SEC that remains pending.

Waivable Conditions

In addition, we will not be required to accept for exchange or, subject to any applicable rules or regulations of the SEC, exchange any Series D Preferred Stock tendered for exchange and may postpone the acceptance for exchange of the Series D Preferred Stock tendered for exchange, and may terminate or amend the Exchange Offer as provided in this document if at any time on or after the date of this Exchange Offer before the Expiration Date and Time, any of the following waivable conditions have occurred:

An Adverse Proceeding. There shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or might prohibit, prevent, restrict or delay consummation of the Exchange Offer.

An Adverse Order or Law. An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued or promulgated by any court or administrative agency or instrumentality that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or might prohibit, prevent, restrict or delay consummation of the Exchange Offer.

44

A Suspension of Trading, the Commencement of Hostilities, or Other Serious Event. There shall have occurred:

●	any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets,

●	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Industrial Average or the S&P 500 from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the Exchange Offer,

●	any material adverse change in the trading price of Series D Preferred Stock or the Common Stock or in the U.S. securities or financial markets,

●	a material impairment in the trading market for securities,

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

●	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions,

●	a commencement of a war or armed hostilities or another national or international calamity directly or indirectly involving the United States,

●	any imposition of a general suspension or limitation of trading on Nasdaq, or

●	in the case of any of the foregoing that exist on the date hereof, a material acceleration or worsening of such event.

Waiver of Conditions

If any of the conditions to the consummation of the Exchange Offer are not satisfied prior to the Expiration Date and Time, we may, subject to applicable law, do one or more of the following:

●	terminate the Exchange Offer return all tendered shares of Series D Preferred Stock to the tendering Series D Preferred Holders;

●	extend the Exchange Offer retain all shares of Series D Preferred Stock tendered into the Exchange Offer not withdrawn until the extended Expiration Date and Time;

●	amend the terms of the Exchange Offer; or

●	waive those unsatisfied conditions with respect to the Exchange Offer that are waivable, and accept all Series D Preferred Stock tendered into the Exchange Offer not validly withdrawn.

If we elect to amend any of the material terms of the Exchange Offer or waive any unsatisfied conditions with regard to the Exchange Offer, we will extend the Exchange Offer for such period of time that we determine appropriate in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure, and the Expiration Date and Time of the Exchange Offer.

Source of Funds

The Company does not currently expect to pay any cash consideration as part of the Exchange Offer.

45

Costs of the Exchange Offer

Exchange Agent

Broadridge Corporate Issuer Solutions, LLC has been appointed the exchange agent for the Exchange Offer.

All correspondence in connection with the Exchange Offer should be sent or delivered by each Series D Preferred Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent through DTC’s ATOP.

The Company will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Broadridge Corporate Issuer Solutions, LLC has been appointed as the information agent for the Exchange Offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus should be directed to the information agent at the address and telephone number set forth on the back cover page of this Prospectus.

Other Fees and Expenses

The Company’s expenses of soliciting tenders and consents with respect to the Series D Preferred Stock will be borne by the Company. The principal solicitations are being made by mail as well as electronically. Additional solicitations may be made by telephone or in person by officers and other employees of the Company and its affiliates.

In the aggregate, the Company expects to incur approximately $120,000 in fees and expenses in connection with the Exchange Offer, including the fees for the exchange agent and the information agent.

If a tendering Series D Preferred Holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such Series D Preferred Holder may be required to pay brokerage fees or commissions to such institution.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

46

Future Purchases

Following completion of the Exchange Offer, we may repurchase shares of Series D Preferred Stock that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Series D Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Series D Preferred Stock other than pursuant to the Exchange Offer until ten business days after the Expiration Date and Time, although there are some exceptions. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of our business.

No Appraisal Rights

The Series D Preferred Holders will not have appraisal rights, or any similar right to petition for the right to fair value of their stock as a result of the Exchange Offer.

REIT Ownership and Transfer Restrictions

No holder of Series D Preferred Stock will be permitted to participate in the Exchange Offer, if the exchange would result in such person owning shares of Common Stock in excess of the ownership limit, causing the Company to be “closely held” within the meaning of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT. See “Description of Capital Stock – Restrictions on Ownership and Transfer” below.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we will file with the SEC a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under “How to Obtain Additional Information.”

“Blue Sky” Compliance

We are making the Exchange Offer to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Series D Preferred Stock be accepted from or on behalf of, the Series D Preferred Holders residing in such jurisdiction.

Accounting Treatment

For each share of Series D Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series D Preferred Stock equity account an amount equal to the sum of the book value of shares redeemed, which was approximately $0.01 per share of Series D Preferred Stock at March 31, 2026, with an offset to accumulated deficit of approximately $21.36 per share.

Purpose of the Exchange Offer

The Exchange Offer represents the Company’s attempt to provide the Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock as the Company has suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. As of July 31, 2026, there are $1,331,263 in accrued and unpaid dividends.

The Exchange Offer is part of our effort to improve our capital structure and enhance the value of our Common Stock. Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). However, the Board of Directors has the authority to suspend or not pay dividends to Series D Preferred Holders and, accordingly we have not paid dividends on the Series D Preferred Stock since February 2026 and do not expect to pay or be able to pay dividends (including accumulated and unpaid dividends) on the Series D Preferred Stock for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer will result in the following specific benefits to the Company:

Raise Equity Capital for Acquisition Opportunities. By reducing (if not eliminating) the burden of the Series D Preferred Stock’s liquidation and dividend preference over the Common Stock through tenders of Series D Preferred Stock in the Exchange Offer, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and possibly other companies. Management believes that there are a number of attractive acquisition opportunities available as many properties are currently undervalued and distressed sellers may be willing to transact at favorable prices, making such properties strong additions to the Company’s portfolio. The Company’s operating expenses are relatively fixed as it would not need to add staff to grow its portfolio, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

47

Reduce the Burden of Accumulated and Unpaid Dividends on Series D Preferred Stock. All accumulated and unpaid dividends on our Series D Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock, and the Exchange Offer would have the result of removing or reducing this dividend priority to the extent of the number of shares of Series D Preferred Stock tendered, not withdrawn and accepted in the Exchange Offer. If no shares of Series D Preferred Stock are validly tendered or the Exchange Offer is not consummated, unpaid dividends on the Series D Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $0.19531 per share per month.

Preserve Cash for Strategic Initiatives. Further, retiring shares of Series D Preferred Stock by issuing only Common Stock in the Exchange Offer will preserve the Company’s cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions to further enhance the value of our Common Stock and improve our credit profile.

Enhance Trading Liquidity for the Company’s Shareholders. The Exchange Offer also provides holders of shares of Series D Preferred Stock the opportunity to enhance trading liquidity while gaining exposure to the common equity upside at a premium to the closing price of the Series D Preferred Stock of $5.80 per share as of August 6, 2026 as the Common Stock had a closing price of $2.29 per share (or $12.60 for every five and one half shares) as of August 6, 2026. The Series D Preferred Stock has historically traded at a significant discount to its aggregate liquidation value. Additionally, long term, we believe that reducing the number of outstanding shares of Series D Preferred Stock will increase the net asset value of the Series A Common Stock, as fewer shares of preferred stock with a senior liquidation preference will result in a greater proportion of the Company’s underlying asset value accruing to the benefit of common stockholders.

Comparison of Rights Between the Series D Preferred Stock, and the Common Stock

The following summary contains basic information about the Series D Preferred Stock and the Common Stock, and does not include a complete description of all differences among the rights of the Series D Preferred Holders and holders of to be issued Common Stock, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All the Series D Preferred Holders are urged to read carefully the applicable provisions of Maryland law, as well as the governing documents for the Company, and the governing documents of the Common Stock. This summary is qualified in its entirety by reference to the full text of the governing documents for the Company (and the governing documents of the Common Stock. See the section entitled “How to Obtain Additional Information” beginning on page 3 for information on how to obtain a copy of these documents.

Voting Rights:	Common Stock: holders of our Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our Common Stock possess exclusive voting power.

Series D Preferred Stock: Holders of the Series D Preferred Stock do not have any voting rights, except as set forth below.

On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will entitle the holder thereof to one vote. In instances described below where holders of Series D Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

Whenever dividends on any shares of Series D Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series D Preferred Stock shall immediately resign and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of Series D Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of preferred stock directors elected by holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such directors) under these voting rights exceed two.

48

If a special meeting is not called by us within 30 days after request from the holders of Series D Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.

If, at any time when the voting rights conferred upon the Series D Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by the vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the Common Stock.

So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other classes or series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the number of authorized or issued shares of any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) unless redeeming all Series D Preferred Stock in connection with such action, amend, alter or repeal any provision of our charter, including by way of a merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (b), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series D Preferred Stock and, provided further, that any increase in the number of the authorized shares of preferred stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other class or series of the preferred stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

49

Notwithstanding the above, if any Event set forth above materially and adversely affects any right, preference, privilege or voting power of the Series D Preferred Stock but not all series of parity preferred stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock and all such other similarly affected series outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required as described the above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the charter, the Series D Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Dividend Rights:	Common Stock: Holders of our Common Stock are entitled to receive dividends or other distributions as and when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends.

Series D Preferred Stock:

Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). Dividends on the Series D Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the Articles Supplementary establishing the terms of our Series D Preferred Stock, or the Articles Supplementary, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series D Preferred Stock are not entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

50

No dividends on shares of Series D Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears, and holders of the Series D Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our Common Stock and preferred stock, including the Series D Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, applicable law and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or declared and set apart for payment upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared and made upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our Common Stock or preferred stock that we may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except (x) by conversion into or exchange for our other stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up and (y) for transfers, redemptions or purchases made pursuant to the ownership and transfer restrictions contained in our charter).

51

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other class or series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other class or series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Redemption by Company:	Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights.

Series D Preferred Stock: The Series D Preferred Stock is not redeemable by us prior to June 15, 2026, except under circumstances intended to preserve our status as a real estate investment trust (“REIT”) for federal and/or state income tax purposes and except as described below under “-Special Optional Redemption.” On and after June 15, 2026, we may, at our option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Conversion:	Common Stock: Not convertible.

Series D Preferred Stock: The Series D Preferred Stock is not convertible into our Common Stock or any other security.

52

Liquidation:	Common Stock: Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to our Common Stock, if any, the holders of our Common Stock will be entitled to share ratably in our remaining assets legally available for distribution.

Series D Preferred Stock:

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our Common Stock or any other class or series of our stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

We will use commercially reasonable efforts to provide written notice of any such liquidation, dissolution or winding up no fewer than 10 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

53

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and to our second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this Prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 110,001,000 shares of stock, consisting of (i) 109,001,000 shares of common stock, $0.01 par value per share, of which 100,000,000 are classified as shares of Series A Common Stock, 1,000 are classified as shares of Series B Common Stock and 9,000,000 are classified as shares of Series C Common Stock, and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 are classified and designated as Series D Preferred Stock. As of July 31, 2026 there were 1,434,432 shares of Series A Common Stock and 973,736 shares of Series D Preferred Stock issued and outstanding and no shares of any other class or series of stock issued and outstanding.

Common Stock

The shares of Series B Common Stock and Series C Common Stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption to the shares of Series A Common Stock, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. As of the date of this Prospectus, no shares of Series B Common Stock or Series C Common Stock were issued and outstanding.

We are offering up to 5,355,548 shares of Common Stock (assuming all of the shares of Series D Preferred Stock are tendered in the Exchange Offer).

All shares of our Series A Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “-Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our Common Stock possess exclusive voting power. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of Common Stock that such stockholder is entitled to vote.

Holders of our Common Stock are entitled to receive dividends or other distributions as and when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to our Common Stock, if any, the holders of our Common Stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the Common Stock. Holders of our Series A Common Stock generally have no appraisal rights under the MGCL as long as the shares are listed on a national securities exchange. All shares of our Common Stock have equal dividend and liquidation rights, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. The rights, powers, preferences and privileges of holders of our Common Stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock that we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described below under the caption “-Restrictions on Ownership and Transfer.”

Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by Maryland law, our charter provides that a merger, consolidation, share exchange, dissolution or sale of substantially all of our assets may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our Common Stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the Common Stock, and authorizes us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our Board of Directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our Common Stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

54

We believe that the power of our Board of Directors to authorize us to issue additional authorized but unissued shares of Common Stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of Common Stock, which we refer to as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our aggregate outstanding shares of Common Stock or 9.8% of our aggregate outstanding shares of stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our Board of Directors may, upon receipt of such representations and undertakings reasonably necessary to make such a determination, and in its sole discretion, prospectively or retroactively, establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board of Directors may, but is not required to, require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our Board of Directors in its sole discretion, as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

Our Board of Directors may increase the ownership limit from time to time.

Our charter also prohibits:

●

any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

●

subject to certain exceptions relating to transactions through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system, any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if the Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT and, upon receipt of a recommendation to that effect from the Board of Directors, the holders of shares of Common Stock, by a vote of a majority of the votes entitled to be cast on the matter, determine that we shall revoke or otherwise terminate our REIT election. The holders of shares of Common Stock, upon receipt of a recommendation from the Board of Directors, may also determine that compliance with any of the restrictions set forth above is no longer required in order for us to qualify as a REIT and cause us to amend the charter to remove any such restriction or limitation.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be transferred automatically to a trust for the benefit of a charitable beneficiary, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will be null and void.

55

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trustee as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trustee, the trustee will have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee who would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. Upon such sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

●

the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price (as such term is defined in the charter) of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

●	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net proceeds in excess of the amount payable to the proposed transferee must be immediately paid to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

●	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every person who beneficially owns more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must disclose to us in writing such information as we may request, in good faith, in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority and to ensure compliance with the aggregate stock ownership limit.

If our Board of Directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our Common Stock or otherwise be in the best interests of our stockholders.

56

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and of our charter and bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

Election and Removal of Directors

In accordance with the terms of our charter, our Board of Directors is divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible with each class serving staggered three-year terms. Our charter and bylaws provide that the number of our directors may be established by a majority of our entire Board of Directors but may not be fewer than six nor more than eleven, unless approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Directors are elected by a plurality of all the votes cast in the election of directors. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of Common Stock that such stockholder is entitled to vote.

Our charter provides that any vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors, even if the remaining directors do not constitute a quorum of the Board of Directors, and any vacancy created by the removal of a director may be filled only by the vote of the holders of a majority of our shares of Common Stock. Any director elected to fill a vacancy will serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies.

Our charter provides that any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of our shares of Common Stock, except that, no director may be removed when the votes cast against the removal would be sufficient to elect the director if voted cumulatively in accordance with our charter.

Amendment to Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our Board of Directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our bylaws may be amended by our Board of Directors or by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Our Board of Directors may not amend provisions of bylaws that would change any rights with respect to any outstanding class of Common Stock by reducing the amount payable thereon upon our liquidation, or diminishing or eliminating any voting rights pertaining thereto, unless such amendment was also approved by two-thirds of the outstanding shares of such class. In addition, our Board of Directors may adopt a bylaw or an amendment to a bylaw changing the authorized number of directors only for the purpose of fixing our exact number of directors. Any change to the bylaws made by the stockholders may not be altered by the directors prior to the next annual meeting of stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

●	an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

57

A person is not an interested stockholder under the MGCL if the corporation’s Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the corporation’s Board of Directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock.

58

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

●	a classified Board of Directors;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the Board of Directors;

●	a requirement that a vacancy on the Board of Directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company elected to be subject to the classified board provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our Board of Directors the exclusive power to fix the number of directors and (2) require, unless called by our Chairman, our Chief Executive Officer, our President or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would increase the vote required to remove a director without stockholder approval.

Special Meetings of Stockholders

Pursuant to our bylaws, our Chairman, our Chief Executive Officer, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date the proxy statement for the preceding year’s annual meeting.

59

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws or (3) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board of Directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “–Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding shares of Common Stock or 9.8% in value of our outstanding shares of stock without the approval of our Board of Directors. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control of us.

Further, our Board of Directors has the power to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Common Stock” and “Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our Common Stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board of Directors to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by a majority of our entire Board of Directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “Special Meetings of Stockholders” and “Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to ensure the continuity and stability of our business strategies and policies as determined by our Board of Directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board of Directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our Common Stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

60

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into an indemnification agreement with each of our directors and executive officers that provides for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is Equiniti Trust Company, LLC.

61

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to certain holders of our Series D Preferred Stock that participate in the Exchange Offer and of acquiring, holding, and disposing of Common Stock received in the Exchange Offer. This discussion is based upon the Code, its legislative history, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a stockholder’s decision to participate in the Exchange Offer in light of their personal circumstances or to certain types of stockholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, pensions, employee stock ownership plans, regulated investment companies or REITs, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates and former citizens or long-term residents of the United States, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, except to the extent specifically set forth below, persons that own, or have owned, actually or constructively, more than 5% of our Series D Preferred Stock or our Common Stock, respectively, persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an “applicable financial statement, or persons subject to the alternative minimum tax. This summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular stockholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws). In addition, this discussion is limited to persons who hold our Series D Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. holder” means a beneficial owner of Series D Preferred Stock or Common Stock, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Series D Preferred Stock or Common Stock that is neither a U.S. holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion also does not generally consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our Series D Preferred Stock or Common Stock through such entities or arrangements. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Series D Preferred Stock or Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offer.

Stockholders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements. No assurance can be given that the tax characterizations and consequences set forth in this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Exchange Offer may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Stockholders are urged to consult with their own tax advisors to determine the specific consequences of participating in the Exchange Offer and of acquiring, holding, and disposing of stock in the Company.

62

Taxation of Our Company

General.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2000 . We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Whiteford, Taylor & Preston L.L.P. (“Whiteford”) has acted as our special tax counsel in connection with this registration statement. Whiteford will render an opinion to us to the effect that, for the years we have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2000, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Whiteford. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Whiteford has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when taxable income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

●	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed net capital gains.
●	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
●	Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

63

●	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.
●	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
●	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
●	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.
●	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a period that is generally five years beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.
●	Ninth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “— Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.
●	Tenth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our capital stock.
●	Eleventh, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

64

Requirements for Qualification as a REIT.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	that is beneficially owned by 100 or more persons;
(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and
(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit-sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, and we believe we will issue sufficient shares of our capital stock with sufficient diversity of ownership pursuant to this offering of our capital stock to allow us, to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our capital stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock — Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.

In the case of a REIT that is a partner in a partnership or a member in a limited liability company (unless otherwise stated, as used throughout this discussion of U.S. Federal Income Tax Consequences, “limited liability company” shall mean “a limited liability company treated as a partnership for U.S. federal income tax purposes), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership for U.S. federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. For purposes of the REIT qualification tests, the treatment of our ownership of partnerships or limited liability companies treated as disregarded entities for U.S. federal income tax purposes is generally the same as described below with respect to qualified REIT subsidiaries. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies.”

65

We have control of certain subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (including an entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.

We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “— Asset Tests.”

Income Tests.

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

●	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if we earned such amounts directly;
●	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

66

●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and
●	We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

67

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

●	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
●	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income. Further, the IRS may challenge positions we take in computing our REIT taxable income, which, if successful, could result in our disqualification as a REIT unless we were permitted to pay a deficiency dividend.

Prohibited Transaction Income.

Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any qualified REIT subsidiaries, subsidiary partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not intend, and we do not intend to permit our qualified REIT subsidiaries or subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us, our qualified REIT subsidiaries or our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax.

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests.

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

68

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. However, under the 2025 Act, this 20% asset value cap increases to 25% for calendar quarters commencing after December 31, 2025. We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded the current 20% cap, and in the future will not exceed 25% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any qualified REIT subsidiary, partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership or limited liability company in which we have an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% of our REIT taxable income; plus
●	90% of our after-tax net income, if any, from foreclosure property; minus
●	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

69

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

The 2025 Act makes permanent the initial provisions of the 2017 Tax Legislation (known as the “Tax Cuts and Jobs Act of 2017” or “TCJA”) pertaining to interest expense deduction limitations, such that, for taxable years beginning after December 31, 2024, our deduction for net business interest expense will generally be limited to 30% of our taxable income, determined without regard to deductions for interest, taxes, depreciation, and amortization (also known as EBITDA). If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.

We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our federal corporate income tax obligations. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid. In addition, if a dividend we have paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

70

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions.

From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such corporations or entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “— General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) U.S. federal income tax on its taxable income at regular rates, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “— Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Foreclosure Property.

The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, we would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends we would be required to distribute to stockholders. See “— Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

71

Failure to Qualify.

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Under the 2017 Tax Legislation, non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT (under Section 199A of the Code), other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017. This provision was slated to sunset on December 31, 2025; however, pursuant to the 2025 Act, the 20% deduction applicable to dividends from a REIT under section 199A of the Code is now made permanent for tax years beginning after December 31, 2025. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies

General.

We hold investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of (or, in the case of a sole member of a limited liability company that is a disregarded entity for U.S. federal income tax purposes, all of) the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our subsidiary partnerships and limited liability companies based on our capital interests in each such entity. See “— Taxation of Our Company.”

Entity Classification.

Our interests in our subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of a subsidiary partnership or limited liability company to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

72

Allocations of Income, Gain, Loss and Deduction.

A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704 (b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

If a subsidiary of ours that is treated as a partnership for U.S. federal income tax purposes acquires interests in property in exchange for interests in such partnership, the tax basis of these property interests generally will carry over to such partnership, notwithstanding their different book (i.e., fair market) value. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method chosen in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a REIT” and “— Annual Distribution Requirements.”

Any property acquired by the partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules.

The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Final Regulations were issued in December 2022, which largely tracked the Proposed Regulations issued in December 2017 and provides further guidance on certain partnership-related items that may be excepted from the centralized audit regime. Investors are urged to consult their tax advisors with respect to these audit procedures and their potential impact on their investment in our capital stock.

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

The Company intends to treat the Exchange Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and will file all federal, state, local, and other applicable tax returns, forms, statements, and other required documents in a manner consistent with such treatment. Consistent with such treatment, and subject to the discussion further below in this paragraph, and below under “—Treatment of Accumulated and Unpaid Dividends on Series D Preferred Stock,” a U.S. holder that receives Common Stock in exchange for its Series D Preferred Stock in the Exchange Offer will generally be treated as having exchanged Series D Preferred Stock for Common Stock in a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code and such U.S. holder will generally not recognize gain or loss for U.S. federal income tax purposes. A U.S. holder’s tax basis in the Common Stock received in the Exchange Offer will generally be the same as the U.S. holder’s adjusted tax basis in the Series D Preferred Stock that such U.S. holder tendered in the Exchange Offer that is allocable to the Common Stock received. A U.S. holder’s holding period in the Common Stock received in the Exchange Offer will include the holding period during which such U.S. holder held the Series D Preferred Stock that such U.S. holder tendered in the Exchange Offer. However, the U.S. federal income tax treatment of the Exchange Offer is not free from doubt. The IRS or a court could take the position that the value of the Common Stock received by a U.S. holder in the Exchange Offer exceeds the value of the Series D Preferred Stock surrendered. If the IRS or a court were to view the exchange pursuant to the Exchange Offer as the issuance of Common Stock to an exchanging holder having a value in excess of the Series D Preferred Stock surrendered by such holder, such excess value could be viewed as a taxable deemed distribution, a taxable fee, or other taxable income received by the exchanging holder in consideration for entering into the Exchange Offer. See also, the discussion below under “—Treatment of Accumulated and Unpaid Dividends on Series D Preferred Stock.”

73

Treatment of Accumulated and Unpaid Dividends on Series D Preferred Stock. As noted above, the receipt of Common Stock in exchange for Series D Preferred Stock the Company intends to treat the Exchange Offer as a “recapitalization” for U.S. federal income tax purposes. At the time of the exchange, the Series D Preferred Stock will have accumulated but unpaid dividends (a “dividend arrearage”). Applicable Treasury Regulations provide that, even if the exchange is a “recapitalization,” it may nonetheless result in a deemed distribution if (i) the “recapitalization” is conducted pursuant to a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits or (ii) a stockholder owning Series D Preferred Stock with dividends in arrears exchanges the Series D Preferred Stock for other stock in a “recapitalization” and the exchange results in a proportionate increase in the exchanging Series D Preferred Stock holders’ interest in our assets or earnings and profits. With respect to (ii), under applicable Treasury Regulations, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the Series D Preferred Stock surrendered. We do not expect the recapitalization to meet either of the circumstances described above. However, if either of the circumstances described above were satisfied, or if the IRS otherwise successfully takes the position that a portion of the Common Stock is allocable to the dividend arrearage, an exchanging U.S. holder may be treated as having received a deemed distribution. The lesser of (1) the amount by which the fair market value of the Common Stock received in the Exchange Offer (determined immediately following the Exchange Offer) exceeds the issue price of the Series D Preferred Stock, or (2) the amount of accumulated and unpaid dividends, will be treated as a deemed distribution of property made by the Company. Such a distribution would be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any dividend amounts generally will constitute “qualified dividend income.” Non-corporate U.S. holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a tax-free return of the U.S. holder’s adjusted tax basis in its Series D Preferred Stock, and thereafter as capital gain from the sale or exchange of the Series D Preferred Stock. U.S. holders are urged to consult their tax advisors regarding the potential implications of these rules.

Certain Reporting Requirements. If a U.S. holder tenders Series D Preferred Stock and receives Common Stock in exchange therefor, the U.S. holder may be required to retain in its records, and file with its U.S. federal income tax return for the taxable year in which the exchange takes place, a statement setting forth all of the relevant facts in respect of the non-recognition of gain or loss upon such exchange, including: (a) tax basis in the Series D Preferred Stock tendered in the exchange; and (b) the fair market value of the Common Stock received in the exchange as of the effective time of the exchange. Each Stockholder is urged to consult its own tax advisor concerning any information reporting requirements applicable to the Exchange Offer.

U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

Tax Consequences to Tendering Non-U.S. Holders in the Exchange Offer

The following discussion applies only to non-U.S. holders. Subject to the discussion below concerning FIRPTA (as defined below), if a non-U.S. holder tenders Series D Preferred Stock in the Exchange Offer, the exchange will be treated in the same manner as if such person was a U.S. holder as described above, provided, that:

●	any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

○	a lower treaty rate applies and the non-U.S. holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

○	the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty; and

(1)	any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,

(2)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

(3)	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in clause (B) of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, subject to the exceptions described in this section, non-U.S. holders could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Series D Preferred Stock into Common Stock if shares of Series D Preferred Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. We believe we are a USRPHC. However, shares of our Series D Preferred Stock will not be treated as USRPIs and a non-U.S. holder generally will not incur tax under FIRPTA with respect to shares of our Series D Preferred Stock exchanged in the Exchange Offer if the Series D Preferred Stock is “regularly traded” on an established securities market and such non-U.S. holder owned, actually or constructively, 10% or less of the Series D Preferred Stock, at all times during a specified testing period. Our Series D Preferred Stock is “regularly traded” on an established securities market.

74

Even if our Series D Preferred Stock constitutes a USRPI, provided the Common Stock received in the Exchange Offer also constitutes a USRPI, a non-U.S. holder generally will not recognize gain or loss upon an exchange of Series D Preferred Stock for our Common Stock so long as certain FIRPTA related reporting requirements are met. If the gain on the exchange of the Series D Preferred Stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. To the extent that any amounts are treated pursuant to the above discussion as dividend income, such distributions could be subject to tax under FIRPTA. Non-U.S. holders are urged to consult with their own tax advisers regarding FIRPTA.

Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

Tax Consequences to Non-Tendering Holders of Series D Preferred Stock in the Exchange Offer

Non-tendering holders of Series D Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Such holder’s adjusted tax basis and holding period in its Series D Preferred Stock will remain unchanged.

Tax Consequences to U.S. Holders of Common Stock

Distributions Generally.

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. Non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT under section 199A of the Code, as discussed above, other than capital gain dividends and dividends treated as qualified dividend income. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives capital stock pursuant to such distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

75

Capital Gain Dividends.

Dividends that we properly designate as “qualified” capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations (other than S corporations, for which dividends are passed through to its shareholders) may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

●	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;
●	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;
●	receive a credit or refund for the amount of tax deemed paid by it;
●	increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
●	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.

Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

76

Dispositions of Our Capital Stock.

If a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us.

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “— Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it: (i) is “substantially disproportionate” with respect to the U.S. holder results in a “complete redemption” of the U.S. holder’s stock interest in us; or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Distributions Generally.” Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock. If a redemption or repurchase of shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “— Sale of Our Capital Stock.”

Tax Rates.

The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, investment income of certain U.S. shareholders that are individuals, estates, and trusts, including REIT dividends, as well as gains from the sale of our capital stock, are generally subject to the 3.8% net investment income tax in addition to capital gains tax.

77

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our capital stock will be publicly traded upon completion of this offering of our capital stock (and, we anticipate, will continue to be publicly traded), we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex and constantly evolving from a regulatory and IRS guidance perspective, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and the applicability of available income tax or related treaties on the purchase, ownership and disposition of shares of our capital stock, including any information reporting requirements.

Distributions Generally.

Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”), nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty for which an applicable non-U.S. holder qualifies, unless the distributions are treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (or, if pursuant to an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends paid from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated ordinary federal income tax rates, or current 21% federal corporate income tax rate, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty for which an applicable non-U.S. holder qualifies.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty withholding tax rate applies and the non-U.S. holder furnishes a timely completed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or

(3)	the non-U.S. holder, if acting as an intermediary, furnishes a completed IRS Form W-8 IMY (or other applicable documentation), with accompanying timely completed IRS Form W-8BENs or W-8BEN-Es (or other applicable documentation) for ultimate beneficial owners of such distributions evidencing eligibility for reduced treaty rates.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such capital stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, under current U.S. tax law such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

78

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.

Distributions paid to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our capital stock is treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or
(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant FIRPTA, distributions to a non-U.S. holder that are attributable to gain from sales, dispositions, or exchanges by us of USRPIs, whether or not designated as capital gain dividends, may cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. As a result of FIRPTA, non-U.S. holders generally would either be taxed at (i) the regular graduated federal income tax rates in the case of individuals or (ii) the flat 21% federal corporate income tax rate applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Additionally, distributions made to non-U.S. holders that are foreign corporations may also be subject to a 30% branch profits tax. In this context, under current law, we may be required to withhold and to remit to the IRS 21% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to any gain from sales, dispositions, or exchanges by us of USRPIs. The amount withheld would be creditable against the non-U.S. holder’s ultimate U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA withholding or underlying taxation, and therefore, not subject to the 21% U.S. withholding tax described above, provided the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally would be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains.

Although the law is not clear on the matter, it would appear that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

79

Sale of Our Capital Stock.

Except as described below under “— Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, disposition, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation” (“USRPHC”) will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership generally will be determined by looking through certain pass-through entities and certain other entities. Notwithstanding the foregoing ownership rules, a person who at all applicable times holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States will be treated as a United States person unless the REIT has actual knowledge that such person is not a United States person or is a foreign-controlled person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	our capital stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as Nasdaq; and
(2)	such non-U.S. holder owned, actually and constructively, 10% or less of our capital stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, disposition, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder would be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, disposition, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, disposition, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would likely be required to withhold and remit to the IRS 15% of the purchase price.

80

Redemption or Repurchase by Us.

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale, disposition, or exchange of the redeemed or repurchased shares. See “— Taxation of Taxable U.S. Holders of Our Capital Stock — Redemption or Repurchase by Us.” Qualified shareholders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Taxation of Non-U.S. Holders of Our Capital Stock — Distributions Generally” above. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “— Sale of Our Capital Stock.”

 Information Reporting and Backup Withholding

U.S. Holders.

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
●	the holder furnishes an incorrect taxpayer identification number;
●	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
●	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders.

Payments of dividends on our capital stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or W-8IMY (with appropriate supporting W-8s for corresponding beneficial owners) or otherwise establishes an exemption. However, information withholding returns are required to be filed with the IRS in connection with any U.S. source dividends on our capital stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock.

81

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding, informational reporting, and beneficial ownership or intermediary certificate disclosures (on IRS Form W-8s) under FATCA to their investment in our capital stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF THE EXCHANGE OFFER OR AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF HOLDING STOCK IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

82

MARKET PRICE FOR COMMON STOCK and RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock has been listed on the Nasdaq Capital Market under the symbol “SQFT” since October 7, 2020. Our Series D Preferred Stock has been listed on the Nasdaq Capital Market under the symbol “SQFTP” since June 11, 2021. On January 24, 2022, our Series A Warrants began trading on the Nasdaq Capital Market under the symbol “SQFTW”.

Performance Graph

Not required.

Number of Common Stockholders

As of August 6, 2026, there were approximately 3,700 holders of our Common Stock.

Dividend Payments

The following is a summary of distributions declared per share of our Common Stock and for our Series D Preferred Stock for the six months end June 30, 2026 and the years ended December 31, 2025 and 2024. As of January 28, 2026, the Board of Directors has suspended the Company’s monthly dividend on its Series D Preferred Stock commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payments on the Series D Preferred Stock that are in arrears. The Board has not indicated when it will resume approving dividends on our Common Stock. The Board and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated.

Common Stock

Quarter Ended	2026	2025	2024
	Distributions Declared	Distributions Declared	Distributions Declared
March 31	$—	$—	$—
June 30	—	—	—
September 30	—	—	—
December 31	—	—	—
Total	—	$—	$—

Series D Preferred Stock

Month	2026	2025	2024
	Distributions Declared	Distributions Declared	Distributions Declared
January	$—	$0.19531	$0.19531
February	—	0.19531	0.19531
March	—	0.19531	0.19531
April	—	0.19531	0.19531
May	—	0.19531	0.19531
June	—	0.19531	0.19531
July		0.19531	0.19531
August		0.19531	0.19531
September		0.19531	0.19531
October		0.19531	0.19531
November		0.19531	0.19531
December		0.19531	0.19531
Total	$	$2.34372	$2.34372

83

Dividend Policy

We plan to pay at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT. We intend to continue to declare dividends, however, we cannot provide any assurance as to the amount or timing of future dividends. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2025, we did not paid dividends to holders of our Common Stock.

To the extent that we pay dividends in excess of our earnings and profits, as computed for federal income tax purposes, these dividends will represent a return of capital, rather than a dividend, for federal income tax purposes. Dividends that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital dividends in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing dividends paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually. During the years ended December 31, 2025 and December 31, 2024, all dividends to holders of our Common Stock were non-taxable as they were considered return of capital to the stockholders.

As of January 28, 2026 the Board of Directors has suspended our monthly dividend for Series D Preferred Stock. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payments on the Series D Preferred Stock that are in arrears. We currently estimate that suspension of the dividend will preserve approximately $2.3 million in cash on an annualized basis. The Board and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated.

Recent Sales of Unregistered Securities

None.

Issuer Purchases of Equity Securities

In November 2023, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Common Stock and up to $4.0 million of our Series D Preferred Stock which expired in November 2024. In December 2024, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Common Stock and up to $4.0 million of our Series D Preferred Stock, which expired in December 2025. During the year ended December 31, 2025, we repurchased 16,080 shares of our Common Stock, with an average price of $4.79 per share, including a commission of $0.025 per share, for a total cost of $77,092 for the Common Stock. This does not include the shares repurchased in the Tender Offer during April-May 2025 as noted below. During the year ended December 31, 2025, the Company repurchased 23,346 shares of our Series D Preferred Stock at an average price of approximately $14.76 per share, including a commission of $0.035 per share, for a total cost of $344,503 for the Series D Preferred Stock. Any repurchased shares are treated as authorized and unissued in accordance with Maryland law and shown as a reduction of stockholders’ equity at cost. There were no repurchases of Series A Common Stock or Series D Preferred Stock during three months ended March 31, 2026 as there were no repurchase plans in place.

The following tables contain information for shares of Common Stock and Series D Preferred Stock repurchased during the year ended December 31, 2025. There were no shares of Common Stock or Series D Preferred Stock repurchased during the six months ended June 30, 2026.

84

Common Stock:

Month	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
January 2025	—	$—	—	$5,956,977
February 2025	—	—	—	5,956,977
March 2025	—	—	—	5,956,977
April 2025	—	—	—	5,956,977
May 2025 (1)	214,412	6.80	—	5,956,977
June 2025	4,091	4.53	4,091	5,938,425
July 2025	—	—	—	5,938,425
August 2025	586	4.92	586	5,935,539
September 2025	11,403	4.88	11,403	5,879,885
October 2025	—	—	—	5,879,885
November 2025	—	—	—	5,879,885
December 2025 (2)	—	—	—	—
Total	230,492	$6.66	16,080	$—

Series D Preferred Stock:

Month	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
January 2025	2,854	$14.36	2,854	$3,918,112
February 2025	5,233	15.52	5,233	3,836,896
March 2025	4,757	15.30	4,757	3,764,118
April 2025	—	—	—	3,764,118
May 2025	4,620	14.16	4,620	3,698,678
June 2025	4,795	14.05	4,795	3,631,303
July 2025	—	—	—	3,631,303
August 2025	—	—	—	3,631,303
September 2025	—	—	—	3,631,303
October 2025	380	15.19	380	3,625,532
November 2025	506	15.41	506	3,617,733
December 2025 (2)	201	15.65	201	—
Total	23,346	$14.76	23,346	$—

(1) On April 8, 2025, we commenced a fixed price self-tender offer (the “Tender Offer”) to purchase for cash all odd lots plus up to 200,000 shares of the Company’s Common Stock, par value $0.01 per share, properly tendered and not properly withdrawn prior to the expiration date, subject to the Company’s ability to increase the number of shares accepted for payment in the Tender Offer by up to 2% of the Company’s outstanding common stock (resulting in an increase of up to approximately 28,308 shares) without amending or extending the Tender Offer in accordance with rules promulgated by the SEC, at $6.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Tender Offer expired at 11:59 P.M., New York City time, on May 5, 2025. Based on the final count by the depositary for the Tender Offer, 214,412 shares of Common Stock were validly and successfully tendered and not properly withdrawn, including tenders of shares for which the tender was defective but for which the Company waived such defects. Pursuant to the terms of the Tender Offer, the Company accepted for purchase 214,412 shares of Common Stock, including 1,209 odd lot shares. Total cash required to complete the Tender Offer was approximately $1,458,000, excluding fees and expenses related to the Tender Offer. We believe that the Tender Offer provided an efficient mechanism to provide our stockholders who desired immediate liquidity with the opportunity to tender shares at a favorable price relative to the current market price and without incurring broker’s fees associated with most secondary market sales, while also providing a benefit to those stockholders who did not participate, as such stockholders automatically increased their relative percentage ownership interest in the Company and our future operations, including any liquidity events that we may have in the future. Another purpose of the Tender Offer was to reduce the number of our issued and outstanding shares and to reduce or eliminate all of our odd lots. Overall, we believe that the Tender Offer was a prudent use of our financial resources given our business profile, capital structure, assets and liabilities.

(2) On December 19, 2024, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Common Stock and up to $4.0 million of our Series D Preferred Stock. The stock repurchase programs that expired on December 18, 2025, were not renewed by the Board of Directors.

85

Interests of Directors, Executive Officers and Others

The following table lists the shares of Series D Preferred Stock beneficially owned by our directors, executive officers, and other affiliates or related persons as of June 30, 2026:

Name	Aggregate Number of Shares of Series D Preferred Stock	Percentage of Series D Preferred Stock Beneficially Owned
Jack K. Heilbron	17,863	1.8%
Gary M. Katz	265	0.0%
Ed Bentzen	200	0.0%
Jennifer A. Barnes	-	0.0%
James R. Durfey	-	0.0%
Steve Hightower	-	0.0%
Tracie Hager	-	0.0%
Total for Directors and Executive Officers (1)	18,328	1.9%

(1)	See “Security Ownership of Certain Beneficial Owners and Management”.

Neither Mr. Heilbron, Mr. Katz or Mr. Bentzen will receive any benefit by virtue of participation in the Exchange Offer that is not shared on a pro rata basis with holders of the outstanding Series D Preferred Stock exchanged pursuant to the Exchange Offer. All three have indicated to us that they intend to tender such Series D Preferred Stock into the Exchange Offer.

86

MARKET OVERVIEW

ECONOMIC ENVIRONMENT

We believe that the US macroeconomic environment in 2026 is marked by cautious optimism in the face of generally uncertain headwinds: as Morgan Stanley notes in its market outlook for 2026, an expectation for sheepish growth in Q1 of 2026 dovetails into forecasts of moderate improvement as monetary policy moves to a more neutral position. Similar observations have been noted by other investor outlooks; for example, Colliers Securities notes that while signs of economic distress have been present, the scale of these signals was beneath expectations and the reaction to them in the lending market has been to “kick the can,” suggesting that the market has a tolerance for near term uncertainty on the belief that headwinds will lessen further down the road.

The general optimism for a resilient marketplace, coupled with the expectation for decreases in interest rates from the Federal Reserve, could position REITs more favorably in 2026 relative to recent periods as market conditions show signs of trending towards equilibrium. REIT-related experts like Nareit cite that a shift towards equilibrium would position REITs to improve their value as two key gaps close: the gap between public and private real estate valuations, and the gap between REITs and broader tech-focused equity. Below, two graphics highlight the ongoing gaps and the historical tendency for the narrowing of such gaps to favorably affect REIT valuations:

87

In the corresponding bar graph, REITs have dealt with a long-standing gap of 100+ basis points between public and private valuations. The closure of such a gap has historically corresponded with an increase in real-estate transactions as private appraisal valuations fall or the cost of purchasing continues to decrease as interest rates fall. Conversely speaking, the historical trend line of comparative earnings valuations illustrates that while current valuations favor broader-equity, REITs’ earnings multiples suggest an opportunity for relative outperformance as this gap narrows. While the timing of such a normalization remains uncertain, the current macroeconomic forecasts of moderate interest rate cuts and market resilience would support the gradual normalization of relative valuations over time. The tension within this current valuation gap seems to track with the broader real estate market sentiment in general; CBRE reports that across all sectors, capitalization rates have leveled off at a peak value over the last two fiscal quarters of 2025, a trend that would support the eventual increase in property valuations.

CREDIT MARKET ENVIRONMENT

For December 2025, the Federal Funds Rate was 3.72%, a decrease of 116 basis points from 2024, which ended the year at a rate of 4.88%. As of January 2026, the current market rate for fixed-rate mortgages ranged from 5.52% to 6.25%, while commercial real estate rates hovered between 5.17% to 6.50%, depending on the building type. While these rates reflect a decrease in the cost of borrowing for buyers and certain market observers believe there is a reasonable expectation for rate cuts in 2026, the credit market for 2026 may prove immobile due to long term expectations about the market, as noted by JP Morgan in its 2026 projections: “While markets are pricing short-term interest rates to come down by 0.5-0.75% over the coming year, mortgage rates and longer-term rates might stay elevated as fiscal concerns weigh on the long end of the yield curve. This could be an environment that keeps construction restricted and rewards patient capital investing in supply-constrained markets.”

The trepidation about changes to long term credit market rates aligns with what can be observed in the Federal Reserve’s policy outlook for 2026 and beyond; according to reporting published by the Congressional Research Service, the Federal Reserve has positioned itself to pursue a “neutral policy” in relation to its targets for the Federal Funds Rate, and its internal modeling suggests that current rates would fit the bill of neutrality, despite the relative ambiguity of that modeling. Though past behavior is not an indicator of future decisions, forecasting modest movements from the Federal Reserve would align with its historical response to competing concerns about inflation and unemployment, as seen below:

As modestly decreased interest rates would be advantageous for our purposes, it is worth noting that decreased rates would not necessarily translate to loan refinancing or new mortgages, as these rates vary across properties and depend on a variety of performance indicators including but not limited to cash flows, occupancy rates, and lender credit.

88

SECTOR SPECIFIC OUTLOOKS

Colliers Securities notes the following for the primary real-estate sectors in their 2026 outlook for the US:

●	Multifamily and Industrial/Logistics (IL): improved development pipelines have allowed both sectors to grow, which could in theory create the conditions for further improvement in fundamental metrics. The multifamily sector specifically shows signs of increased opportunity while reduced supply constraints have the potential to increase transactions within the IL sector.

●	Office: high vacancy rates have muddied signals of recovery and increased demand across multiple regional markets, making properties expensive to both acquire and maintain occupancy.

As it pertains to the wider housing market, the general indicators for 2026 market expectations largely reflect the same uncertainty felt across the broader US economy. According to the National Association of Homebuilders’ housing market sentiments rose in Q4 of 2025 and fell slightly in January of 2026, as sales conditions, short term (6 month) sales expectations, and prospective buyer traffic collectively fell. As of January, homebuilder sentiment was at a value of 37 out of 100, which reflects an overall negative outlook about the expectations for and demand of single-family home sales over the next six months.

Though the January report reflects a broadly pessimistic near-term outlook, the current trend line for 2026 falls within the range of index scores observed over the past 24 months, with homebuilder sentiment charting as high as 44 as of January 2024 on the index and as low as 32 as of June 2025. In the context of our business operations, specifically our model homes segment, overall builder sentiment offers an understanding of the broader macroeconomic trends for the housing market but is nonspecific to model homes, thus limiting its utility to general forecasting about broader market forces.

89

business and property

You should read the following discussion in conjunction with the sections of this Prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

The Company operates as an internally managed, diversified REIT, with primary holdings in office, industrial, retail, and triple-net leased model home properties. The Company acquires, owns, and manages a geographically diversified portfolio of real estate assets, including office, industrial, retail and model home residential properties leased to homebuilders located in the United States. As of March 31, 2026, the Company owned or had an equity interest in:

●	Seven office buildings and one industrial property (“Office/Industrial Properties”) which total approximately 638,620 rentable square feet (unaudited);

●	One retail building (“Retail Property”) with approximately 10,500 rentable square feet (unaudited); and

●	75 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 223,260 square feet (unaudited), leased back on a triple-net basis to homebuilders, that are owned by four affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of March 31, 2026, all of the model homes in Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, Dubose Model Home Investors #204, and Dubose Model Home Investors #206, LP had been sold.

We own three commercial properties located in Colorado, three in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have, in the past, entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expenses or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple-net lease. Under a triple-net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

We seek to diversify our portfolio by commercial real estate segments, including office, industrial, retail and model home properties to reduce the adverse effect of a single under-performing segment and/or tenant. We further mitigate risk at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individually owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

Our Current Portfolio

Our commercial portfolio currently consists of three commercial properties located in Colorado, three in North Dakota, one in Southern California, one in Texas and one in Maryland, and 75 model home properties located in four states, with the majority located in Texas and Alabama. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Commercial Portfolio

As of March 31, 2026, our commercial real estate portfolio consisted of the following properties:

($ in 000’s) Property Location	Sq., Ft.	Date Acquired		Year Property Constructed		Purchase Price	Occupancy	Percent Ownership	Mortgage On property
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (1)	57,807	08	/10	1989		$10,000	84.5%	92.0%	$6,221
Grand Pacific Center, Bismarck, ND	94,943	03	/14	1976		5,350	88.6%	100.0%	6,329
Arapahoe Center, Colorado Springs, CO	79,023	12	/14	2000		11,850	100.0%	100.0%	8,635
West Fargo Industrial, West Fargo, ND	150,099	08	/15	1998	/2005	7,900	100.0%	100.0%	5,750
300 N.P., West Fargo, ND	34,517	08	/15	1922		3,850	56.2%	100.0%	-
One Park Centre, Westminster CO	69,173	08	/15	1983		9,150	84.0%	100.0%	6,097
Shea Center II, Highlands Ranch, CO (2)	121,306	12	/15	2000		25,961	69.7%	100.0%	16,353
Baltimore, Baltimore, MD	31,752	12	/21	2006		8,892	100.0%	100.0%	5,670
Total Office/Industrial Properties	638,620					$82,953	87.1%		$55,055
Retail Properties:
Mandolin, Houston, TX (3)	10,500	08	/21	2021		4,892	100.0%	61.3%	3,423
Total Retail Properties	10,500					4,892	100.0%	61.3%	3,423

(1)	Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.
(2)	During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property. Additionally, during the three months ended March 31, 2026, Shea Center II was listed as held for sale, related to the foreclosure sale and impaired approximately $0.4 million.
(3)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

90

The following tables show a list of commercial properties owned by the Company grouped by state and geographic region as of March 31, 2026:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
California	1	57,807	8.9%	$1,362,123	14.4%
Colorado	3	269,502	41.5%	4,286,922	45.3%
Maryland	1	31,752	4.9%	753,721	8.0%
North Dakota	3	279,559	43.1%	2,696,307	28.5%
Texas	1	10,500	1.6%	356,537	3.8%
Total	9	649,120	100.0%	$9,455,610	100.0%

Model Home Portfolio

Our model home division utilizes newly-built single family model homes as an investment vehicle. Our model home division purchases model homes from, and leases them back to, homebuilders as commercial tenants on a triple-net basis. These triple-net investments in which the commercial homebuilders bear the expenses of operations, maintenance, real estate taxes and insurance (in addition to defraying monthly mortgage payments), alleviate significant cost and risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

The following table shows a list of our Model Home properties by geographic region as of March 31, 2026:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Alabama	10	23,835	10.7%	$347,064	10.6%
Arizona	1	3,474	1.5%	$74,280	2.3%
Tennessee	2	5,534	2.5%	$89,304	2.7%
Texas	62	190,417	85.3%	$2,767,296	84.4%
Total	75	223,260	100.0%	$3,277,944	100.0%

Description of Our Commercial Properties

California Properties

●	Genesis Plaza is a four-story office building located in the Kearny Mesa submarket of San Diego. The property is situated on Interstate 15 with excellent visibility and signage opportunity for tenants. Additionally, the property is one of the few in Kearny Mesa to provide underground parking. Genesis Plaza’s rent roll includes several national and regional tenants. We renovated the common areas to improve its desirability to today’s tenants.

Colorado Properties

●	Arapahoe Center is a one-story flex/office property located in Denver’s Southeast submarket, a location popular with technology firms. Although the property was fully leased upon acquisition, the property had entered into foreclosure and we purchased it from the lender. We subsequently negotiated a lease buy-out from one of the tenants and expanded the adjacent tenant, resulting in additional revenue from the buy-out fee and a long-term lease extension while retaining 100% occupancy.

●	One Park Centre is a four-story office building located in Westminster, a suburb north of Denver. Similar to many of our acquisitions, when we acquired this property it had strong in-place cash flow with several leases at below-market rent. To add further value, we are renovating the common areas to create a more modern environment desired by today’s tenants. The property’s location caters to local businesses preferring to locate near employee housing rather than commuting to Denver’s other employment centers.

●	Shea Center II is a four-story, Class “A” office building located in Denver’s Highlands Ranch community. This location just south of Highway 470 west of Denver with new walkable amenities across the street is attractive to tenants living in upscale Highlands Ranch and other nearby suburbs. During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property. Additionally, during the three months ended March 31, 2026, Shea Center II was listed as held for sale, related to the foreclosure sale and impaired approximately $0.4 million. The foreclosure sale took place on July 1, 2026.

Maryland Property

●	McElderry - located in Baltimore, Maryland, is a single-tenant, 31,752 sqft building constructed in 2006 and is fully leased on a long-term, triple-net basis to Johns Hopkins University.

North Dakota Properties

●	Grand Pacific Center is a six-story office building located in Downtown Bismarck. Based on the region’s strong economic drivers and our prior success repositioning Dakota Center in Fargo, this property was acquired with the intent to perform a similar common area renovation, which is expected to result in higher market rents and solidify Grand Pacific Center as the foremost office building in the submarket. We also increased potential cash flow by structuring new leases to require the tenants to pay a portion of operating expense increases.

●	300 N.P. is a historic mixed-use building located in Downtown Fargo of which we own the multi-tenant office portion of this property. Originally constructed in 1923 for a farm equipment manufacturer, the building was renovated in 2004 as an office/residential condominium. We acquired the property due to its strong in-place cash flow at below-market rents with further upside achievable by leasing vacant space.

●	West Fargo Industrial is a multi-tenant industrial campus located in West Fargo consisting of the three projects. The campus is located in an established industrial area near the major east-west thoroughfares of Interstate 94 and Main Avenue. This asset met our acquisition criteria due to its strong in-place cash flow plus potential for upside by raising rents to market, and is made up of three building referred to as Main Avenue, 10th Street and 13th Street as noted below.

●	Main Avenue consists of two buildings. This project accommodates mid-sized tenants requiring loading docks and ample truck access.

91

●	10th Street is a multi-tenant industrial park that can accommodate approximately 11 tenants and consists of three buildings. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 53,000 square feet.

●	13th Street is a multi-tenant industrial park that can accommodate approximately six tenants and consists of two buildings. This project caters to small tenants. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 15,000 square feet.

Texas Property

●	Mandolin - located in Houston, Texas, is a single-tenant, 10,500 sqft building constructed in 2021 and is fully leased on a long-term, triple-net basis to a franchisee of a national child education provider. The property is located in a growing submarket with strong demographics and significant daytime population. The property features an extensive outdoor play area.

Description of Our Model Home Operations

Our model home division utilizes a newly-built single family model home as an investment vehicle. This division purchases model homes and leases them back to the homebuilders as commercial tenants. These triple-net investments alleviate a significant amount of the risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

Our Model Home business was started in March 2010 through the acquisition of certain assets and rights from Dubose Model Homes USA. Our model home business (“NetREIT Dubose”) is engaged in the business of acquiring model homes from third party homebuilders in sale-leaseback transactions whereby a homebuilder sells the Model Home to NetREIT Dubose and leases back the Model Home under a triple net lease for use in marketing its residential development.

We currently operate two limited partnerships in connection with NetREIT Dubose:, Dubose Model Home Investors #205, LP (“DMHI #205”), and Dubose Model Home Investors #207, LP (“DMHI #207”). The limited partnerships typically raise private equity to invest in Model Home Properties and lease them back to the homebuilders. When the model homes’ lease ends, these properties are sold to independent third parties as residential homes. As of March 31, 2026, the Company owned:

●	4.0% of DMHI #205, which has raised $2.5 million, and was formed in 2019 to raise up to $5.0 million through the sale of partnership units.

●	3.5% of DMHI #207, which has raised $2.6 million, and was formed in 2023 to raise up to $5.0 million through the sale of partnership units. This partnership continues to raise capital through the sale of additional limited partnership units.

●	100% of NetREIT Model Homes, Inc.

We provide management services to our limited partnerships through our wholly-owned subsidiaries, NetREIT Advisors, LLC (“NetREIT Advisors”) and Dubose Advisors LLC (“Dubose Advisors”), which we refer to collectively as the Advisors. For their services, each of the Advisors receives ongoing management fees, acquisition fees and has the right to receive certain other fees when a partnership sells or otherwise disposes of a model home. NetREIT Advisors manages NetREIT Model Homes, Inc. and Dubose Advisors manages DMHI #205, and DMHI #207. As of March 31, 2026, Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, and Dubose Model Home Investors #206, LP had no remaining assets.

Top Ten Tenants Physical Occupancy Table

The following table sets forth certain information with respect to our top 10 tenants at our Office/Industrial and Retail Properties.

As of March 31, 2026 Tenant	Number of Leases	Annualized Base Rent	% of Total Annualized Base Rent

Johns Hopkins University	1	753,721	7.97%
Finastra USA Corporation	1	561,720	5.94%
KLJ Engineering LLC	1	536,080	5.67%
MasTec North America, Inc.	1	389,947	4.12%
L&T Care LLC	1	356,537	3.77%
Meissner Jacquet Real Estate Management Group, Inc.	1	341,869	3.62%
Wells Fargo Bank, NA	1	307,934	3.26%
OnPoint Medical Group Holdings, LLC	1	287,480	3.04%
Axia Energy II, LLC	1	229,350	2.43%
JET Infrastructure Holding IA LLC	1	208,252	2.20%
		$3,972,890	42.02%

Office/Industrial and Retail Properties:

Expiration Year	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
Month to Month(1)	15	12,091	$42,120	0.0%

2026	26	153,138	$2,518,930	26.7%
2027	27	85,547	$1,197,612	12. %
2028	18	87,164	$1,720,083	18.3%
2029	18	77,169	$1,347,658	14.3%
2030	5	44,958	$778,105	8.3%
Thereafter	11	97,308	$1,851,102	19.7%
Totals	105	545,284	$9,413,490	100.0%

(1)	One of these leases expired on March 31, 2026 and was located in our West Fargo property, and accounted for approximately 3% of West Fargo’s annual rent. During April 2026 the tenant renewed its lease until March 31, 2028. The remaining leases are mainly for month to month storage, parking and other miscellaneous space.

92

Model home properties:

Expiration Year (1)	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
Expired Leases(2)	3	6,915	$—	0.0%
2026	50	155.706	2,271,504	71.5%
2027	22	60.639	903,900	28.5%
	75	223,260	$3,175,404	100.0%

(1)	These leases are subject to extensions by the home builder depending on sales of the total development. All model homes are sold at the end of the lease period.
(2)	These properties came off lease during 2025 and are listed as held for sale as of March 2026.

Physical Occupancy Table for Last Three Years

The following table presents the percentage occupancy as of December 31 for each of our current commercial properties owned for each of the last three years and as of March 31, 2026

	Date	Percentage Occupancy as of the Year Ended December 31			As March 31
	Acquired	2023	2024	2025	2026
Office/ Industrial Properties:
Genesis Plaza	08/10	100.0%	95.6%	100.0%	84.5%
Dakota Center (2)	05/11	58.1%	46.1%	46.1%	N/A %
Grand Pacific Center	03/14	89.7%	88.6%	88.6%	88.6%
Arapahoe Center	12/14	88.0%	100.0%	100.0%	100.0%
West Fargo Industrial	08/15	100.0%	97.2%	96.5%	100.0%
300 N.P.	08/15	66.4%	66.4%	66.4%	56.2%
One Park Centre	08/15	75.0%	85.7%	84.0%	84.0%
Shea Center II	12/15	67.1%	68.9%	71.5%	69.7%
Baltimore	12/21	100.0%	100.0%	100.0%	100.0%
Retail Properties:
Union Town Center (1)	12/14	79.5%	100.0%	N/A %	N/A
Research Parkway (1)	08/15	100.0%	88.8%	N/A %	N/A
Mandolin	08/21	100.0%	100.0%	100.0%	100.0%

(1)	These properties were sold during February 2025.
(2)	The sale on this property is expected to take place during the first quarter of 2026.

Annualized Base Rent Per Square Foot for Last Three Years

The following table presents the average effective annual rent per square foot for each of our commercial properties owned as of March 31, 2026.

Annualized Base Rent per Square Foot (1)

As of March 31, 2026

	12/31/2024	12/31/25		3/31/26		Annualized Base Rent (2)		Net Rentable Square Feet
Office/ Industrial Properties:
Genesis Plaza	$31.67		$31.95		$32.23		$1,362,123	57,807
Dakota Center (4)	$15.85		$15.41	$	N/A	$	N/A	119,434
Grand Pacific Center	$14.84		$14.91		$14.96		$1,259,049	93,153
Arapahoe Center	$14.72		$15.17		$15.29		$1,208,170	79,023
West Fargo Industrial	$7.31		$7.50		$7.55		$1,133,743	150,099
300 N.P.	$15.56		$15.87		$15.66		$303,515	34,517
One Park Centre	$24.77		$25.17		$25.26		$1,468,390	69,174
Shea Center II (5)	$21.82		$20.93		$19.62		$1,610,363	121,306
Baltimore	$22.82		$23.28		$23.74		$753,721	31,752
Retail Properties:
Union Town Center (3)	$25.71	$	N/A	$	N/A	$	N/A	44,042
Research Parkway (3)	$24.53	$	N/A	$	N/A	$	N/A	10,700
Mandolin	$32.64		$33.29		$33.96		$356,537	10,500

(1)	Annualized Base Rent divided by the occupied square feet.
(2)	Annualized Base Rent is based upon actual rents due as of March 31, 2026, determined using GAAP including CAM reimbursements.
(3)	This property was sold during the February 2025
(4)	This property was sold during January 2026.
(5)	This property was held for sale as of March 31, 2026.

93

Use of Leverage

We use mortgage loans secured by our individual properties in order to maximize the return for our stockholders. Typically, these loans are for terms ranging from five to ten years. Currently, seven of our nine commercial mortgage loans are structured as non-recourse to us with limited exceptions that would cause a recourse event only upon occurrence of certain fraud, misconduct, environmental, or bankruptcy events. Non-recourse financing limits our exposure to the amount of equity invested in each property pledged as collateral thereby protecting the equity in our other assets. We can provide no assurance that the non-recourse financing will be available to us in the future on terms that are acceptable to us, or at all and there may be circumstances where lenders have recourse to our other assets. To a lesser extent, we use recourse financing. At March 31, 2026, $22.3 million of our total debt contained recourse to the Company, of which $5.2 million was related to the model homes properties.

We have used both fixed and variable interest rate debt to finance our properties. Wherever possible, we prefer to obtain fixed rate mortgage financing as it provides better cost predictability. As of March 31, 2026, none of our mortgage loans included variable interest rate provisions.

Scheduled principal payments of mortgage notes payable were as follows as of March 31, 2026:

	Commercial	Model	Total
	Properties	Homes	Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2026	$16,676,442	$3,768,272	$20,444,714
2027	463,715	1,963,237	2,426,952
2028	454,843	7,325,172	7,780,015
2029	23,497,306	5,503,504	29,000,810
2030	5,812,792	5,369,366	11,182,158
Thereafter	11,572,246	—	11,572,246
Total	$58,477,344	$23,929,551	$82,406,895

The Shea Center II non-recourse loan totaling $16,353,296 was due in January 2026 and is included in the 2026 total for Commercial Properties Notes Payable listed above.

Our short-term liquidity needs include satisfying the debt service requirements of our existing mortgages. Overall, the commercial properties and Model Homes adequately covered their debt servicing needs during the year ended December 31, 2025, and management expect this to continue during the next twelve months. If our cash flow from operating activities is not sufficient to fund our short-term liquidity needs, we will fund a portion of these needs from additional borrowings of secured or unsecured indebtedness, from real estate sales, from sales of equity or debt securities, or we will reduce the rate of distribution to the stockholders.

Our mortgage obligations consist of the following:

Mortgage notes payable consist of the following:

	Principal as of
	March 31,	December 31,	Loan	Interest
Mortgage note property	2026	2025	Type	Rate (1)	Maturity
Dakota Center (2)	$-	$8,739,687	Fixed	4.74%	7/6/2024
Arapahoe Service Center	8,634,969	8,670,000	Fixed	6.75%	12/5/2029
One Park Centre	6,096,528	6,096,528	Fixed	6.83%	9/1/2030
Genesis Plaza	6,220,513	6,235,986	Fixed	7.07%	9/1/2029
Shea Center II (3)	16,353,296	16,353,296	Fixed	4.92%	1/5/2026
West Fargo Industrial	5,750,000	5,750,000	Fixed	7.14%	7/6/2029
Grand Pacific Center	6,329,102	6,360,819	Fixed	6.35%	5/10/2033
Baltimore	5,670,000	5,670,000	Fixed	4.67%	4/6/2032
Mandolin	3,422,936	3,440,873	Fixed	4.35%	4/20/2029
Subtotal, Presidio Property Trust, Inc. Properties	$58,477,344	$67,317,189
Model Home mortgage notes (4)	23,929,551	25,604,494	Fixed	5.76% - 8.00%	2026 - 2030
Mortgage Notes Payable	$82,406,895	$92,921,683
Unamortized loan costs	(773,328)	(847,316)
Mortgage Notes Payable, net	$81,633,567	$92,074,367

(1)	Interest rates as of March 31, 2026.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. On January 14, 2026, the Company completed the disposition of Dakota Center property securing nonrecourse mortgage debt that had been in default. The lender controlled and approved the disposition process and accepted the proceeds from the sale in full satisfaction of the outstanding debt obligation. The Company recognized a gain on disposition of approximately $3.5 million, consisting primarily of the extinguishment of nonrecourse debt obligations and derecognition of the related net liabilities associated with the property
(3)	During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property.
(4)	As of March 31, 2026, there were four model homes included as real estate assets held for sale. Our model homes have stand-alone mortgage notes at interest rates ranging from 5.76% to 8.0% per annum as of March 31, 2026.

The loan agreement between NetREIT Model, Homes, Inc. (“NRMH”) and its lender has a covenant for a Fixed Charge Coverage Ratio (“FCCR”) as defined for NRMH as of any date that equals (a) the sum of (i) EBITDA for the period ended as of such date minus (ii) distributions for the period ended as of such date divided by (b) the sum of (i) principal payments paid for the period ended as of such date plus (ii) interest expense for period ended as of such date. The FCCR is to be no less than 1.10 to 1.00, tested at the end of each fiscal quarter. As of March 31, 2026, NRMH was in compliance with this covenant. The Company and standalone subsidiaries have other various quarterly and annual reporting requirements to the individual property lenders and the Company is in compliance with all material conditions and covenants on those mortgage notes payable as of March 31, 2026, with the exception for Dakota Center’s loan maturity.

94

Property Management

The Company, through its wholly owned subsidiary, NTR Property Management, Inc., is the primary property manager for all of its properties, with the exception of Shea Center II, which is currently managed by its receiver as of March 2026. The Company subcontracts with third party property management companies in California and North Dakota to render on-site management services, and internally manages our properties in Colorado, Maryland, and Texas.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although our primary objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality commercial properties, we may also invest in common and preferred equity securities and debt securities of other REITs. We may acquire securities of other REITs where management believes that yields on such investments would exceed the risk-adjusted return on our target properties, consistent with our REIT qualification requirements. We believe that such a securities portfolio may provide us with an attractive opportunity for liquidity and additional income potential and serves as a proxy for real estate when suitable acquisitions are not available. We may purchase securities on margin when the interest and dividend yields exceed our cost of capital, and we may use derivative instruments to mitigate interest rate risk. Under normal market conditions, we seek to limit the market value of the portfolio from time to time to approximately 10% of the greater of the total value of our assets or the total market value of our stock. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or Common Stock, other than short-term, investment-grade securities as part of a money market fund or for short-term cash management purposes.

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

●	Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, accessible healthcare systems and available housing. We believe this quantitative approach will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.
●	Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies, such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.
●	Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We continue to actively manage our properties to maximize the opportunity to recycle capital.

95

Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually two to three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates in Houston, Texas, with oversight by senior management. We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected two to three-year term of the lease. Our model home leaseback agreements are triple net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the three months ended March 31, 2026, we did not acquired any model homes. During that period, the Company sold 5 model homes for approximately $2.3 million, net of sales costs, and recognized a gain of approximately $0.2 million. During the three months ended March 31, 2024, the Company acquired 12 model homes for approximately $4.3 million. The purchase price was paid through cash payments of approximately $3.0 million and mortgage notes of approximately $1.3 million. During that same period, the Company sold 6 model homes for approximately $2.8 million, net of sales costs, and recognized a gain of approximately $0.2 million.

During the year ended December 31, 2025, we acquired 22 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2025. The purchase price for these properties was approximately $9.4 million. The purchase price consisted of cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million. During this period, we sold 20 model homes for approximately $9.8 million, net of sales costs, and the Company recognized a gain of approximately $1.0 million. During the year ended December 31, 2024, we acquired 19 model homes and leased them back to the homebuilders under triple net leases. The purchase price for these properties was $9.7 million. The purchase price consisted of cash payments of $3.0 million and mortgage notes of $6.7 million. During this period, we sold 51 model homes for approximately $24.8 million and recognized a gain of approximately $3.4 million.

Our Growth Strategy

Our main objective is to maximize long-term stockholder value through the management, leasing and selective redevelopment of our existing commercial property portfolio and selectively acquiring future properties which are anticipated to provide accretive economic returns. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by major healthcare systems; government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our Commercial Property Growth Strategy

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. We may selectively invest in industrial, office, retail, triple net and other properties where we believe we can achieve higher risk-adjusted returns for our stockholders. We expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we continue to actively manage our portfolio of commercial properties and continue to redeploy capital through the opportunistic sale of certain commercial properties.

We typically purchase properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

96

Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchase of model homes will be from builders that have sufficient assets to fulfill their lease obligations and with model homes that offer a good opportunity for appreciation upon their sale. Sales proceeds from model homes will typically be reinvested to acquire new model homes.

Our Competitive Strengths

We believe that our management team’s extensive public REIT and general real estate experience distinguishes us from many other public and private real estate companies. Specifically, our competitive strengths include, among others:

●	Experienced Senior Management Team. Our senior management team has over 75 combined years of experience with public-reporting companies, including real estate experience with a number of other publicly traded companies and institutional investors. We are the third REIT to be co-founded by our Chief Executive Officer, providing us with core real estate experience in addition to substantial public market experience. We have operated as a publicly-reporting company since 2009.

●	Investment Focus. We believe that our focus on attractive, regionally dominant markets provides higher risk-adjusted returns than other public REITs and institutional investors which are focused on gateway markets and major metropolitan areas, as our target markets provide less competition resulting in higher initial returns and greater opportunities to enhance value through institutional quality asset management.

●	Nimble Management Execution. Our principal focus is on acquiring commercial properties offering immediate yield, combined with identifiable value-creation opportunities. We operate in niche geographies, targeting acquisitions valued at between $10 million and $30 million in order to limit competition from larger, better capitalized buyers focused on core markets. We continue to identify and execute these types and sizes of transactions efficiently, which we believe provides us an advantage over other institutional investors, including larger REITs that focus on larger properties or portfolios in more competitively marketed investment transactions.

●	Extensive Broker and Seller Relationships. Our senior management team has developed extensive broker and seller relationships, which remain vital to our acquisition efforts. Of our 13 acquisitions since 2014, nine of these transactions were procured either off-market or through brokers with whom we have a historical relationship. We expect these relationships, as well as our ability to establish such relationships in new markets, to provide valuable access to an acquisition pipeline.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2000. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “Risks Related to our Status as a REIT and Related Federal Income Tax Matters” in our Annual Report for the year ended December 31, 2025. We qualified as a REIT for the fiscal year ended December 31, 2025.

97

DISTRIBUTION POLICY

We intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay regular U.S. federal corporate income tax on any undistributed net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.”

We cannot provide any assurance as to the amount or timing of future distributions. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2024 and 2025, we did not pay distributions to holders of our Common Stock.

We provide each of our stockholders a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually.

In accordance with the terms of our Series D Preferred Stock, we have declared monthly dividends to holders of shares of our Series D Preferred Stock. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend to continue making regular quarterly distributions to holders of our Common Stock. Although we anticipate making quarterly distributions to our stockholders over time, our Board of Directors has the sole discretion to determine the timing, form (including cash and shares of our Common Stock at the election of each of our stockholders) and amount of any distributions to our stockholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to fund distributions from working capital, sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize any net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash that we have available for investing and other purposes. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.”

Our charter allows us to issue preferred stock that could have a preference over our Common Stock with respect to distributions. We may issue additional preferred stock for various purposes, including, without limitation, to fund future acquisition and development activities and operational needs. The distribution preference on any issued preferred stock could limit our ability to make distributions to the holders of our Common Stock.

Distributions made by us will be authorized and determined by our Board of Directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our Board of Directors will not change our distribution policy in the future. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

The following is a summary of distributions declared per share of our Common Stock for the three months ended March 31, 2026 and for the years ended December 31, 2025, 2024 and 2023:

	2026	2025	2024	2023
Quarter Ended	Distributions Declared	Distributions Declared	Distributions Declared	Distributions Declared
March 31	$—	$—	$—	$0.022
June 30	—	—	—	0.023
September 30	—	—	—	0.023
December 31	—	—	—	0.023
Total	$—	$—	$—	$0.091

For the years 2025, 2024 and 2023, we declared distributions on our Common Stock of nil, nil and approximately $1.2 million, respectively. For the three months ended March 31, 2026, the Company did not declare a cash dividend on shares of Common Stock. The Company has not decided when it will resume dividends to our Common Stock holders.

For the three months ended March, 31, 2026, the Company has not declared any cash dividends on shares of Series D Preferred Stock. For the years 2025, 2024 and 2023, we declared distributions on our Series D Preferred Stock of $2.3 million, $2.2 million and approximately $2.1 million, respectively. The Company has suspended the monthly dividend on the Series D Preferred Stock, commencing with the January 2026 monthly dividend that would otherwise have been paid on February 15, 2026. As of July 31, 2026, there are $1,331,263 in accrued and unpaid dividends. The Company does not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series D Preferred Stock for the foreseeable future.

98

Properties

General Information

We invest in a diverse multi-tenant portfolio of real estate assets primarily consisting of office/industrial, retail, and model home properties located primarily in the western United States. As of March 31, 2026, we owned or had an equity interest in office/industrial buildings totaling approximately 638,620 rentable square feet and retail centers totaling approximately 10,500 rentable square feet. In addition, through our Model Home subsidiary and our investments in three limited partnerships and one corporation, we own a total of 75 Model Home Properties located in four states, totaling approximately 223,260 square feet. Of the 75 Model Home Properties in our portfolio, 60 of them are wholly owned by the Company through NetREIT Model Homes, Inc. We directly manage the operations and leasing of our properties. Substantially all of our revenues consist of base rents received under leases that generally have terms that range from one to five years. The majority of our existing leases as of March 31, 2026 contain contractual rent increases that provide for increases in the base rental payments. Our tenants consist of local, regional and national businesses. Our properties generally attract a mix of diversified tenants creating lower risk in periods of economic fluctuations. Our largest tenant represented approximately 6.90% of total revenues for the year ended December 31, 2025.

Geographic Diversification Tables

The following tables shows a list of properties we owned as of March 31, 2026, grouped by the state where each of our investments is located.

Office/Industrial and Retail Properties:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
California	1	57,807	8.9%	$1,362,123	14.4%
Colorado	3	269,502	41.5%	4,286,922	45.3%
Maryland	1	31,752	4.9%	753,721	8.0%
North Dakota	3	279,559	43.1%	2,696,307	28.5%
Texas	1	10,500	1.6%	356,537	3.8%
Total	9	649,120	100.0%	$9,455,610	100.0%

Model Home Properties:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Alabama	10	23,835	10.7%	$347,064	10.6%
Arizona	1	3,474	1.5%	$74,280	2.3%
Tennessee	2	5,534	2.5%	$89,304	2.7%
Texas	62	190,417	85.3%	$2,767,296	84.4%
Total	75	223,260	100.0%	$3,277,944	100.0%

99

The following table summarizes information relating to our properties (excluding model homes) at March 31, 2026:

Property Summary

($ in 000’s) Property Location	Sq., Ft.	Date Acquired	Year Property Constructed	Purchase Price	Occupancy	Percent Ownership	Mortgage On property
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (1)	57,807	08/10	1989	$10,000	84.5%	92.0%	$6,221
Grand Pacific Center, Bismarck, ND	94,943	03/14	1976	5,350	88.6%	100.0%	6,329
Arapahoe Center, Colorado Springs, CO	79,023	12/14	2000	11,850	100.0%	100.0%	8,635
West Fargo Industrial, West Fargo, ND	150,099	08/15	1998/2005	7,900	100.0%	100.0%	5,750
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	56.2%	100.0%	-
One Park Centre, Westminster CO	69,173	08/15	1983	9,150	84.0%	100.0%	6,097
Shea Center II, Highlands Ranch, CO (2)	121,306	12/15	2000	25,961	69.7%	100.0%	16,353
Baltimore, Baltimore, MD	31,752	12/21	2006	8,892	100.0%	100.0%	5,670
Total Office/Industrial Properties	638,620			$82,953	87.1%		$55,055
Retail Properties:
Mandolin, Houston, TX (3)	10,500	08/21	2021	4,892	100.0%	61.3%	3,423
Total Retail Properties	10,500			4,892	100.0%	61.3%	3,423

(1)	Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.
(2)	During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property. Additionally, during the three months ended March 31, 2026, Shea Center II was listed as held for sale, related to the foreclosure sale and impaired approximately $0.4 million.
(3)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

100

(1)	One of these leases expired on December 31, 2025 and was located in our One Park Centre property, and accounted for approximately 9% of One Park Centre’s annual rent. During January 2026 the tenant renewed its lease until December 31, 2027. The remaining leases are mainly for month to month storage, parking and other miscellaneous space.

Model Home Properties:

Expiration Year (1)	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
Expired Leases (2)	4	9,766	$-	0%
2026	54	167,576	2,423,928	72.80%
2027	22	60,639	903,900	27.20%
	80	237,981	3,327,828	100.00%

(1)	These leases are subject to extensions by the home builder depending on sales of the total development. All model homes are sold at the end of the lease period.
(2)	These properties came off lease during 2025 and are listed as held for sale as of December 31, 2025.

As of December 31, 2025 we had five model homes listed for sale, and are included in the real estate assets held for sale, net on the consolidated balance sheet.

For the three months ended March 31, 2026 and 2025, depreciation expense totaled approximately $0.9 million and $1.1 million, respectively For the years ended December 31, 2025 and 2024, depreciation and amortization expense totaled approximately $4.9 million and $5.5 million, respectively.

Top Ten Tenants Physical Occupancy Table

The following table sets forth certain information with respect to our top 10 tenants at our Office/Industrial and Retail Properties.

As of March 31, 2026 Tenant	Number of Leases	Annualized Base Rent	% of Total Annualized Base Rent

Johns Hopkins University	1	753,721	7.97%
Finastra USA Corporation	1	561,720	5.94%
KLJ Engineering LLC	1	536,080	5.67%
MasTec North America, Inc.	1	389,947	4.12%
L&T Care LLC	1	356,537	3.77%
Meissner Jacquet Real Estate Management Group, Inc.	1	341,869	3.62%
Wells Fargo Bank, NA	1	307,934	3.26%
OnPoint Medical Group Holdings, LLC	1	287,480	3.04%
Axia Energy II, LLC	1	229,350	2.43%
JET Infrastructure Holding IA LLC	1	208,252	2.20%
		$3,972,890	42.02%

(1)	Republic Indemnity of America’s lease expired on January 31, 2026 without a renewal. The Company is currently looking at potential tenants to occupy their vacant space. Republic Indemnity of America accounted for approximately 17% of the annualized rent at Genesis Plaza.

Lease Expirations Tables

The following table sets forth lease expirations for our properties as of March 31, 2026, assuming that none of the tenants exercise their renewal options.

Office/Industrial and Retail Properties:

Expiration Year	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
Month to Month(1)	15	12,091	$42,120	0.0%

2026	26	153,138	$2,518,930	26.7%
2027	27	85,547	$1,197,612	12. %
2028	18	87,164	$1,720,083	18.3%
2029	18	77,169	$1,347,658	14.3%
2030	5	44,958	$778,105	8.3%
Thereafter	11	97,308	$1,851,102	19.7%
Totals	105	545,284	$9,413,490	100.0%

(1)	One of these leases expired on March 31, 2026 and was located in our West Fargo property, and accounted for approximately 3% of West Fargo’s annual rent. During April 2026 the tenant renewed its lease until March 31, 2028. The remaining leases are mainly for month to month storage, parking and other miscellaneous space.

Model Home Properties:

Expiration Year (1)	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
Expired Leases(2)	3	6,915	$—	0.0%
2026	50	155.706	2,271,504	71.5%
2027	22	60.639	903,900	28.5%
	75	223,260	$3,175,404	100.0%

(1)	These leases are subject to extensions by the home builder depending on sales of the total development. All model homes are sold at the end of the lease period.
(2)	These properties came off lease during 2025 and are listed as held for sale as of March 2026.

As of March 31, 2026 we had four model homes listed for sale, and are included in the real estate assets held for sale, net on the consolidated balance sheet.

101

Legal Proceedings

From time to time, we may become involved in various lawsuits or legal proceedings which arise in the ordinary course of business. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.

102

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to our financial condition and results of operations for the relevant periods and is based on, and should be read in conjunction with, our financial statements appearing elsewhere in this Prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and those set forth under Cautionary Note Regarding Forward-Looking Statements”. See also “Cautionary Note Regarding Forward-Looking Statements” for cautionary statements concerning forward-looking statements

Overview

The Company operates as an internally managed, diversified REIT, with primary holdings in office, industrial, retail, and triple-net leased model home properties. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” The Company acquires, owns, and manages a geographically diversified portfolio of real estate assets, including office, industrial, retail and model home residential properties leased to homebuilders located in the United States. As of March 31, 2026, the Company owned or had an equity interest in:

● Seven office buildings and one industrial property (“Office/Industrial Properties”), which total approximately 638,620 rentable square feet;

● One retail building (“Retail Property”) with approximately 10,500 rentable square feet; and

● 75 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 223,260 square feet, leased back on a triple-net basis to homebuilders that are owned by four affiliated limited partnerships and one wholly-owned corporation, all of which we control.

We own three commercial properties located in Colorado, three in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have, in the past, entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expenses or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple-net lease. Under a triple-net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

103

We seek to diversify our portfolio by commercial real estate segments, including office, industrial, retail and model home properties to reduce the adverse effect of a single under-performing segment and/or tenant. We further mitigate risk at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individually owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

In June 2024, the Board of Directors established the Strategic Planning and Cyber Committee (the “Strategic Committee”). The purpose of the Strategic Committee is to: assist the Board in carrying out its responsibilities of oversight over the Company’s business strategy, make recommendations to the Board on the Company’s strategic direction and objectives and serve as a liaison between the Board and management, and assist the Board in fulfilling its responsibilities of oversight with regard to the Company’s identification, assessment, and management of the Company’s cybersecurity risks. There can be no assurance that the work of the Strategic Committee will result in any transaction being pursued or consummated. In addition, there is no formal timetable for the Strategic Committee’s exploration of potential strategic alternatives, and the Company does not intend to disclose any developments with respect to the Strategic Committee’s activities unless and until the Company determines that further disclosure is appropriate or required by law or regulation.

SIGNIFICANT TRANSACTIONS IN 2026 AND 2025

Acquisitions during the three months ended March 31, 2026

● The Company acquired no model homes or commercial properties.

Acquisitions during the three months ended March 31, 2025

● The Company acquired 12 model homes for approximately $4.3 million. The purchase price was paid through cash payments of approximately $3.0 million and mortgage notes of approximately $1.3 million.

Dispositions during the three months ended March 31, 2026

● On January 14, 2026, the Company sold one commercial property, Dakota Center, to a single buyer for approximately $4.7 million, net of selling costs, and recognized a net gain on the disposition of the assets and liabilities of approximately $3.4 million.

● The Company sold 5 model homes for approximately $2.3 million, net of sales costs, and recognized a gain of approximately $0.2 million.

Dispositions during the three months ended March 31, 2025

● On February 6, 2025, the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million net of closing costs

● The Company sold 6 model homes for approximately $2.8 million, net of sales costs, and recognized a gain of approximately $0.2 million.

Acquisitions during the year ended December 31, 2025:

●	We acquired 22 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2025. The purchase price for these properties was approximately $9.4 million. The purchase price consisted of cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million.

Acquisitions during the year ended December 31, 2024:

●	We acquired 19 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2024. The purchase price for the properties was approximately $9.7 million. The purchase price consisted of cash payments of approximately $3.0 million and mortgage notes of approximately $6.7 million.

We review our portfolio of investment properties for value appreciation potential on an ongoing basis, and dispose of any properties that no longer satisfy our requirements in this regard, taking into account tax and other considerations. The proceeds from any such property sale, after repayment of any associated mortgage or repayment of secured or unsecured indebtedness, are available for investing in properties that we believe will have a greater likelihood of future price appreciation.

Dispositions during the year ended December 31, 2025:

During year ended December 31, 2025, we disposed of the following properties:

●	20 model homes for approximately $9.8 million, net of sales costs, and the Company recognized a gain of approximately $1.0 million.

●	On February 6, 2025, the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million net of closing costs.

Dispositions during the year ended December 31, 2024:

During year ended December 31, 2024, we disposed of the following properties:

●	51 model homes for approximately $24.8 million and the Company recognized a gain of approximately $3.4 million.

104

CRITICAL ACCOUNTING POLICIES

As a company primarily involved in owning income generating real estate assets, management considers the following accounting policies critical as they reflect our more significant judgments and estimates used in the preparation of our financial statements and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Impairment of Real Estate Assets. We regularly review for impairment on a property-by-property basis. Impairment is recognized on a property held for use when the expected undiscounted cash flows for a property are less than the carrying amount at which time the property is written-down to fair value. Impairment is recognized on a property held for sale when the fair value less costs to sell is less than the carrying amount. If the carrying amount exceeds the undiscounted cash flows, we calculate an impairment loss by comparing the carrying amount to estimated fair value, using discounted cash flow models or third-party appraisals. The calculation of both discounted and undiscounted cash flows requires management to make estimates of future cash flows that are determined based on a number of inputs and assumptions, including but not limited to, the terminal capitalization rate. Actual results could be significantly different from the estimates. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair value and such loss could be material.

Real Estate Held for Sale. We generally reclassify assets to “held for sale” when the disposition has been approved, it is available for immediate sale in its present condition, we are actively seeking a buyer, and the disposition is considered probable within one year. Additionally, real estate sold during the current period is classified as “real estate assets held for sale” for all prior periods presented in the accompanying consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period are classified as “mortgage notes payable related to properties held for sale” for all prior periods presented in the accompanying consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale. Properties considered held for sale are recorded at the lesser of the carrying value or fair value less costs to sell. As of December 31, 2025, only one commercial property, Dakota Center, met the criteria to be classified as “held for sale,” and five model homes were classified as “held for sale” but are not considered discontinued operations or a strategic shift in our operations.

105

Fair Value Measurements. Certain assets and liabilities are required to be carried at fair value, or if long-lived assets are deemed to be impaired, to be adjusted to reflect this condition. The guidance requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

●	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

●	Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

●	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2.

In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third-party may rely more on models with inputs based on information available only to that independent third-party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources.

When determining the fair value of real estate assets, goodwill and other liabilities the Company refers to the guidance in ASC 820. The term “Fair Value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (ASC 820-10-20). In particular, ASC 820 prescribes that the measurement of the Fair Value of an asset or liability should be based on assumptions that market participants would use when pricing the asset or liability. Accordingly, the Company’s determination of the Fair Value measurements detailed above is based on the price that would be received to sell an asset or transfer a liability at the measurement date, assuming a transaction takes place at that date (i.e., an exit price).

As  of December 31, 2025 and December 31, 2024, our marketable securities (excluding our investments in Conduit’s common stock and common stock warrants), held at a third party broker, presented on the balance sheet were measured at fair value using Level 1 market prices and totaled approximately zero and zero, respectively, with a cost basis of approximately zero and zero, respectively. Our investments in Conduit’s common stock and common stock warrants presented on the consolidated balance sheets were measured at fair value using Level 1 market prices, which are currently held at Conduit’s transfer agent, taking into account the adoption of ASU 2022-03 Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and totaled approximately $3,900 as of December 31, 2025, with a cost basis of approximately $7.5 million. The Company entered into a lock-up agreement with Conduit regarding the common stock held by the Company, for 180 days from the closing of the business combination which ended March 20, 2024. There were no financial liabilities measured at fair value as of December 31, 2025 and December 31, 2024.

The following table presents as of March 31, 2026 the Company’s assets subject to measurement at fair value on a nonrecurring basis:

	Fair Value Measurements as of March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Certain Real Estate assets	—	—	19,106,377	19,106,377
Total Assets	$—	$—	$19,106,377	$19,106,377

106

The following table presents as of December 31, 2025 the Company’s assets subject to measurement at fair value on a nonrecurring basis (in thousands):

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total	Impairment Loss
Assets:
Goodwill for NTR Property Management	$—	$—	$194,000	$194,000	$72,000
Certain Real Estate assets	—	—	24,499,935	24,499,935	6,371,437
Total Assets	$—	$—	$24,693,935	$24,693,935	$6,443,437

The following table presents as of December 31, 2024 the Company’s assets subject to measurement at fair value on a nonrecurring basis (in thousands):

	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total	Impairment Loss
Assets:
Goodwill for NTR Property Management	$—	$—	$266,000	$266,000	$185,000
Certain Real Estate assets	—	—	18,065,871	18,065,871	1,784,311
Total Assets	$—	$—	$18,331,871	$18,331,871	$1,969,311

MANAGEMENT EVALUATION OF RESULTS OF OPERATIONS

Management’s evaluation of operating results includes an assessment of our ability to generate the cash flow necessary to pay operating expenses, general and administrative expenses, debt service and to fund distributions to our stockholders. As a result, management’s assessment of operating results gives less emphasis to the effects of unrealized gains and losses and other non-cash charges, such as depreciation and amortization and impairment charges, which may cause fluctuations in net income for comparable periods but have no impact on cash flows. Management’s evaluation of our potential for generating cash flow includes assessments of our recently acquired properties, our non-stabilized properties, long-term sustainability of our real estate portfolio, our future operating cash flow from anticipated acquisitions, and the proceeds from the sales of our real estate assets.

In addition, management evaluates the results of the operations of our portfolio and individual properties with a primary focus on increasing and enhancing the value, quality and quantity of properties in our real estate holdings. Management focuses its efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals and rental rates. Properties are regularly evaluated for potential added value appreciation and cashflow and, if lacking such potential, are sold with the equity reinvested in new acquisitions or otherwise allocated in a manner we believe is accretive to our stockholders. Our ability to increase assets under management is affected by our ability to raise borrowings and/or capital, coupled with our ability to identify appropriate investments.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025

Revenues. Total revenues were approximately $3.8 million for the three months ended March 31, 2026, compared to approximately $4.1 million for the same period in 2025. As of March 31, 2026, we had approximately $100.5 million in net real estate assets including 75 model homes, compared to approximately $117.4 million in net real estate assets, including 84 model homes at March 31, 2025. The average number of model homes held during the three months ended March 31, 2026 and 2025 was approximately 78 and 81, respectively. The change in revenue is directly related to the decrease in commercial real estate rental income during the current period from the sale of Dakota Center.

Rental Operating Costs. Rental operating costs totaled approximately $1.5 million for the three months ended March 31, 2026, compared to approximately $1.6 million for the same period in 2025. Rental operating costs as a percentage of total revenue was approximately 35% and 39% for the three months ended March 31, 2026 and 2025, respectively.

General and Administrative Expenses. G&A expenses for the three months ended March 31, 2026 and 2025 totaled approximately $1.7 million and $1.7 million, respectively. G&A expenses as a percentage of total revenue was 44.4% and 40.3% for the three months ended March 31, 2026 and 2025, respectively. G&A expenses for the three months ended March 31, 2026 remained constant compared to the same period ending in 2025; however, the Company is actively looking to reduce G&A expenses during the year. There has been a reduction of employee headcount during the first quarter of 2026 with more expected this year. Starting in April 2026, the Chief Executive Officer has agreed to a voluntary 5% reduction in his annual salary. Additionally, the Board of Directors have approved the reduction by one Director starting in June 2026, which will provide additional G&A savings.

107

Depreciation and Amortization. Depreciation and amortization expense was approximately $1.0 million and $1.2 million for the three months ended March 31, 2026 and 2025, respectively. The decrease in depreciation and amortization expense is directly related to the decrease in commercial real estate rental income during the current period, from the sale of Dakota Center and the placement of Shea Center into receivership and listed as held for sale.

Asset Impairments. We review the carrying value of each of our real estate properties regularly to determine if circumstances indicate an impairment in the carrying value of these investments exists. During the three months ended March 31, 2026 and 2025, we recognized non-cash impairment charges of approximately $524,373 and $26,943, respectively. Approximately $0.4 million of the impairment charge for the three months ended March 31, 2026 and 2025, was related to the Shea Center II.

Interest Expense - mortgage notes. Interest expense, including amortization of deferred finance charges was approximately $2.1 million for the three months ended March 31, 2026, compared to approximately $1.5 million for the same period in 2025. The weighted average interest rate on our outstanding debt was 6.29% and 5.83% as of March 31, 2026 and 2025, respectively. Mortgage notes payable totaled approximately $82.4 million and $94.4 million as of March 31, 2026 and 2025, respectively. While mortgage interest expenses increased over the three months ended March 31, 2026 and 2025, approximately $0.7 million of the interest expense attributed to the three months ended March 31, 2026 was related to one-time charge for the default interest on the loan for Dakota Center. Management expects future interest expenses to continue to decrease going forward for the year ended 2026. Additionally, during the three months ended March 31, 2026, we recorded defaulted interest expense of approximately $0.1 million related to the Shea Center II loan.

Gain (Loss) on Sale of Real Estate Assets, net. The change in gain or loss on the sale of real estate assets is dependent on the mix of properties sold and the market conditions at the time of the sale. See “Significant Transactions in 2026 and 2025” above for further detail.

Income allocated to non-controlling interests. Income allocated to non-controlling interests for the three months ended March 31, 2026 and 2025 totaled approximately $0.1 million and $0.1 million, respectively. This was directly related to the gain on sales of model homes held by our affiliated limited partnerships.

Loss on Conduit remeasurement. As of March 31, 2026, we held 709,000 public common stock warrants of CDTTW, and 540,000 private common stock warrants, with a combined value of approximately $5,885. Conduit’s public common stock warrants (CDTTW) and Private CDT Warrants presented on the consolidated balance sheets were measured at fair value using Level 1 and Level 3 market prices, taking into account the adoption of ASU 2022-03 Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.

	% of Gross Revenue for the three months ended March 31,
Segment	2026	2025
Office/Industrial	73.0%	70.6%
Model Home	24.5%	22.2%
Retail	2.5%	6.4%
Other Non-Segment & Consolidating Items	0.0%	0.8%

108

	% of Total Real Estate Assets as of
Segment	March 31, 2026	December 31, 2025
Office/Industrial	61.4%	62.1%
Model Home	34.1%	33.8%
Retail	4.5%	4.1%

The following table shows a list of our commercial properties owned by the Company grouped by state and geographic region as of March 31, 2026:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
California	1	57,807	8.9%	$1,362,123	14.4%
Colorado	3	269,502	41.5%	4,286,922	45.3%
Maryland	1	31,752	4.9%	753,721	8.0%
North Dakota	3	279,559	43.1%	2,696,307	28.5%
Texas	1	10,500	1.6%	356,537	3.8%
Total	9	649,120	100.0%	$9,455,610	100.0%

The following table shows a list of our Model Home properties by state and geographic region as of March 31, 2026:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Alabama	10	23,835	10.7%	$347,064	10.6%
Arizona	1	3,474	1.5%	$74,280	2.3%
Tennessee	2	5,534	2.5%	$89,304	2.7%
Texas	62	190,417	85.3%	$2,767,296	84.4%
Total	75	223,260	100.0%	$3,277,944	100.0%

RESULTS FROM OPERATIONS FOR THE YEARS ENDED December 31, 2025 AND 2024

Our results from operations for 2025 and 2024 are not indicative of those expected in future periods as we expect that rental income, interest expense, rental operating expense, general and administrative expenses, and depreciation and amortization will significantly change in future periods as a result of the assets sold over the last two years.

Revenues. Total revenue was approximately $16.8 million for the year ended December 31, 2025 compared to approximately $18.9 million for the same period in 2024, a decrease of approximately $2.1 million or 11.2%. As of December 31, 2025, we had approximately $108.6 million in net real estate assets including 80 model homes, compared to approximately $127.6 million in net real estate assets including 78 model homes on December 31, 2024. The average number of model homes held during the years ended December 31, 2025 and 2024 was 79 and 94, respectively. The change in revenue is directly related to the decrease in commercial real estate rental income during the current period, from the sale of our two commercial properties on February 6, 2025. Below is additional revenue and asset information for real estate segments as of December 31, 2025 and December 31, 2024. Looking forward to 2026, it is worth noting that we expect the sale of Dakota Center and the loss of Shea Center II to result in a decrease of revenue of approximately $4.0 million.

	% of Gross Revenue for the year ended
Segment	12/31/2025	12/31/2024
Office/Industrial	72.8%	65.2%
Model Home	23.5%	23.4%
Retail	3.2%	11.2%
Other Non-Segment & Consolidating Items	0.5%	0.2%

	% of Total Real Estate Assets as of
Segment	12/31/2025	12/31/2024
Office/Industrial	62.1%	58.3%
Model Home	33.8%	29.3%
Retail	4.1%	12.3%

109

Rental Operating Costs. Rental operating costs were approximately $6.2 million for the year ended December 31, 2025 compared to approximately $6.3 million for the same period in 2024, a decrease of approximately $0.1 million or 1.6%. Rental operating costs as a percentage of total revenue were 36.6% and 33.1% for the years ended December 31, 2025 and 2024, respectively, as office property expenses continue to increase, specifically insurance costs. As of December 31, 2025 our model home assets made up 33.8% of our total real estate assets, which is up from 29.3% as of December 31, 2024, and our gross revenue from model home assets represented approximately 23.5%of our total revenue. This percentage is expected to increase in 2026 as the percentage of our model home real estate assets has increased, with the sale of Dakota Center in 2026 and the status of Shea Center II; however, if we purchase additional properties during 2026, our rental operating costs could increase. As for our commercial properties, we expect operating costs to decrease by $2.5 million as a result of the Dakota Center sale and the loss of Shea Center II.

General and Administrative. General and administrative (“G&A”) expenses were approximately $5.7 million for the year ended December 31, 2025, compared to approximately $7.5 million for the same period in 2024, representing a decrease of approximately $1.8 million or 24.2%. As a percentage of total revenue, our general and administrative costs were approximately 33.9% and 39.8% for the years ended December 31, 2025 and 2024, respectively. G&A expenses comparatively decreased in 2025, largely due to the one-time nature of the 2024 annual meeting and settlement with Zuma Capital and certain individuals and entities affiliated or associated with Zuma Capital Management, LLC (“Zuma Capital”). The comparative decline was also due to additional consulting fees, higher proxy solicitation fees, and legal fees in 2024, all of which decreased by an aggregate of approximately $0.6 million in 2025 as compared to 2024. Additionally, employee, ex-officer and board costs, including stock compensation and bonus accruals increased during the year ended December 31, 2024 by approximately $0.5 million.

Depreciation and Amortization. Depreciation and amortization expenses were approximately $4.9 million for the year ended December 31, 2025, compared to approximately $5.5 million for the same period in 2024. The decrease is directly related to the sale of our retail properties UTC and Research Parkway during February 2025. Looking ahead to 2026, we expect these costs to decrease as both Shea Center II and Dakota Center made up approximately $1.0 million in depreciation and amortization costs.

 Asset Impairments. We review the carrying value of goodwill and each of our real estate properties annually to determine if circumstances indicate an impairment in the carrying value of these investments exists. During the year ended December 31, 2025, we recognized a non-cash impairment charge of approximately $6.4 million on our real estate assets.  Of the $6.4 million impairment for the year, approximately$6.0 million was related to our commercial properties Shea Cener II and Dakota Center, approximately $0.3 million was related to model homes, and approximately $0.1 million was related to goodwill impairment. The impairment on Shea Center II was primarily related to suboptimal occupancy levels and the near term conditions of the Denver market conditions, while the new impairment charges for the model homes reflect the estimated and actual sales prices for these specific model homes. This was the result of an abnormally short hold period, less than two years. We do not believe these losses are indicative of our overall model home portfolio. As noted above in the Overview section, during the year ended December 31, 2025, we sold 20 model homes for approximately $9.8 million and the Company recognized a gain of approximately $1.0 million.

Previously for the year ended December 31, 2024, we recognized a non-cash impairment charge of approximately $2.0 million related to goodwill and model homes. Of the $2.0 million impairment for the year, approximately $1.4 million was related to our One Park Center property, approximately $0.4 million was related to eight model homes, and approximately $0.2 million was related to goodwill impairment. The impairment charge for One Park Center reflects management’s revised estimate of the fair market value based on sales comparable of like property in the same geographical area as well as an evaluation of future cash flows or an executed purchase sale agreement. As of January 14, 2026, Dakota Center had sold for a value of $5,125,000.

Interest Expense-mortgage notes. Interest expense, including amortization of deferred finance charges, was approximately $6.1 million for the year ended December 31, 2025. This value is unchanged from the $6.1 million in interest expense incurred for December 31, 2024. As of December 31, 2025 we carried total debt of $92.1 million which reflects a decrease of 9.8% from the year ended December 31, 2024. Simultaneously, the weighted average of our interest expenses increased from 5.63% as of December 31, 2024 to 6.16% for the year ended December 31, 2025. We expect these costs to decrease for 2026, as approximately $1.3 million of our current interest expenses were driven by Shea Center II and Dakota Center.

Gain on Sale of Real Estate Assets. For the year ended December 31, 2025, the change in gain on sale relates to the mix and type of properties sold. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Transactions in 2025 and 2024 above for further detail.

Income Tax Expense / Benefit. For the year ended December 31, 2024, the Company recorded a benefit of approximately $61,000 related to estimated refunds from federal and state taxes for capital gains from the sale of model homes held by the taxable REIT subsidiary. For the year ended December 31, 2025, the Company recorded an expense of approximately $23,000 related to federal and state taxes for capital gains from the sale of model homes held by the taxable REIT subsidiary.

Income allocated to non-controlling interests. Income allocated to non-controlling interests for the years ended December 31, 2025 and 2024 totaled approximately $0.7 million, and $2.5 million, respectively, and was directly impacted by the sale of 6 and 18 model homes held by our Model Home Partnerships during the years ended December 31, 2025 and 2024, respectively.

110

Geographic Diversification Tables

The following table shows a list of commercial properties owned by the Company grouped by state and geographic region as of December 31, 2025:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
California	1	57,807	7.5%	$1,636,781	15.3%
Colorado	3	269,502	35.1%	4,424,654	41.3%
Maryland	1	31,752	4.1%	739,050	6.9%
North Dakota	4	399,114	51.9%	3,553,243	33.2%
Texas	1	10,500	1.4%	349,546	3.3%
Total	10	768,675	100.0%	$10,703,274	100.0%

The following table shows a list of our Model Home Properties by geographic region as of December 31, 2025:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
Alabama	10	23,835	10.0%	$347,064	10.0%
Arizona	1	3,474	1.5%	74,280	2.1%
Tennessee	2	5,534	2.3%	89,304	2.6%
Texas	67	205,138	86.2%	2,955,864	85.3%
Total	80	237,981	100.0%	$3,466,512	100.0%

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our anticipated future sources of liquidity may include existing cash and cash equivalents, cash flows from operations, refinancing of existing mortgages, future real estate sales, new borrowings from our model home lines of credit, and the sale of our equity or issuance of debt securities or bonds. Our cash and restricted cash at March 31, 2026 was approximately $5.2 million. Our cash and restricted cash at December 31, 2025 was approximately $7.4 million. Our future capital needs include paying down existing borrowings, maintaining our existing properties, funding tenant improvements, paying lease commissions (to the extent they are not covered by lender-held reserve deposits), and the payment of dividends to our stockholders. We also are actively seeking model home investments that are likely to produce income and achieve long-term gains in order to pay dividends to our stockholders. To ensure that we can effectively execute these objectives, we routinely review our liquidity requirements and continually evaluate all potential sources of liquidity.

111

Our short-term liquidity needs include paying our current operating costs, satisfying the debt service requirements of our existing mortgages, completing tenant improvements, paying leasing commissions, and funding dividends to stockholders. Future principal payments due on mortgage notes payable, during the last three months of 2026 and in the year ending December 31, 2026 total approximately $20.4 million and $2.4 million, respectively, of which $3.8 million in 2025 and $2.0 million in 2026 are related to model home properties. The non-recourse loan for Shea Center matured on January 5, 2026. On January 14, 2026 the Dakota Center property sold to an unrelated third-party for approximately $4.7 million, net of selling costs. The lender received approximately $4.3 million from the sale of the property, which was applied to settle the net loan balance of approximately $8.9 million. The Company was not responsible for the remaining balance on this non-recourse loan, and the transaction resulted in a net gain of approximately $3.4 million. No other commercial property loans mature during 2026.

On January 21, 2026, the Company and NetREIT SC II, LLC, a subsidiary of the Company (the “Borrower” or “Shea Center”), received a notice (the “Default Notice”) from Wells Fargo Bank, National Association (the “Lender”) alleging that the Borrower’s failure to repay in full by January 5, 2026 the indebtedness owed under that certain promissory note dated as of December 24, 2015 issued to The Bancorp Bank (the “Original Lender”) in the original principal amount of $17,727,500 (the “Note”), the related loan agreement, dated as of December 24, 2015 by and between Borrower and the Original Lender (the “Loan Agreement”) and other related agreements (together with the Note and the Loan Agreement, the “Loan Documents”), constituted an event of default under the Loan Documents.

As a result of the alleged event of default, the entire unpaid amounts shall bear interest at the default interest rate equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the original interest rate of 4.92% per annum.

In addition, the Lender has the right to foreclose or partially foreclose certain real and personal property that the Borrower had pledged as security for the Note located in Douglas County, Colorado, known as the “Shea Center II” (the “Property”). The Default Notice further states that the Lender revoked the Borrower’s license under the Loan Documents to receive, collect and make use of rents, profits and income from the Property.

On February 13, 2026, in connection with an ex parte motion brought by the Lender, the Borrower entered into a stipulation with the Lender to appoint Trigild IVL (the “Receiver”) as receiver over the Property and for the entry of an Order for Appointment of Receiver (the “Order”). Pursuant to the Order, the Borrower, and certain defendant parties, which included the Company (the “Borrower Parties”) were enjoined and restrained from collecting any rents or fees from or incident to the Property and from interfering with the Property. The Borrower Parties agreed to turn over to the Receiver all sums in existence as of the date of entry of the Order that are related or pertain to, or are derived from, the Property. In addition, the Receiver was given possession of the Property and has full power and authority to operate, manage, and preserve the Property.

In the case of our non-recourse loan for Shea Center II, our obligation will be settled through the foreclosure process with the lender.

While we will continue to pursue value creating investments, the Board of Directors believes there is significant embedded value in our assets that is yet to be realized by the market. In December 2024, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock and up to $4.0 million of our Series D Preferred Stock, which the Board of Directors did not renew in December 2025. During the year ended December 31, 2025, we repurchased 16,080 shares of our Series A Common Stock, with an average price of $4.79 per share, including a commission of $0.025 per share, for a total cost of $77,092 for the Series A Common Stock. This does not include the shares repurchased in the fixed price self-tender offer (the “Tender Offer”) during April-May 2025. During the year ended December 31, 2025, the Company repurchased 23,346 shares of our Series D Preferred Stock at an average price of approximately $14.76 per share, including a commission of $0.035 per share, for a total cost of $344,503 for the Series D Preferred Stock. Any repurchased shares are treated as authorized and unissued in accordance with Maryland law and shown as a reduction of stockholders’ equity at cost. There were no repurchases of Series A Common Stock or Series D Preferred Stock during three months ended March 31, 2026 as there were no repurchase plans in place.

112

There can be no assurance that the Company will refinance loans, take out additional financing or that capital will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, it will most likely be required to reduce its plans, reduce certain discretionary spending or even sell properties, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. We believe that cash on hand, cash flow from our existing portfolio, distributions from joint ventures in Model Home Partnerships and property sales during 2025 and 2026 will be sufficient to fund our operating costs, planned capital expenditures and required dividends for at least the next twelve months. If our cash flow from operating activities is not sufficient to fund our short-term liquidity needs, we plan to fund a portion of these needs from additional borrowings of secured or unsecured indebtedness, from real estate sales, issuance of debt instruments, additional investors, or we may reduce or suspend the rate of dividends to our stockholders.

Our long-term liquidity needs include the capital necessary to grow and maintain our portfolio of investments. We believe that the potential financing capital available to us in the future is sufficient to fund our long-term liquidity needs. We are continually reviewing our existing portfolio to determine which properties have met our short- and long-term goals and while seeking to reinvest the proceeds in properties with better potential to increase performance. We expect to obtain additional cash in connection with refinancing of maturing mortgages and assumption of existing debt collateralized by some or all of our real property in the future to meet our long-term liquidity needs. If we are unable to arrange a line of credit, borrow on properties, privately place securities or sell securities to the public, we may not be able to acquire additional properties to meet our long-term objectives.

For the three months ended March 31, 2026, the Company did not declare a cash dividend on shares of Series A Common Stock. For the three months ended March 31, 2026, the Company did not declare and did not pay dividends on shares of Series D Preferred Stock. As of January 28, 2026, the Board of Directors has suspended the Company’s monthly dividend on its Series D Preferred Stock commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. Since the Company’s Board of Directors did not declare a dividend during the three months ended March 31, 2026, an accrual was not recorded on the balance sheet. However, undeclared preferred stock dividends are reflected in earnings per share as discussed in ASC 260-10-45-11. In accordance with the terms of the Series D Preferred Stock, Preferred stock dividends that are not declared accumulate and are added to the liquidation preference as of the scheduled payment date for the respective series of the preferred stock. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payments on the Series D Preferred Stock that are in arrears. As of March 31, 2026 and December 31, 2025, the cumulative preferred dividends in arrears on the Series D preferred stock was $0.6 million and $0, respectively.

The Board of Directors and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated. Under the guidance of ASC 260-10-45-11, if the Company’s Board of Directors do not declare a dividend in a given period, an accrual is not recorded on the balance sheet, however; undeclared preferred stock dividends are reflected in earnings per share. Preferred stock dividends that are not declared accumulate and are added to the liquidation preference as of the scheduled payment date for the respective series of the preferred stock. Cash permitting, the Company intends to continue to pay dividends on a monthly basis to holders of our Series D Preferred Stock going forward, but there can be no guarantee the Board of Directors will approve any future dividends. The Company has not decided when it will resume dividends to our Common Stock holders on a quarterly basis. As of March 31, 2026 and December 31, 2025, the cumulative preferred dividends in arrears on the Series D preferred stock was $0.6 million and $0, respectively.

113

Series D Preferred Stock:

	2026	2025
Month	Distributions Declared	Distributions Declared
January	$—	$0.19531
February	—	0.19531
March	—	0.19531
Total	$—	$0.58593

Cash Equivalents and Restricted Cash

At March 31, 2026 and December 31, 2025, we had approximately $5.2 million and $7.4 million in cash equivalents, respectively, including $3.6 million and $5.7 million of restricted cash, respectively. Our cash equivalents and restricted cash consist of invested cash, cash in our operating accounts, short-term bonds and cash held in bank accounts at third-party institutions. During 2026 and 2025, we did not experience any loss or lack of access to our cash or cash equivalents. Including any cash committed to current capital expenditures on our properties, the Company may spend approximately $0.6 million on capital expenditures, net of any construction financing (some of which is held in deposits reserve accounts by our lenders) during the rest of the year. We intend to use the remainder of our existing cash and cash equivalents for asset/property acquisitions, reduction of principal debt, general corporate purposes, Common Stock repurchases (if market conditions are met), or dividends to our stockholders.

On July 14, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the purpose of raising approximately $2.05 million in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”), (i) 140,000 shares (the “Public Shares”) of its Series A Common Stock and (ii) pre-funded warrants to purchase up to 30,830 shares (the “Pre-Funded Warrant Shares”) of Series A Common Stock (the “Pre-Funded Warrants”). Each Public Share and accompanying Pre-Funded Warrant were sold together at a combined offering price of $12.00. The Pre-Funded Warrants were immediately exercisable at a nominal exercise price of $0.0001 and were exercised on July 14, 2025 in full.

The closing of the sales of the Securities pursuant to the Purchase Agreement occurred on July 15, 2025. The net proceeds to the Company after deducting the Placement Agent’s fees and the Company’s offering expenses were approximately $1.7 million. The Company has used and intends to use the net proceeds from the offering for working capital and for other general corporate purposes including to potentially acquire additional properties.

In addition, in connection with the Purchase Agreement, the Company and the Purchaser entered into an Amendment to Series A Common Stock Purchase Warrants (the “Amendment”). The Amendment amends certain warrants to purchase 200,000 shares of Series A Common Stock purchased by the Purchaser on July 14, 2021 to (i) reduce the exercise price to $12.00 per share from $55 per share and (ii) extend the termination date to July 16, 2030 from July 16, 2026. Pursuant to the Stock Purchase Agreement, the Company filed a resale registration statement to register the shares of Series A Common Stock underlying such warrants, which registration statement went effective on August 22, 2025.

Secured Debt

As of March 31, 2026, all our commercial properties, except 300 N.P. which has no debt, had fixed-rate mortgage notes payable in the aggregate principal amount of $58.5 million, collateralized by a total of seven commercial properties with loan terms at issuance ranging from 5 to 10 years. The weighted-average interest rate on these mortgage notes payable as of March 31, 2026, was approximately 5.78%, and our debt to estimated market value for our commercial properties was approximately 72.0%. During the next 12 months, none of our commercial property loans will mature. The non-recourse loan on the Dakota Center property matured on July 6, 2024; during July 2025, the lender approved a purchase offer from a third party for $5,125,000, and as of January 14, 2026, Dakota Center had sold for a value of $5,125,000. During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026 the Company received notification that the Shea Center II property governed by the loan agreement was moved into receivership. The foreclosure sale and public auction is scheduled for June 17, 2026.

114

As of March 31, 2026, the Company had fixed-rate mortgage notes payable related to model homes in the aggregate principal amount of $23.9 million, collateralized by a total of 75 Model Homes. These loans generally have a term at issuance of three to five years. As of March 31, 2026, the average loan balance per home outstanding and the weighted-average interest rate on these mortgage loans are approximately $323,577 and 7.13%, respectively. Our debt to estimated market value on all our model home properties is approximately 59.0%. We have been able to refinance maturing mortgages to extend maturity dates and we have not experienced any notable difficulties financing our acquisitions. The Company anticipates that any new mortgages used to acquire commercial properties or model homes in the near future will be at rates higher than our currently weighted average interest rate.

As of December 31, 2025, all our commercial properties, except 300 NP which has no debt, had fixed-rate mortgage notes payable in the aggregate principal amount of $67.3 million, collateralized by a total of nine commercial properties with loan terms at issuance ranging from 5 to 10 years. The weighted-average interest rate on these mortgage notes payable as of December 31, 2025 was approximately 5.78%, and our debt to estimated market value for our commercial properties was approximately 72.6%. As noted above, our only upcoming maturity date for 2026 is the Shea Center II mortgage loan, which totals a principal balance of approximately $16.4 million. Subsequent to the year ended December 31, 2025, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. The Company has received notification that the Shea Center II property governed by this agreement will be moved into receivership, which will fulfill its obligation for this non-recourse loan. In the year ended December 31, 2024, the non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. As of December 31, 2025, the property was included in the real estate assets held for sale, net on the consolidated balance sheet.

As of December 31, 2025, the Company had fixed-rate mortgage notes payable related to model homes in the aggregate principal amount of $25.6 million, collateralized by a total of 80 Model Homes. These loans generally have a term at issuance of three to five years. As of December 31, 2025, the average loan balance per home outstanding and the weighted-average interest rate on these mortgage loans are approximately $320,056 and 7.15%, respectively. Our debt to estimated market value on all our Model Home Properties is approximately 55.6%. We have been able to refinance maturing mortgages to extend maturity dates and we have not experienced any notable difficulties financing our acquisitions. The Company anticipates that any new mortgages used to acquire commercial properties or model homes in the near future will be at rates higher than our currently weighted average interest rate.

Cash Flow for the three months ended March 31, 2026, and March 31, 2025

Operating Activities: Net cash used in operating activities for the three months ended March 31, 2026, totaled approximately $1.0 million, as compared to cash used in operating activities of $0.1 million for the three months ended March 31, 2025. The change in net cash used in operating activities is primarily due to the sale of Dakota Center, combined with other changes in net income, which fluctuates due to new leases, leasing renewals, tenant move outs and model home sales and acquisitions, as well as changes in non-cash addbacks or subtractions such as straight-line rent, are the primary drivers of the increase in cash used in operating activities.

Investing Activities: Net cash provided by investing activities for the three months ended March 31, 2026, was approximately $6.9 million compared to approximately $13.6 million used in investing activities during the same period in 2025. The change from each period was primarily related to the sale of our commercial properties in February 2025 for approximately $4.7 million, net of selling costs, and the sale of model home properties for approximately $7.4 million during the three months ended March 31, 2026. There were no similar commercial property sales during the three months ended March 31, 2025, however, model home sales during the three months ended March 31, 2025 totaled approximately $22.3 million. Cash used in real estate acquisition and capital improvement totaled approximately $0.2 million, for the three months ended March 31, 2026 compared to $4.8 million for the same period in 2025.

We currently project that we could spend up to $0.6 million (some of which is held in deposits reserve accounts by our lenders) on capital improvements, tenant improvements and leasing costs for properties within our portfolio during the next 12 months. Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to the properties. We may spend more on capital expenditures in the future due to rising construction costs. Tenant improvements and leasing costs may also fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions.

Financing Activities: Net cash used in financing activities during the three months ended March 31, 2026, was $8.2 million compared to $9.5 million provided by financing activities for the same period in 2025 and was primarily due to the following activities for the three months ended March 31, 2026:

● Repayment of mortgage notes payable totaled approximately $7.7 million for the three months ended March 31, 2026.

● Distributions to noncontrolling interest of approximately $0.3 million for the three months ended March 31, 2026.

115

Cash Flows for the years ended December 31, 2025 and December 31, 2024

Operating Activities: Net cash provided / used by operating activities for the years ended December 31, 2025 and 2024 increased by $1.1 million to approximately $417,870 provided from $0.7 million used. The change in net cash used in operating activities is mainly due to changes in net income, which fluctuates due to new leases, leasing renewals, tenant move outs and model home sales and acquisitions, as well as changes in non-cash addbacks or subtractions such as straight-line rent.

Investing Activities: Net cash from investing activities for the year ended December 31, 2025 was approximately $13.5 million compared to cash provided by investing activities of approximately $12.9 million during the same period in 2024. Proceeds from the sale of real estate assets total approximately $25.6 million, which is up from the same period in 2024, net of selling costs, while cash used in real estate acquisition and capital improvement totaled approximately $12.1 million, for the year ended December 31, 2025, which is similar the same period in 2024.

 On July 14, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the purpose of raising approximately $2.05 million in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”), (i) 140,000 shares (the “Public Shares”) of its Series A Common Stock  and (ii) pre-funded warrants to purchase up to 30,830 shares (the “Pre-Funded Warrant Shares”) of Series A Common Stock (the “Pre-Funded Warrants”). Each Public Share and accompanying Pre-Funded Warrant were sold together at a combined offering price of $12.00. The Pre-Funded Warrants were immediately exercisable at a nominal exercise price of $0.0001 and were exercised on July 14, 2025 in full.

The closing of the sales of the Securities pursuant to the Purchase Agreement occurred on July 15, 2025. The net proceeds to the Company after deducting the Placement Agent’s fees and the Company’s offering expenses were approximately $1.7 million. The Company has used and intends to use the net proceeds from the offering for working capital and for other general corporate purposes including to potentially acquire additional properties.

 In addition, in connection with the Purchase Agreement, the Company and the Purchaser entered into an Amendment to Series A Common Stock Purchase Warrants (the “Amendment”). The Amendment amends certain warrants to purchase 200,000 shares of Series A Common Stock purchased by the Purchaser on July 14, 2021 to (i) reduce the exercise price to $12.00 per share from $55 per share and (ii) extend the termination date to July 16, 2030 from July 16, 2026. Pursuant to the Stock Purchase Agreement, the Company filed a resale registration statement to register the shares of Series A Common Stock underlying such warrants, which registration statement went effective on August 22, 2025.

We currently project that we could spend up to $1.9 million (some of which is held in deposits reserve accounts by our lenders) on capital improvements, tenant improvements and leasing costs for properties within our portfolio during the rest of the year. Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to the properties. We may spend more on capital expenditures in the future due to rising construction costs. Tenant improvements and leasing costs may also fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions.

Financing Activities: Net cash used in financing activities during the year ended December 31, 2025 was $14.5 million compared to $10.6 million provided by financing activities for the same period in 2024 and was primarily due to the following activities for the year ended December 31, 2025:

●	Proceeds from mortgage notes payable, net of issuance costs totaled approximately $18.9 million, a decrease of approximately $3.9 million for the same period in 2024.

●	Proceeds from the issuance of Series A Common Stock, net of offering costs, totaled approximately $1.7 million. For the year ended December 31, 2024, proceeds from the issuance of Common Stock totaled an approximate value of $1.2 million.

●	Repayment of mortgage notes payable totaled approximately $28.9 million during the year ended December 31, 2025, an increase of nearly $1.0 million from the same period in 2024.

●	Distributions to noncontrolling interest of approximately $1.3 million during the year ended December 31, 2025, a decrease of approximately $2.4 million from the year ended December 31, 2024.

●	Cash used to repurchase our Series A Common Stock and Series D Preferred Stock totaled approximately $1.9 million. For the same period in 2024, the Company used $0.2 million to repurchase both Series A Common Stock and Series D Preferred Stock.

116

Off-Balance Sheet Arrangements

On July 12, 2021, the Company entered into a securities purchase agreement with a single U.S. institutional investor for the purchase and sale of 100,000 shares of its Series A Common Stock, Common Stock Warrants to purchase up to 200,000 shares of Series A Common Stock and Pre-Funded Warrants to purchase up to 200,000 shares of Series A Common Stock. Each share of Common Stock and accompanying Common Stock Warrants were sold together at a combined offering price of $50.00, and each share of Common Stock and accompanying Pre-Funded Warrant were sold together at a combined offering price of $49.90. The Pre-Funded Warrants were exercised in full during August 2021 at a nominal exercise price of $0.10 per share. The Common Stock Warrants had an exercise price of $55.00 per share, exercisable upon issuance and will expire five years from the date of issuance. In July 2025 the exercise price was adjusted to $12.00 per share and the term of the warrants extended to July 16, 2030.

In connection with Series A Common Stock offering in July 2021, we agreed to issue the Placement Agent Warrants to purchase up to 8,000 shares of Series A Common Stock, representing 4.0% of the Series A Common Stock and shares of Series A Common Stock issuable upon exercise of the Pre-Funded Warrants. The Placement Agent Warrants were issued in August 2021, post exercise of the Pre-Funded Warrants with an exercise price of $62.50 and will expire five years from the date of issuance.

Common Stock Warrants:

If all the potential Common Stock Warrants outstanding at March 31, 2026, were exercised at the price of $12 per share, gross proceeds to us would be approximately $2.4 million and we would as a result issue an additional 200,000 shares of Common Stock. If all the potential Common Stock Warrants outstanding at December 31, 2025, were exercised at the price of $12.00 per share, gross proceeds to us would be approximately $2.4 million and we would as a result issue an additional 200,000 shares of Common Stock.

Placement Agent Warrants:

If all the potential Placement Agent Warrants outstanding at March 31, 2026, were exercised at the price of $62.50 per share, gross proceeds to us would be approximately $0.5 million and we would as a result issue an additional 8,000 shares of Common Stock. If all the potential Placement Agent Warrants outstanding at December 31, 2025, were exercised at the price of $62.50 per share, gross proceeds to us would be approximately $0.5 million and we would as a result issue an additional 8,000 shares of Common Stock.

January 14, 2022, was the record date with respect to the distribution of five-year listed warrants (the “Series A Warrants”). The Series A Warrants and the shares of Common Stock issuable upon the exercise of the Series A Warrants were registered on a registration statement that was filed with the SEC and was declared effective January 21, 2022. The Series A Warrants commenced trading on the Nasdaq Capital Market under the symbol “SQFTW” on January 24, 2022 and were distributed on that date to persons who held shares of Common Stock and existing outstanding warrants as of the January 14, 2022 record date, or who acquired shares of Common Stock in the market following the record date, and who continued to hold such shares at the close of trading on January 21, 2022. The Series A Warrants give the holder the right to purchase one share of Common Stock at $70.00 per share, for a period of five years. Should warrant holders not exercise the Series A Warrants during that holding period, the Series A Warrants will automatically convert to 1/100 of a common share at expiration, rounded down to the nearest number of whole shares.

Series A Warrants:

If all the potential Series A Warrants outstanding at March 31, 2026, were exercised at the price of $70.00 per share, gross proceeds to us would be approximately $101.2 million and we would as a result issue an additional 1,445,007 shares of Common Stock. If all the potential Series A Warrants outstanding at December 31, 2025, were exercised at the price of $70.00 per share, gross proceeds to us would be approximately $101.2 million and we would as a result issue an additional 1,445,007 shares of Common Stock.

Inflation

The current inflationary environment has affected U.S. consumers and the repercussions may persist. As evidenced by the Consumer Price Index for All Urban Consumers (CPI), a gauge employed by the U.S. Bureau of Labor Statistics, there was a 2.7% (not seasonally adjusted) increase for the 12-month period ending December 31, 2025. The CPI serves as a metric for capturing the average fluctuations in prices paid by urban consumers across a diverse array of consumer goods and services. The macroeconomic landscape, including ongoing conflicts around the world, introduces an additional layer of complexity to the inflationary dynamics. These geopolitical disruptions have the potential to intensify inflationary pressures, contributing to the volatility witnessed in the broader economic context. As consumers navigate this challenging landscape, the potential for continued impact on their purchasing power remains a significant consideration.

Leases generally provide for limited increases in rent as a result of fixed increases, increases in the consumer price index, or increases in clients’ sales volumes. We expect that inflation will cause these lease provisions to result in rent increases over time. During times when inflation is greater than increases in rent, as provided for in the leases, rent increases may not keep up with the rate of inflation and other costs.

Moreover, our strategic focus on the use of net lease agreements reduces our exposure to rising property expenses due to inflation because the client is responsible for property expenses. Even though the utilization of net leases reduces our exposure to rising property expenses due to inflation, substantial inflationary pressures and increased costs may have an adverse impact on our clients if increases in their operating expenses exceed increases in revenue, which may adversely affect our clients’ ability to pay rent. Additionally, inflationary periods may cause us to experience increased costs of financing, make it difficult to refinance debt at attractive rates or at all, and may adversely affect the properties we can acquire if the cost of financing an acquisition is in excess of our anticipated earnings from such property, thereby limiting the properties that can be acquired.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On June 3, 2025, the Company was notified that Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm, merged with Baker Tilly US, LLP effective on June 3, 2025. The combined audit practices operate as Baker Tilly US, LLP (“Baker Tilly”). In connection with the notification of the merger, Moss Adams resigned as the auditors of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly , as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

The audit report of Moss Adams on the Company’s consolidated financial statements as of and for the year ended December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2024, and the subsequent interim period through June 3, 2025, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2024, and the subsequent interim period through June 3, 2025, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

On August 19, 2024, the Audit Committee of the Company dismissed Baker Tilly US, LLP (“Baker Tilly”), the Company’s independent registered public accounting firm, effective immediately.

The audit report of Baker Tilly on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two years ended December 31, 2023 and 2022, and during the subsequent interim period preceding Baker Tilly’s dismissal, there were no disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Baker Tilly would have caused Baker Tilly to make reference to the subject matter of the disagreements in connection with its audit reports.

During the Relevant Period, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K except as set forth below.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company’s management identified the following material weaknesses in internal control over financial reporting, which relates to a non-recuring significant transaction for income tax provision under ASC 740, Income Taxes:

● The Company lacked a formal review and approval process in connection with the annual income tax provision, specifically related to real estate investment trust (“REIT”) and non-REIT subsidiaries and the ownership of shares of Conduit Pharmaceuticals Inc. (“Conduit”) received by the Company in Conduit’s de-SPAC transaction on September 22, 2023; and

● The Company did not design adequate internal controls under an appropriate financial reporting framework, including monitoring controls and certain entity level controls with regards to the income tax provision.

These material weaknesses were discussed by the Company’s management and the Audit Committee with Baker Tilly.

On August 19, 2024, the Company’s Audit Committee approved the engagement of Moss Adams LLP as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements commencing for the year ending December 31, 2024.

During the two most recent years ended December 31, 2023 and December 31, 2022 and during the subsequent interim period from January 1, 2024 through August 20, 2024, neither the Company, nor anyone acting on its behalf, consulted with Moss Adams on (i) any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of any disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

117

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and leverage and other policies. These policies may be amended and revised from time to time at the discretion of our Board of Directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Property.”

We intend to continue to acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Future investment activities will be focused on our target markets, but will not be limited to any specific geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We participate with third parties in property ownership, through limited liability partnerships or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into limited liability partnership or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. As of March 31, 2026 and December 31, 2025, we did not hold any marketable securities, excluding our investment in Conduit Pharmaceutical’s common stock warrants. As of March 31, 2026 and December 31, 2025. We also held interests in two joint ventures. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as real estate mortgages, bonds, preferred stocks or common stock.

Financing and Leverage Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our Board of Directors. Although our Board of Directors has not adopted a policy that limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our Board of Directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent our Board of Directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods.

118

Lending Policies

Except with respect to related party transactions, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties in which the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan that we make will be consistent with our qualification as a REIT for U.S. federal income tax purposes.

Policies with Respect to Issuing and Underwriting Securities

We have authority to, and may, offer common stock, preferred stock or options to purchase stock in exchange for property. Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Conflicts of Interest

We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted the Ethics Code that generally prohibits conflicts of interest between us and our personnel and directors. Our Ethics Code generally limits our employees and officers from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers of our Ethics Code may be granted by an executive officer for personnel and by the Board of Directors or a committee of the Board for Directors for officers. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law (the “MGCL”), a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

●

the fact of the common directorship or interest is disclosed or known to our Board of Directors or a committee of our Board, and our Board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or

●

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

●	the contract or transaction is fair and reasonable to us.

We have adopted a policy requiring all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, to be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our Board of Directors will have no obligation to do so.

119

MANAGEMENT

The executive officers and directors of the Company and their positions are as follows:

Name	Age	Position
Jack K. Heilbron	75	Chairman of the Board of Directors, President and Chief Executive Officer
Gary M. Katz	62	Chief Investment Officer
Ed Bentzen	49	Chief Financial Officer
Steve Hightower	58	President, Model Homes Division and Director
James R. Durfey	75	Independent Director
Jennifer A. Barnes	46	Independent Director
Tracie Hager	65	Independent Director

Executive Officers

Jack K. Heilbron Mr. Heilbron has served as a director and our Chief Executive Officer and President since our inception. Mr. Heilbron also has served as Chairman, Chief Executive Officer and President of NetREIT Dubose Model Home REIT, Inc. (“NetREIT Dubose”) since its inception, and has served as Chief Executive Officer, President and/or Managing Member of NetREIT Advisors, LLC, Dubose Advisors, LLC and NTR Property Management, Inc. since their inceptions, all of which are Company affiliated entities. He has also served as Chief Executive Officer and Chairman of Murphy Canyon Acquisition Corp. from October 2021 through September 2023. Mr. Heilbron was a founding officer, director, and stockholder of the former CI Holding Group, Inc. and of its subsidiary corporations (Centurion Counsel, Inc., Bishop Crown Investment Research Inc., PIM Financial Securities Inc., Centurion Institutional Services Inc. and CHG Properties, Inc.) and currently serves as Chairman and Chief Executive Officer of Centurion Counsel, Inc., a licensed investment advisor. He also served as a director of the Centurion Counsel Funds, an investment company registered under the Investment Company Act of 1940, from 2001 until 2005. From 1994 until its dissolution in 1999, Mr. Heilbron served as the Chairman and/or director of Clover Income and Growth REIT. Mr. Heilbron graduated with a B.S. degree in Business Administration from California Polytechnic College, San Luis Obispo, California. Based on his experience as a director and his experience with other REITs, the Nominating and Corporate Governance Committee determined that Mr. Heilbron is qualified to serve on the Board of Directors.

Gary M. Katz. Mr. Katz joined us as Senior Vice President, Asset Management in 2010. He was appointed Chief Investment Officer effective as of December 16, 2021. He has worked in the commercial real estate industry for over 35 years and has held positions with several institutional real estate investment companies, including Legacy Partners and Lincoln Property Company. Prior to joining us, Mr. Katz served in senior acquisition, leasing, asset management, and development roles for Westcore Properties from 2001 to 2009 and was responsible for real estate transactions throughout the western United States. Mr. Katz is actively involved with NAIOP, a commercial real estate education and advocacy organization. He was a member of the NAIOP Corporate (National) Board, formerly served as president of the San Diego Chapter and currently serves on the Board of Directors and as Treasurer of the San Diego Chapter. Mr. Katz holds a Bachelor of Arts degree in Economics from University of California San Diego.

Ed Bentzen. Mr. Bentzen joined the Company as Chief Accounting Officer in March 2021 and became the Chief Financial Officer in September 2023. Prior to joining the Company, Mr. Bentzen served as Chief Financial Officer and Chief Operations Officer for Crystal View Capital Management in 2020, as a Chief Financial Officer / Finance consultant for various clients (including real estate development companies) from 2018 to 2020, and as Chief Financial Officer for a non-traded REIT from 2016 to 2018. Prior to these roles, Mr. Bentzen held senior and/or accounting roles at Western Funding, Inc., a real estate lender, and a local CPA firm in Las Vegas, Nevada. In addition, Mr. Bentzen worked as a Senior Internal Auditor at Ameristar Casinos, Inc. (formerly Nasdaq: ASCA). He holds a Bachelor of Science degree in Hotel Administration, with an emphasis in Gaming, and a Master of Science degree in Accountancy, from University of Nevada, Las Vegas, and is licensed as a Certified Internal Auditor (inactive).

Steve Hightower. Mr. Hightower currently serves as the President of the Company’s Model Home division since December 2021 and as the Vice President of our subsidiary NetREIT Advisors, LLC from March 2010 through December 2021. He is responsible for overseeing the Company’s model home division, including acquisitions, resales, and management of its residential real estate portfolio. Prior to joining the Company, Mr. Hightower held the position of Executive Vice President of Dubose Model Homes, USA, a model home real estate investment company, where he was responsible for its model home assets, including property acquisitions, divestment, as well as builder and banking relations. He has over 26 years of experience in real estate specializing in model home related transactions. Prior to joining Dubose Model Homes in 1996, he held various positions within Exxon Company USA. Mr. Hightower holds a B.A degree in Business Administration from Texas State University. Based on his perspective and experience he brings as a key executive, the Nominating and Corporate Governance Committee determined that Mr. Hightower is qualified to serve on the Board of Directors.

120

Directors

James R. Durfey Mr. Durfey has served as a director, as a member of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee since December 2019. Effective December 31, 2020, Mr. Durfey was appointed to serve as Chair of the Nominating and Corporate Governance Committee. In March 2023, Mr. Durfey was appointed to serve as Chair of the Compensation Committee and as member of the Nominating and Corporate Governance Committee. In April 2025, Mr. Durfey was appointed Lead Independent Director and to serve as a member of the Audit Committee. Mr. Durfey retired in 2017 from American Assets Trust, Inc. (NYSE: AAT), a publicly traded REIT, where he served as Vice President, Office Properties, since 2004. During his tenure at AAT, Mr. Durfey supervised property management and leasing of Class A office buildings, assisted in the acquisition and/or development of office buildings, and worked with AAT’s board in developing corporate investment strategies. From 1996 to 2004, Mr. Durfey was Vice President of Trammell Crow Company and General Manager of the Century Plaza Towers and the ABC Entertainment Center. From 1980 to 1996, Mr. Durfey held various senior roles at Homart Development Company, which was the commercial real estate subsidiary of Sears, Roebuck and Company. Mr. Durfey received his Bachelor of Science degree in Business Management from Indiana University and is a licensed real estate broker in California. Based on his extensive experience in various facets of commercial real estate and with a publicly traded REIT, the Nominating and Corporate Governance Committee determined that Mr. Durfey is qualified to serve on the Board of Directors.

Jennifer A. Barnes Mrs. Barnes has served as a director and as a member of the Audit Committee since February 2020. In January 2023, she was named Chair of the Audit Committee. Mrs. Barnes served on the Nominating and Corporate Governance Committee from December 2020 through March 2023. Mrs. Barnes currently serves as Chief Executive Officer of Optima Office, Inc., an accounting and HR services company that she founded in October 2018. From September 2012 to September 2018, she served as Chief Executive Officer of Pro Back Office, LLC, a company that she co-founded. Mrs. Barnes has also held a number of Controller and Director of Accounting positions at privately held for-profit and non-profit companies. She currently serves on the boards of the San Diego Chapter of Junior Achievement, the Better Business Bureau of the Pacific Southwest as the Treasurer of the Foundation Board and is also the Treasurer for Tech Coast Angels. Mrs. Barnes received a Bachelor of Science in Finance and Marketing from the University of Arizona and an Executive MBA from San Diego State University. She also completed the Becker CPA courses. Based on her extensive experience in accounting and personnel matters, the Nominating and Corporate Governance Committee determined that Mrs. Barnes is qualified to serve on the Board of Directors.

Tracie Hager Ms. Hager has served as a director, as a member of the Compensation Committee and Audit Committee and as the Chair of the Nominating and Corporate Governance Committee since March 2023. Ms. Hager has served as Vice President, asset management, at Innovative Industrial Properties, Inc. (NYSE: IIPR) since October 2020 and as Senior Vice President, Asset Management, since January 2025. She has almost 30 years of experience in commercial property management, having overseen management teams and properties across the United States and the United Kingdom. Until January 2020, Ms. Hager served as vice president of property management for BioMed Realty Trust, Inc. (formerly NYSE: BMR), a real estate investment trust (“REIT”) specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, having joined BioMed Realty in 2010. Prior to her tenure at BioMed, Ms. Hager served in senior management positions at the Irvine Company, a privately held real estate development company, and Equity Office Properties Trust (formerly NYSE: EOP), a REIT that was one of the largest owners and managers of commercial office buildings in the United States. Ms. Hager holds the Real Property Administrator designation administered by the Building Owners and Managers Institute. Based on her industry and management experience, the Nominating and Corporate Governance Committee determined that Ms. Hager is qualified to serve on the Board of Directors.

121

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2026, relating to the beneficial ownership of shares of our Common Stock by (1) each director and executive officer, (2) all executive officers and directors as a group as of June 30, 2026, and (3) 5% or greater holders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by these stockholders. The address of each person is c/o Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123 unless otherwise indicated herein.

	Number of		% of Total
	Shares of		Outstanding
Directors and Officers	Common Stock		Shares (1)
Jennifer A. Barnes	13,818	(2)	0.96%
James R. Durfey	12,136	(3)	0.85%
Tracie Hager	7,458	(4)	0.52%
Jack K. Heilbron	237,482	(5)	16.56%
Steve Hightower	15,322	(6)	1.07%
Gary M. Katz	98,002	(7)	6.8%
Edwin Bentzen	37,278	(8)	2.60
All current directors and executive officers as a group (7 people)	421,496		29.38%
5% or greater stockholders
Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022	144,023	(9)	9.99%

*	Less than 1%.

(1)	Based on 1,434,432 shares of Common Stock of the Company issued and outstanding as of June 30, 2026, which includes 117,493 shares of unvested stock.

(2)	Includes 2,780 shares of unvested stock and 2,254 shares of Common Stock issuable upon exercise of outstanding warrants.

(3)	Includes 2,780 shares of unvested stock and 3,048 shares of Common Stock issuable upon exercise of outstanding warrants.

(4)	Includes 2,780 shares of unvested stock.

(5)	Includes (i) 22,480 shares held by Puppy Toes, Inc. and its subsidiaries (including Centurion Counsel, Inc.), of which Mr. Heilbron is the controlling stockholder, (ii) 1,000 shares held by Mr. Heilbron’s spouse, (iii) 60 shares held by or for the benefit of Mr. Heilbron’s grandchildren, (iv) 29,670 shares of unvested stock, (v) 7,955 shares held by Centurion Counsel, Inc. on behalf of various account holders that Mr. Heilbron holds certain voting rights and (vi) 123,403 shares issuable upon exercise of outstanding warrants.

(6)	Includes 5,435 shares of unvested stock and 3,510 shares of Common Stock issuable upon exercise of outstanding warrants.

(7)	Includes 32,800 shares of unvested stock and 15,896 shares of Common Stock issuable upon exercise of outstanding warrants.

(8)	Includes 17,800 shares of unvested stock and 2,743 shares of Common Stock issuable upon exercise of outstanding warrants.

(9)	Armistice Capital LLC owns warrants to purchase 200,000 shares with a 9.99% beneficial ownership blocker.

122

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Jack K. Heilbron	2025	$450,000	$104,200	$—	$59,297	$613,497
Chairman of the Board, President and Chief Executive Officer	2024	$447,297	$232,000	$—	$67,733	$747,030

Gary M. Katz	2025	$332,061	$156,300	$31,200	$32,892	$552,453
Chief Investment Officer and former SVP, Asset Management	2024	$325,550	$360,000	$30,000	$30,832	$746,382

Ed Bentzen	2025	$236,900	$78,150	$31,200	$29,662	$375,912
Chief Financial Officer	2024	$230,000	$180,000	$40,000	$27,586	$477,586

(1)	The amounts shown represent the aggregate grant date fair value of awards granted during each fiscal year shown, computed in accordance with FASB ASC Topic 718. This does not represent the compensation expense recognized for the fiscal years shown for financial statement reporting purposes. The value of the shares granted in 2025 and 2024 was based on the closing price of the Common Stock on the date of grant. The value of stock received in lieu of approximately two times cash bonus is reported based on the closing price of the Company’s stock on date of issuance.

(2)	The cash component of bonuses for 2024 was paid in January 2025 and the cash component of bonuses for 2025 was paid in January 2026.

(3)	The following table sets forth the components of All Other Compensation included above (and excludes unlimited paid time off, which is only available to our executives):

Name	Year	Matching Contributions to 401(k) Plan	Group Term Life Insurance Payments	Auto Allowance	Country Club	Medical Premiums	Total of Other Compensation

Jack K. Heilbron	2025	$14,000	$1,685	$7,505	$14,018	$22,089	$59,297
	2024	$13,800	$1,685	$15,435	$14,030	$22,783	$67,733

Gary M. Katz	2025	$13,282	$2,750	$—	$—	$16,860	$32,892
	2024	$13,022	$2,750	$—	$—	$15,060	$30,832

Ed Bentzen	2025	$10,052	$2,750	$—	$—	$16,860	$29,662
	2024	$9,776	$2,750	$—	$—	$15,060	$27,586

123

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding restricted stock awards held by our named executive officers on the last day of our fiscal year ended December 31, 2025.

	Stock Awards
Name	Grant Date	Number of Shares or Units that have not Vested (3)	Market Value of Shares or Units that have not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested
Jack K. Heilbron
	1/1/2017(1)	80	$266	—	—
	1/1/2018(1)	257	$856	—	—
	1/5/2024(2)	12,000	$39,960	—	—
	6/4/2025(2)	13,333	$44,399	—	—

Gary M. Katz
	1/5/2024(2)	10,000	$33,300	—	—
	6/4/2025(2)	20,000	$66,600	—	—

Ed Bentzen
	1/5/2024(2)	5,000	$16,650	—	—
	6/4/2025(2)	10,000	$33,300	—	—

(1)	Represents an award of shares of stock, of which 1/10th of the stock award will vest on December 31 of the year in which the award is granted and an additional 1/10th of the stock award will vest on each anniversary of such date thereafter, subject to the named executive officer’s continued employment.

(2)	Represents an award of shares of stock, of which 1/3rd of the stock award will vest on December 31 of the year in which the award is granted and an additional 1/3rd of the stock award will vest on each anniversary of such date thereafter, subject to the named executive officer’s continued employment.

(3)	Represents the number of unvested shares of stock as of December 31, 2025.

(4)	Market value has been calculated by multiplying the closing market price of our Common Stock at December 31, 2025 of $3.33 per share by the outstanding share of stock awards for each Named Executive Officer.

Stock Plans

2017 Incentive Award Plan

Effective as of October 18, 2017, we adopted the 2017 Incentive Award Plan, or the Plan, most recently amended and restated on June 2, 2025, under which we may grant cash and equity incentive awards to eligible service providers in order to motivate, attract and retain the talent for which we compete.

124

Eligibility and Administration. Our employees, consultants and directors (including employees, consultants and directors of our subsidiaries) are eligible to receive awards under the Plan. Approximately 13 employees, two consultants and five non-employee directors are eligible to participate in the Plan. The Plan will be administered by the Board of Directors with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to administer the Plan, including the authority to select award recipients, determine the nature and amount of each award, and determine the terms and conditions of each award. The plan administrator will also have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions.

Size of Share Reserve; Limitations on Awards. The total number of shares reserved for issuance pursuant to awards under the Plan is 450,000 shares, which may be issued as shares of our Series A or our Series C Common Stock, as determined by the plan administrator, provided that, since the date on which the Common Stock became publicly listed, we have and intend to issue only shares of Common Stock under the Plan. Shares that are potentially deliverable under an award that expires or is cancelled, forfeited, settled for cash or otherwise terminated without delivery of such shares will, to the extent of such expiration, cancellation, forfeiture, cash settlement or termination, again be available for new grants under the Plan, and shares withheld by us in payment of the exercise price or taxes relating to any award will again be available for new grants under the Plan. However, the following shares may not be used again for grant under the Plan: (a) previously owned shares tendered by a participant to satisfy exercise price or tax withholding obligations associated with an award; and (b) shares purchased on the open market with the cash proceeds from the exercise of options. The total number of shares reserved for issuance under the Plan was not adjusted for the reverse stock split effected on July 29, 2020 in connection with our initial public offering. However, the total number of shares reserved for issuance under the Plan has been adjusted for the 1:10 reverse stock split effected on May 19, 2025.

To the extent permitted under applicable securities exchange rules without stockholder approval, awards granted under the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Plan.

The maximum number of shares of our Common Stock that may be subject to one or more awards granted to any one participant pursuant to the Plan during any calendar year is 110,000 shares and the maximum amount that may be paid under a cash award pursuant to the Plan to any one participant during any calendar year period is $5,000,000. The individual award limit under the Plan has not and will not be adjusted for the reverse stock split effected on July 29, 2020 in connection with our initial public offering.

The plan administrator may establish compensation for our non-employee directors in accordance with the Plan, including the terms, conditions and amounts of all such compensation. However, subject to certain exceptions, the sum of any cash compensation and the value of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $500,000, increased to $800,000 for the non-employee director’s initial year of service.

Evergreen Provision. The Plan provides that on April 1 and October 1 of each year, the maximum number of shares of Common Stock available under the Plan will automatically increase by 15% of the Company’s then-outstanding shares of Common Stock, if on such date of the year 550,000 is less than 15% of the number of outstanding shares of Common Stock outstanding as of such date of the year.

Awards. The Plan provides for the grant of stock options, restricted stock, performance bonuses, dividend equivalents, stock payments, restricted stock units (“RSUs”), performance shares, other incentive awards and stock appreciation rights (“SARs”). All awards under the Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in shares of our Common Stock or cash, as determined by the plan administrator.

Stock Options. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

125

Restricted Stock Units. RSUs are contractual promises to deliver shares of our Common Stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our Common Stock (or the fair market value of one such share in cash) for each vested and non-forfeited RSU.

Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire.

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the Plan will be settled in cash or shares of Common Stock, or in a combination of both, as determined by the administrator.

Performance Shares. Performance shares are contractual rights to receive a range of shares of our Common Stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Payments. Stock payments are awards of fully vested shares of our Common Stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our Common Stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Other incentive awards may be linked to any one or more specific performance criteria determined by the plan administrator.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.

Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions. The plan administrator has broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and outstanding awards. In the event of a “change in control,” to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator shall cause the awards to become fully vested and exercisable in connection with the transaction.

126

Claw-Back Provisions, Transferability, and Participant Payments. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. The Board of Directors may amend or terminate the Plan at any time, subject to certain exceptions. In addition, no amendment, suspension or termination of the Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. If not earlier terminated by the Board of Directors, the Plan will terminate in October 2027.

Additional REIT Restrictions. The Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

Securities Laws. The Plan is intended to conform to all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The material federal income tax consequences of the Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

Stock Options and SARs. A Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. Only non-qualified stock options may be granted under the Plan. Upon exercising an option when the fair market value of our stock is higher than the exercise price of the option, a Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising or settling an SAR, a Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

127

Restricted Stock and RSUs. A Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may, subject to our consent, make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of Common Stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

Other Stock or Cash Based Awards. A Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of other stock or cash based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

1999 Flexible Incentive Plan

We established the 1999 Flexible Incentive Plan (the “1999 Plan”) for the purpose of attracting and retaining employees. No additional awards have been granted under the 1999 Plan since October 2017.

Share Reserve. The 1999 Plan provided that the maximum number of shares to be issued under the 1999 Plan would be an amount equal to 10% of the Company’s issued and outstanding Common Stock at such time; the aggregate number of Common Stock that may be issued under the Plan is 1,100,000 shares. At December 31, 2025, approximately 25,693 restricted shares of Common Stock had been issued under the 1999 Plan.

Awards. The 1999 Plan provides that our administrator may grant or issue stock options, restricted stock, performance awards, dividend equivalents, stock appreciation rights, phantom stock awards or any combination thereof. The administrator considers each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award. To date, only restricted stock has been issued under the 1999 Plan.

Restricted stock may be granted to participants and made subject to such restrictions as may be determined by the administrator. Typically, restricted stock may be repurchased by us at the original purchase price or, if no cash consideration was paid for such stock, forfeited for no consideration if the conditions or restrictions are not met, and the restricted stock may not be sold or otherwise transferred to third parties until restrictions are removed or expire.

Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to when the restrictions lapse.

Administration. Our Board of Directors administers the 1999 Plan. Subject to the terms and conditions of the 1999 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 1999 Plan. The plan administrator is also authorized to prescribe, amend and rescind rules relating to administration of the 1999 Plan, subject to certain restrictions.

Eligibility. Awards under the 1999 Plan were granted to individuals who were then our employees, consultants and members of our Board of Directors and our subsidiaries. Approximately 15 employees, two consultants and four non-employee directors were eligible to participate in the 1999 Plan when it was in use and one executive officer and two former employees own restricted shares that have not fully vested. No new securities have been issued or reserved for issuance under the 1999 Plan since 2017. The Company does not plan on issuing new securities under the 1999 Plan.

128

Corporate Transactions. In the event of a corporate transaction where the acquirer does not assume awards granted under the 1999 Plan, awards issued under the 1999 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable. Under the 1999 Plan, a corporate transaction is generally defined as any recapitalization, merger, consolidation or conversion involving our company or any exchange of securities involving the Common Stock, provided that a primary issuance of shares of Common Stock shall not be deemed to be a corporate transaction.

Amendment and Termination of the 1999 Plan. Our Board of Directors may terminate, amend or modify the 1999 Plan. No new securities have been issued or reserved for issuance under the 1999 Plan since 2017.

Securities Laws. The 1999 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 1999 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The material federal income tax consequences of the 1999 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 1999 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

A 1999 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock. Upon the termination of restrictions on restricted stock, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 1999 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of Common Stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

129

The following table summarizes information about our equity compensation plans as of December 31, 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	I
Equity compensation plans approved by security holders	—	—	23,494

Equity compensation plans not approved by security holders	—	—	69,391

Total	—	—		(1)

(1)	Of these securities, as of December 31, 2025, (i) 23,494 shares of Common Stock remain available for future issuance under the Plan, and (ii) 69,391 shares of Common Stock remain available for future issuance under the 1999 Plan; however, use of the 1999 Plan has been suspended since October 2017.

Employment Agreements with the Company’s Named Executive Officers

Employment Agreement with Jack K. Heilbron

On December 29, 2023, the Company entered into an amended and restated employment agreement with its Chief Executive Officer, President and Chairman Jack K. Heilbron (the “Heilbron Employment Agreement”), which superseded his October 18, 2017 employment agreement with us. The Heilbron Employment Agreement has a term of three years and shall be automatically renewed for additional one-year terms unless either party provides three months’ written notice. Mr. Heilbron will receive an annual salary of $425,996 which shall be reviewed annually by the Board of Directors of the Company or Compensation Committee and he will be entitled to receive, in addition to his base salary, an annual bonus at a target of up to 100% of his base salary. Mr. Heilbron’s salary for 2025 was increased to $450,000.

If Mr. Heilbron’s employment is terminated for cause, as defined in the Heilbron Employment Agreement, or by Mr. Heilbron without good reason, as defined in the Heilbron Employment Agreement, the Company shall have no obligations other than to pay him the earned and unpaid base salary and accrued but unpaid time off through the date of termination (the “Heilbron Accrued Obligations”) in cash on the date of termination and provide any vested benefits required to be paid or provided or which Mr. Heilbron is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Heilbron’s employment is terminated due to death or disability, as defined in the Heilbron Employment Agreement, he, or his estate or beneficiaries in the event of his death, will be entitled to receive the Heilbron Accrued Obligations, reimbursement for expenses incurred prior to the date of termination and the provision of any vested benefits required to be paid or provided or which Mr. Heilbron is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Heilbron terminates his employment for good reason, he will be entitled to (a) the Heilbron Accrued Obligations and (b) a cash payment equal to the mean average of the cash bonus payments received by him during the immediately preceding two years, (c) for the period beginning on the date of termination and ending 12 months following such date, or earlier upon certain circumstances, healthcare benefits for himself and eligible dependents, (d) to the extent previously unpaid or provided, any vested benefits and other amounts or benefits required to be paid or provided under any plan or policy of the Company (excluding equity incentive plans) and (e) on the termination date 100% of outstanding unvested stock options, restricted stock and other equity awards granted to Mr. Heilbron under any of the Company’s equity incentive plans (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

130

Employment Agreement with Gary M. Katz

On February 6, 2024, the Company entered into an employment agreement (the “Katz Employment Agreement”) with its Chief Investment Officer, Gary M. Katz. The Katz Employment Agreement has a term of three years and shall be automatically renewed for additional one-year terms unless either party provides three months’ written notice. Mr. Katz will receive an annual base salary of $325,550 which shall be reviewed annually by the Board of Directors or Compensation Committee and he will be entitled to receive, in addition to his base salary, an annual bonus at a target of up to 100% of his base salary. Mr. Katz’s salary for 2025 was increased to $332,061.

If Mr. Katz’s employment is terminated for cause, as defined in the Katz Employment Agreement, or by Mr. Katz without good reason, as defined in the Katz Employment Agreement, the Company shall have no obligations other than to pay him the earned and unpaid base salary and accrued but unpaid time off through the date of termination (the “Katz Accrued Obligations”) in cash on the date of termination and provide any vested benefits required to be paid or provided or which Mr. Katz is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Katz’s employment is terminated due to death or disability, as defined in the Katz Employment Agreement, he, or his estate or beneficiaries in the event of his death, will be entitled to receive the Katz Accrued Obligations, reimbursement for expenses incurred prior to the date of termination and the provision of any vested benefits required to be paid or provided or which Mr. Katz is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Katz terminates his employment for good reason, he will be entitled to (a) the Katz Accrued Obligations, (b) a cash payment equal to 1.5 multiplied by the sum of his base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the termination date occurs), (c) a cash payment equal to the mean average of the cash bonus payments received by him during the immediately preceding two years, (d) for the period beginning on the date of termination and ending 12 months following such date, or earlier upon certain circumstances, healthcare benefits for himself and eligible dependents, (e) to the extent previously unpaid or provided, any vested benefits and other amounts or benefits required to be paid or provided under any plan or policy of the Company (excluding equity incentive plans) and (f) on the termination date 100% of outstanding unvested stock options, restricted stock and other equity awards granted to Mr. Katz under any of the Company’s equity incentive plans (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

Employment Agreement with Ed Bentzen

On February 6, 2024, the Company entered into an employment agreement (the “Bentzen Employment Agreement”) with its Chief Financial Officer, Ed Bentzen. The Employment Agreement has a term of three years and shall be automatically renewed for additional one-year terms unless either party provides three months’ written notice. Mr. Bentzen will receive an annual base salary of $230,000 which shall be reviewed annually by the Board of Directors or Compensation Committee thereof and he will be entitled to receive, in addition to his base salary, an annual bonus at a target of up to 100% of his base salary. Mr. Bentzen’s salary for 2025 was increased to $236,900.

If Mr. Bentzen’s employment is terminated for cause, as defined in the Bentzen Employment Agreement, or by Mr. Bentzen without good reason, as defined in the Bentzen Employment Agreement, the Company shall have no obligations other than to pay him the earned and unpaid base salary and accrued but unpaid time off through the date of termination (the “Bentzen Accrued Obligations”) in cash on the date of termination and provide any vested benefits required to be paid or provided or which Mr. Bentzen is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Bentzen’s employment is terminated due to death or disability, as defined in the Bentzen Employment Agreement, he, or his estate or beneficiaries in the event of his death, will be entitled to receive the Bentzen Accrued Obligations, reimbursement for expenses incurred prior to the date of termination and the provision of any vested benefits required to be paid or provided or which Mr. Bentzen is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Bentzen terminates his employment for good reason, he will be entitled to (a) the Bentzen Accrued Obligations, (b) a cash payment equal to the equal to the sum of his base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the termination date occurs), (c) a cash payment equal to the mean average of the cash bonus payments received by him during the immediately preceding two years, (d) for the period beginning on the date of termination and ending 12 months following such date, or earlier upon certain circumstances, healthcare benefits for himself and eligible dependents, (e) to the extent previously unpaid or provided, any vested benefits and other amounts or benefits required to be paid or provided under any plan or policy of the Company (excluding equity incentive plans) and (f) on the termination date 100% of outstanding unvested stock options, restricted stock and other equity awards granted to Mr. Bentzen under any of the Company’s equity incentive plans (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

131

DIRECTOR COMPENSATION

We compensate the directors with cash compensation and awards of stock. We do not have a written policy regarding director compensation. Our Compensation Committee meets at least annually to review, and determine and approve, as appropriate, director compensation for the next fiscal year, including cash and equity compensation, reimbursement for travel and related expenses, and similar matters. The Compensation Committee may also meet during the year, as appropriate, to discuss compensation matters such as grants of stock to our directors in connection with their services as chairs of Board of Directors committees, and related matters. If a director is also an employee of our Company, such director is not paid separate compensation for services rendered as a director.

As of December 31, 2025, our non-employee directors received the following compensation:

Name (1)	Fees earned or Paid in Cash (2)	Fees earned or Paid in Stock (2)	Annual Stock Awards (3)	All Other Compensation (4)	Total

Jennifer A. Barnes	$40,000	$—	$25,000	$—	$65,000
James R. Durfey	$40,000	$—	$25,000	$—	$65,000
Tracie Hager	$40,000	$—	$25,000	$—	$65,000
Elena Piliptchak	$40,000	$—	$37,352	$—	$77,352

(1)	Messrs. Heilbron and Hightower are not included in this table as they are employees and do not receive compensation for their services as directors. Compensation paid for the services Mr. Heilbron provides to us are reflected in the Summary Compensation Table.

(2)	Each non-employee director received a cash stipend of $10,000 for each Board of Directors meeting attended in in 2025. Amounts do not include reasonable out-of-pocket expenses (i.e., airfare, hotel, car rental, etc.) incurred by directors for which we reimburse in connection with attendance at Board of Directors and committee meetings.

(3)	The amounts shown represent the aggregate fair value of awards when approved during 2025, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used to determine the fair value of these awards, see Note 11 to the Financial Statements for the year ended December 31, 2025 included in our Form 10-K for such year. The stock awards vest annually in equal installments over a three-year period.

(4)	Amount represents cash distributions received in 2025 from unvested shares of our Common Stock held by each non-employee director. Amounts also include reasonable out-of-pocket expenses (i.e., airfare, hotel, car rental, etc.) incurred by directors for which we reimburse in connection with in-person attendance at Board of Directors meetings, committee meetings and the annual holiday party.

As of December 31, 2025, our non-employee directors held the following shares of unvested restricted stock:

Name	Shares
Jennifer A. Barnes	2,780
James R. Durfey	2,780
Tracie Hager	2,780
Elena Piliptchak	2,598

As of December 31, 2025, our non-employee directors held the following Series A Warrants they received on unvested restricted stock in January 2022:

Name	Shares
Jennifer A. Barnes	22,541
James R. Durfey	30,481
Tracie Hager	—
Elena Piliptchak	—

132

CORPORATE GOVERNANCE AND bOARD MATTERS

The Company is committed to sound and effective corporate governance practices that promote long-term stockholder value and foster strong independent leadership and management accountability. Our Board of Directors has adopted Corporate Governance Guidelines to serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas, including the size and composition of our Board of Directors, Board of Directors membership criteria and director qualifications, director responsibilities, Board of Directors agenda, roles of the Chairman of the Board of Directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, Board of Directors member access to management and independent advisors, director compensation, director orientation and continuing education and management succession planning. Our Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines from time to time as it deems appropriate and, if necessary, recommends changes thereto to our Board of Directors.

Board Committees

The Board of Directors has adopted a charter for each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters and the Corporate Governance Guidelines are posted on the Company’s website at www.presidiopt.com and will be provided without charge upon request to the Secretary, Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. The Board of Directors has established the Strategic Planning and Cybersecurity Committee and may, from time to time, establish certain other committees to facilitate the management of the Company. The information contained on the Company’s website is not incorporated by reference into and does not form a part of this Prospectus. The table below indicates the members and chair of each Board committee as of June 30, 2026.

Director	Audit	Compensation	Nominating and Corporate Governance	Strategic Planning and Cybersecurity Committee
Jennifer A. Barnes	Chair^
James R. Durfey	X	Chair	X	Chair
Tracie Hager	X	X	Chair	X

^ Financial expert

Board Independence

Our Board of Directors has determined that each of our current directors, except for Jack K. Heilbron and Steve Hightower, have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the listing standards of Nasdaq (“Nasdaq Rules”) and our director independence standards. The Board of Directors established and employed the following categorical standards (which are at least as restrictive as “independent” standards of the Nasdaq Rules) in determining whether a relationship is material and thus would disqualify such director from being independent:

■ The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

■ An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

■ The director (or an immediate family member of the director) received during any 12-month period within the last three years, more than $120,000 in direct compensation from us and/or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

■ The director was affiliated with or employed within the last three years by our present or former external auditor or an immediate family member of the director was affiliated with or employed in a professional capacity by our present or former external auditor and worked on our audit within the last three years;

■ The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives serve or served on that company’s compensation committee;

133

■ The director, or an immediate family member of the director, is currently a controlling stockholder, partner or executive officer of another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues; or

■ The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $200,000 or 5% of that organization’s consolidated gross revenues.

An “affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

Meetings and Attendance

The Board of Directors met seven (7) times during 2025 and the various committees of the Board of Directors met a total of nine (9) times. For the 2025 fiscal year, all directors attended each meeting of the Board of Directors, except that one director missed one Board of Directors meeting, and each director attended each meeting of the committees of the Board of Directors on which such director served during the year. Although the Company has no policy with regard to Board of Directors members’ attendance at the Company’s Annual Meeting, the Company expects all Board of Directors members to attend any meeting of stockholders at which stockholders are anticipated by the Company to be present. Since very few stockholders attend annual meetings, no independent director attended the 2025 Annual Meeting. To ensure free and open discussion among the independent directors of the Board of Directors, if necessary, the independent directors may meet prior to or after Board of Directors meetings, but in no event fewer than two times per year.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director, is in the best interests of the Company because it provides the appropriate balance between strategic development and independent oversight of management.

The Company believes the chosen leadership structure is the most appropriate for its size and business. Since our inception, Jack K. Heilbron has served as both Chairman of the Board of Directors and Chief Executive Officer. The Company has a Lead Independent Director, James R. Durfey. As Lead Independent Director, Mr. Durfey presides over all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including any executive sessions of the independent directors, reviews Board of Directors meeting schedules and agendas in collaboration with the Chairman of the Board of Directors and acts as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board of Directors. The Lead Independent Director also monitors and addresses any compliance issues, improprieties, or ethical considerations, including anonymous submissions by Company employees that by their nature cannot be brought to management.

Code of Ethics and Conduct

The Board of Directors has adopted a Code of Ethics and Conduct (“Ethics Code”) that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Ethics Code, which was last revised on December 6, 2019 and is reviewed annually, is posted under the Investor / Corporate Governance section of our website at www. presidiopt.com. To the extent required by applicable SEC rules, we intend to post any future amendments to or waivers from the Ethics Code promptly following the date of such amendment or waiver on our website at www. presidiopt.com.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers, employees and independent contractors that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the Company.

134

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading and other transactions for a limited group of Company employees (including executives and directors) to defined window periods that follow the Company’s quarterly earnings releases and restricts trading and other transactions following announcement of a share repurchase program.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

In 2025, the Nominating and Corporate Governance Committee was comprised of Ms. Hager (Chair), Ms. Piliptchak and Mr. Durfey, each of whom was or is “independent” within the meaning of the Nasdaq Rules and our director independence standards.

The Nominating and Corporate Governance Committee met two (2) times during 2025. The Nominating and Corporate Governance Committee’s principal responsibilities include:

■	Reviewing the purpose, structure and membership of the committees of the Board of Directors;
■	Reviewing the succession planning for our executive management;
■	Assisting the Board of Directors in developing and implementing our Corporate Governance Guidelines;
■	Considering questions of possible conflicts of interest of the Board of Directors, as such questions arise;
■	Determining the size, needs and composition of the Board of Directors and its committees;
■	Monitoring a process to evaluate and assess the effectiveness of the Board of Directors; and
■	Recommending nominees to the full Board of Directors.

The Nominating and Corporate Governance Committee operates pursuant to a written charter available on the Company’s website at https://presidiopt.com/corporate-governance/.

Ms. Hager was recommended to the Nominating and Corporate Governance Committee for consideration as a director candidate by Mr. Durfey.

Stockholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee’s policy is to consider director candidates properly recommended by stockholders. The stockholder must submit a resume of the candidate and an explanation of the reasons why such stockholder believes the candidate is qualified for service on the Board of Directors and how the candidate satisfies the Board of Directors criteria noted above. The stockholder must also provide such other information about the candidate as would be required by the rules of the SEC to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate to serve as a director if elected and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of ownership of the Company’s shares of stock. All communications are to be directed to the Chair of the Nominating and Corporate Governance Committee, c/o Secretary, Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. Properly submitted stockholder recommendations of director candidates will be evaluated by the Nominating and Corporate Governance Committee using the same criteria used to evaluate other director candidates.

COMPENSATION COMMITTEE

In 2025, the Compensation Committee was comprised of Mr. Durfey (Chair) and Ms. Hager, each of whom is “independent” within the meaning of the Nasdaq Rules and our director independence standards. The Compensation Committee met two (2) times during 2025. The Compensation Committee’s principal responsibilities include:

■	reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation (either alone or, if directed by the Board of Directors, in conjunction with a majority of the independent directors on the Board of Directors), setting our Chief Executive Officer’s compensation (our Chief Executive Officer may not be present during voting deliberations on his compensation);

135

■	reviewing and setting or recommending to the Board of Directors the compensation of our named executive officers other than the Chief Executive Officer;

■	reviewing and providing oversight of our compensation philosophy and composition of our peer company community used for market comparisons;

■	reviewing and approving or recommending to the Board of Directors our incentive compensation and equity-based plans and arrangements;

■	performing a periodic evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities under the Compensation Committee charter;

■	reviewing and recommending to the Board of Directors the compensation of our non-employee directors;

■	to the extent that we are required to include a Compensation Discussion and Analysis (“CD&A”) in our Annual Report on Form 10-K or annual proxy statement, reviewing and discussing with management our CD&A and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;

■	preparing the annual Compensation Committee Report;

■	reporting regularly to the Board of Directors regarding the activities of the Compensation Committee; and

■	annually reviewing and reassessing our Compensation Committee charter and submitting any recommended changes to the Board of Directors for its approval.

The Compensation Committee operates pursuant to a written charter available on the Company’s website at https://presidiopt.com/corporate-governance/.

The Compensation Committee may also delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and/or delegate the authority to grant stock or other equity rights to one or more officers of our Company in a manner that is in accordance with applicable law.

AUDIT COMMITTEE

General

The Audit Committee is comprised of Mr. Durfey, Ms. Barnes and Ms. Hager, each of whom is “independent” within the meaning of the Nasdaq Rules, our director independence standards and the audit committee requirements of the SEC. Ms. Barnes serves as the Audit Committee’s Chair. The Board of Directors has determined that Ms. Barnes qualifies as an “audit committee financial expert,” as defined by the SEC and that each member of the Audit Committee is “financially literate” under the Nasdaq Rules. The Audit Committee met four (4) times during 2025.

The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also shares responsibility for performing risk assessment. The Audit Committee is responsible for discussing with management the guidelines, policies and processes relied upon and used by management to assess and manage our exposure to risk.

136

The Audit Committee ensures that procedures have been established for the receipt, retention and treatment of complaints from our employees on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters or other potentially material risks.

The Audit Committee’s principal responsibilities include:

■	Assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices;

■	Reviewing and monitoring compliance with our code of ethics and conduct;

■	The ultimate authority over the appointment, retention, compensation, oversight and evaluation of the work of our independent registered public accounting firm;

■	Preparing the report that the SEC requires in our annual proxy statement; and

■	The selection, approval and engagement of our independent registered public accounting firm, including approving any special assignments given to the independent accounting firm and reviewing:

■	The independence of the independent registered public accounting firm;

■	Any audit and non-audit services to be performed by the independent registered public accounting firm;

■	Our guidelines and policies with respect to risk assessment and risk management; and

■	Our compliance with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter that is available on the Company’s website at https://presidiopt.com/corporate-governance/.

In determining whether to appoint or reappoint the independent registered public accounting firm as our independent auditor, the Audit Committee takes into consideration a number of factors, including audit fees, the expertise of the lead audit partner with respect to real estate and, specifically REITs, the length of time the firm has been engaged by us, the quality of the Audit Committee’s ongoing discussions with its independent registered public accounting firm and an assessment of the professional qualifications, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports relating to our independent registered public accounting firm and past performance of the firm’s lead audit partner responsible for our audit. The Audit Committee has also been involved in the selection of the lead audit partner.

137

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee reviews and approves all related party transactions that management has determined are required to be disclosed in the audited financial statements.

During the years ended December 31, 2025 and 2024, the Company leased portions of its corporate headquarters to Puppy Toes, Inc., a company owned by the Chief Executive Officer and his wife, and to Centurion Counsel, Inc., which is owned by Puppy Toes, Inc. Rent billed to these entities from the Company totaled $13,645 and $11,442 for the years ended December 31, 2025 and 2024, respectively.

Additionally, we received full payroll reimbursement for employee services provided to Centurion Counsel and Puppy Toes, Inc. during the years ended December 31, 2025 and 2024, which totaled approximately $73,678 and $141,429, respectively. These reimbursements were at cost and were not marked up or discounted. As of December 31, 2025 and December 31, 2024, we had reimbursement receivable balances of approximately $1,524 and $12,376, which were paid in full during January 2025 and January 2026, respectively.

We recognized payments made to Mr. Dubose, who previously served as President of NetREIT Advisors, LLC and Dubose Advisors, LLC; Chief Financial Officer of NetREIT Dubose Model Home REIT, Inc.; and as a Director of the Company. Mr. Dubose is also the father-in-law of Mr. Hightower who now serves on our Board of Directors. For the years ended December 2025 and 2024, the Company paid Mr. Dubose $67,504 and $293,139, respectively. For the year ended December 31, 2024, these payments were a combination of Consulting payments totaling $191,250, and distributions and return of capital in his Trust’s investments in DMH#203, DMH#204, DMH#205, DMH#206 and DMH#207 totaling $101,889. For the year ended December 31, 2025, these payments were a combination of Consulting payments totaling $50,000, and distributions and return of capital in his Trust’s investments in DMH#205 and DMH#207 totaling $17,504.

We also recognized payments made to Mr. Heilbron for his investment in DMH#207, LP. These payments were a combination of distributions and capital returns from DMH#207 LP. For the years ending December 31, 2025 and 2024, the payments were $1,323 and $4,604, respectively.

During the three months ended March 31, 2026 and three months ended March 31, 2025, the Company leased portions of its corporate headquarters to Puppy Toes, Inc., a company owned by the Chief Executive Officer and his wife, and to Centurion Counsel, Inc., which is owned by Puppy Toes, Inc. Rent billed to these entities from the Company totaled $3,479 and $3,378 for three months ended March 31, 2026 and 2025, respectively

Additionally, we received full payroll reimbursement for employee services provided to Centurion Counsel, Inc. and Puppy Toes, Inc. during the three months ended March 31, 2026 and 2025, which totaled approximately $3,944 and $23,640 respectively. These reimbursements were at cost and were not marked up or discounted. As of March 31, 2026 and December 31, 2025, we had reimbursement receivable balances of approximately $1,163 and $1,524 which were paid in full during January 2025 and January 2026, respectively.

For the three months ended March 31, 2026 and 2025, the Company paid a family member of the Board of Directors of Directors $20,403 and $16,280, respectively. For the three months ended March 31, 2026, these payments were a combination of consulting payments totaling $12,500, and distributions and return of capital in his trust’s investments in Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, Dubose Model Home Investors #205, LP, Dubose Model Home Investors #206, LP and Dubose Model Home Investors #207, LP, totaling $7,903. For the three months ended March 31, 2025, these payments were a combination of consulting payments totaling $12,500, and distributions and return of capital in his trust’s investments in Dubose Model Home Investors #205, LP, and Dubose Model Home Investors #207, LP, totaling $3,780. We also recognized payments made to the Company’s Chief Executive Officer, for his investment in Dubose Model Home Investors #207, LP. These payments were a combination of distributions and capital returns from DMH#207 LP. For the three months ended March 31, 2026 and 2025, the payments were $370 and $390, respectively.

138

LEGAL MATTERS

The validity of the shares of Common Stock offered by this Prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Whiteford, Taylor & Preston L.L.P., Baltimore, Maryland.

139

EXPERTS

The consolidated financial statements of Presidio Property Trust, Inc. as of December 31, 2025 and 2024 and for years then ended included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

140

Unaudited Pro Forma Financial Information

The pro forma balance sheet as of March 31, 2026, assuming 100% of the Series D Preferred Stock was tendered for Common Stock, is in the following table below.

				Pro Forma
	March 31,			March 31,
	2026	Additions	Subtractions	2026
	(unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$13,789,653			$13,789,653
Buildings and improvements	82,684,544			82,684,544
Tenant improvements	11,435,230			11,435,230
Lease intangibles	1,400,602			1,400,602
Real estate assets and lease intangibles held for investment, cost	109,310,029			109,310,029
Accumulated depreciation and amortization	(26,266,550)			(26,266,550)
Real estate assets and lease intangibles held for investment, net	83,043,479			83,043,479
Real estate assets held for sale, net	17,451,127			17,451,127
Real estate assets, net	100,494,606			100,494,606
Other assets:
Cash, cash equivalents and restricted cash	5,171,903			5,171,903
Deferred leasing costs, net	1,230,452			1,230,452
Goodwill	1,317,000			1,317,000
Investment in Conduit Pharmaceuticals marketable securities	5,885			5,885
Deferred tax asset	223,388			223,388
Other assets, net	2,803,541			2,803,541
Total other assets	10,752,169			10,752,169
TOTAL ASSETS (1)	$111,246,775			$111,246,775
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$64,160,535			$64,160,535
Mortgage notes payable related to real estate assets held for sale, net	17,473,032			17,473,032
Mortgage notes payable, total net	81,633,567			81,633,567
Accounts payable and accrued liabilities	3,044,512			3,044,512
Accrued real estate taxes	1,378,644			1,378,644
Dividends payable	—			—
Lease liability, net	33,756			33,756
Below-market leases, net	2,073			2,073
Total liabilities	86,092,552			86,092,552

Commitments and contingencies
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 973,736 shares issued and outstanding (liquidation preference $25.00 per share) as of March 31, 2026 and 973,736 shares issued and outstanding as of December 31, 2025	9,737		(9,737)	—
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 1,314,159 shares and 1,314,159 shares were issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	13,142	53,555		66,697
Additional paid-in capital	186,954,022	12,210,649	(20,798,309)	178,366,362
Dividends and accumulated losses	(169,504,393)	8,543,842		(160,960,551)
Total stockholders’ equity before noncontrolling interest	17,472,508			17,472,508
Noncontrolling interest	7,681,715			7,681,715
Total equity	25,154,223			25,154,223
TOTAL LIABILITIES AND EQUITY	$111,246,775			$111,246,775

Book value per share of Common Stock, as of March 31, 2026, was approximately negative ($2.72) per share after accounting for the additional paid in capital and par value of the Series D Preferred Stock and the associated dividends in arrears. The pro forma book value per share of Common Stock as of March 31, 2026, assuming 100% of the Series D Preferred Stock was tendered for Common Stock, would be $2.57 per share.

141

The pro forma earnings per share for the three months ended March 31, 2026 and the year ended December 31, 2025 are in the following tables below.

	For the Three Months Ended	Additions	Subtractions	Pro Forma for the Three Months Ended
	March 31, 2026			March 31, 2026
Net income	$558,794			$558,794
Less: Income attributable to noncontrolling interests	(117,885)			(117,885)
Net income attributable to Presidio Property Trust, Inc. stockholders	$440,909			$440,909
Less: Series D Preferred Stock declared dividends	—			—
Less: Series D Preferred Stock undeclared dividends in arrears	(570,541)	570,541		—
Plus: Gain on Series D Preferred Stock conversion	—	8,543,842		8,543,842
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(129,632)			$8,984,751

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.10)			$1.35

Weighted average number of common shares outstanding - basic & dilutive	1,314,159	5,355,548		6,669,707

	For the Year Ended	Additions	Subtractions	Pro Forma for the Year Ended
	December 31, 2025			December 31, 2025
Net loss	$(7,590,099)			$(7,590,099)
Less: Income attributable to noncontrolling interests	(685,586)			(685,586)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(8,275,685)			$(8,275,685)
Less: Series D Preferred Stock declared dividends	(2,295,607)			(2,295,607
Less: Series D Preferred Stock undeclared dividends in arrears	—			—
Plus: Gain on Series D Preferred Stock conversion	—	8,543,842		8,543,842
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(10,571,292)			$(2,027,450)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(8.65)			$(0.31)

Weighted average number of common shares outstanding - basic & dilutive	1,221,413	5,355,548		6,576,961

142

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements

Audited Consolidated Financial Statements

F-1

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$13,789,653	$16,390,250
Buildings and improvements	82,684,544	101,878,107
Tenant improvements	11,435,230	17,645,103
Lease intangibles	1,400,602	3,467,798
Real estate assets and lease intangibles held for investment, cost	109,310,029	139,381,258
Accumulated depreciation and amortization	(26,266,550)	(37,536,809)
Real estate assets and lease intangibles held for investment, net	83,043,479	101,844,449
Real estate assets held for sale, net	17,451,127	6,805,255
Real estate assets, net	100,494,606	108,649,704
Other assets:
Cash, cash equivalents and restricted cash	5,171,903	7,422,359
Deferred leasing costs, net	1,230,452	1,340,853
Goodwill	1,317,000	1,317,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	5,885	3,900
Deferred tax asset	223,388	223,388
Other assets, net (see Note 6)	2,803,541	3,095,670
Total other assets	10,752,169	13,403,170
TOTAL ASSETS (1)	$111,246,775	$122,052,874
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$64,160,535	$81,936,586
Mortgage notes payable related to real estate assets held for sale, net	17,473,032	10,137,781
Mortgage notes payable, total net	81,633,567	92,074,367
Accounts payable and accrued liabilities	3,044,512	3,302,187
Accrued real estate taxes	1,378,644	1,785,029
Dividends payable	—	190,220
Lease liability, net	33,756	40,108
Below-market leases, net	2,073	3,316
Total liabilities	86,092,552	97,395,227

Commitments and contingencies (see Note 10)
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 973,736 shares issued and outstanding (liquidation preference $25.00 per share) as of March 31, 2026 and 973,736 shares issued and outstanding as of December 31, 2025	9,737	9,737
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 1,314,159 shares and 1,314,159 shares were issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	13,142	13,142
Additional paid-in capital	186,954,022	186,762,388
Dividends and accumulated losses	(169,504,393)	(169,945,302)
Total stockholders’ equity before noncontrolling interest	17,472,508	16,839,965
Noncontrolling interest	7,681,715	7,817,682
Total equity	25,154,223	24,657,647
TOTAL LIABILITIES AND EQUITY	$111,246,775	$122,052,874

(1)	As of March 31, 2026 and December 31, 2025, includes approximately $7.4 million and $8.6 million, respectively, of assets related to consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities.

See Notes to Consolidated Financial Statements

F-2

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Revenues:
Rental income	$3,684,044	$4,032,429
Fees and other income	88,756	92,755
Total revenue	3,772,800	4,125,184
Costs and expenses:
Rental operating costs	1,544,441	1,612,642
General and administrative	1,673,823	1,661,978
Depreciation and amortization	998,969	1,244,104
Impairment of goodwill and real estate assets	524,373	26,943
Total costs and expenses	4,741,606	4,545,667
Other income (expense):
Interest expense - mortgage notes	(2,050,074)	(1,510,470)
Net gain (loss) in Conduit Pharmaceuticals marketable securities (see Note 9)	1,985	(176,658)
Interest and other income, net	5,149	5,149
Gain on sales of real estate, net	172,096	4,453,968
Gain on disposition of assets and liabilities, net	3,416,501	—
Income tax (expense) benefit	(18,057)	25,409
Total other income (expense), net	1,527,600	2,797,398
Net income	558,794	2,376,915
Less: Income attributable to noncontrolling interests	(117,885)	(111,563)
Net income attributable to Presidio Property Trust, Inc. stockholders	$440,909	$2,265,352
Less: Series D Preferred Stock declared dividends	—	(579,575)
Less: Series D Preferred Stock undeclared dividends in arrears	(570,541)	—
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(129,632)	$1,685,777

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.10)	$1.31

Weighted average number of common shares outstanding - basic & dilutive	1,314,159	1,283,432

F-3

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

For the three months ended March 31, 2026 and 2025

(Unaudited)

	Series D Preferred Stock		Common Stock		Additional Paid-in	Dividends and Accumulated	Total Stockholders’	Non- controlling	Total
	Shares	Amount	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2025	973,736	$9,737	1,314,159	$13,142	$186,762,388	$(169,945,302)	$16,839,965	$7,817,682	$24,657,647
Net income	—	—	—	—	—	440,909	440,909	117,885	558,794
Distributions	—	—	—	—	—	—	—	(253,852)	(253,852)
Restricted stock-based compensation	—	—	—	—	191,634	—	191,634	—	191,634
Balance, March 31, 2026	973,736	$9,737	1,314,159	$13,142	$186,954,022	$(169,504,393)	$17,472,508	$7,681,715	$25,154,223

F-4

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

For the three months ended March 31, 2026 and 2025

(Unaudited) (Continued)

	Series D Preferred Stock		Common Stock		Additional Paid-in	Dividends and Accumulated	Total Stockholders’	Non- controlling	Total
	Shares	Amount	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2024	997,082	9,971	1,283,432	128,343	185,770,842	(159,374,010)	26,535,146	8,410,009	34,945,155
Net (loss) income	—	—	—	—	—	2,265,352	2,265,352	111,563	2,376,915
Dividends to Series D preferred stockholders	—	—	—	—	—	(579,575)	(579,575)	—	(579,575)
Distributions	—	—	—	—	—	—	—	(216,659)	(216,659)
Restricted stock-based compensation	—	—	—	—	229,502	—	229,502	—	229,502
Repurchase of Series D preferred stock, at cost	(12,844)	(129)	—	—	(194,843)	—	(194,972)	—	(194,972)
Balance, March 31, 2025	984,238	$9,842	1,283,432	$128,343	$185,805,501	$(157,688,233)	$28,255,453	$8,304,913	$36,560,366

F-5

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$558,794	$2,376,915
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	998,969	1,244,104
Stock compensation	191,634	229,502
Bad debt expense	73,000	—
Gain on sale of real estate assets, net	(172,096)	(4,453,968)
Gain on disposition of assets and liabilities, net	(3,416,501)	—
Net (gain) loss in Conduit Pharmaceuticals fair value marketable securities	(1,985)	176,658
Impairment of goodwill and real estate assets	524,373	26,943
Amortization of financing costs	53,987	68,923
Amortization of below-market leases	(1,243)	(1,022)
Straight-line rent adjustment	2,479	(84,822)
Changes in operating assets and liabilities:
Other assets	88,369	567,686
Accounts payable and accrued liabilities	656,426	532,895
Deferred leasing costs	(72,834)	99,752
Accrued real estate taxes	(440,575)	(902,471)
Net cash used in operating activities	(957,203)	(118,905)
Cash flows from investing activities:
Real estate acquisitions	—	(4,270,192)
Additions to buildings and tenant improvements	(165,817)	(568,555)
Proceeds from sales of real estate, net	7,052,033	18,391,811
Net cash provided by investing activities	6,886,216	13,553,064
Cash flows from financing activities:
Proceeds from mortgage notes payable, net of issuance costs	—	2,979,052
Payment of debt issuance costs	—	(61,914)
Repayment of mortgage notes payable	(7,721,564)	(11,379,734)
Payment of deferred offering costs	(13,833)	(60,000)
Distributions to noncontrolling interests	(253,852)	(216,659)
Repurchase of Series D Preferred Stock, at cost	—	(194,972)
Dividends paid to Series D Preferred Stockholders	(190,220)	(579,575)
Net cash used in financing activities	(8,179,469)	(9,513,802)
Net (decrease) increase in cash equivalents and restricted cash	(2,250,456)	3,920,357
Cash, cash equivalents and restricted cash - beginning of period	7,422,359	8,036,496
Cash, cash equivalents and restricted cash - end of period	$5,171,903	$11,956,853
Supplemental disclosure of cash flow information:
Interest paid-mortgage notes payable	$2,108,796	$1,335,280
Income taxes paid	$78,848	$46,511
Non-cash investing activities:
Paid building and tenant improvements from prior year	$(361,261)	$(207,847)
Paid deferred offering costs from prior year	$6,589	$—
Non-cash financing activities:
Unpaid deferred offering costs	$820	$—
Unpaid building and tenant improvements	$262,251	$—
Dividends payable - Series D Preferred Stock	$—	$192,232

F-6

Presidio Property Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

March 31, 2026

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization. Presidio Property Trust, Inc. (“we”, “our”, “us” or the “Company”) is an internally-managed real estate investment trust (“REIT”), with holdings in office, industrial, retail and model home properties. We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” Through Presidio Property Trust, Inc., its subsidiaries, and its partnerships, we own 9 commercial properties in fee interest, two of which we own as a partial interest in various affiliates, in which we serve as general partner, member and/or manager, and a special purpose acquisition company (until deconsolidation in September 2023) as noted below.

The Company or one of its affiliates operates the following partnerships during the periods covered by these consolidated financial statements:

●	The Company is the sole general partner and limited partner in two limited partnerships (NetREIT Palm Self-Storage LP and NetREIT Casa Grande LP), both of which, as of March 31, 2026, had ownership interests in an entity that owns income producing real estate. The Company refers to these entities collectively as the “NetREIT Partnerships”.

●

The Company is the general and limited partner in two limited partnerships that purchase model homes and lease them back to homebuilders as commercial tenants (Dubose Model Home Investors #205, LP, and Dubose Model Home Investors #207, LP). The Company refers to these entities collectively as the “Model Home Partnerships”. As of March 31, 2026, Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, and Dubose Model Home Investors #206, LP had no remaining assets.

The Company has determined that the limited partnerships, in which it owns less than 100%, should be included in the Company’s consolidated financial statements as the Company directs their activities and has control of such limited partnerships.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels, and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate-level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes.

We, together with one of our entities, have elected to treat certain subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our commercial tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any tax jurisdictions.

Effective on May 19, 2025, the Company amended its charter by filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland in order to effect a 1-for-10 reverse stock split of its outstanding shares of common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued or outstanding were automatically reclassified into one new share of common stock, par value $0.10 per share, subject to the treatment of fractional shares as described below, without any action on the part of the holders. All historical share and per-share amounts reflected throughout the accompanying consolidated financial statements and other financial information in this Quarterly Report on Form 10-Q have been retroactively adjusted to reflect the 2025 Reverse Stock Split as if the split occurred as of the earliest period presented. The Reverse Stock Split did not affect the number of authorized shares of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split were rounded up to the nearest whole share. All equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted to reflect the Reverse Stock Split. Effective immediately after the Reverse Stock Split, the Company decreased the par value of the shares of Series A Common Stock from $0.10 per share back to $0.01 per share.

F-7

Liquidity. The Company’s anticipated future sources of liquidity may include existing cash and cash equivalents, cash flows from operations, refinancing of existing mortgages, future real estate sales, new borrowings, and the sale of equity or debt securities. Future capital needs include paying down existing borrowings, maintaining our existing properties, funding tenant improvements on our commercial buildings, paying lease commissions (to the extent they are not covered by lender-held reserve deposits), and the payment of dividends to our stockholders. The Company is also seeking investments that are likely to produce income and achieve long-term gains in order to pay dividends to our stockholders. To ensure that we can effectively execute these objectives, we routinely review our liquidity requirements and continually evaluate all potential sources of liquidity. If necessary, the Company may seek other short-term liquidity alternatives, such as bridge loans, refinancing property loans or a bank line of credit depending on the credit environment. See Note 11 Stockholders’ Equity for additional information on sale of securities.

Short-term liquidity needs include paying our current operating costs, satisfying the debt service requirements of existing mortgages, completing tenant improvements on our commercial buildings, paying leasing commissions, distributions to noncontrolling interests, and funding dividends, if any, to stockholders. Future principal payments due on mortgage notes payable, during the last three quarters of 2026 and in the year ending December 31, 2027 total approximately $20.4 million and $2.4 million, respectively, of which $3.8 million in 2026 and $2.0 million in 2026 are related to model home properties. See Note 7. Mortgage Notes Payable for additional information on the Dakota Center and Shea Center II loans. Management expects certain model home properties can be sold, and that the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes can be refinanced, as the Company has historically been able to do in the past with all model home properties. Additional principal payments will be made with cash flows from ongoing operations.

As the Company continues its operations, it may re-finance or seek additional financing. However, there can be no assurance that any such re-financing or additional financing will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, it will most likely be required to reduce its plans and/or certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. Management believes that the combination of working capital on hand and the ability to refinance commercial and model home mortgages will fund operations through at least the next twelve months from the date of the issuance of these unaudited interim financial statements.

Segments. The Company acquires and operates income producing properties in three business segments including Office/Industrial Properties, Model Home Properties and Retail Properties. See Note 13. “Segments”.

Concentration. Concentration of credit risk with respect to tenant receivables is limited due to the large number of tenants comprising the Company’s rental revenue. We have three commercial properties located in Colorado, three in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are concentrated in Texas with a few model homes in Alabama, Tennessee and Arizona. We had one of our homebuilders accounts for approximately 17.17% of our total revenue for the three months ended March 31, 2026, and accounted for 52 out of 75 of our model home leases as of March 31, 2026.

2. SIGNIFICANT ACCOUNTING POLICIES

There have been no significant changes to the Company’s accounting policies since it filed its audited financial statements in the 2025 year end Annual Report. For further information about the Company’s accounting policies, refer to the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2025, included in the Company’s 2025 year end Annual Report.

F-8

Basis of Presentation. The accompanying consolidated financial statements have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain information and footnote disclosures required for annual consolidated financial statements have been excluded pursuant to rules and regulations of the SEC. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments of a normal and recurring nature that are considered necessary for a fair presentation of our financial position as of March 31, 2026 and December 31, 2025, as well as results of our operations, and cash flows as of, and for the three months ended March 31, 2026 and 2025, respectively. However, the results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2026, due to real estate market fluctuations, available mortgage lending rates and other unknown factors. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the 2025 year end Annual Report. The consolidated balance sheet as of December 31, 2025 has been derived from the audited consolidated financial statements included in the 2025 year end Annual Report.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Presidio Property Trust, Inc. and its subsidiaries, NetREIT Advisors, LLC and Dubose Advisors LLC (collectively, the “Advisors”). The consolidated financial statements also include the results of the NetREIT Partnerships and the Model Home Partnerships. As used herein, references to the “Company” include references to Presidio Property Trust, Inc., its subsidiaries, and the partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company classifies the noncontrolling interests in the NetREIT Partnerships as part of consolidated net (loss) income in 2026 and 2025 and has included the accumulated amount of noncontrolling interests as part of equity since inception in February 2010. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interest will be remeasured, with the gain or loss reported in the consolidated statements of operations. Management has evaluated the noncontrolling interests and determined that they do not contain any redemption features.

Use of Estimates. The consolidated financial statements were prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates include private warrants, the allocation of purchase price paid for property acquisitions between the components of land, building and intangible assets acquired including their useful lives, valuation of long-lived assets, and the allowance for doubtful accounts, which is based on an evaluation of the tenants’ ability to pay. Actual results could differ from those estimates.

Real Estate Assets and Lease Intangibles. Land, buildings and improvements are recorded at cost, including tenant improvements and lease acquisition costs (including leasing commissions, space planning fees, and legal fees). The Company capitalizes any expenditure that replaces, improves, or otherwise extends the economic life of an asset, while ordinary repairs and maintenance are expensed as incurred. The Company allocates the purchase price of acquired properties between the acquired tangible assets and liabilities (consisting of land, buildings, tenant improvements, and long-term debt) and identified intangible assets and liabilities (including the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships), in each case based on their respective fair values.

The Company allocates the purchase price to tangible assets of an acquired property based on the estimated fair values of those tangible assets, assuming the property was vacant. Estimates of fair value for land, building and building improvements are based on many factors, including, but not limited to, comparisons to other properties sold in the same geographic area and independent third-party valuations. In estimating the fair values of the tangible assets, intangible assets, and liabilities acquired, the Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include, but are not limited, to the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease, the tenant’s credit quality, and other factors.

F-9

The value attributable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the l ease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of approximately $1,244 and $1,022 for the three months ended March 31, 2026 and 2025, respectively.

The value of in-place leases and unamortized lease origination costs are amortized to expenses over the remaining term of the respective leases, which range from less than a year to ten years. The amount allocated to acquired in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to unamortized lease origination costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Amortization expense related to these assets was approximately $1,540 and $13,145, respectively, for the three months ended March 31, 2026 and 2025.

Deferred Leasing Costs. Costs incurred in connection with successful property leases are capitalized as deferred leasing costs and amortized to leasing commission expense on a straight-line basis over the terms of the related leases which generally range from one to five years. Deferred leasing costs consist of third-party leasing commissions. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the amortization period is adjusted. At March 31, 2026 and December 31, 2025, the Company had net deferred leasing costs of approximately $1.2 million and $1.3 million, respectively. Total amortization expense for the three months ended March 31, 2026 and 2025 was approximately $83,447 and $134,776, respectively.

Cash, Cash Equivalents and Restricted Cash. At March 31, 2026 and December 31, 2025, we had approximately $5.2 million and $7.4 million in cash, cash equivalents and restricted cash, respectively, of which approximately $3.6 million and $5.7 million represented restricted cash, respectively. The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have an original maturity of three months or less at the date of purchase to be cash equivalents. Items classified as cash equivalents include money market funds and short-term bonds. Cash balances in individual banks may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation (the “FDIC”). No losses have been experienced related to such accounts. Restricted cash consists of cash held in escrow by lenders pursuant to certain loan agreements, which are for payment of property taxes, insurance, leasing costs, future debt payments, and capital expenditures.

Real Estate Held for Sale and Discontinued Operations. We generally reclassify assets to “held for sale” when the disposition has been approved, it is available for immediate sale in its present condition, we are actively seeking a buyer, and the disposition is considered probable within one year. Additionally, real estate sold during the current period is classified as “real estate assets held for sale” for all prior periods presented in the accompanying consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period are classified as “mortgage notes payable related to properties held for sale” for all prior periods presented in the accompanying consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale. As of March 31, 2026, four model homes were classified as “held for sale”.

Deferred Offering Costs. Deferred offering costs represent legal, accounting and other direct costs related to our offerings. As of March 31, 2026 and December 31, 2025 we had deferred offering costs of approximately $287,666 and $279,603, respectively.

Impairments of Real Estate Assets. We regularly review for impairment on a property-by-property basis. Impairment is recognized on a property held for use when the expected undiscounted cash flows for a property are less than the carrying amount at which time the property is written-down to fair value. Impairment is recognized on a property held for sale when the fair value less costs to sell is less than the carrying amount. The calculation of both discounted and undiscounted cash flows requires management to make estimates of future cash flows that are determined based on a number of inputs and assumptions such as the intended hold period, market rental rates, leasing assumptions, capitalization rates and discount rates. Actual results could be significantly different from the estimates. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair value and such loss could be material.

F-10

We review the carrying value of each of our real estate properties regularly to determine if circumstances indicate an impairment in the carrying value of these investments exists. During the three months ended March 31, 2026 and 2025, we recognized non-cash impairment charges of approximately $524,373 and $26,943, respectively, related to commercial properties and model homes.

Fair Value Measurements. Certain assets and liabilities are required to be carried at fair value, or if long-lived assets are deemed to be impaired, to be adjusted to reflect this condition. The guidance requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

●	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

●

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

●	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third-party may rely more on models with inputs based on information available only to that independent third-party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources.

When determining the fair value of real estate assets, goodwill and other liabilities the Company refers to the guidance in ASC 820. The term “Fair Value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (ASC 820-10-20). In particular, ASC 820 prescribes that the measurement of the Fair Value of an asset or liability should be based on assumptions that market participants would use when pricing the asset or liability. Accordingly, the Company’s determination of the Fair Value measurements detailed above is based on the price that would be received to sell an asset or transfer a liability at the measurement date, assuming a transaction takes place at that date (i.e., an exit price).

Additionally, in an inactive market, a market price quoted from an independent third-party may rely more on models with inputs based on information available only to that independent third-party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. As of March 31, 2026, we did not hold any marketable securities, excluding our investments in common stock warrants of Conduit Pharmaceuticals, Inc. (“Conduit”). As of December 31, 2025, we did not hold any marketable securities (excluding our investments in Conduit’s common stock and common stock warrants). There were no financial liabilities measured at fair value as of March 31, 2026 and December 31, 2025.

F-11

As of March 31, 2026 and December 31, 2025, the Private CDT Warrants fair value, using Level 3 inputs, was zero for both periods, and is included in the total Investment in Conduit Pharmaceuticals marketable securities on the consolidated balance sheets. Our investments in Conduit’s public common stock warrants (CDTTW) presented on the consolidated balance sheets were measured at fair value using Level 1 market prices, taking into account the adoption of ASU 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and totaled approximately $5,885 and $3,900 as of March 31, 2026 and December 31, 2025, respectively. The adjustments to the fair value of our investment in Conduit Pharmaceuticals marketable securities are recorded in net loss in Conduit Pharmaceuticals marketable securities on our consolidated statement of operations.

The following table presents as of March 31, 2026 the Company’s assets subject to measurement at fair value on a nonrecurring basis:

	Fair Value Measurements as of March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Certain Real Estate assets	—	—	19,106,377	19,106,377
Total Assets	$—	$—	$19,106,377	$19,106,377

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Goodwill for NTR Property Management	$—	$—	$194,000	$194,000
Certain Real Estate assets	—	—	24,499,935	24,499,935
Total Assets	$—	$—	$24,693,935	$24,693,935

Earnings per share (“EPS”). The EPS on common stock has been computed pursuant to the guidance in FASB ASC Topic 260, Earnings Per Share. The guidance requires the classification of the Company’s unvested restricted stock, which contains rights to receive non-forfeitable dividends, as participating securities requiring the two-class method of computing net income per share of common stock. In accordance with the two-class method, earnings per share have been computed by dividing the net income less net income attributable to unvested restricted shares by the weighted average number of shares of common stock outstanding less unvested restricted shares. Diluted earnings per share is computed by dividing net income by the weighted average shares of common stock and potentially dilutive securities outstanding in accordance with the treasury stock method.

F-12

Dilutive common stock equivalents include the dilutive effect of in-the-money stock equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common stock equivalents if their effect would be anti-dilutive. In periods in which a net loss has been incurred, all potentially dilutive common stock shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common stock, because their inclusion would have been antidilutive, are:

	For the Three Months Ended March 31,
	2026	2025

Common Stock Warrants	200,000	200,000
Placement Agent Warrants	8,000	8,000
Series A Warrants	1,445,007	1,445,007
Unvested Common Stock Grants	127,519	131,972

Total potentially dilutive shares	1,780,526	1,784,979

Variable Interest Entity. We determine whether an entity is a Variable Interest Entity (“VIE”) and, if so, whether it should be consolidated by utilizing judgments and estimates that are inherently subjective. Our determination of whether an entity in which we hold a direct or indirect variable interest is a VIE is based on several factors, including whether we participated in the design of the entity and whether the entity’s total equity investment at risk upon inception is sufficient to finance the entity’s activities without additional subordinated financial support. We make judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, and then a quantitative analysis, if necessary.

We analyze any investments in VIEs to determine if we are the primary beneficiary. In evaluating whether we are the primary beneficiary, we evaluate our direct and indirect economic interests in the entity. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in the VIE. Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative approach focused on identifying which reporting entity has both: (i) the power to direct the activities of a VIE that most significantly impact such entity’s economic performance; and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgment.

We consider a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance, including, but not limited to, the ability to direct operating decisions and activities. In addition, we consider the rights of other investors to participate in those decisions. We determine whether we are the primary beneficiary of a VIE at the time we become involved with a variable interest entity and reconsider that conclusion continually. We consolidate any VIE of which we are the primary beneficiary.

Reclassifications. Certain prior year balance sheet, statement of operations and statement of cash flows accounts have been reclassified to conform with the current year presentation. The reclassifications did not affect net income in the prior year’s consolidated statement of operations.

Subsequent Events. We evaluate subsequent events up until the date the consolidated financial statements are issued.

F-13

Recently Issued and Adopted Accounting Pronouncements.

In March 2024, the SEC issued final climate-disclosure rules to enhance and standardize climate-related disclosures by public companies. With regards to financial statements, the rules requires disclosure of (i) capitalized costs, expenditures expensed, charges, and losses incurred as a result of severe weather events and other natural conditions, subject to applicable one percent and de minimis disclosure thresholds; (ii) capitalized costs, expenditures expensed, and losses related to carbon offsets and renewable energy credits or certificates (RECs) if used as a material component of a company’s plans to achieve its disclosed climate-related targets or goals; and (iii) if the estimates and assumptions the company uses to produce the financial statements were materially impacted by risks and uncertainties associated with severe weather events and other natural conditions or any disclosed climate-related targets or transition plans, a qualitative description of how the development of such estimates and assumptions was impacted. The rules are effective for annual periods beginning January 1, 2025 and are to be applied prospectively. On April 4, 2024, the SEC voluntarily stayed the rules pending judicial review as a result of litigation. On March 27, 2025, the SEC voted to end its defense of the rules requiring disclosure of climate-related risks and greenhouse gas emissions. However, the Eighth Circuit may still rule on the legal challenges to the rules, and if so could decide to uphold the rules in whole or in part or remand them to the SEC for further consideration.

In November 2024, the FASB issued Accounting Standards Update ASU 2024-03, Income Statement-Reporting Comprehensive, Income-Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses (“ASU 2024-03”). This ASU is to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, SG&A, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. In January 2025, this was updated by ASU 2025-01-Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The amendment in this Update amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. We have not yet adopted ASU 2024-03 and are currently evaluating the impact on our financial statement disclosures.

In December 2025, the FASB issued Accounting Standards Update 2025-11 - Interim Reporting (Topic 270), which focuses on improving interim reporting guidance by clarifying requirements and enhancing navigability for entities preparing interim financial statements under GAAP. This aims to improve the guidance in Topic 270, Interim Reporting, by enhancing the clarity and navigability of the required interim disclosures. This introduces the Disclosure Principle, requiring entities to disclose events that have a material impact on the entity since the end of the last annual reporting period. Additionally, ASU 2025-11 creates a comprehensive list of required interim disclosures, consolidating them into Topic 270 rather than having them dispersed across various Codification Topics. For public entities, the update is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. For all other entities, it is effective for interim reporting periods within annual reporting periods beginning after December 15, 2028. Early adoption is permitted for all entities. While we are currently evaluating the impact of this pronouncement, we do not expect it will have a material impact on our consolidated financial statements.

3. RECENT REAL ESTATE TRANSACTIONS

Acquisitions during the three months ended March 31, 2026:

●	The Company acquired no model homes or commercial properties.

Acquisitions during the three months ended March 31, 2025:

●	The Company acquired 12 model homes for approximately $4.3 million. The purchase price was paid through cash payments of approximately $3.0 million and mortgage notes of approximately $1.3 million.

F-14

Dispositions during the three months ended March 31, 2026:

●	On January 14, 2026, the Company sold one commercial property, Dakota Center, to a single buyer for approximately $4.7 million, net of selling costs, and recognized a net gain on the disposition of the assets and liabilities of approximately $3.4 million.

●	The Company sold 5 model homes for approximately $2.3 million, net of sales costs, and recognized a gain of approximately $0.2 million.

Dispositions during the three months ended March 31, 2025:

●	The Company sold 6 model homes for approximately $2.8 million, net of sales costs, and recognized a gain of approximately $0.2 million.

●	On February 6, 2025 the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million net of closing costs

4. REAL ESTATE ASSETS

The Company owns a diverse portfolio of real estate assets. The primary types of properties the Company invests in are office, industrial, retail, and triple-net leased model home properties. We have three commercial properties located in Colorado, three in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. As of March 31, 2026, the Company owned or had an equity interest in:

●	Seven office buildings and one industrial property (“Office/Industrial Properties”);

●	One retail building (“Retail Property”) with approximately 10,500 rentable square feet (unaudited); and

●

75 model home residential properties (“Model Homes” or “Model Home Properties”), all of which are owned by two affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of March 31, 2026, all of the model homes in Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, and Dubose Model Home Investors #206, LP had been sold.

A summary of the properties owned by the Company, including their lease intangibles, as of March 31, 2026 and December 31, 2025 is as follows:

	Date		Real estate assets and lease intangibles, net
Property Name	Acquired	Location	March 31, 2026	December 31, 2025
Genesis Plaza (1)	August 2010	San Diego, CA	$7,154,860	$7,274,600
Dakota Center (2)	May 2011	Fargo, ND	—	4,861,267
Grand Pacific Center	March 2014	Bismarck, ND	7,991,440	8,082,202
Arapahoe Center	December 2014	Centennial, CO	8,752,279	8,874,198
West Fargo Industrial	August 2015	Fargo, ND	6,355,397	6,404,774
300 N.P.	August 2015	Fargo, ND	1,925,488	1,949,040
One Park Center	August 2015	Westminster, CO	5,637,002	5,740,065
Shea Center II (3)	December 2015	Highlands Ranch, CO	15,978,009	16,249,498
Mandolin (4)	August 2021	Houston, TX	4,485,923	4,508,851
Baltimore	December 2021	Baltimore, MD	7,960,570	8,016,747
Commercial properties			66,240,968	71,961,242
Model Home properties (5)	2019 - 2025	AZ, TN, TX, AL	34,253,639	36,688,462
Total real estate assets and lease intangibles, net			$100,494,606	$108,649,704

(1)

Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.

(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. On January 14, 2026, the Company completed the disposition of the Dakota Center property securing nonrecourse mortgage debt that had been in default. The lender controlled and approved the disposition process and accepted the proceeds from the sale in full satisfaction of the outstanding debt obligation. The Company recognized a gain on disposition of approximately $3.5 million, consisting primarily of the extinguishment of nonrecourse debt obligations and derecognition of the related net liabilities associated with the property

F-15

(3)

During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property. Additionally, during the three months ended March 31, 2026 and 2025, Shea Center II was listed as held for sale, related to the foreclosure sale and impaired approximately $0.4 million.

(4)

A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary, NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

(5)

Includes Model Homes listed as held for sale as of March 31, 2026 and December 31, 2025. During the three months ended March 31, 2026, we recorded an impairment charge for model homes totaling $524,373, which reflects the estimated sales prices for these specific model homes. The short hold period, less than two years, and the builder changing their model style after we purchased the homes, contributed to the lower-than-expected sales price.

For the three months ended March 31, 2026 and 2025, depreciation expense totaled approximately $0.9 million and $1.1 million, respectively.

5. LEASE INTANGIBLES

The following table summarizes the net value of other intangible assets acquired and the accumulated amortization for each class of intangible asset:

	March 31, 2026			December 31, 2025
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$932,175	$(931,029)	$1,146	$2,377,414	$(2,375,580)	$1,834
Leasing costs	468,427	(467,006)	1,421	1,090,384	(1,088,114)	2,270
	$1,400,602	$(1,398,035)	$2,567	$3,467,798	$(3,463,694)	$4,104

At March 31, 2026 and December 31, 2025, there were no gross lease intangible assets and accumulated amortization related to the lease intangible assets included in real estate assets held for sale.

The net value of acquired intangible liabilities was approximately $2,073 and $3,316 relating to below-market leases at March 31, 2026 and December 31, 2025, respectively.

Future aggregate approximate amortization expense for the Company’s lease intangible assets is as follows:

Years ending December 31:
2026	$2,567
2027	—
Total	$2,567

6. OTHER ASSETS

Other assets consist of the following:

	March 31,	December 31,
	2026	2025
Deferred rent receivable	$1,419,694	$1,591,206
Prepaid expenses, deposits and other	269,770	477,738
Notes receivable	316,374	316,374
Accounts receivable, net	476,920	391,281
Deferred offering costs	287,666	279,603
Right-of-use assets, net	33,117	39,468
Total other assets	$2,803,541	$3,095,670

F-16

7. MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following:

	Principal as of
	March 31,	December 31,	Loan	Interest
Mortgage note property	2026	2025	Type	Rate (1)	Maturity
Dakota Center (2)	$—	$8,739,687	Fixed	4.74%	7/6/2024
Arapahoe Service Center	8,634,969	8,670,000	Fixed	6.75%	12/5/2029
One Park Centre	6,096,528	6,096,528	Fixed	6.83%	9/1/2030
Genesis Plaza	6,220,513	6,235,986	Fixed	7.07%	9/1/2029
Shea Center II (3)	16,353,296	16,353,296	Fixed	4.92%	1/5/2026
West Fargo Industrial	5,750,000	5,750,000	Fixed	7.14%	7/6/2029
Grand Pacific Center	6,329,102	6,360,819	Fixed	6.35%	5/10/2033
Baltimore	5,670,000	5,670,000	Fixed	4.67%	4/6/2032
Mandolin	3,422,936	3,440,873	Fixed	4.35%	4/20/2029
Subtotal, Presidio Property Trust, Inc. Properties	$58,477,344	$67,317,189
Model Home mortgage notes (4)	23,929,551	25,604,494	Fixed	5.76% - 8.00%	2026 - 2030
Mortgage Notes Payable	$82,406,895	$92,921,683
Unamortized loan costs	(773,328)	(847,316)
Mortgage Notes Payable, net	$81,633,567	$92,074,367

(1)	Interest rates as of March 31, 2026.

(2)

The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. On January 14, 2026, the Company completed the disposition of Dakota Center property securing nonrecourse mortgage debt that had been in default. The lender controlled and approved the disposition process and accepted the proceeds from the sale in full satisfaction of the outstanding debt obligation. The Company recognized a gain on disposition of approximately $3.5 million, consisting primarily of the extinguishment of nonrecourse debt obligations and derecognition of the related net liabilities associated with the property

(3)

During January 2026, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. On February 13, 2026, the Company received notification that the Shea Center II property governed by the non-recourse loan agreement was moved into receivership and the lender has started the foreclosure process. The foreclosure sale and public auction is scheduled for June 17, 2026. The lender holds approximately $2.4 million in restricted cash, some of which is being utilized by the receiver to operate the property.

(4)

As of March 31, 2026, there were four model homes included as real estate assets held for sale. Our model homes have stand-alone mortgage notes at interest rates ranging from 5.76% to 8.0% per annum as of March 31, 2026.

The loan agreement between NetREIT Model, Homes, Inc. (“NRMH”) and its Lender has a covenant for a Fixed Charge Coverage Ratio (“FCCR”) as defined for NRMH as of any date that equals (a) the sum of (i) EBITDA for the period ended as of such date minus (ii) distributions for the period ended as of such date divided by (b) the sum of (i) principal payments paid for the period ended as of such date plus (ii) interest expense for period ended as of such date. The FCCR is to be no less than 1.10 to 1.00, tested at the end of each fiscal quarter. As of March 31, 2026, NRMH was in compliance with this covenant. The Company and standalone subsidiaries have other various quarterly and annual reporting requirements to the individual property lenders and the Company is in compliance with all material conditions and covenants on those mortgage notes payable as of March 31, 2026, with the exception for Dakota Center’s loan maturity.

F-17

Scheduled principal payments of mortgage notes payable were as follows as of March 31, 2026:

	Commercial	Model	Total
	Properties	Homes	Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2026	$16,676,442	$3,768,272	$20,444,714
2027	463,715	1,963,237	2,426,952
2028	454,843	7,325,172	7,780,015
2029	23,497,306	5,503,504	29,000,810
2030	5,812,792	5,369,366	11,182,158
Thereafter	11,572,246	—	11,572,246
Total	$58,477,344	$23,929,551	$82,406,895

The Shea Center II non-recourse loan totaling $16,353,296 was due in January 2026 and is included in the 2026 total for Commercial Properties Notes Payable listed above.

8. NOTES PAYABLE

On April 22, 2020, the Company received an Economic Injury Disaster Loan of $10,000 from the Small Business Administration (“SBA”) to provide economic relief during the COVID-19 pandemic. This loan advance is not required to be repaid, has no stipulations on use, and has been recorded as fees and other income in the consolidated statements of operations during fiscal 2020. On August 17, 2020, we received an additional Economic Injury Disaster Loan (“EIDL”) of $150,000, for which principal and interest payments are deferred for twelve months from the date of issuance, and interest accrues at 3.75% per year. The loan matures on August 17, 2050. We have used the funds for general corporate purposes to alleviate economic damage caused by the COVID-19 pandemic, which economic injury included abating or deferring rent to certain tenants (primarily retail tenants). As of March 31, 2026 and December 31, 2025, the principal balance on the SBA loan was approximately $139,797 and $140,674, respectively.

9. INVESTMENT IN CONDUIT PHARMACEUTICALS

Sponsorship of Special Purpose Acquisition Company. As of December 31, 2024, the Company, through our wholly-owned subsidiary Murphy Canyon Acquisition Sponsor, LLC (the “Sponsor”), owned 2,944,514 shares (“CDT”) of Conduit, a publicly traded company, 709,000 public common stock warrants (“CDTTW”) and 540,000 of Conduit private warrants, with a combined value of approximately $3,900. On January 22, 2025, Conduit filed a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effectuate a 1-for-100 reverse stock split (the “Conduit Reverse Stock Split”) of the outstanding shares of Conduit’s common stock. The Conduit Reverse Stock Split became effective on January 24, 2025 at 5:00 p.m., Eastern Time (the “Effective Time”) and the new CDT shares began trading on The Nasdaq Global Market on a split-adjusted basis on January 27, 2025 at market open under the existing ticker symbol, “CDT.” As of the Effective Time, every 100 shares of the Conduit’s issued and outstanding common stock was combined into one share of common stock. After the Conduit Reverse Stock Split, our remaining shares of CDT totaled 29,445, with the fractional shares being paid out in cash, totaling $0.63. During May 2025, the Company sold all the remaining shares of CDT common stock for $13,990.

As of March 31, 2026, we held 709,000 public common stock warrants of CDTTW, and 540,000 private common stock warrants, with a combined value of approximately $5,885. Conduit’s public common stock warrants (CDTTW) and Private CDT Warrants presented on the consolidated balance sheets were measured at fair value using Level 1 and Level 3 market prices, taking into account the adoption of ASU 2022-03 Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.

F-18

10. COMMITMENTS AND CONTINGENCIES

The Company is obligated under certain tenant leases to fund tenant improvements and the expansion of the underlying leased properties. As of March 31, 2026 , we committed approximately $0.3 million for capital expenditures, some of which may be covered by restricted cash, on existing properties net of any construction financing, through December 31, 2026.

Litigation. From time to time, we may become involved in various lawsuits or legal proceedings which arise in the ordinary course of business. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.

Environmental matters. The Company monitors its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or recording of a loss contingency.

Financial Markets. The Company monitors concerns over economic recession, interest rate increases, policy priorities of the U.S. presidential administration, trade wars, labor shortages, and inflation, any of which may contribute to increased volatility and diminished expectations for the economy and markets. Additionally, the economic and geopolitical ramifications of the military conflicts in the Middle East and Ukraine, including sanctions, retaliatory sanctions, nationalism, supply chain disruptions and other consequences, could impact commercial real estate fundamentals and result in lower occupancy, lower rental rates, and declining values in our real estate portfolio and in the collateral securing our loan investments. We have not currently experienced a direct material impact to our Company or operations; however, we will continue to monitor the financial markets for events that could impact our commercial real estate properties.

11. STOCKHOLDERS’ EQUITY

Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of the Preferred Stock, to determine the designation of any such series, and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series of Preferred Stock.

On June 15, 2021, the Company completed its secondary offering of 800,000 shares of our Series D Preferred Stock for cash consideration of $25.00 per share to a syndicate of underwriters led by The Benchmark Company, LLC, as representative, resulting in approximately $18.1 million in net proceeds, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company. The Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares of Series D Preferred Stock to cover over-allotments, which they exercised on June 17, 2021, resulting in approximately $2.7 million in net proceeds, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company. In total, the Company issued 920,000 shares of Series D Preferred Stock with net proceeds of approximately $20.5 million, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company and deferred offering costs. The Series D Preferred Stock is listed for trading on The Nasdaq Capital Market under the symbol SQFTP. The Company has used these proceeds for general corporate and working capital purposes, including acquiring additional properties.

On June 20, 2024, the Company entered into an underwriting agreement with The Benchmark Company, LLC pursuant to which the Company issued and sold in an underwritten public offering 109,054 shares of the Company’s Series D Preferred Stock. The shares of Series D Preferred Stock were sold to the public at a price of $16.00 per share. The Company agreed to an underwriting discount of 7% of the public offering price of the shares of Series D Preferred Stock sold in the offering. The offering closed on June 24, 2024, generating gross proceeds of approximately $1.74 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company has used the net proceeds from the offering for general corporate and working capital purposes, including the acquisition of additional properties. Below are some of the key terms of the Series D Preferred Stock:

F-19

Dividends:

Holders of shares of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 9.375% per annum of the $25.00 per share liquidation preference (equivalent to $2.34375 per annum per share). Dividends are payable monthly on the 15th day of each month (each, a “Dividend Payment Date”), provided that if any Dividend Payment Date is not a business day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day without adjustment in the amount of the dividend. If the Company’s Board of Directors does not declare a dividend in a given period, an accrual is not recorded on the balance sheet. However, undeclared preferred stock dividends are reflected in earnings per share as discussed in ASC 260-10-45-11. Preferred stock dividends that are not declared accumulate and are added to the liquidation preference as of the scheduled payment date for the respective series of the preferred stock

Voting Rights:

Holders of shares of the Series D Preferred Stock will generally have no voting rights. However, if the Company does not pay dividends on the Series D Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series D Preferred Stock (voting separately as a class with the holders of all other classes or series of the Company’s preferred stock it may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on the Company’s Board of Directors until the Company pays, or declares and sets apart funds for the payment of, all dividends that it owes on the Series D Preferred Stock, subject to certain limitations.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock (voting together as a class with all other series of parity preferred stock the Company may issue upon which like voting rights have been conferred and are exercisable) is required at any time for the Company to (i) authorize or issue any class or series of its stock ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up or (ii) to amend any provision of the Company charter so as to materially and adversely affect any rights of the Series D Preferred Stock or to take certain other actions.

Liquidation Preference:

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of its stock the Company may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other class or series of the Company’s stock it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company’s stock that it issues ranking on parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption:

Commencing on or after June 15, 2026, the Company may redeem, at its option, the Series D Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including the redemption date. Prior to June 15, 2026, upon a Change of Control (as defined in the Articles Supplementary), the Company may redeem, at its option, the Series D Preferred Stock, in whole or part, at a cash redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including the redemption date. The Series D Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

F-20

In accordance with the terms of the Series D Preferred Stock, the Series D monthly dividend has been approved by the Board of Directors through December 31, 2025 in the amount of $0.19531 per share payable on the 15th of every month to stockholders of record of Series D Preferred Stock as of the last day of the prior month. No dividends were declared or accrued for the Series D Preferred stockholders during the three months ended March 31, 2026, during the three months ended March 31, 2025, dividends paid to Series D Preferred stockholders totaled approximately $0.6 million.

Common Stock. As of March 31, 2026, Mr. Heilbron beneficially owned approximately 15.3% of our outstanding shares of common stock, as set forth in the amendment to Schedule 13D filed on May 8th, 2026.

The Company is authorized to issue up to 100,000,000 shares of Series A Common Stock, 1,000 shares of Series B Common Stock, and 9,000,000 shares of Series C Common Stock (collectively, the “Common Stock”) each with $0.01 par value per share. Each class of Common Stock has identical rights, preferences, terms, and conditions except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. No shares of Series B or Series C Common Stock have been issued. Each share of Common Stock entitles the holder to one vote. Shares of our Common Stock are not subject to redemption and do not have any preference, conversion, exchange, or preemptive rights. The Company’s charter contains restrictions on the ownership and transfer of the Common Stock that prevents one person from owning more than 9.8% of the outstanding shares of common stock. The Board of Directors granted our Chief Executive Officer, Jack K. Heilbron, and Chief Investment Officer, Gary M. Katz, an exception to the 9.8% ownership limit and established an excepted holder limit permitting each of Jack K. Heilbron and Gary M. Katz to beneficially or constructively own up to 19% of the outstanding shares of our common stock, including warrants, subject to compliance with Article VII of the Company’s charter.

Effective on May 19, 2025, the Company amended its charter by filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland in order to effect a 1-for-10 reverse stock split of its outstanding shares of common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued or outstanding were automatically reclassified into one new share of common stock, par value $0.10 per share, subject to the treatment of fractional shares as described below, without any action on the part of the holders. All historical share and per-share amounts reflected throughout the accompanying consolidated financial statements and other financial information in this Quarterly Report on Form 10-Q have been retroactively adjusted to reflect the 2025 Reverse Stock Split as if the split occurred as of the earliest period presented. The Reverse Stock Split did not affect the number of authorized shares of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split were rounded up to the nearest whole share. All equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted to reflect the Reverse Stock Split. Effective immediately after the Reverse Stock Split, the Company decreased the par value of the shares of Series A Common Stock from $0.10 per share back to $0.01 per share.

On July 14, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the purpose of raising approximately $2.05 million in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”), (i) 140,000 shares (the “Public Shares”) of its Series A Common Stock and (ii) pre-funded warrants to purchase up to 30,830 shares (the “Pre-Funded Warrant Shares”) of Series A Common Stock (the “Pre-Funded Warrants”). Each Public Share and accompanying Pre-Funded Warrant were sold together at a combined offering price of $12.00. The Pre-Funded Warrants were immediately exercisable at a nominal exercise price of $0.0001 and were exercised on July 14, 2025 in full.

The closing of the sales of the Securities pursuant to the Purchase Agreement occurred on July 15, 2025. The net proceeds to the Company after deducting the Placement Agent’s fees and the Company’s offering expenses were approximately $1.7 million. The Company has used and intends to use the net proceeds from the offering for working capital and for other general corporate purposes including to potentially acquire additional properties.

F-21

In addition, in connection with the Purchase Agreement, the Company and the Purchaser entered into an Amendment to Series A Common Stock Purchase Warrants (the “Amendment”). The Amendment amends certain warrants to purchase 200,000 shares of Series A Common Stock purchased by the Purchaser on July 14, 2021 to (i) reduce the exercise price to $12.00 per share from $55 per share and (ii) extend the termination date to July 16, 2030 from July 16, 2026. Pursuant to the Stock Purchase Agreement, the Company filed a resale registration statement to register the shares of Series A Common Stock underlying such warrants, which registration statement went effective on August 22, 2025.

The Company evaluated the accounting guidance in ASC 480 and ASC 815 regarding the classification of the Pre-Funded Warrant, Common Stock Warrants, and Placement Agent Warrants as equity or a liability and ultimately determined that it should be classified as permanent equity. As of December 31, 2025, none of the Common Stock Warrants and Placement Agent Warrants have been exercised.

Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July, 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 78,215 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement at $9.30 per share.

Stock Repurchase Program. While we will continue to pursue value creating investments, the Board of Directors believes there is significant embedded value in our assets that is yet to be realized by the market. Therefore, returning capital to stockholders through a repurchase program is an attractive use of capital currently. In December 2024, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock and up to $4.0 million of our Series D Preferred Stock, which the Board of Directors did not renew in December 2025. During the year ended December 31, 2025, we repurchased 16,080 shares of our Series A Common Stock, with an average price of $4.79 per share, including a commission of $0.025 per share, for a total cost of $77,092 for the Series A Common Stock. This does not include the shares repurchased in the fixed price self-tender offer (the “Tender Offer”) during April- May 2025. During the year ended December 31, 2025, the Company repurchased 23,346 shares of our Series D Preferred Stock at an average price of approximately $14.76 per share, including a commission of $0.035 per share, for a total cost of $344,503 for the Series D Preferred Stock. Any repurchased shares are treated as authorized and unissued in accordance with Maryland law and shown as a reduction of stockholders’ equity at cost. There were no repurchases of Series A Common Stock or Series D Preferred Stock during three months ended March 31, 2026 as there were no repurchase plans in place.

Cash Dividends on Common Stock and Preferred Stock. For the three months ended March 31, 2026, the Company did not declare a cash dividend on shares of Series A Common Stock. As of January 28, 2026, the Board of Directors has suspended the Company’s monthly dividend on its Series D Preferred Stock commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. Under the guidance of ASC 260-10-45-11, if the Company’s Board of Directors do not declare a dividend in a given period, an accrual is not recorded on the balance sheet, however; undeclared preferred stock dividends are reflected in earnings per share. Preferred stock dividends that are not declared accumulate and are added to the liquidation preference as of the scheduled payment date for the respective series of the preferred stock. The Board and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated. The Company has not decided when it will resume dividends to our common stockholders on a quarterly basis. As of March 31, 2026 and December 31, 2025, the cumulative preferred dividends in arrears on the Series D preferred stock was $0.6 million and $0, respectively. The following is a summary of distributions declared per share of our Series D Preferred Stock for the three months ended March 31, 2026 and 2025.

F-22

Series D Preferred Stock

Month	2026	2025
	Distributions Declared	Distributions Declared
January	$—	$0.19531
February	—	0.19531
March	—	0.19531
Total	$—	$0.58593

Partnership Interests. Through the Company, its subsidiaries, and its partnerships, we own 8 commercial properties in fee interest, two of which we own partial interests in through our holdings in various affiliates in which we serve as general partner, member and/or manager. Each of the limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our Common Stock at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is a limited partner in five partnerships and sole stockholder in one corporation, which entities purchase and leaseback model homes from homebuilders.

12. SHARE-BASED INCENTIVE PLAN

The Company maintains a restricted stock incentive plan for the purpose of attracting and retaining officers, employees, and non-employee Board members. Share awards generally vest in equal annual installments over a three-to-ten-year period from date of issuance. Non-vested shares have voting rights and are eligible for any dividends paid on shares of common stock. The Company recognized compensation cost for these fixed awards over the service vesting period, which represents the requisite service period, using the straight-line method. Prior to our IPO, the value of non-vested shares was calculated based on the offering price of the shares in the most recent private placement offering of $20.00, adjusted for stock dividends since granted and assumed selling costs, which management believed approximated fair market value as of the date of grant. Upon our IPO, the value of non-vested shares granted is generally calculated based on the closing price of our common stock on the date of the grant.

During our Annual Meeting of Stockholders, held on June 1, 2023, the Company’s 2017 Incentive Award Plan was amended to increase the available shares for issuance from 250,000 to 350,000 and add an evergreen provision to, on April 1st and October 1st of each year, automatically increase the maximum number of shares of common stock available under the plan to 15% of the Company’s outstanding shares of common stock, if on such date 350,000 (as adjusted for any reverse splits) is less than 15% of the Company’s then-outstanding shares of common stock. At the Company’s 2025 Annual Meeting of Stockholders, held on June 2, 2025, the Company’s 2017 Incentive Award Plan was amended and restated to (i) increase the number of shares available for issuance thereunder to 450,000 from 350,000 shares of common stock and (ii) revise the plan’s evergreen provision to, on April 1st and October 1st of each year, automatically increase the maximum number of shares of common stock available under the plan to 15% of the Company’s outstanding shares of common stock, if on such date 450,000 shares constitute less than 15% of the Company’s then-outstanding shares of common stock.

F-23

A summary of the activity for the Company’s restricted stock was as follows:

Outstanding shares:	Common Shares	Weighted-Average Grant Date Fair Value

Balance at December 31, 2025	104,108	$8.79
Granted in January 2026	23,411	$3.69
Balance at March 31, 2026	127,519	$7.87

The non-vested restricted shares outstanding as of March 31, 2026, will vest over the next one to three years. As of March 31, 2026, there were approximately 23,411 shares available to grant under the Company’s 2017 Incentive Award Plan. Share-based compensation expense was approximately $0.2 million and $0.2 million for the three months ended March 31, 2026 and 2025, respectively. As of March 31, 2026, future unrecognized stock compensation related to unvested shares totaled approximately $0.8 million.

13. SEGMENTS

The Company’s reportable segments consist of three types of real estate properties for which the Company’s chief operating decision maker (CODM), which is our Chief Executive Officer, has the final decision when allocating capital and personnel to the various segments, internally evaluate operating performance and financial results: Office/Industrial Properties, Model Home Properties and Retail Properties. The Company also has certain corporate-level activities including accounting, finance, legal administration, and management information systems which are not considered separate operating segments. There is no material inter-segment activity.

The CODM evaluates the performance of our segments based upon an internal net operating income (“NOI”), which is a non-GAAP supplemental financial measure on a quarterly basis as disclosed in the 10-Qs and 10-Ks. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. The Company defines NOI for its segments as operating revenues (rental income, tenant reimbursements, parking income, and other operating income, net of provision for bad debt) less rental operating costs (property operating expenses, real estate taxes, insurance, utilities, repairs and maintenance, and asset management fees) excluding interest expense. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income & expenses, depreciation & amortization, real estate acquisition fees & expenses, non-cash impairments and corporate general & administrative expenses. Quarterly, the Company reviews and tests for non-cash impairments, as required by GAAP, on all our properties (i.e., Office/Industrial Properties, Retail Properties, and Model Home Properties); however, the CODM does not consider those non-cash impairments with evaluating the segment’s cash operations and NOI.

The CODM uses NOI to evaluate and assess each segments’ performance and in deciding how to allocate resources. For Model Home performance, the CODM also includes the gain or loss on sale of real estate assets net of any impairments, because we believe that is a major component in the operating success of the segment and part of the business model for Model Homes. The gain on sale of model homes resulted in cash flows to the Company that the CODM can decide on how to allocate to future operations.

The following tables compare the Company’s segment activity and NOI and adjusted NOI for Model Home income to its results of operations and financial position as of and for the three months ended March 31, 2026 and 2025, respectively. The line items listed in the below NOI tables include the significant expense considered by the CODM for cash allocations on future investments. The Other Non-Segment & Consolidating Items represent corporate activity, the investment in Conduit, and other eliminating items for consolidation. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment. This includes the loss on Conduit marketable securities.

F-24

The following tables compare the Company’s segment activity to its results of operations and financial position as of and for the three months ended March 31, 2026, and March 31, 2025:

	For the Three Months Ended March 31, 2026
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total
Revenues:
Rental income	$93,574	$2,670,580	$919,890	$—	$3,684,044
Fees and other income	—	82,800	5,534	422	88,756
Total revenue	93,574	2,753,380	925,424	422	3,772,800
Costs and expenses:
Rental operating costs	4,832	1,630,837	48,877	(140,105)	1,544,441
General and administrative	—	17,499	226,882	1,429,442	1,673,823
Depreciation and amortization	22,928	784,276	191,292	473	998,969
Impairment of goodwill and real estate assets	—	448,734	75,639	—	524,373
Total costs and expenses	27,760	2,881,346	542,690	1,289,810	4,741,606
Other income (expense):
Interest expense - mortgage notes	(43,117)	(1,543,083)	(462,558)	(1,316)	(2,050,074)
Interest and other income, net	—	—	9	5,140	5,149
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	—	—	—	1,985	1,985
Gain on sales of real estate, net	—	—	172,096	—	172,096
Gain on disposition of assets and liabilities, net	—	3,416,501	—	—	3,416,501
Income tax (expense) benefit	—	—	(15,657)	(2,400)	(18,057)
Total other income (expense), net	(43,117)	1,873,418	(306,110)	3,409	1,527,600
Net income (loss)	22,697	1,745,452	76,624	(1,285,979)	558,794
Less: Income attributable to noncontrolling interests	—	2,053	(119,938)	—	(117,885)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$22,697	$1,747,505	$(43,314)	$(1,285,979)	$440,909

	For the Three Months Ended March 31, 2025
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total
Revenues:
Rental income	$262,878	$2,854,030	$915,521	$-	$4,032,429
Fees and other income	400	62,362	(1,754)	31,747	92,755
Total revenue	263,278	2,916,392	913,767	31,747	4,125,184
Costs and expenses:
Rental operating costs	100,568	1,618,365	48,157	(154,448)	1,612,642
General and administrative	—	16,850	229,961	1,415,167	1,661,978
Depreciation and amortization	31,689	999,169	212,012	1,234	1,244,104
Impairment of goodwill and real estate assets	—	—	26,943	—	26,943
Total costs and expenses	132,257	2,634,384	517,073	1,261,953	4,545,667
Other income (expense):
Interest expense - mortgage notes	(158,097)	(891,330)	(459,710)	(1,333)	(1,510,470)
Interest and other income, net	—	—	8	5,141	5,149
Net gain in Conduit Pharmaceuticals marketable securities (see footnote 9)	—	—	—	(176,658)	(176,658)
Gain on sales of real estate, net	4,213,068	—	240,900	—	4,453,968
Income tax (expense) benefit	—	—	(22,171)	47,580	25,409
Total other income (expense), net	4,054,971	(891,330)	(240,973)	(125,270)	2,797,398
Net income (loss)	4,185,992	(609,322)	155,721	(1,355,476)	2,376,915
Less: Income attributable to noncontrolling interests	—	(17,959)	(93,604)	—	(111,563)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$4,185,992	$(627,281)	$62,117	$(1,355,476)	$2,265,352

F-25

Since a significant portion of the total operating expense for Retail and Office/Industrial are recouped as part of recovery revenue, the CODM looks at NOI as a whole when reviewing the segments. For the Model Home segment, the properties are leased on a triple net basis and the tenants are responsible for a significant portion of the operating expenses. Therefore, the CODM focuses on Model Home revenue, any impairments and the gain on sale of model homes.

The CODM reviews on a regular basis the GAAP performance of each segment, including the significant segment expenses reported for GAAP shown in the table below. Our significant segment expenses include consolidated expense categories presented in our consolidated statements of operations, as well as rental operating costs. This information is provided to the CODM and factors into the CODM’s decision making for company-wide strategy. The following tables compare the Company’s segment activity and to its results of GAAP operations and financial position for the three months ended March 31, 2026 and 2025, respectively. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment as noted above.

	For the Three Months Ended March 31, 2026
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$93,574	$2,234,494	$919,890	$—	$3,247,958
Recovery revenue	—	436,086	—	—	436,086
Other operating revenue	—	82,800	5,534	422	88,756
Total revenues	93,574	2,753,380	925,424	422	3,772,800

Rental operating costs	4,832	1,630,837	48,877	(140,105)	1,544,441
Net Operating Income (NOI)	88,742	1,122,543	876,547	140,527	2,228,359

Gain on Sale - Model Homes	—	—	172,096	—	172,096
Impairment of Model Homes	—	—	(75,639)	—	(75,639)

Adjusted NOI	$88,742	$1,122,543	$973,004	$140,527	$2,324,816

	For the Three Months Ended March 31, 2025
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$206,439	$2,467,551	$915,521	$—	$3,589,511
Recovery revenue	56,439	386,479	—	—	442,918
Other operating revenue	400	62,362	(1,754)	31,747	92,755
Total revenues	263,278	2,916,392	913,767	31,747	4,125,184

Rental operating costs	100,568	1,618,365	48,157	(154,448)	1,612,642
Net Operating Income (NOI)	162,710	1,298,027	865,610	186,195	2,512,542

Gain on Sale - Model Home	—	—	240,899	—	240,899
Impairment of Model Homes	—	—	(26,943)	—	(26,943)

Adjusted NOI	$162,710	$1,298,027	$1,079,566	$186,195	$2,726,498

F-26

	March 31,	December 31,
Assets by Reportable Segment:	2026	2025
Office/Industrial Properties:
Land, buildings and improvements, net (1)	$61,748,416	$67,445,290
Total assets (2)	$69,016,593	$68,980,087
Model Home Properties:
Land, buildings and improvements, net (1)	$34,253,639	$36,688,462
Total assets (2)	$34,519,643	$37,301,777
Retail Properties:
Land, buildings and improvements, net (1)	$4,485,923	$4,508,851
Total assets (2)	$4,652,651	$4,669,852
Reconciliation to Total Assets:
Total assets for reportable segments	$108,188,887	$110,951,716
Corporate and other assets:
Cash, cash equivalents and restricted cash	116,685	173,621
Other assets, net	2,941,203	10,927,537
Total Assets	$111,246,775	$122,052,874

(1)	Includes lease intangibles.

(2)

Includes land, buildings and improvements, cash, cash equivalents, and restricted cash, current receivables, deferred rent receivables and deferred leasing costs and other related intangible assets, all shown on a net basis.

	For the Three Months Ended March 31,
Capital Expenditures by Reportable Segment	2026	2025
Office/Industrial Properties:
Capital expenditures and tenant improvements, office	$66,807	$360,708
Model Home Properties:
Acquisition of operating properties, model home	—	4,270,192
Retail Properties:
Acquisition of operating properties	—	—
Capital expenditures and tenant improvements, retail	—	—
Totals:
Acquisition of operating properties, net	—	4,270,192
Capital expenditures and tenant improvements	66,807	360,708
Total real estate investments	$66,807	$4,630,900

14. INCOME TAX PROVISION

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2000. As a REIT, U.S. federal income tax law generally requires us to distribute annually at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that we pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our net taxable income. We are also subject to U.S. federal, state and local income taxes on our domestic taxable REIT subsidiaries (“TRS”) based on the tax jurisdictions in which they operate.

During the three months ended March 31, 2026 and 2025, we recorded a current income tax provision(benefit) of $18,057 and $(25,409) related to activities of our taxable REIT subsidiaries. There was a $223,388 income tax asset related to the operating activities of our TRS entities as of March 31, 2026 and December 31, 2025, respectively.

F-27

We have calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the projected full fiscal year to the TRS pretax income or loss excluding unusual or infrequently occurring discrete items for the reporting period, and have accounted for the REIT’s minimum state income taxes as a discrete item in the reporting period.

In December 2023, the FASB issued ASU 2023-09 “Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 intends to improve the transparency of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 and is to be adopted on a prospective basis with the option to apply retrospectively. The Company adopted the disclosures on a prospective basis which did not create a material impact to our consolidated financial statements.

15. RELATED PARTY

During the three months ended March 31, 2026 and three months ended March 31, 2025, the Company leased portions of its corporate headquarters to Puppy Toes, Inc., a company owned by the Chief Executive Officer and his wife, and to Centurion Counsel, Inc., which is owned by Puppy Toes, Inc. Rent billed to these entities from the Company totaled $3,479 and $3,378 for three months ended March 31, 2026 and 2025, respectively.

Additionally, we received full payroll reimbursement for employee services provided to Centurion Counsel, Inc. and Puppy Toes, Inc. during the three months ended March 31, 2026 and 2025, which totaled approximately $3,944 and $23,640 respectively. These reimbursements were at cost and were not marked up or discounted. As of March 31, 2026 and December 31, 2025, we had reimbursement receivable balances of approximately $1,163 and $1,524 which were paid in full during January 2025 and January 2026, respectively.

For the three months ended March 31, 2026 and 2025, the Company paid a family member of the Board of Directors $20,403 and $16,280, respectively. For the three months ended March 31, 2026, these payments were a combination of consulting payments totaling $12,500, and distributions and return of capital in his trust’s investments in Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, Dubose Model Home Investors #205, LP, Dubose Model Home Investors #206, LP and Dubose Model Home Investors #207, LP, totaling $7,903. For the three months ended March 31, 2025, these payments were a combination of consulting payments totaling $12,500, and distributions and return of capital in his trust’s investments in Dubose Model Home Investors #205, LP, and Dubose Model Home Investors #207, LP, totaling $3,780. We also recognized payments made to the Company’s Chief Executive Officer, for his investment in Dubose Model Home Investors #207, LP. These payments were a combination of distributions and capital returns from DMH#207 LP. For the three months ended March 31, 2026 and 2025, the payments were $370 and $390, respectively.

16. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than those disclosed below.

As of April 24, 2026, the Company amended its agreement with Origin Bank (the lender) through its partnership with Dubose Model Home Investors #207, LP. The terms of the new amendment decrease the floor interest rate by 1.5 percentage points from its original value while requiring that the Company and DMH#207 LP maintain liquid assets of $200,000 on a quarterly basis, starting March 31, 2026.

F-28

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Presidio Property Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Presidio Property Trust, Inc. (the “Company”), as of December 31, 2025 and 2024, the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes and financial statement Schedule III – Real Estate and Accumulated Depreciation and Amortization (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

F-29

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment of Real Estate Assets, net

The Company’s real estate assets, inclusive of real estate assets held for sale, totaled approximately $108.6 million as of December 31, 2025. As more fully described in Note 2 to the consolidated financial statements, the Company reviews its real estate assets for impairment on a property-by-property basis. Impairment is recognized on a property held for use when the expected undiscounted cash flows for a property are less than the carrying amount at which time the property is written down to fair value. Determining fair value requires management to make estimates of future cash flows, which are based on a number of inputs and assumptions, including the terminal capitalization rate. For the year ended December 31, 2025, the Company recorded approximately $6.4 million of impairment related to certain real estate assets.

We identified the auditing of the Company’s impairment assessment for certain real estate assets as a critical audit matter. Auditing the Company’s impairment assessment for certain real estate assets is especially challenging due to the high degree of auditor judgement, subjectivity, and effort, including the need to involve our valuation specialists, in evaluating management’s estimated fair values for certain real estate assets.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. Our audit procedures related to the impairment of certain real estate assets included the following, among others:

●	Testing the mathematical accuracy of the valuation models for certain real estate assets.

●	Involving our valuation professionals with specialized skills and knowledge in (1) evaluating the reasonableness of the valuation methodology and (2) assessing the reasonableness of the terminal capitalization rate by comparing to independent market data.

/s/ Baker Tilly US, LLP

Irvine, California

March 27, 2026

We have served as the Company’s auditor since 2009.

F-30

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024

ASSETS
Real estate assets and lease intangibles:
Land	$16,390,250	$15,983,323
Buildings and improvements	101,878,107	102,862,977
Tenant improvements	17,645,103	16,488,066
Lease intangibles	3,467,798	3,776,654
Real estate assets and lease intangibles held for investment, cost	139,381,258	139,111,020
Accumulated depreciation and amortization	(37,536,809)	(33,700,262)
Real estate assets and lease intangibles held for investment, net	101,844,449	105,410,758
Real estate assets held for sale, net	6,805,255	22,185,742
Real estate assets, net	108,649,704	127,596,500
Other assets:
Cash, cash equivalents and restricted cash	7,422,359	8,036,496
Deferred leasing costs, net	1,340,853	1,666,135
Goodwill	1,317,000	1,389,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	3,900	206,177
Deferred tax asset	223,388	298,645
Other assets, net (see Note 6)	3,095,670	3,376,697
Total other assets	13,403,170	14,973,150
TOTAL ASSETS (1)	$122,052,874	$142,569,650
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$81,936,586	$80,977,448
Mortgage notes payable related to properties held for sale, net	10,137,781	21,116,646
Mortgage notes payable, total net	92,074,367	102,094,094
Accounts payable and accrued liabilities	3,302,187	3,290,170
Accrued real estate taxes	1,785,029	1,972,477
Dividends payable	190,220	194,784
Lease liability, net	40,108	64,345
Below-market leases, net	3,316	8,625
Total liabilities	97,395,227	107,624,495

Commitments and contingencies (see Note 10)
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 973,736 shares issued and outstanding (liquidation preference $25.00 per share) as of December 31, 2025 and 997,082 shares issued and outstanding as of December 31, 2024	9,737	9,971
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 1,314,159 shares and 1,283,432 shares were issued and outstanding at December 31, 2025 and December 31, 2024, respectively	13,142	128,343
Additional paid-in capital	186,762,388	185,770,842
Dividends and accumulated losses	(169,945,302)	(159,374,010)
Total stockholders’ equity before noncontrolling interest	16,839,965	26,535,146
Noncontrolling interest	7,817,682	8,410,009
Total equity	24,657,647	34,945,155
TOTAL LIABILITIES AND EQUITY	$122,052,874	$142,569,650

(1)	As of December 31, 2025 and 2024, includes approximately $8.6 million and $11.4 million, respectively, of assets related to consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities.

See Notes to Consolidated Financial Statements

F-31

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2025	2024
Revenues:
Rental income	$16,470,918	$18,523,813
Fees and other income	343,790	401,462
Total revenue	16,814,708	18,925,275
Costs and expenses:
Rental operating costs	6,158,052	6,256,077
General and administrative	5,704,830	7,526,675
Depreciation and amortization	4,862,267	5,515,518
Impairment of goodwill and real estate assets	6,443,437	1,969,311
Total costs and expenses	23,168,586	21,267,581
Other income (expense):
Interest expense - mortgage notes	(6,050,437)	(6,050,196)
Interest and other income, net	20,881	(151,356)
Gain on sales of real estate, net	5,444,792	3,426,572
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	(188,287)	(17,925,723)
Income tax (expense) benefit	(463,170)	(60,855)
Total loss, net	(1,236,221)	(20,761,558)
Net loss:	(7,590,099)	(23,103,864)
Less: Income attributable to noncontrolling interests	(685,586)	(2,524,665)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(8,275,685)	$(25,628,529)
Less: Preferred Stock Series D dividends	(2,295,607)	(2,236,696)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(10,571,292)	$(27,865,225)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(8.65)	$(22.50)

Weighted average number of common shares outstanding - basic & dilutive	1,221,413	1,238,659

See Notes to Consolidated Financial Statements

F-32

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Equity

	Preferred Stock				Additional	Dividends and	Total	Non-
	Series D		Common Stock		Paid-in	Accumulated	Stockholders’	controlling	Total
	Shares	Amount	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2023	890,946	8,909	1,226,507	122,651	182,331,408	(131,508,785)	50,954,183	10,367,887	61,322,070
Net (loss) income	—	—	—	—	—	(25,628,529)	(25,628,529)	2,524,665	(23,103,864)
Dividends to Series D preferred stockholders	—	—	—	—	—	(2,236,696)	(2,236,696)	—	(2,236,696)
Distributions in excess of contributions received	—	—	—	—	—	—	—	(3,429,964)	(3,429,964)
Restricted stock-based compensation	—	—	—	—	1,379,080	—	1,379,080	—	1,379,080
Repurchase of Series A Common Stock, at cost	—	—	(19,065)	(1,905)	(138,511)	—	(140,416)	—	(140,416)
Repurchase of Series D preferred stock, at cost	(2,918)	(29)	—	—	(40,881)	—	(40,910)	—	(40,910)
Issuance of preferred stock Series D preferred stock, net of issuance costs	109,054	1,091	—	—	1,194,764	—	1,195,855	—	1,195,855
Issuance of Series A Common Stock	—	—	8,623	862	1,051,717	—	1,052,579	(1,052,579)	—
Vesting of Restricted Series A Common Stock	—	—	65,884	6,588	(6,588)	—	—	—	—
Issuance of stock-based compensation Common Stock	—	—	16,409	1,640	198,360	—	200,000	—	200,000
Return of stock-based compensation by CEO	—	—	(14,926)	(1,493)	(198,507)	—	(200,000)	—	(200,000)
Balance, December 31, 2024	997,082	$9,971	1,283,432	$128,343	$185,770,842	$(159,374,010)	$26,535,146	$8,410,009	$34,945,155
Net (loss) income	—	—	—	—	—	(8,275,685)	(8,275,685)	685,586	(7,590,099)
Dividends to Series D preferred stockholders	—	—	—	—	—	(2,295,607)	(2,295,607)	—	(2,295,607)
Distributions in excess of contributions received	—	—	—	—	—	—	—	(1,277,913)	(1,277,913)
Restricted stock-based compensation	—	—	—	—	1,138,585	—	1,138,585	—	1,138,585
Repurchase of Series A Common Stock, at cost	—	—	(16,080)	(161)	(76,931)	—	(77,092)	—	(77,092)
Repurchase of Series A Common Stock, Tender Offer	—	—	(214,412)	(21,441)	(1,486,558)	—	(1,507,999)	—	(1,507,999)
Par Value adjustment post 1 for 10 reverse split from $0.10 to $0.01	—	—	505	(96,206)	96,206	—	—	—	—
Repurchase of Series D preferred stock, at cost	(23,346)	(234)	—	—	(344,269)	—	(344,503)	—	(344,503)
Issuance of Series A Common Stock	—	—	176,577	1,765	1,694,697	—	1,696,462	—	1,696,462
Vesting of Restricted Series A Common Stock	—	—	84,137	842	(30,184)	—	(29,342)	—	(29,342)
Balance, December 31, 2025	973,736	$9,737	1,314,159	$13,142	$186,762,388	$(169,945,302)	$16,839,965	$7,817,682	$24,657,647

See Notes to Consolidated Financial Statements.

F-33

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(7,590,099)	(23,103,864)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,862,267	5,515,518
Stock compensation	1,138,585	1,379,080
Gain on sale of real estate assets, net	(5,444,792)	(3,426,572)
Employee Bonuses paid with CDT stock	—	172,421
Net loss in Conduit Pharmaceuticals fair value marketable securities	188,287	17,925,723
Net loss (gain) in fair value marketable securities	—	560
Impairment of goodwill and real estate assets	6,443,437	1,969,311
Amortization of financing costs	281,245	351,291
Amortization of below-market leases	(4,753)	(4,641)
Straight-line rent adjustment	261,483	(152,722)
Changes in operating assets and liabilities:
Other assets	355,913	82,575
Deferred tax asset	75,257	48,117
Accounts payable and accrued liabilities	186,636	(1,001,301)
Deferred leasing costs	(148,148)	(502,946)
Accrued real estate taxes	(187,448)	19,390
Net cash provided by (used in) operating activities	417,870	(728,060)
Cash flows from investing activities:
Real estate acquisitions	(9,444,465)	(9,729,351)
Additions to buildings and tenant improvements	(2,703,012)	(2,273,726)
Investment in marketable securities	—	(2,362)
Proceeds from sale of marketable securities	13,990	105,206
Proceeds from sales of real estate, net	25,625,377	24,767,052
Net cash provided by investing activities	13,491,890	12,866,819
Cash flows from financing activities:
Proceeds from mortgage notes payable, net of issuance costs	18,942,396	22,272,291
Payment of debt issuance costs	(424,002)	(335,724)
Repayment of mortgage notes payable	(28,862,783)	(27,897,127)
Payment of deferred offering costs	(343,514)	—
Distributions to noncontrolling interests	(1,277,913)	(3,629,964)
Contributions from noncontrolling interests	—	200,000
Issuance of Series A Common Stock, net of offering costs	1,667,120	—
Issuance of Series D Preferred Stock, net of offering costs	—	1,195,855
Repurchase of Series A Common Stock, at cost	(1,585,091)	(140,416)
Repurchase of Series D Preferred Stock, at cost	(344,503)	(40,910)
Dividends paid to Series D Preferred Stockholders	(2,295,607)	(2,236,696)
Net cash used in financing activities	(14,523,897)	(10,612,691)
Net (decrease) increase in cash equivalents and restricted cash	(614,137)	1,526,068
Cash, cash equivalents and restricted cash - beginning of period	8,036,496	6,510,428
	$7,422,359	$8,036,496
Supplemental disclosure of cash flow information:
Interest paid-mortgage notes payable	$5,906,234	$5,371,017
Income taxes paid	$78,848	$46,511
Non-cash investing activities:
Paid building and tenant improvements from prior year	$(207,847)	$(295,567)
Private warrants from Conduit Pharmaceuticals	$—	$642,600
Non-cash financing activities:
Unpaid deferred offering costs	$6,589	$—
Payment of accrued bonus to ex-CFO with CDT stock	$—	$124,357
Distribution of CDT stock to employees	$—	$172,421
Unpaid building and tenant improvements	$361,261	$207,847
Dividends payable - Preferred Stock Series D	$190,220	$194,784

See Notes to Consolidated Financial Statements

F-34

Presidio Property Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization. Presidio Property Trust, Inc. (“we”, “our”, “us” or the “Company”) is an internally-managed real estate investment trust (“REIT”), with holdings in office, industrial, retail and model home properties. We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” Through Presidio Property Trust, Inc., its subsidiaries, and its partnerships, we own 10 commercial properties in fee interest, two of which we own as a partial interest in various affiliates, in which we serve as general partner, member and/or manager, and 80 model home residential properties as noted below.

The Company or one of its affiliates operates the following partnerships during the periods covered by these consolidated financial statements:

●	The Company is the sole general partner and limited partner in two limited partnerships (NetREIT Palm Self-Storage LP and NetREIT Casa Grande LP), both of which, at December 31, 2025, had ownership interests in an entity that owns income producing real estate. The Company refers to these entities collectively as the “NetREIT Partnerships”.

●	The Company is the general and limited partner in six limited partnerships that purchase model homes and lease them back to homebuilders as commercial tenants (Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, Dubose Model Home Investors #205, LP, Dubose Model Home Investors #206, LP, and Dubose Model Home Investors #207, LP). The Company refers to these entities collectively as the “Model Home Partnerships”. As of December 31, 2025, Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP and Dubose Model Home Investors #206, LP had no remaining assets.

The Company has determined that the limited partnerships in which it owns less than 100% should be included in the Company’s consolidated financial statements as the Company directs their activities and has control of such limited partnerships.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels, and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate-level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes.

We, together with one of our entities, have elected to treat certain subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our commercial tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any tax jurisdictions.

F-35

Liquidity. The Company’s anticipated future sources of liquidity may include existing cash and cash equivalents, cash flows from operations, refinancing of existing mortgages, future real estate sales, new borrowings, and the sale of equity or debt securities. Future capital needs include paying down existing borrowings, maintaining our existing properties, funding tenant improvements on our commercial buildings, paying lease commissions (to the extent they are not covered by lender-held reserve deposits), and the payment of dividends to our stockholders. The Company is also seeking investments that are likely to produce income and achieve long-term gains in order to pay dividends to our stockholders. To ensure that we can effectively execute these objectives, we routinely review our liquidity requirements and continually evaluate all potential sources of liquidity. If necessary, the Company may seek other short-term liquidity alternatives, such as bridge loans, refinancing an unencumbered property or a bank line of credit depending on the credit environment. See note 10 Stockholders’ Equity for additional information on sale of securities.

Short-term liquidity needs include paying our current operating costs, satisfying the debt service requirements of existing mortgages, completing tenant improvements on our commercial buildings, paying leasing commissions, distributions to non-controlling interests, and funding dividends, if any, to stockholders. Future principal payments due on mortgage notes payables, during the year ended December 31, 2026 total approximately $30.0 million of which $4.5 million is related to model home properties. See Note 7. Mortgage Notes Payable for additional information on the Dakota Center and Shea Center II loans. Management expects certain model home properties can be sold, and that the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes can be refinanced, as the Company has historically been able to do in the past with all model home properties. Additional principal payments will be made with cash flows from ongoing operations.

As the Company continues its operations, it may re-finance or seek additional financing. However, there can be no assurance that any such re-financing or additional financing will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, it will most likely be required to reduce its plans and/or certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. Management believes that the combination of working capital on hand and the ability to refinance commercial and model home mortgages will fund operations through at least the next twelve months from the date of the issuance of these unaudited interim financial statements.

Segments. The Company acquires and operates income producing properties in three business segments including Office/Industrial Properties, Model Home Properties and Retail Properties. See Note 13. “Segments”.

Concentration. Concentration of credit risk with respect to tenant receivables is limited due to the large number of tenants comprising the Company’s rental revenue. We have three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are concentrated in Texas with a few model homes in Tennessee and Arizona. We had one tenant account for 6.90% of base rental income for commercial properties for the year ended December 31, 2025. Conversely, one of our homebuilders accounts for approximately 15.9% of our total revenue for the year ended December 31, 2025, and accounted for 56 out of 80 of our model home leases as of December 31, 2025.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Presidio Property Trust, Inc. and its subsidiaries, NetREIT Advisors, LLC and Dubose Advisors LLC (collectively, the “Advisors”), and NetREIT Dubose Model Home REIT, Inc. The consolidated financial statements also include the results of the NetREIT Partnerships and the Model Home Partnerships. As used herein, references to the “Company” include references to Presidio Property Trust, Inc., its subsidiaries, and the partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

F-36

The Company classifies the noncontrolling interests in the NetREIT Partnerships as part of consolidated net (loss) income in 2025 and 2024 and has included the accumulated amount of noncontrolling interests as part of equity since inception in February 2010. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interest will be remeasured, with the gain or loss reported in the consolidated statements of operations. Management has evaluated the noncontrolling interests and determined that they do not contain any redemption features.

Use of Estimates. The consolidated financial statements were prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, private warrants, the allocation of purchase price paid for property acquisitions between the components of land, building and intangible assets acquired including their useful lives, valuation of long-lived assets, and the allowance for doubtful accounts, which is based on an evaluation of the tenants’ ability to pay. Actual results could differ from those estimates.

Real Estate Assets and Lease Intangibles. Land, buildings and improvements are recorded at cost, including tenant improvements and lease acquisition costs (including leasing commissions, space planning fees, and legal fees). The Company capitalizes any expenditure that replaces, improves, or otherwise extends the economic life of an asset, while ordinary repairs and maintenance are expensed as incurred. The Company allocates the purchase price of acquired properties between the acquired tangible assets and liabilities (consisting of land, buildings, tenant improvements, and long-term debt) and identified intangible assets and liabilities (including the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships), in each case based on their respective fair values.

The Company allocates the purchase price to tangible assets of an acquired property based on the estimated fair values of those tangible assets, assuming the property was vacant. Estimates of fair value for land, building and building improvements are based on many factors, including, but not limited to, comparisons to other properties sold in the same geographic area and independent third-party valuations. In estimating the fair values of the tangible assets, intangible assets, and liabilities acquired, the Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include, but are not limited, to the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease, the tenant’s credit quality, and other factors.

The value attributable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of approximately $4,753 and $4,641 for the years ended December 31, 2025 and 2024, respectively.

The value of in-place leases and unamortized lease origination costs are amortized to expenses over the remaining term of the respective leases, which range from less than a year to ten years. The amount allocated to acquired in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to unamortized lease origination costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Amortization expense related to these assets was approximately $15,670 and $17,526 for years ended December 31, 2025 and 2024, respectively.

F-37

Real Estate Held for Sale and Discontinued Operations. We generally reclassify assets to “held for sale” when the disposition has been approved, it is available for immediate sale in its present condition, we are actively seeking a buyer, and the disposition is considered probable within one year. Additionally, real estate sold during the current period is classified as “real estate assets held for sale” for all prior periods presented in the accompanying consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period are classified as “mortgage notes payable related to properties held for sale” for all prior periods presented in the accompanying consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale. Properties considered held for sale are recorded at the lesser of the carrying value or fair value less costs to sell. As of December 31, 2025, only one commercial property, Dakota Center, met the criteria to be classified as “held for sale,” and five model homes were classified as “held for sale” but are not considered discontinued operations or a strategic shift in our operations.

The below tables include other non-real estate assets and liabilities related to real estate held for sale as of December 31, 2025 and December 31, 2024.

As of December 31, 2025

Non real estate assets related to real estate held for sale	Commercial	Model Home	Total
Cash equivalents and restricted cash	1,988,360	—	1,988,360
Deferred leasing costs	98,248	—	98,248
Other Assets, net	348,997	—	348,997
Total other assets	$2,435,605	$—	$2,435,605

Non real estate liabilities related to real estate held for sale
Accounts payable and accrued liabilities	276,827	—	276,827
Accrued real estate taxes	197,035	—	197,035
Total other liabilities	$473,862	$—	$473,862

December 31, 2024

Non real estate assets related to real estate held for sale	Commercial	Model Home	Total
Cash equivalents and restricted cash	1,749,905	—	1,749,905
Deferred leasing costs	326,923	—	326,923
Other Assets, net	658,061	—	658,061
Total Assets	$2,734,889	$—	$2,734,889

Non real estate liabilities related to real estate held for sale
Accounts payable and accrued liabilities	482,628	—	482,628
Accrued real estate taxes	367,229	—	367,229
Total liabilities	$849,857	$—	$849,857

Impairments of Real Estate Assets. We regularly review for impairment on a property-by-property basis. Impairment is recognized on a property held for use when the expected undiscounted cash flows for a property are less than the carrying amount at which time the property is written-down to fair value. Impairment is recognized on a property held for sale when the fair value less costs to sell is less than the carrying amount. If the carrying amount exceeds the undiscounted cash flows, we calculate an impairment loss by comparing the carrying amount to estimated fair value, using discounted cash flow models or third-party appraisals. The calculation of both discounted and undiscounted cash flows requires management to make estimates of future cash flows that are determined based on a number of inputs and assumptions, including but not limited to, the terminal capitalization rate. Actual results could be significantly different from the estimates. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair value and such loss could be material.

F-38

We review the carrying value of each of our real estate properties regularly to determine if circumstances indicate an impairment in the carrying value of these investments exists. During the year ended December 31, 2025, we recognized non-cash impairment charges of approximately $6.4 million, with approximately $0.3 million related to model homes and approximately $6.0 million related to our commercial properties. The approximately $3.5 million of impairment on our commercial property, Dakota Center, was the result of the loan maturing in July and the Company not being able to reach an agreement with the lenders regarding a loan modification or extension. During the year ended December 31, 2025, the Company impaired Shea Center II for a total of approximately $2.5 million after low property occupancy triggered a cash management event under the terms of the loan agreement.

Intangible Assets. Intangible assets, including goodwill and lease intangibles, are comprised of finite-lived and indefinite-lived assets. Lease intangibles represent the allocation of a portion of the purchase price of a property acquisition representing the estimated value of in-place leases, unamortized lease origination costs, tenant relationships and land purchase options. Intangible assets that are not deemed to have an indefinite useful life are amortized over their estimated useful lives. Indefinite-lived assets are not amortized. Amortization expense of intangible assets that are not deemed to have an indefinite useful life was approximately $0 and $0.3 million, respectively, for the years ended December 31, 2025 and 2024 and is included in depreciation and amortization in the accompanying consolidated statements of operation.

The Company is required to perform a test for impairment of goodwill and other definite and indefinite lived assets at least annually, and more frequently as circumstances warrant. Impairment is recognized only if the carrying amount of the intangible asset is considered to be unrecoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the estimated fair value of the asset. For the year ended December 31, 2025, we have recorded an impairment charge to the goodwill of NTR Property Management for approximately $72,000. See Fair Value Measurements below for additional information.

Depreciation and Amortization. The Company records depreciation and amortization expense using the straight-line method over the useful lives of the respective assets. The costs of buildings are depreciated over estimated useful lives of 39 years, the costs of improvements are amortized over the shorter of the estimated life of the asset or term of the tenant lease (which range from 1 to 10 years), the costs associated with acquired tenant intangibles over the remaining lease term and the cost of furniture, fixtures and equipment are depreciated over 4 to 5 years. Depreciation and amortization expense for the years ended December 31, 2025 and 2024 was approximately $4.9 million and $5.5 million, respectively, and is included in depreciation and amortization in the accompanying consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash. At December 31, 2025 and December 31, 2024, we had approximately $7.4 million and $8.0 million in cash, cash equivalents and restricted cash, respectively. The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have an original maturity of three months or less at the date of purchase to be cash equivalents. Items classified as cash equivalents include money market funds. Cash balances in individual banks may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation (the “FDIC”). No losses have been experienced related to such accounts. At December 31, 2025, the Company had approximately $1.3 million in deposits in financial institutions that exceeded the federally insurable limits. Restricted cash consists of funds held in escrow for Company lenders for properties held as collateral by the lenders. The funds in escrow are for payment of property taxes, insurance, leasing costs, mortgage payment reserves, and capital expenditures. As of December 31, 2025, the Company has approximately $5.7 million of restricted cash. At December 31, 2024, the Company had approximately $1.0 million in deposits in financial institutions that exceeded the federally insurable limits. As of December 31, 2024, the Company has approximately $5.0 million of restricted cash.

F-39

Accounts Receivables. The Company periodically evaluates the collectability of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company maintains an allowance for deferred rent receivable that arises from straight lining of rents. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates. As of December 31, 2025 and 2024, the balance of allowance for possible uncollectable tenant receivables included in other assets, net in the accompanying consolidated balance sheets was approximately $0 and $0, respectively.

Deferred Leasing Costs. Costs incurred in connection with successful property leases are capitalized as deferred leasing costs and amortized to leasing commission expense on a straight-line basis over the terms of the related leases which generally range from one to five years. Deferred leasing costs consist of third-party leasing commissions. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the amortization period is adjusted. At December 31, 2025 and 2024, the Company had net deferred leasing costs of approximately $1.3 million and $1.7 million, respectively. Total amortization expense for the years ended December 31, 2025 and 2024 was approximately $0.5 million and $0.5 million, respectively, and is included in the total for depreciation and amortization noted above.

Deferred Financing Costs. Costs incurred, including legal fees, origination fees, and administrative fees, in connection with debt financing are capitalized as deferred financing costs, are amortized using the straight line method, which approximates the effective interest method, over the contractual term of the respective loans and recorded as an offset to the carrying value of the debt. At December 31, 2025 and 2024, unamortized deferred financing costs related to mortgage notes payable were approximately $0.7 million and $0.7 million. For the years ended December 31, 2025 and 2024, total amortization expense related to the mortgage notes payable deferred financing costs was approximately $281,245 and $351,291, respectively. Amortization of deferred financing costs are included in interest expense in the accompanying consolidated statements of operations.

Deferred Offering Costs. Deferred offering costs represent legal, accounting and other direct costs related to our offerings. As of December 31, 2025 and 2024, we have incurred approximately $279,603 and zero, respectively, in deferred offering costs as of the end of each period related to our registration statement on Form S-3.

Income Taxes. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year, and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes. As of December 31, 2025, we have estimated approximately $27.1 million of Federal net operating loss (NOLs) carryforwards to offset potential future federal tax obligations. We may not generate sufficient taxable income in future periods to be able to realize fully the tax benefits of our NOL carry-forwards.

We, together with one of our entities, have elected to treat certain subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any tax jurisdictions.

Fair Value Measurements. Certain assets and liabilities are required to be carried at fair value, or if long-lived assets are deemed to be impaired, to be adjusted to reflect this condition. The guidance requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

F-40

●	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

●	Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

●	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third-party may rely more on models with inputs based on information available only to that independent third-party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources.

Additionally, in an inactive market, a market price quoted from an independent third-party may rely more on models with inputs based on information available only to that independent third-party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. As of December 31, 2025, we did not hold any marketable securities, excluding our investments in Conduit’s common stock and common stock warrants. As of December 31, 2024, our marketable securities (excluding our investments in Conduit’s common stock and common stock warrants), held at a third party broker, presented on the consolidated balance sheets within other assets were measured at fair value using Level 1 market prices and totaled approximately zero, with a cost basis of approximately zero. There were no financial liabilities measured at fair value as of December 31, 2025 and December 31, 2024.

On April 22, 2024, the Company entered into a lockup agreement with Conduit pursuant to which the Company agreed not to transfer or sell 2,700,000 of its 4,015,250 shares of Conduit common stock for a period of one year. In consideration for entering into the lockup agreement, Conduit issued the Company a warrant (“Private CDT Warrants”) to purchase 540,000 shares of common stock at an exercise price of $3.12 per share, with a two year term and exercisable one year after the date of issue. The Private CDT Warrants meet the ASC 321, Investments - Equity Securities (“ASC 321”) scope exception for derivative instruments and are accounted for as a derivative under ASC 815, Derivatives and Hedging (“ASC 815”). As such, the Private CDT Warrants were recorded at fair value on the date of issuance and subsequently measured at fair value each period, with changes in fair value reported in gain or loss on Conduit Pharmaceuticals marketable securities. During the nine months ended September 30, 2025, we sold all of our remaining shares of CDT on the open market for a total of $13,990.

As of December 31, 2025 and December 31, 2024, the Private CDT Warrants fair value, using Level 3 inputs, was zero for both periods, and is included in the total Investment in Conduit Pharmaceuticals marketable securities on the consolidated balance sheets. Our investments in Conduit’s public common stock warrants (CDTTW) presented on the consolidated balance sheets were measured at fair value using Level 1 market prices, taking into account the adoption of ASU 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and totaled approximately $3,900 and $0.2 million as of December 31, 2025 and December 31, 2024, respectively. The adjustments to the fair value of our investment in Conduit Pharmaceuticals marketable securities are recorded in net loss in Conduit Pharmaceuticals marketable securities on our consolidated statement of operations.

F-41

The following table presents as of December 31, 2025 the Company’s assets subject to measurement at fair value on a nonrecurring basis (in thousands):

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total	Impairment Loss
Assets:
Goodwill for NTR Property Management	$—	$—	$194,000	$194,000	$72,000
Certain Real Estate assets	—	—	24,499,935	24,499,935	6,371,437
Total Assets	$—	$—	$24,693,935	$24,693,935	$6,443,437

The following table presents as of December 31, 2024 the Company’s assets subject to measurement at fair value on a nonrecurring basis (in thousands):

	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total	Impairment Loss
Assets:
Goodwill for NTR Property Management	$—	$—	$266,000	$266,000	$185,000
Certain Real Estate assets	—	—	18,065,871	18,065,871	1,784,311
Total Assets	$—	$—	$18,331,871	$18,331,871	$1,969,311

Earnings per share (“EPS”). The EPS on common stock has been computed pursuant to the guidance in FASB ASC Topic 260, Earnings Per Share. The guidance requires the classification of the Company’s unvested restricted stock, which contains rights to receive non-forfeitable dividends, as participating securities requiring the two-class method of computing net income per share of common stock. In accordance with the two-class method, earnings per share have been computed by dividing the net income less net income attributable to unvested restricted shares by the weighted average number of shares of common stock outstanding less unvested restricted shares. Diluted earnings per share is computed by dividing net income by the weighted average shares of common stock and potentially dilutive securities outstanding in accordance with the treasury stock method.

Dilutive common stock equivalents include the dilutive effect of in-the-money stock equivalents, which are calculated based on the average share price for each period using the treasury stock method, excluding any common stock equivalents if their effect would be anti-dilutive. In periods in which a net loss has been incurred, all potentially dilutive common stock shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common stock, because their inclusion would have been antidilutive, are:

	For the Year Ended December 31,
	2025	2024

Common Stock Warrants	200,000	200,000
Placement Agent Warrants	8,000	8,000
Series A Warrants	1,445,007	1,445,007
Unvested Common Stock Grants	104,108	117,081

Total potentially dilutive shares	1,757,115	1,770,088

F-42

Income (Loss) per Common Share. Basic income (loss) per common share (Basic EPS) is computed by dividing net income (loss) available to common shareholders (Numerator) by the weighted average number of common shares outstanding (Denominator) during the period. Diluted loss per common share (Diluted EPS) is similar to the computation of Basic EPS except that the Denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the Numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net loss per share. For the year ended December 31, 2025, the basic and diluted net loss per share was $8.65, since all potentially dilutive securities were determined to be anti-dilutive, and for the year ended December 31, 2024 the basic and diluted net earnings per share are equivalent at $22.50 per share because the Company had incurred a net loss attributable to common stockholders causing any potentially dilutive securities to be anti-dilutive.

Sales of Real Estate Assets. Effective January 1, 2018, we adopted the guidance of ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”), which applies to sales or transfers to noncustomers of nonfinancial assets or in substance nonfinancial assets that do not meet the definition of a business. Asset sales are generally recognized when control of the asset being sold is transferred to the buyer. As the assets are sold, their costs and related accumulated depreciation, if any, are derecognized with resulting gains or losses reflected in net income.

ASC 610-20 refers to the revenue recognition principles under ASU No. 2014-9. Under ASC 610-20, if we determine we do not have a controlling financial interest in the entity that holds the asset and the arrangement meets the criteria to be accounted for as a contract, we would derecognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer.

Revenue Recognition and Accounts Receivables. We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is probable and record amounts expected to be received in later years as deferred rent receivable. The cumulative difference between lease revenue recognized under the straight-line method and contractual lease payments are recorded as deferred rent receivable within other assets the consolidated balance sheets. Additionally, we recognize transaction fees associated with the leasing of our model homes on a straight-line basis over the term of the related leases and are included within rental income on our consolidated statement of operations. The Company’s lease revenue is impacted by the Company’s determination of whether improvements to the property, whether made by the Company or by the tenant, are landlord assets. The determination of whether an improvement is a landlord asset requires judgment. In making this judgment, the Company’s primary consideration is whether an improvement would be utilizable by another tenant upon the then-existing tenant vacating the improved space. If the Company has funded an improvement that it determines not to be landlord assets, then it treats the cost of the improvement as a lease incentive.

For certain leases, the Company also makes significant assumptions and judgments in determining the lease term. The lease term impacts the period over which the Company determines and records lease payments and also impacts the period over which it amortizes lease-related costs. The Company considers all relevant factors that create an economic incentive for the lessee and uses judgment to determine if those factors, considered together, signify that the lessee is reasonably certain to exercise the option.

We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred. Additional rent where we pay the associated costs directly to third-party vendors and are reimbursed by our tenants are recognized and recorded on a gross basis, with the associated expense recognized in property expenses or real estate taxes. Because the timing and pattern of transferring rental revenue and related operating expense reimbursements to the lessee are the same, and our leases are classified as operating leases, we treat rental revenue and tenant recovery revenue as a single combined lease component. Accordingly, operating expense reimbursements are reported within Rental Income on the Company’s consolidated statement of operations.

F-43

We make estimates of the collectability of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments. Fees and other income primarily include amounts recorded in connection with transient daily parking and miscellaneous amounts that fall within the scope of ASC Topic 606, Revenue from Contracts with Customers, and are recognized as revenue at the point in time when control of the goods or services transfers to the customer and our performance obligation is satisfied.

Variable Interest Entity. We determine whether an entity is a Variable Interest Entity (“VIE”) and, if so, whether it should be consolidated by utilizing judgments and estimates that are inherently subjective. Our determination of whether an entity in which we hold a direct or indirect variable interest is a VIE is based on several factors, including whether we participated in the design of the entity and the entity’s total equity investment at risk upon inception is sufficient to finance the entity’s activities without additional subordinated financial support. We make judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, and then a quantitative analysis, if necessary.

We analyze any investments in VIEs to determine if we are the primary beneficiary. In evaluating whether we are the primary beneficiary, we evaluate our direct and indirect economic interests in the entity. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in the VIE. Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative approach focused on identifying which reporting entity has both: (i) the power to direct the activities of a VIE that most significantly impact such entity’s economic performance; and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgment.

We consider a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance, including, but not limited to, the ability to direct operating decisions and activities. In addition, we consider the rights of other investors to participate in those decisions. We determine whether we are the primary beneficiary of a VIE at the time we become involved with a variable interest entity and reconsider that conclusion continually. We consolidate any VIE of which we are the primary beneficiary.

Subsequent Events. We evaluate subsequent events up until the date the consolidated financial statements are issued. See note 16 Subsequent Events.

Recently Issued and Adopted Accounting Pronouncements. In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes, to enhance income tax disclosures, provide more information about tax risks and opportunities present in worldwide operations, and to disaggregate existing income tax disclosures. The guidance is effective for annual periods beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. We have adopted ASU 2023-09 and have updated our financial statement disclosures accordingly; there was no material impact to our financial statement.

In March 2024, the SEC issued final climate-disclosure rules to enhance and standardize climate-related disclosures by public companies. With regards to financial statements, the rules requires disclosure of (i) capitalized costs, expenditures expensed, charges, and losses incurred as a result of severe weather events and other natural conditions, subject to applicable one percent and de minimis disclosure thresholds; (ii) capitalized costs, expenditures expensed, and losses related to carbon offsets and renewable energy credits or certificates (RECs) if used as a material component of a company’s plans to achieve its disclosed climate-related targets or goals; and (iii) if the estimates and assumptions the company uses to produce the financial statements were materially impacted by risks and uncertainties associated with severe weather events and other natural conditions or any disclosed climate-related targets or transition plans, a qualitative description of how the development of such estimates and assumptions was impacted. The rules are effective for annual periods beginning January 1, 2025 and are to be applied prospectively. On April 4, 2024, the SEC voluntarily stayed the rules pending judicial review as a result of litigation. On March 27, 2025, the SEC voted to end its defense of the rules requiring disclosure of climate-related risks and greenhouse gas emissions. However, the Eighth Circuit may still rule on the legal challenges to the rules, and if so could decide to uphold the rules in whole or in part or remand them to the SEC for further consideration.

F-44

In November 2024, the FASB issued Accounting Standards Update ASU 2024-03, Income Statement—Reporting Comprehensive, Income—Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses (“ASU 2024-03”). This ASU is to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, SG&A, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. In January 2025, this was updated by ASU 2025-01—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The amendment in this Update amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. We have not yet adopted ASU 2024-03 and are currently evaluating the impact on our financial statement disclosures.

In December 2025, the FASB issued Accounting Standards Update 2025-11 - Interim Reporting (Topic 270), which focuses on improving interim reporting guidance by clarifying requirements and enhancing navigability for entities preparing interim financial statements under GAAP. This aims to improve the guidance in Topic 270, Interim Reporting, by enhancing the clarity and navigability of the required interim disclosures. This introduces the Disclosure Principle, requiring entities to disclose events that have a material impact on the entity since the end of the last annual reporting period. Additionally, ASU 2025-11 creates a comprehensive list of required interim disclosures, consolidating them into Topic 270 rather than having them dispersed across various Codification Topics. For public entities, the update is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. For all other entities, it is effective for interim reporting periods within annual reporting periods beginning after December 15, 2028. Early adoption is permitted for all entities. While we are currently evaluating the impact of this pronouncement, we do not expect it will have a material impact on our consolidated financial statements.

3. RECENT REAL ESTATE TRANSACTIONS

Significant Transactions in 2025 and 2024

Acquisitions during the year ended December 31, 2025:

●	We acquired 22 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2025. The purchase price for these properties was approximately $9.4 million. The purchase price consisted of cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million.

Acquisitions during the year ended December 31, 2024:

●	We acquired 19 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2024. The purchase price for the properties was approximately $9.7 million. The purchase price consisted of cash payments of approximately $3.0 million and mortgage notes of approximately $6.7 million.

We review our portfolio of investment properties for value appreciation potential on an ongoing basis, and dispose of any properties that no longer satisfy our requirements in this regard, taking into account tax and other considerations. The proceeds from any such property sale, after repayment of any associated mortgage or repayment of secured or unsecured indebtedness, are available for investing in properties that we believe will have a greater likelihood of future price appreciation.

Dispositions during the year ended December 31, 2025:

During year ended December 31, 2025, we disposed of the following properties:

●	20 model homes for approximately $9.8 million, net of sales costs, and the Company recognized a gain of approximately $1.0 million.

●	On February 6, 2025, the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million net of closing costs.

F-45

Dispositions during the year ended December 31, 2024:

During year ended December 31, 2024, we disposed of the following properties:

●	51 model homes for approximately $24.8 million net of sales costs, and the Company recognized a gain of approximately $3.4 million.

4. REAL ESTATE ASSETS

The Company owns a diverse portfolio of real estate assets. The primary types of properties the Company invests in are office, industrial, retail, and triple-net leased model home properties. As of December 31, 2025, the Company owned or had an equity interest in:

●	Eight office buildings and one industrial building (“Office/Industrial Properties”);

●	One retail shopping center (“Retail Property”);

●	80 model home residential properties (“Model Homes” or “Model Home Properties”), leased back on a triple-net basis to homebuilders, which are owned by five affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of December 31, 2025, all of the model homes in Dubose Model Home Investors #202, #203, and #206, LP had been sold.

Previously, the Company reported a portfolio for the year ended December 31, 2024 of:

●	Eight office buildings and one industrial building,

●	Three retail shopping centers, and

●	78 model homes.

A summary of the properties owned by the Company, including their lease intangibles, as of December 31, 2025 and 2024 is as follows:

	Date		Real estate assets and lease intangibles, net
Property Name	Acquired	Location	December 31, 2025	December 31, 2024
Genesis Plaza (1)	August 2010	San Diego, CA	$7,274,600	$7,363,571
Dakota Center (2)	May 2011	Fargo, ND	4,861,267	8,154,951
Grand Pacific Center (3)	March 2014	Bismarck, ND	8,082,202	8,413,926
Arapahoe Center	December 2014	Centennial, CO	8,874,198	9,298,534
Union Town Center (3)	December 2014	Colorado Springs, CO	—	8,922,943
West Fargo Industrial	August 2015	Fargo, ND	6,404,774	6,599,953
300 N.P.	August 2015	Fargo, ND	1,949,040	1,963,000
Research Parkway (3)	August 2015	Colorado Springs, CO	—	2,220,284
One Park Center	August 2015	Westminster, CO	5,740,065	5,580,950
Shea Center II (4)	December 2015	Highlands Ranch, CO	16,249,498	18,820,370
Mandolin (5)	August 2021	Houston, TX	4,508,851	4,600,562
Baltimore	December 2021	Baltimore, MD	8,016,747	8,241,456
Commercial properties			71,961,242	90,180,500
Model Home properties (6)	2020 - 2025		36,688,462	37,416,000
Total real estate assets and lease intangibles, net			$108,649,704	$127,596,500

F-46

(1)

Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.

(2)

The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. At December 31, 2025, the property was included in the real estate assets held for sale, net on the consolidated balance sheet. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. In connection with the approved sale, we have impaired the property’s book value and recorded an impairment charge of approximately $3.5 million for the year ended December 31, 2025. The sale was completed on January 14, 2026.

(3)

During February 2025, Union Town Center and Research Parkway were sold to a single buyer for a combined total of approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million, net of closing costs.

(4)

During the year ended December 31, 2025, the Company impaired Shea Center II for a total of approximately $2.5 million after low property occupancy triggered a cash management event under the terms of the loan agreement. Subsequent to the year ended December 31, 2025, the Company received notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. The Company has received notification that the Shea Center II property governed by this agreement will be moved into receivership, which will fulfill its obligation for this non-recourse loan.

(5)

A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary, NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

(6)	Includes Model Homes listed as held for sale as of December 31, 2025 and December 31, 2024. During the year ended December 31, 2025, we recorded impairment charges for model homes of approximately $0.3 million, which reflects the estimated sales prices for these specific model homes; for the same period in 2024, we recorded $0.4 million in impairment. The short hold period, less than two years, and the builder changing their model style after we purchased the homes, contributed to the lower-than-expected sales price. As of December 31, 2025, we had model home properties held for sale in Alabama, Arizona, Tennessee, and Texas. As of December 31, 2024, we had model home properties held for sale in Arizona, Florida, and Texas.

For the years ended December 31, 2025 and 2024, depreciation and amortization expense, excluding amortization of deferred leasing cost, totaled approximately $4.4 million and $5.0 million, respectively. As of December 31, 2025 and 2024, construction in progress for tenant and building improvements totaled approximately $1.1 million and $0.4 million, respectively.

5. LEASE INTANGIBLES

The following table summarizes the net value of other intangible assets acquired and the accumulated amortization for each class of intangible asset:

	December 31, 2025			December 31, 2024
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$2,377,414	$(2,375,580)	$1,834	$2,515,264	$(2,504,799)	$10,465
Leasing costs	1,090,384	(1,088,114)	2,270	1,261,390	(1,252,078)	9,312
Above-market leases	—	—	—	—	—	—
	$3,467,798	$(3,463,694)	$4,104	$3,776,654	$(3,756,877)	$19,777

F-47

At December 31, 2025 and 2024, there were no net lease intangible assets and accumulated amortization related to the lease intangible assets included in real estate assets held for sale.

The net value of acquired intangible liabilities was approximately $3,316 and $8,625 relating to below-market leases at December 31, 2025 and December 31, 2024, respectively. Amortization of below-market rent totaled approximately $4,753 and $4,641 for the years ended December 31, 2025 and 2024.

Future aggregate approximate amortization expense for the Company’s lease intangible assets is as follows:

2026	$4,104
2027	—
Thereafter	—
Total	$4,104

6. OTHER ASSETS

Other assets consist of the following:

	December 31,	December 31,
	2025	2024
Deferred rent receivable	$1,591,206	$2,126,609
Prepaid expenses, deposits and other	477,738	406,494
Accounts receivable, net	391,281	463,194
Notes receivable	316,374	316,374
Deferred offering costs	279,603	—
Right-of-use assets, net	39,468	64,026
Total other assets	$3,095,670	$3,376,697

Periodically, the Company may sell an option in the marketable securities it holds to unrelated third parties for the right to purchase certain securities held within its investment portfolios (“covered call options”). These option transactions are designed primarily to increase the total return associated with holding the related securities as earning assets by using fee income generated from these options. These transactions are not designated as hedging relationships pursuant to accounting guidance ASC 815 and, accordingly, changes in fair values of these contracts are reported in other income (expense). There are several risks associated with transactions in options on securities. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. A transaction in options or securities may be unsuccessful to some degree because of market behavior or unexpected events. When we write a covered call option, we forgo, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retain the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation before the sold option expires, and once an option writer has received an exercise notice, it must deliver the underlying security in exchange for the strike price.

As of December 31, 2025 and December 31, 2024, we did not own common shares of any publicly traded REITs and no written covered call options in any of those same REITs.

F-48

7. MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following:

	Principal as of
	December 31,	December 31,	Loan	Interest
Mortgage note property	2025	2024	Type	Rate (1)	Maturity
Dakota Center (2)	8,739,687	$9,091,395	Fixed	4.74%	7/6/2024
Research Parkway (3)	-	1,526,860	Fixed	N/A	N/A
Arapahoe Service Center	8,670,000	8,670,000	Fixed	6.75%	12/5/2029
Union Town Center (3)	-	7,709,746	Fixed	N/A	N/A
One Park Centre	6,096,528	5,919,517	Fixed	6.83%	9/1/2030
Genesis Plaza	6,235,986	5,813,843	Fixed	7.07%	9/1/2029
Shea Center II (4)	16,353,296	16,660,803	Fixed	4.92%	1/5/2026
West Fargo Industrial	5,750,000	5,750,000	Fixed	7.14%	7/6/2029
Grand Pacific Center	6,360,819	6,460,405	Fixed	6.35%	5/10/2033
Baltimore	5,670,000	5,670,000	Fixed	4.67%	4/6/2032
Mandolin	3,440,873	3,508,702	Fixed	4.35%	4/20/2029
Subtotal, Presidio Property Trust, Inc. Properties	$67,317,189	$76,781,271
Model Home mortgage notes (5)	25,604,494	26,060,798	Fixed	5.94% - 8.00%	2025 - 2030
Mortgage Notes Payable	$92,921,683	$102,842,069
Unamortized loan costs	(847,316)	(747,975)
Mortgage Notes Payable, net	$92,074,367	$102,094,094

(1)	Interest rates as of December 31, 2025.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. As of December 31, 2025, the property was included in the real estate assets held for sale, net on the consolidated balance sheet. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. The property was subsequently sold as of January 2026. See Note 4. Real Estate Assets above for further discussion on impairment of the property.
(3)	These properties were sold during February 2025 and their loan balances were paid in full.
(4)	During the year ended December 31, 2025, the Company impaired Shea Center II for a total of approximately $2.5 million after low property occupancy triggered a cash management event under the terms of the loan agreement. Subsequent to the year ended December 31, 2025, the Company received a notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness related to the loan agreement governing Shea Center II had triggered a default event. The Company has received notification that the Shea Center II property governed by this agreement will be moved into receivership, which will fulfill its obligation for this non-recourse loan.
(5)	As of December 31, 2025, there were five model homes included as real estate assets held for sale. Our model homes have stand-alone mortgage notes at interest rates ranging from 5.94% to 8.0% per annum as of December 31, 2025.

The loan agreement between NetREIT Model, Homes, Inc. (“NRMH”) and its lender has a covenant for a Fixed Charge Coverage Ratio, (“FCCR”) as defined for NRMH as of any date that equals (a) the sum of (i) EBITDA for the period ended as of such date minus (ii) distributions for the period ended as of such date divided by (b) the sum of (ii) principal payments paid for the period ended as of such date plus (iii) interest expense for period ended as of such date. The FCCR is to be no less than 1.10 to 1.00, tested at the end of each fiscal quarter. As of December 31, 2025, NRMH was in compliance with this covenant. The Company and standalone subsidiaries have other various quarterly and annual reporting requirements to the individual property lenders and is in compliance with all material conditions and covenants on those mortgage notes payable as of December 31, 2025 with the exception of Dakota Center’s loan maturity and Shea Center’s DSCR coverage.

Scheduled principal payments of mortgage notes payable were as follows as of December 31, 2025:

F-49

	Commercial	Model
	Properties	Homes	Total Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2026	$25,504,041	$4,469,150	$29,973,191
2027	463,715	1,251,371	1,715,086
2028	454,843	8,169,780	8,624,623
2029	23,497,197	5,870,293	29,367,490
2030	5,812,792	5,843,900	11,656,692
Thereafter	11,584,601	—	11,584,601
Total	$67,317,189	$25,604,494	$92,921,683

8. NOTES PAYABLE

On April 22, 2020, the Company received an Economic Injury Disaster Loan of $10,000 from the Small Business Administration (“SBA”) to provide economic relief during the COVID-19 pandemic. This loan advance is not required to be repaid, has no stipulations on use, and has been recorded as fees and other income in the consolidated statements of operations during fiscal 2020. On August 17, 2020, we received an additional Economic Injury Disaster Loan (“EIDL”) of $150,000, for which principal and interest payments are deferred for twelve months from the date of issuance, and interest accrues at 3.75% per year. The loan matures on August 17, 2050. We have used the funds for general corporate purposes to alleviate economic injury caused by the COVID-19 pandemic, which economic damage included abating or deferring rent to certain tenants (primarily retail tenants). As of December 31, 2025 and 2024, the principal balance on SBA loan was approximately $140,674 and $144,089, respectively.

During 2023, we had issued one promissory note to our majority owned subsidiary, Dubose Model Home Investors 202 LP, for the refinancing of one model home property in Texas, for approximately $0.3 million with an interest rate of 5.55% per annum and original maturity date of August 15, 2024, which was extended for another year with an interest rate of 8.0% per annum. This note payable and note receivable, including interest expense and interest income related to this promissory note, is eliminated through consolidation on our financial statements. This property was subsequently sold in October 2024, and the loan was paid in full. As of December 31, 2025, there were no other notes payable.

9. INVESTMENT IN CONDUIT PHARMACEUTICALS

Sponsorship of Special Purpose Acquisition Company. As of December 31, 2024, the Company, through our wholly-owned subsidiary Murphy Canyon Acquisition Sponsor, LLC (the “Sponsor”), owned 2,944,514 shares (“CDT”) of Conduit, a publicly traded company, 709,000 public common stock warrants (“CDTTW”) and 540,000 of Conduit private warrants, with a combined value of approximately $0.2 million. On January 22, 2025, Conduit filed a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effectuate a 1-for-100 reverse stock split (the “Conduit Reverse Stock Split”) of the outstanding shares of Conduit’s common stock. The Conduit Reverse Stock Split became effective on January 24, 2025 at 5:00 p.m., Eastern Time (the “Effective Time”) and the new CDT shares began trading on The Nasdaq Global Market on a split-adjusted basis on January 27, 2025 at market open under the existing ticker symbol, “CDT.” As of the Effective Time, every 100 shares of the Conduit’s issued and outstanding common stock was combined into one share of common stock. After the Conduit Reverse Stock Split, our remaining shares of CDT totaled 29,445, with the fractional shares being paid out in cash, totaling $0.63. During May 2025, the Company sold all the remaining shares of CDT common stock for $13,990.

As of December 31, 2025 we held 709,000 public common stock warrants of CDTTW, and 540,000 private common stock warrants, with a combined value of approximately $3,900. Conduit’s public common stock warrants (CDTTW) and Private CDT Warrants presented on the consolidated balance sheets were measured at fair value using Level 1 and Level 3 market prices, taking into account the adoption of ASU 2022-03 Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.

F-50

10. COMMITMENTS AND CONTINGENCIES

The Company is obligated under certain tenant leases to fund tenant improvements and the expansion of the underlying leased properties. As of December 31, 2025, approximately $1.2 million is estimated for such capital expenditures on existing properties, net of any construction financing, during the rest of the year. Below is a 5-year minimum base rent schedule for our commercial properties, excluding any variable payments:

Future minimum base rent for the Years Ended December 31,	Commercial Properties	Model Homes	Total

2026	$9,346,275	$2,097,845	$11,444,120
2027	6,844,085	298,038	7,142,123
2028	5,136,062	—	5,136,062
2029	3,745,388	—	3,745,388
2030	2,859,924	—	2,859,924

Total	$27,931,734	$2,395,883	$30,327,617

Litigation. From time to time, we may become involved in various lawsuits or legal proceedings which arise in the ordinary course of business. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.

Environmental matters. The Company monitors its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or recording of a loss contingency.

Financial Markets. The Company monitors concerns over economic recession, interest rate increases, policy priorities of the U.S. presidential administration, trade wars, labor shortages, and inflation, any of which may contribute to increased volatility and diminished expectations for the economy and markets. Additionally, the economic and geopolitical ramifications of the military conflicts in the Middle East and Ukraine, including sanctions, retaliatory sanctions, nationalism, supply chain disruptions and other consequences, could impact commercial real estate fundamentals and result in lower occupancy, lower rental rates, and declining values in our real estate portfolio and in the collateral securing our loan investments. We have not currently experienced a direct material impact to our Company or operations; however, we will continue to monitor the financial markets for events that could impact our commercial real estate properties.

11. STOCKHOLDERS’ EQUITY

Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of the Preferred Stock, to determine the designation of any such series, and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series of Preferred Stock.

On June 15, 2021, the Company completed its secondary offering of 800,000 shares of our Series D Preferred Stock for cash consideration of $25.00 per share to a syndicate of underwriters led by The Benchmark Company, LLC, as representative, resulting in approximately $18.1 million in net proceeds, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company. The Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares of Series D Preferred Stock to cover over-allotments, which they exercised on June 17, 2021, resulting in approximately $2.7 million in net proceeds, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company. In total, the Company issued 920,000 shares of Series D Preferred Stock with net proceeds of approximately $20.5 million, after deducting the underwriting discounts and commissions and the offering expenses paid by the Company and deferred offering costs. The Series D Preferred Stock is listed for trading on The Nasdaq Capital Market under the symbol SQFTP. The Company has used these proceeds for general corporate and working capital purposes, including acquiring additional properties.

F-51

On June 20, 2024, the Company entered into an underwriting agreement with The Benchmark Company, LLC, pursuant to which the Company issued and sold in an underwritten public offering 109,054 shares of the Company’s Series D Preferred Stock. The shares of Series D Preferred Stock were sold to the public at a price of $16.00 per share. The Company agreed to an underwriting discount of 7% of the public offering price of the shares of Series D Preferred Stock sold in the offering. The offering closed on June 24, 2024, generating gross proceeds of approximately $1.74 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company has used the net proceeds from the offering for general corporate and working capital purposes, including the acquisition of additional properties. Below are some of the key terms of the Series D Preferred Stock:

Dividends:

Holders of shares of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 9.375% per annum of the $25.00 per share liquidation preference (equivalent to $2.34375 per annum per share). Dividends will be payable monthly on the 15th day of each month (each, a “Dividend Payment Date”), provided that if any Dividend Payment Date is not a business day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day without adjustment in the amount of the dividend.

Voting Rights:

Holders of shares of the Series D Preferred Stock will generally have no voting rights. However, if the Company does not pay dividends on the Series D Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series D Preferred Stock (voting separately as a class with the holders of all other classes or series of the Company’s preferred stock it may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on the Company’s Board of Directors until the Company pays, or declares and sets apart funds for the payment of, all dividends that it owes on the Series D Preferred Stock, subject to certain limitations.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock (voting together as a class with all other series of parity preferred stock the Company may issue upon which like voting rights have been conferred and are exercisable) is required at any time for the Company to (i) authorize or issue any class or series of its stock ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up or (ii) to amend any provision of the Company charter so as to materially and adversely affect any rights of the Series D Preferred Stock or to take certain other actions.

Liquidation Preference:

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of its stock the Company may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other class or series of the Company’s stock it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company’s stock that it issues ranking on parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption:

Commencing on or after June 15, 2026, the Company may redeem, at its option, the Series D Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including the redemption date. Prior to June 15, 2026, upon a Change of Control (as defined in the Articles Supplementary), the Company may redeem, at its option, the Series D Preferred Stock, in whole or part, at a cash redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including the redemption date. The Series D Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

In accordance with the terms of the Series D Preferred Stock, the Series D monthly dividend has been approved by the Board of Directors through December 31, 2025 in the amount of $0.19531 per share payable on the 15th of every month to stockholders of record of Series D Preferred Stock as of the last day of the prior month. Total dividends paid to Series D Preferred stockholders during the year ended December 31, 2025 and 2024 were approximately $2.2 million and $2.1 million, respectively.

F-52

Common Stock.

As of December 31, 2025, neither Mr. Heilbron nor Mr. Katz owned more than 9.8% of our outstanding shares of common stock.

Effective on May 19, 2025, the Company amended its charter by filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland in order to effect a 1-for-10 reverse stock split of its outstanding shares of common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued or outstanding were automatically reclassified into one new share of common stock, par value $0.10 per share, subject to the treatment of fractional shares as described below, without any action on the part of the holders. All historical share and per-share amounts reflected throughout the accompanying consolidated financial statements and other financial information in this Annual Report on Form 10-K have been retroactively adjusted to reflect the 2025 Reverse Stock Split as if the split occurred as of the earliest period presented. The Reverse Stock Split did not affect the number of authorized shares of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split were rounded up to the nearest whole share. All equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted to reflect the Reverse Stock Split. Effective immediately after the Reverse Stock Split, the Company decreased the par value of the shares of Series A Common Stock from $0.10 per share back to $0.01 per share.

On July 12, 2021, the Company entered into a securities purchase agreement with a single U.S. institutional investor for the purchase and sale of 1,000,000 shares of its Series A Common Stock, Common Stock Warrants to purchase up to 2,000,000 shares of Series A Common Stock and Pre-Funded Warrants to purchase up to 1,000,000 shares of Series A Common Stock. Each share of Common Stock and accompanying Common Stock Warrants were sold together at a combined offering price of $5.00, and each share of Common Stock and accompanying Pre-Funded Warrants were sold together at a combined offering price of $4.99. The Pre-Funded Warrants were exercised in full during August 2021 at a nominal exercise price of $0.01 per share. The Common Stock Warrants have an exercise price of $5.50 per share, were exercisable upon issuance and will expire five years from the date of issuance. The Company is authorized to issue up to 100,000,000 shares of Series A Common Stock, 1,000 shares of Series B Common Stock, and 9,000,000 shares of Series C Common Stock (collectively, the “Common Stock”) each with $0.01 par value per share. Each class of Common Stock has identical rights, preferences, terms, and conditions except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. No shares of Series B or Series C Common Stock have been issued. Each share of Common Stock entitles the holder to one vote. Shares of our Common Stock are not subject to redemption and do not have any preference, conversion, exchange, or preemptive rights. The Company’s charter contains restrictions on the ownership and transfer of the Common Stock that prevents one person from owning more than 9.8% of the outstanding shares of common stock. The Board of Directors granted our CEO, Jack Heilbron, and CIO, Gary Katz, an exception to the 9.8% ownership limit and established an excepted holder limit permitting each of Jack Heilbron and Gary Katz to beneficially or constructively own up to 19% of the outstanding shares of our common stock, including warrants, subject to compliance with Article VII of the Company’s charter. As of December 31, 2025, neither Mr. Heilbron nor Mr. Katz owned more than 9.8% of our outstanding shares of common stock.

Effective on May 19, 2025, the Company amended its charter by filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland in order to effect a 1-for-10 reverse stock split of its outstanding shares of common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued or outstanding were automatically reclassified into one new share of common stock, par value $0.10 per share, subject to the treatment of fractional shares as described below, without any action on the part of the holders. All historical share and per-share amounts reflected throughout the accompanying consolidated financial statements and other financial information in this Annual Report on Form 10-K have been retroactively adjusted to reflect the 2025 Reverse Stock Split as if the split occurred as of the earliest period presented. The Reverse Stock Split did not affect the number of authorized shares of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split were rounded up to the nearest whole share. All equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted to reflect the Reverse Stock Split. Effective immediately after the Reverse Stock Split, the Company decreased the par value of the shares of Series A Common Stock from $0.10 per share back to $0.01 per share.

F-53

On July 12, 2021, the Company entered into a securities purchase agreement with a single U.S. institutional investor for the purchase and sale of 1,000,000 shares of its Series A Common Stock, Common Stock Warrants to purchase up to 2,000,000 shares of Series A Common Stock and Pre-Funded Warrants to purchase up to 1,000,000 shares of Series A Common Stock. Each share of Common Stock and accompanying Common Stock Warrants were sold together at a combined offering price of $5.00, and each share of Common Stock and accompanying Pre-Funded Warrants were sold together at a combined offering price of $4.99. The Pre-Funded Warrants were exercised in full during August 2021 at a nominal exercise price of $0.01 per share. The Common Stock Warrants have an exercise price of $5.50 per share, were exercisable upon issuance and will expire five years from the date of issuance.

On July 14, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the purpose of raising approximately $2.05 million in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”), (i) 140,000 shares (the “Public Shares”) of its Series A Common Stock and (ii) pre-funded warrants to purchase up to 30,830 shares (the “Pre-Funded Warrant Shares”) of Series A Common Stock (the “Pre-Funded Warrants”). Each Public Share and accompanying Pre-Funded Warrant were sold together at a combined offering price of $12.00. The Pre-Funded Warrants were immediately exercisable at a nominal exercise price of $0.0001 and were exercised on July 14, 2025 in full.

The closing of the sales of the Securities pursuant to the Purchase Agreement occurred on July 15, 2025. The net proceeds to the Company after deducting the Placement Agent’s fees and the Company’s offering expenses were approximately $1.7 million. The Company has used and intends to use the net proceeds from the offering for working capital and for other general corporate purposes including to potentially acquire additional properties.

In addition, in connection with the Purchase Agreement, the Company and the Purchaser entered into an Amendment to Series A Common Stock Purchase Warrants (the “Amendment”). The Amendment amends certain warrants to purchase 200,000 shares of Series A Common Stock purchased by the Purchaser on July 14, 2021 to (i) reduce the exercise price to $12.00 per share from $55 per share and (ii) extend the termination date to July 16, 2030 from July 16, 2026. Pursuant to the Stock Purchase Agreement, the Company filed a resale registration statement to register the shares of Series A Common Stock underlying such warrants, which registration statement went effective on August 22, 2025.

The Company evaluated the accounting guidance in ASC 480 and ASC 815 regarding the classification of the Pre-Funded Warrant, Common Stock Warrants, and Placement Agent Warrants as equity or a liability and ultimately determined that it should be classified as permanent equity. As of December 31, 2025, none of the Common Stock Warrants and Placement Agent Warrants have been exercised.

Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July, 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement at $9.30 per share.

F-54

Stock Repurchase Program. While we will continue to pursue value creating investments, the Board of Directors believes there is significant embedded value in our assets that is yet to be realized by the market. Therefore, returning capital to stockholders through a repurchase program is an attractive use of capital currently. On September 15, 2022, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock and up to $4.0 million of our Series D Preferred Stock, which expired in September 2023. In November 2023, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock and up to $4.0 million of our Series D Preferred Stock which expired in November 2024. During the year ended December 31, 2023, the Company repurchased 23,041 shares of our Series D Preferred Stock at an average price of approximately $16.06 per share, including a commission of $0.035 per share, and no shares of our Series A Common Stock, for a total cost of $0.4 million for the Series D Preferred Stock. In December 2024, the Board of Directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock and up to $4.0 million of our Series D Preferred Stock, which expired in December 2025. During the year ended December 31, 2025, we repurchased 16,080 shares of our Series A Common Stock, with an average price of $4.79 per share, including a commission of $0.025 per share, for a total cost of $77,092 for the Series A Common Stock. This does not include the Tender Offer shares repurchased during April 2025 as noted below. During the year ended December 31, 2025, the Company repurchased 23,346 shares of our Series D Preferred Stock at an average price of approximately $14.76 per share, including a commission of $0.035 per share, for a total cost of $344,503 for the Series D Preferred Stock. Any repurchased shares are treated as authorized and unissued in accordance with Maryland law and shown as a reduction of stockholders’ equity at cost.

On April 8, 2025, we commenced the Tender Offer, a fixed price self-tender offer to purchase for cash all odd lots plus up to 200,000 shares of the Company’s Series A common stock, par value $0.01 per share, properly tendered and not properly withdrawn prior to the expiration date, subject to the Company’s ability to increase the number of shares accepted for payment in the Tender Offer by up to 2% of the Company’s outstanding common stock (resulting in an increase of up to approximately 28,308 shares) without amending or extending the Tender Offer in accordance with rules promulgated by the SEC, at $6.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Tender Offer expired at 11:59 P.M., New York City time, on May 5, 2025. Based on the final count by the depositary for the Tender Offer, 214,412 shares of Series A common stock were validly and successfully tendered and not properly withdrawn, including tenders of shares for which the tender was defective but for which the Company waived such defects. Pursuant to the terms of the Tender Offer, the Company accepted for purchase 214,412 shares of Series A common stock, including 1,209 odd lot shares. Total cash required to complete the Tender Offer was approximately $1,458,000, excluding fees and expenses related to the Tender Offer. We believe that the tender offer provided an efficient mechanism to provide our stockholders who desired immediate liquidity with the opportunity to tender shares at a favorable price relative to the current market price and without incurring broker’s fees associated with most secondary market sales, while also providing a benefit to those stockholders who did not participate, as such stockholders automatically increased their relative percentage ownership interest in the Company and our future operations, including any liquidity events that we may have in the future. Another purpose of the Tender Offer was to reduce the number of our issued and outstanding shares and to reduce or eliminate all of our odd lots. Overall, we believe that the Tender Offer was a prudent use of our financial resources given our business profile, capital structure, assets and liabilities.

Cash Dividends. For the years ended December 31, 2025 and December 31, 2024, the Company did not declare and pay a Series A Common Stock cash dividend. For the years ended December 31, 2025 and December 31, 2024, the Company declared and paid Series D Preferred Stock cash dividends of approximately $2.2 million and $2.1 million, respectively. The Company intends to continue to pay dividends to our common stockholders on a quarterly basis, and on a monthly basis to holders of our Series D Preferred Stock going forward, but there can be no guarantee the Board of Directors will approve any future dividends. The following is a summary of distributions declared per share of our Series A Common Stock and for our Series D Preferred Stock for the years ended December 31, 2025 and December 31, 2024.

As of January 28, 2026, the Board of Directors has suspended the Company’s monthly dividend on its Series D Preferred Stock commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payments on the Series D Preferred Stock that are in arrears. The Board and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated.

F-55

Series D Preferred Stock

Month	2025	2024
	Distributions Declared	Distributions Declared
January	$0.19531	$0.19531
February	0.19531	0.19531
March	0.19531	0.19531
April	0.19531	0.19531
May	0.19531	0.19531
June	0.19531	0.19531
July	0.19531	0.19531
August	0.19531	0.19531
September	0.19531	0.19531
October	0.19531	0.19531
November	0.19531	0.19531
December	0.19531	0.19531
Total	$2.34372	$2.34372

Partnership Interests. Through the Company, its subsidiaries, and its partnerships, we own 10 commercial properties in fee interest, two of which we own partial interests in through our holdings in various affiliates in which we serve as general partner, member and/or manager. Each of the limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our Common Stock at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is a limited partner in five partnerships and sole stockholder in one corporation, which entities purchase and lease model homes from homebuilders.

12. SHARE-BASED INCENTIVE PLAN

The Company maintains a restricted stock incentive plan for the purpose of attracting and retaining officers, employees, and non-employee board members. Share awards generally vest in equal annual installments over a three-to-ten year period from date of issuance. Non-vested shares have voting rights and are eligible for any dividends paid on shares of common stock. The Company recognized compensation cost for these fixed awards over the service vesting period, which represents the requisite service period, using the straight-line method. Prior to our IPO, the value of non-vested shares was calculated based on the offering price of the shares in the most recent private placement offering of $20.00, adjusted for stock dividends since granted and assumed selling costs, which management believed approximated fair market value as of the date of grant. Upon our IPO, the value of non-vested shares granted is generally calculated based on the closing price of our common stock on the date of the grant.

During our Annual Meeting of Stockholders, held on June 1, 2023, the Company’s 2017 Incentive Award Plan was amended to increase the available shares for issuance from 250,000 to 350,000 and add an evergreen provision to, on April 1st and October 1st of each year, automatically increase the maximum number of shares of common stock available under the plan to 15% of the Company’s outstanding shares of common stock, if on such date 350,000 (as adjusted for any reverse splits) is less than 15% of the Company’s then-outstanding shares of common stock. At the Company’s 2025 Annual Meeting of Stockholders, held on June 2, 2025, the Company’s 2017 Incentive Award Plan was amended and restated to (i) increase the number of shares available for issuance thereunder to 450,000 from 350,000 shares of common stock and (ii) revise the plan’s evergreen provision to, on April 1st and October 1st of each year, automatically increase the maximum number of shares of common stock available under the plan to 15% of the Company’s outstanding shares of common stock, if on such date 450,000 shares constitute less than 15% of the Company’s then-outstanding shares of common stock.

F-56

A summary of the activity for the Company’s restricted stock was as follows:

Outstanding shares:	Common Shares	Weighted-Average Grant Date Fair Value

Balance at December 31, 2024	117,081	$12.34
Granted	97,685	$6.11
Adjusted for reverse split, net	1	N/A
Vested	(84,080)	$10.32
Forfeited	(26,579)	$9.73
Balance at December 31, 2025	104,108	$8.79

The non-vested restricted shares outstanding as of December 31, 2025, will vest over the next one to two years. As of December 31, 2025, there were approximately 23,000 shares available to grant under the Company’s 2017 Incentive Award Plan. Of the shares vested for the year ended December 31, 2025, 26,579 were forfeited to cover payroll taxes.

Share-based compensation expense was approximately $1.1 million and $1.4 million for the years ended December 31, 2025 and 2024, respectively, as part of our general and administrative costs. As of December 31, 2025, future unrecognized stock compensation related to unvested shares totaled approximately $0.9 million.

13. SEGMENTS

The Company’s reportable segments consist of three types of real estate properties for which the Company’s chief operating decision maker (CODM), which is our Chief Executive Officer (“CEO”), as the CEO has the final decision when allocating capital and personnel to the various segments, internally evaluate operating performance and financial results: Office/Industrial Properties, Model Home Properties and Retail Properties. The Company also has certain corporate-level activities including accounting, finance, legal administration, and management information systems which are not considered separate operating segments. There is no material inter-segment activity.

The CODM evaluates the performance of our segments based upon an internal net operating income (“NOI”), which is a non-GAAP supplemental financial measure on a quarterly basis as disclosed in the 10-Qs and 10-Ks. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. The Company defines NOI for its segments as operating revenues (rental income, tenant reimbursements, parking income, and other operating income, net of provision for bad debt) less rental operating costs (property operating expenses, real estate taxes, insurance, utilities, repairs and maintenance, and asset management fees) excluding interest expense. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income & expenses, depreciation & amortization, real estate acquisition fees & expenses, non-cash impairments and corporate general & administrative expenses. Quarterly the Company reviews and test for non-cash impairments, as required by GAAP, on all our properties (i.e. Office/Industrial Properties, Retail Properties, and Model Home Properties); however, the CODM does not consider those non-cash impairments with evaluating the segment’s cash operations and NOI.

The CODM uses NOI to evaluate and assess each segments’ performance and in deciding how to allocate resources. For Model Home performance the CODM also includes the gain or loss on sale of real estate assets net of any impairments, because we believe that is a major component in the operating success of the segment and part of the business model for Model Homes. The gain on sale of model homes resulted in cash flows to the Company that the CODM can decide on how to allocate to future operations.

The following tables compare the Company’s segment activity and NOI and adjusted NOI for Model Home income to its results of operations and financial position as of and for the years ended December 31, 2025 and 2024, respectively. The line items listed in the below NOI tables include the significant expense considered by the CODM for cash allocations on future investments. The Other Non-Segment & Consolidating Items represent corporate activity, the investment in Conduit Pharmaceutical, and other eliminating items for consolidation. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment. This includes the loss on Conduit marketable securities.

F-57

The following tables compare the Company’s segment activity to its results of operations and financial position as of and for years ended December 31, 2025, and 2024:

	For the Year Ended December 31, 2025

	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$487,161	$9,585,303	$3,952,162	$—	$14,024,626
Recovery revenue	56,439	2,389,853	—	—	2,446,292
Other operating revenue	400	257,414	5,776	80,200	343,790
Total revenues	544,000	12,232,570	3,957,938	80,200	16,814,708

Rental operating costs	115,047	6,423,862	212,817	(593,674)	6,158,052
Net Operating Income (NOI)	428,953	5,808,708	3,745,121	673,874	10,656,656

Gain on Sale - Model Homes	—	—	950,434	—	950,434
Impairment of Model Homes	—	—	(339,609)	—	(339,609)

Adjusted NOI	$428,953	$5,808,708	$4,355,946	$673,874	$11,267,481

	For the Year Ended December 31, 2024

	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$1,595,464	$9,778,458	$4,368,169	$—	$15,742,091
Recovery revenue	463,158	2,318,564	—	—	2,781,722
Other operating revenue	62,041	241,530	68,084	29,807	401,462
Total revenues	2,120,663	12,338,552	4,436,253	29,807	18,925,275

Rental operating costs	608,667	6,136,564	171,621	(660,775)	6,256,077
Net Operating Income (NOI)	1,511,996	6,201,988	4,264,632	690,582	12,669,198

Gain on Sale - Model Home	—	—	3,426,572	—	3,426,572
Impairment of Model Homes	—	—	(406,374)	—	(406,374)

Adjusted NOI	$1,511,996	$6,201,988	$7,284,830	$690,582	$15,689,396

Since a significant portion of the total operating expense for Retail and Office/Industrial are recouped as part of recovery revenue, the CODM looks at NOI as a whole when reviewing the segments. For the Model Home segment, the properties are leased on a triple net basis and the tenants are responsible for a significant portion of the operating expenses. Therefore, the CODM focuses on Model Home revenue, any impairments and the gain on sale of model homes.

The CODM reviews on a regular basis the GAAP performance of each segment, including the significant segment expenses reported for GAAP shown in the table below. Our significant segment expenses include consolidated expense categories presented in our consolidated statements of operations, as well as rental operating costs. This information is provided to the CODM and factors into the CODM’s decision making for company-wide strategy. The following tables compare the Company’s segment activity and to its results of GAAP operations and financial position as of and for the years ended December 31, 2025 and 2024, respectively. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment as noted above.

F-58

	For the Year Ended December 31, 2025

	Retail	Office/Industrial	Model Homes	Corporate and Other	Total
Revenues:
Rental income	$543,600	$11,975,156	$3,952,162	$—	$16,470,918
Fees and other income	400	257,414	5,776	80,200	343,790
Total revenue	544,000	12,232,570	3,957,938	80,200	16,814,708
Costs and expenses:
Rental operating costs	115,047	6,423,862	212,817	(593,674)	6,158,052
General and administrative	—	19,195	813,705	4,871,930	5,704,830
Depreciation and amortization	100,472	3,910,547	846,818	4,430	4,862,267
Impairment of goodwill and real estate assets	—	6,031,828	339,609	72,000	6,443,437
Total costs and expenses	215,519	16,385,432	2,212,949	4,354,686	23,168,586
Other income (expense):
Interest expense - mortgage notes	(276,961)	(3,757,328)	(2,010,791)	(5,357)	(6,050,437)
Interest and other income, net	—	—	(13,735)	34,616	20,881
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	—	—	—	(188,287)	(188,287)
Gain on sales of real estate, net	4,494,358	—	950,434	—	5,444,792
Income tax (expense) benefit	—	(9,600)	(60,875)	(392,695)	(463,170)
Total other income, net	4,217,397	(3,766,928)	(1,134,967)	(551,723)	(1,236,221)
Net income (loss)	4,545,878	(7,919,790)	610,022	(4,826,209)	(7,590,099)
Less: Income attributable to noncontrolling interests	—	(47,710)	(637,876)	—	(685,586)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$4,545,878	$(7,967,500)	$(27,854)	$(4,826,209)	$(8,275,685)

	For the Year Ended December 31, 2024

	Retail	Office/Industrial	Model Homes	Corporate and Other	Total
Revenues:
Rental income	$2,058,622	$12,097,022	$4,368,169	$—	$18,523,813
Fees and other income	62,041	241,530	68,084	29,807	401,462
Total revenue	2,120,663	12,338,552	4,436,253	29,807	18,925,275
Costs and expenses:
Rental operating costs	608,667	6,136,564	171,621	(660,775)	6,256,077
General and administrative	—	2,330	820,217	6,704,128	7,526,675
Depreciation and amortization	394,461	4,154,769	952,627	13,661	5,515,518
Impairment of goodwill and real estate assets	—	1,377,937	406,374	185,000	1,969,311
Total costs and expenses	1,003,128	11,671,600	2,350,839	6,242,014	21,267,581
Other income (expense):
Interest expense - mortgage notes	(577,761)	(3,457,360)	(2,009,641)	(5,434)	(6,050,196)
Interest and other income, net	—	(171,734)	(23,890)	44,268	(151,356)
Net gain in Conduit Pharmaceuticals marketable securities (see footnote 9)	—	—	—	(17,925,723)	(17,925,723)
Gain on sales of real estate, net	—	—	3,426,572	—	3,426,572
Income tax (expense) benefit	—	—	(55,543)	(5,312)	(60,855)
Total other income, net	(577,761)	(3,629,094)	1,337,498	(17,892,201)	(20,761,558)
Net income (loss)	539,774	(2,962,142)	3,422,912	(24,104,408)	(23,103,864)
Less: Income attributable to noncontrolling interests	—	(86,686)	(2,437,979)	—	(2,524,665)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$539,774	$(3,048,828)	$984,933	$(24,104,408)	$(25,628,529)

F-59

	December 31,	December 31,
Assets by Reportable Segment:	2025	2024
Office/Industrial Properties:
Land, buildings and improvements, net (1)	$67,445,290	$74,425,180
Total assets (2)	$68,980,087	$76,292,662
Model Home Properties:
Land, buildings and improvements, net (1)	$36,688,462	$37,416,000
Total assets (2)	$37,301,777	$38,166,964
Retail Properties:
Land, buildings and improvements, net (1)	$4,508,851	$15,743,789
Total assets (2)	$4,669,852	$16,673,605
Reconciliation to Total Assets:
Total assets for reportable segments	$110,951,716	$131,133,231
Corporate and other assets:
Cash, cash equivalents and restricted cash	$173,621	564,922
Other assets, net	$10,927,537	10,871,497
Total Assets	$122,052,874	$142,569,650

(1)	Includes lease intangibles.
(2)	Includes land, buildings and improvements, cash, cash equivalents, and restricted cash, current receivables, deferred rent receivables and deferred leasing costs and other related intangible assets, all shown on a net basis.

	For the Year Ended December 31,
Capital Expenditures by Reportable Segment	2025	2024
Office/Industrial Properties:
Capital expenditures and tenant improvements, office	$2,513,488	$2,044,704
Model Home Properties:
Acquisition of operating properties, model home	9,444,465	9,729,351
Retail Properties:
Capital expenditures and tenant improvements, retail	—	217,121
Totals:
Acquisition of operating properties, net	9,444,465	9,729,351
Capital expenditures and tenant improvements	2,513,488	2,261,825
Total real estate investments	$11,957,953	$11,991,176

14. INCOME TAX PROVISION

The Company is operated as, and has elected to be taxed as, a REIT under Sections 856 to 860 of the Code. As a REIT, the Company is generally not subject to corporate level income taxes on REIT taxable income that is distributed to its shareholders. The Company accounts for income taxes under the asset and liability method under which it recognizes deferred income taxes, net of valuation allowances, if any, for the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and its tax bases and net operating loss and tax credit carryforwards. The Company may, from time to time, be assessed interest or penalties by tax jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. In the event the Company has such an assessment from a taxing authority, it is its accounting policy to recognize any interest and penalties as a component of income tax. We, together with one of our entities, have elected to treat certain subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any tax jurisdictions.

F-60

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The provision (benefit) for income taxes related to our TRS entities consists of the following for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Current income tax expense (benefit)
Federal	$(25,778)	$(17,835)
State	31,068	30,572
Total current income tax expense (benefit)	5,290	12,737

Deferred income tax expense
Federal	424,119	40,279
State	33,761	7,839
Total deferred income tax expense	457,880	48,118

Total income tax (benefit) expense	$463,170	$60,855

Income tax provision differed from the amount computed by applying the U.S. federal income tax rate of 21% to income (loss) before taxes, as follows:

	December 31, 2025		December 31, 2024

Taxes at federal statutory rate	$4,979	21.0%	$103,369	21.0%
State and local income tax, net of federal income tax effect	3,797	16.0%	—	0.0%
Re-rate of state deferreds	21,383	90.2%	48,564	9.9%
REIT minimum state and local income tax	20,468	86.3%	—	0.0%
Other - Other investment write off	382,622	1613.8%	—	0.0%
Other - True-up adjustments	7,115	30.0%	—	0.0%
Other - Partnership basis true-up	22,806	96.2%	(91,078)	-18.5%

Total income tax expense	$463,170	1954%	$60,855	12.4%

The pretax income in our TRS for the years ended December 31, 2025 and 2024 totaled approximately $24,000 and $492,000, respectively.

F-61

The tax effects of temporary differences which give rise to significant portions of deferred tax assets are as follows as of December 31:

	For The Years Ended
	2025	2024
Deferred Tax Assets
Deferred Revenue	$1,398	$—
State Taxes	—	8
Fixed Asset	145,680	243,662
Basis difference in investments	9,027	54,974
Net operating loss	68,952	—
Total deferred tax asset	225,057	298,644

Deferred Tax Liabilities
State Taxes	(912)	—
Prepaids	(757)	—
Net deferred tax assets	223,388	298,644

Net deferred tax assets (liability)	$223,388	$298,644

As of December 31, 2025, the Company had net operating loss carryforwards of $321,111 for federal, $36,361 for state income tax purposes. The Company’s state loss carryforwards will begin to expire starting in 2041 if not utilized.

Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective positive evidence evaluated was the history of cumulative income for Model Homes Inc. incurred over the three-year period ended December 31, 2025. Such objective evidence provides support for no valuation allowance to be recorded for the year ended December 31, 2025.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves income tax disclosures through enhanced disaggregation within the rate reconciliation table and disaggregation of income taxes paid by jurisdiction. The amendment is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied on a prospective basis, however, retrospective application is permitted. The adoption of this ASU only impacted disclosures with no impact on the Company’s consolidated financial statements.

Cash Taxes Paid (net of refunds)

FEDERAL	$29,009
STATE
AL	4,000
CA	20,452
TX	20,659
WI	3,581
OTHER	1,147
TOTAL	$78,848

15. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2025 and 2024, the Company leased portions of its corporate headquarters to Puppy Toes, Inc., a company owned by the Chief Executive Officer and his wife, and to Centurion Counsel, Inc., which is owned by Puppy Toes, Inc. Rent billed to these entities from the Company totaled $13,645 and $11,442 for the years ended December 31, 2025 and 2024, respectively.

Additionally, we receive full payroll reimbursement for employee services provided to Centurion Counsel and Puppy Toes, Inc. during the years ended December 31, 2025 and 2024, which totaled approximately $73,678 and $141,429, respectively. These reimbursements were at cost and were not marked up or discounted. As of December 31, 2025 and December 31, 2024, we had reimbursement receivable balances of approximately $1,524 and $12,376, which were paid in full during January 2025 and January 2026, respectively.

We recognized payments made to Mr. Dubose, who previously served as President of NetREIT Advisors, LLC and Dubose Advisors, LLC; Chief Financial Officer of NetREIT Dubose Model Home REIT, Inc.; and as a Director of the Company. Mr. Dubose is also the father-in-law of Mr. Hightower who now serves on our Board of Directors. For the years ended December 2025 and 2024, the Company paid Mr. Dubose $67,504 and $293,139, respectively. For the year ended December 31, 2024, these payments were a combination of Consulting payments totaling $191,250, and distributions and return of capital in his Trust’s investments in DMH#203, DMH#204, DMH#205, DMH#206 and DMH#207 totaling $101,889. For the year ended December 31, 2025, these payments were a combination of Consulting payments totaling $50,000, and distributions and return of capital in his Trust’s investments in DMH#205 and DMH#207 totaling $17,504.

F-62

We also recognized payments made to Mr. Heilbron, CEO of Presidio Property Trust, for his investment in DMH#207, LP. These payments were a combination of distributions and capital returns from DMH#207 LP. For the years ending December 31, 2025 and 2024, the payments were $1,323 and $4,604, respectively.

We recognized a payment of $11,880 made to Jim Durfey, Board of Director for Presidio Property Trust. This payment was paid from Puppy Toes, a company owned by Presidio Property Trust’s Chief Executive Officer. This payment was for purchasing 18,000 shares of SQFT stock from Jim Durfey

16. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than disclosed below.

The Board of Directors has suspended the Company’s monthly dividend on its 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month. The Company estimates that suspension of the dividend will preserve approximately $2.3 million in cash on an annualized basis. The Board and the Company intend to reassess, on a quarterly basis, when accrued dividends on the Series D Preferred Stock may be paid and when the monthly dividend payments can be reinstated.

On January 21, 2026, the Company received a notice that the Company’s failure to repay in full by January 5, 2026 the indebtedness owed under that certain promissory note dated as of December 24, 2015 issued to The Bancorp Bank in the original principal amount of $17,727,500, the related loan agreement, dated as of December 24, 2015 by and between the Company and Bancorp Bank. The Company has received notification that the Shea Center II property governed by this agreement will be moved into receivership, which will fulfill its obligation for this non-recourse loan.

As of January 14, 2026, the Company sold Dakota Center for $5,125,000. The remaining loan balance was released as a part of the discounted payoff agreement with the lender. During February and March 2026, we sold five model homes in Texas for approximately $2.5 million and recorded a gain of approximately $0.1 million on sales. These sales included the final home for DMH#204 LP.

F-63

PRESIDIO PROPERTY TRUST, INC.

OFFER TO EXCHANGE

EACH OUTSTANDING SHARE OF

SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

FOR

COMMON STOCK

[●], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

II-1

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibit List

Exhibit No.	Description of Document

3.1	Articles of Merger filed with the Maryland State Department of Assessments and Taxation and the California Secretary of State on August 4, 2010 (incorporated by reference to Exhibit 3.03 of the Company’s Current Report on Form 8-K filed on August 10, 2010).
3.2	Articles of Amendment and Restatement of the Articles of Incorporation, dated as of July 30, 2010 (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed on August 10, 2010).
3.3	Articles Supplementary filed on August 4, 2014 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 8, 2014).
3.4	Articles of Amendment of Presidio Property Trust, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on October 19, 2017).
3.5	Articles Supplementary classifying and designating the Series C Common Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on July 31, 2020).
3.6	Articles of Amendment effecting the reverse stock split (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 31, 2020).
3.7	Articles Supplementary classifying and designating 805,000 shares of the Series D Preferred Stock (incorporated by reference to the Company’s Form 8-A12B filed on June 9, 2021).
3.8	Articles Supplementary classifying and designating an additional 115,000 shares of the Series D Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on June 15, 2021).
3.9	Articles Supplementary relating to election to be subject to Section 3-803 of the Maryland General Corporation Law (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 22, 2024).
3.10	Articles Supplementary classifying and designating an additional 80,000 shares of the Series D Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 24, 2024).
3.11	Articles of Amendment effecting the reverse stock split (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 16, 2025).
3.12	Second Amended and Restated Bylaws of Presidio Property Trust, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on October 19, 2017).
4.1	Form of Series A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 10-12B filed on May 6, 2008.
4.2	Description of Securities.
4.3	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 14, 2021).
4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on July 14, 2021.
4.5	Form of Warrant (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-11 filed on November 9, 2021).
4.6	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-11 filed on November 9, 2021).
5.1	Opinion of Venable LLP as to the validity of the shares of Common Stock to be issued in the Exchange Offer.
8.1	Opinion of Whiteford, Taylor & Preston L.L.P. as to certain tax matters.
10.1	Dividend Reinvestment Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form 10-12B filed on May 6, 2008).
10.2	Purchase and Sale Agreement and Joint Escrow Instructions among NetREIT Highland, LLC, NetREIT Joshua, LLC, NetREIT Casa Grande, LP, NetREIT Sunrise, LLC, NetREIT, Inc. and Sparky’s Storage 18 (CA) LP, dated as of February 6, 2015; as amended by the First Amendment dated February 25, 2015, and the Second Amendment dated April 2, 2015 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on April 15, 2015).
10.3+	Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan (incorporated by reference to Exhibit B of the Company’s Proxy Statement filed on April 17, 2023).

II-2

10.4+	Form of Restricted Stock Agreement under 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-11/A filed on January 17, 2018).
10.5	Ninth Amendment to Loan Agreement signed August 19, 2021 (incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed on August 25, 2021).
10.6	Loan Agreement dated February 26, 2016, together with Second Amendment to Loan Agreement dated as of June 29, 2016, Third Amendment to Loan Agreement dated as of April 11, 2017, Joinder and Fourth Amendment to Loan Agreement dated as of February 20, 2018, Fifth Amendment to Loan Agreement dated as of April 11, 2018, Joinder and Sixth Amendment to Loan Agreement dated as of April 11, 2019, Joinder and Seventh Amendment to Loan Agreement dated as May 22, 2020 and Eighth Amendment to Loan Agreement dated as of June 26, 2020 (incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 8-K filed on August 25, 2021).
10.7	Form of Indemnification Agreement entered into between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-11 filed on September 18, 2017).
10.8	Tenth Amendment to Loan Agreement signed October 12, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on October 14, 2022).
10.9	Tenth Amendment to Guaranty Agreement signed October 12, 2022 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on October 14, 2022).
10.10+	Employment agreement with Jack K. Heilbron (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on January 5, 2024.
10.11+	Employment agreement with Ed Bentzen (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on February 9, 2024).
10.12+	Employment agreement with Gary M. Katz (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on February 9, 2024).
10.13+	Employment agreement with Steven Hightower (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 9, 2024.
10.14	Cooperation Agreement by and between Presidio Property Trust, Inc. and Zuma Capital Management, LLC and the other parties named as signatories thereto, dated May 9, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Commission on May 10, 2024).
10.15	Underwriting Agreement dated June 20, 2024, by and between the Company and The Benchmark Company, LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K, filed with the Commission on June 24, 2024).
10.16	Form of Securities Purchase Agreement dated July 14, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 15, 2025).
10.17	Sales Agreement dated October 14, 2025, by and between the Company and The Benchmark Company, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 14, 2025).
21.1	Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Whiteford, Taylor & Preston L.L.P. (included in Exhibit 8.1).
99.1	Schedule III - Real Estate and Accumulated Depreciation and Amortization as of December 31, 2025.
24.1	Power of Attorney (included on Signature Page of Registration Statement).
107	Filing Fee Table.

+ Denotes a compensatory plan or arrangement

II-3

Item 22. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

II-4

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv) Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(b) (1) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on August 7, 2026.

PRESIDIO PROPERTY TRUST, INC.

By:	/s/Jack K. Heilbron
Jack K. Heilbron
Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below does hereby constitute and appoint Jack K. Heilbron, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to this registration statement, including a prospectus or an amended prospectus therein and any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith, including all exhibits thereto, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement and power of attorney has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jack K. Heilbron	Chief Executive Officer and
Jack K. Heilbron	President (Principal Executive Officer)	August 7, 2026

/s/ Ed Bentzen	Chief Financial Officer (Principal Financial Officer and
Ed Bentzen	Principal Accounting Officer)	August 7, 2026

/s/ Steve Hightower
Steve Hightower	President, Model Homes Division and Director	August 7, 2026

/s/ James R. Durfey
James R. Durfey	Independent Director	August 7, 2026

/s/ Jennifer A. Barnes
Jennifer A. Barnes	Independent Director	August 7, 2026

/s/ Tracie Hager
Tracie Hager	Independent Director	August 7, 2026

II-6